Exhibit 1.23

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Translation for information purposes only, in case of discrepancy between this English version and the original Spanish version of the Registration Document, the Spanish version shall prevail

UNIVERSAL REGISTRATION DOCUMENT

October 2020

This Universal Registration Document, drawn up in accordance with Annexes 1 and 2 of Commission Delegated Regulation (EU) 2019/980 of 14 March 2019, has been approved and registered in the official registries of the Comisión Nacional de Mercado de Valores (CNMV).

This Universal Registration Document is only one of the parts that make up a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 and will be supplemented by the relevant securities notes and any summary notes that may be registered in the official records of the CNMV during the term of the Universal Registration Document and that may be consulted on the corporate website of the Company (www.bankia.com)(*) and on the website of the CNMV (www.cnmv.es)(*).

(*): The information contained in the aforementioned websites does not form part of the Universal Registration Document and has not been examined or approved by the CNMV, except for the information that has been incorporated by reference in the Universal Registration Document.

CONTENTS

I.	RISK FACTORS	1
II.	REGISTRATION DOCUMENT	15
1.	PERSONS RESPONSIBLE, INFORMATION REGARDING THIRD PARTIES, EXPERTS’ REPORTS AND APPROVAL OF THE COMPETENT AUTHORITY	15
1.1	Indication of the persons responsible for the information contained in the registration document	15
1.2	Statement of those responsible for the Registration Document regarding the information contained in the Registration Document	15
1.3	Statements or reports attributed to persons acting as experts included in the registration document	15
1.4	Statement about information from a third party included in the registration document	15
1.5	Statement regarding the approval of the registration document by the competent authority	15
2.	STATUTORY AUDITORS	15
2.1	Names and addresses of the issuer’s auditors for the period covered by the historical financial information	15
2.2	If auditors have resigned, been removed or not been re-appointed during the period covered by the historical financial information, indicate details if material	16
3.	RISK FACTORS	16
4.	INFORMATIONABOUT THE ISSUER	16
4.1	Legal and commercial name of the issuer	16
4.2	Issuer's place and number of registration and Legal Entity Identifier (LEI)	16
4.3	Date of incorporation and the length of life of the issuer, except where indefinite	16
4.4	Legal form of the issuer, its country of incorporation, applicable legislation, the address of its registered office, telephone number and website	16
5.	BUSINESS DESCRIPTION	17
5.1	Principal activities	17
5.2	Principal markets	24
5.3	Important events in the development of the issuer’s business activity	25
5.4	Strategy and objectives	29
5.5	Summary information regarding the extent to which the issuer is dependent on patents or licences, industrial, commercial or financial contracts or new manufacturing processes	30
5.6	The basis for any statements made by the issuer regarding its competitive position	30
5.7	Investments	30
		32
6.	ORGANISATIONAL STRUCTURE	32
6.1	Description of the Group and the position of the issuer within the group	32
6.2	A list of the issuer’s significant subsidiaries, including name, country of incorporation or residence, proportion of ownership interest and, if different, the proportion of voting power held	32
7.	OPERATIONAL AND FINANCIAL STUDY	36
7.1	Financial position	36
7.2	Results of operations	36
8.	CAPITAL RESOURCES	37
8.1	Information about the issuer’s capital resources	37
8.2	Sources and amounts of the issuer's cash flows	43
8.3	Borrowing requirements and the issuer's financing structure	44
8.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations	47
8.5	Expected sources of the funds required to meet the commitments referred to in point 5.7.2	48
9.	REGULATORY FRAMEWORK	48
9.1	Regulatory framework in which the issuer operates and that may have a significant impact on its business activity, together with information on all administrative, economic, fiscal, monetary and political actions and factors that have, or may have, a significant direct or indirect impact on the issuer's operations	48
10.	INFORMATION ON TRENDS	55
10.1	Most significant recent trends in production, sales and inventory and in sale costs and prices, from the end of the last financial year to the date of this Registration Document	55
10.2	Known trends, uncertainties, questions, commitments and facts that can reasonably be expected to have a major impact on the issuer's prospects, at least during the current financial year	55
11.	PROFIT FORECASTS OR ESTIMATES	56
12.	ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES AND SENIOR MANAGEMENT	56
12.1	Name, business address and functions within the issuer of the members of the administrative, management or supervisory body and of senior management, and additional information about them	56
12.2	Administrative, management and supervisory bodies and senior management conflicts of interest.	78
13.	REMUNERATION AND BENEFITS	79
13.1	Remuneration paid (including any contingent or deferred compensation) and benefits in kind granted to the persons referred to in section 12.1 by the issuer or its subsidiaries for services of any kind provided by any person to the issuer or its subsidiaries	79
13.2	The total amounts set aside or accrued by the issuer or its subsidiaries to provide for pension, retirement or similar benefits	82
14.	MANAGEMENT PRACTICES	82
14.1	Date of expiration of the current term of office of the members of the issuer’s administrative, management and supervisory bodies, if applicable, and the period during which they have held that office	82

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14.2	Information about any contracts of the members of the administrative, management and supervisory bodies with the issuer or any of its subsidiaries that provide for benefits upon termination of services	82
14.3	Information about the audit committee and the remuneration committee of the issuer, including the names of the members of the committees and a summary of their internal rules	83
14.4	Statement as to whether the issuer complies with the corporate governance system applicable to the issuer	83
14.5	Foreseeable significant impacts on corporate governance, including future changes in the composition of the board of directors and committees	83
▪	EMPLOYEES	84
14.6	Either the number of employees at the end of the period or the average for each financial year for the period covered by the historical financial information and up to the date of the registration document and additional information	84
14.7	Shares and stock purchase options	85
14.8	Description of any arrangements for involving the employees in the capital of the issuer	85
15.	MAJOR SHAREHOLDERS	86
15.1	Persons not belonging to the administrative, management or supervisory bodies who, directly or indirectly, have a declarable interest under the issuer's national law in the capital or voting rights of the issuer	86
15.2	Explanation of whether the issuer’s major shareholders have different voting rights, or the corresponding negative statement	87
15.3	Statement as to whether the issuer is owned or controlled, directly or indirectly, by a third party	87
15.4	A description of any arrangements, known to the issuer, the operation of which may at a subsequent date result in a change in control of the issuer	87
16.	TRANSACTIONS WITH RELATED PARTIES	87
16.1	Details of related party transactions that the issuer has entered into during the period covered by the historical financial information and up to the date of the registration document	87
17.	FINANCIAL INFORMATION ON THE ASSETS AND LIABILITIES, FINANCIAL POSITION AND RESULTS OF THE ISSUER	92
17.1	Historical financial information	92
17.2	Interim and other financial information	111
17.3	Auditing of historical annual financial information	121
17.4	Pro forma financial information	121
17.5	Dividend policy	121
17.6	Court and arbitration proceedings	122
17.7	Material changes in the issuer’s financial position	125
18.	ADDITIONAL INFORMATION	125
18.1	Capital stock	125
18.2	Public deed of incorporation and by-laws	127
19.	MATERIAL CONTRACTS	128
19.1	Please provide a summary of (i) each material contract, aside from any contracts executed as part of regular business activity, to which the issuer or any group member is party, signed during the 2 years immediately prior to publication of the registration document; and (ii) any other contract (other than a contract executed further to regular business activity) signed by any group member, containing a clause whereby any group member holds an obligation or right that is material for the group, at the date of the registration document	128
20.	AVAILABLE DOCUMENTS	130
21.	DOCUMENTS INCORPORATED BY REFERENCE	130
ALTERNATIVE PERFORMANCE MEASURES		132

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I.	RISK FACTORS

The business, results of operations and financial, economic or asset position of Bankia, S.A. (“Bankia”, the “Company” or the “Bank” and, together with its subsidiaries, the “Bankia Group” or the “Group”) are mainly subject to risks relating to its activity, the sector in which it pursues its activity and the environment in which it operates. The risks to which Bankia is exposed could materialise or worsen as a result of changes in competitive, economic, political, legal, regulatory, social, business and financial conditions, therefore any investor must take them into account. Any risk, if it materialises, could have a substantial negative impact on the business, results of operations or financial and asset position of Bankia as well as affect the market price of its securities, which could result in a partial or total loss of any investment made.

Set out below are the risks which could currently be considered specific to Bankia and which are material for taking an informed investment decision, and which are corroborated by the contents of this universal registration document (the “Universal Registration Document”) in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (“Regulation (EU) 2017/1129”). In addition, in the future risks which are currently unknown or not considered relevant by the Company may also have an adverse effect on the business, results of operations or financial, economic and asset position of the Bank or on the market price of its shares or other securities issued by the Bankia Group. Bankia represents that in preparing the information contained in this Universal Registration Document it has taken into account any instructions and recommendations received from the prudential supervisors (the European Central Bank (the “ECB”) and the Bank of Spain) which could have a material effect on the financial statements and on the risks set out below.

(A)	Macroeconomic and political risks

(i)	The decrease in economic activity and international trade as a result of COVID-19 could have a material negative impact on the business of the Bankia Group

Since December 2019 a new strain of coronavirus (“COVID-19”) has progressively spread from China to the rest of the world, mainly in the Middle East, Europe (including Spain) and the United States, generating sharp falls in markets, a slowdown in global activity and a high degree of uncertainty regarding its possible medium and long-term impact on local and global economic activity. On 11 March 2020, the World Health Organisation declared that COVID-19 could be characterised as a pandemic.

In Spain, published data confirms the impact of the COVID-19 outbreak, not only in respect of economic activity, but also on employment. Preliminary estimates of the impact of the COVID-19 outbreak on the Spanish economy, despite the high uncertainty, point to a strong recession in activity in 2020 (see section 10.2 of this Universal Registration Document for further information).

In this context, since the beginning of the COVID-19 crisis, Bankia has taken a set of measures which include:

•	Measures to ensure the continuity of its activity and preserve the health of its employees and customers, which included the activation of the Bank's contingency plan in March 2020 to ensure that the Bank is fully operational and continues carrying out its activities. A working group has been created for the gradual and safe reincorporation of Bankia professionals, by way of completing a health questionnaire and performing COVID-19 tests, establishing new shared working positions enabling rotation, and maintaining flexible measures for a work-life balance, it being expected that remote working can be combined with on-site working in order to minimise risk.

•	Measures aimed at covering the financial needs of its individual customers and businesses, which extend those announced by the Spanish Government by way of various Royal Decree-Laws over the past few months (up to 3 months of principal and interest moratorium on mortgages and consumer finance loans, the application period for which was extended to the end of September, a 12-month moratorium on financial transactions associated with assets used for tourism, a 6-month loan, leasing and renting repayments deferral for self-employed businesses or companies engaged in road transport, and credit lines through the Instituto de Crédito Oficial) with the aim of ensuring the liquidity and working capital needs of individuals, the self-employed and companies. In addition, Bankia adhered to the CECA agreement of 16 April 2020, which put in place a non-legislative sector moratorium by CECA’s member entities extending the scope of the mortgage moratorium approved by the Government. Under this sector agreement, Bankia has offered customers affected by the COVID-19 crisis a 12-month moratorium on mortgage repayments and a 6-month moratorium on personal consumer loan repayments. On 22 June 2020, it was agreed to extend the application of this sector agreement to 29 September 2020.

Regarding the volume of the Group’s moratoria, as at the end of June 2020, 95,000 moratoria had been granted, amounting to a gross book value of approximately €4,500 million (3.6% of Bankia’s gross loan portfolio), of which almost €3,200 million relates to mortgage moratoria under Royal Decree-Law 8/2020, of 17 March, on extraordinary urgent measures to address the economic and social impact of COVID-19, €250 million relates to non-mortgage moratoria under Royal Decree-Law 11/2020, of 31 March, on additional urgent social and economic measures to address COVID-19 and €1,050 million relates to the sector moratorium, approximately. Practically all of the financing has been granted in homes, 89% has mortgage security and 75% matures in under 3 months, the vast majority of the outstanding amounts being classified as performing loan portfolio.

As at 30 June 2020, the average maturity of moratoria granted was around 3.8 months. As at the date of this registration Document, the average maturity of moratoria granted is around 6.2 months and, of the total amount granted by the Bank (€8,439 million), €3,580 million has matured, €2,082 million relates to transactions which are still live and €2,777 million relates to transactions which, upon maturity of the initial legislative 3 month moratorium, have extended their maturity and have become moratoria granted by Bankia under the CECA sector agreement.

In addition to the state and sector moratoria, as at 30 June 2020, the Group had entered into new transactions with a state guarantee (ICO guarantee) amounting to over €7,450 million, of which, as at that date, €6,200 million had been borrowed. Of this amount, over 95% relates to companies, of which approximately 65% are loans to small and medium sized enterprises (“SMEs”). The guaranteed balance of such loans is approximately 75% of their amount.

•	Recording of an extraordinary provision amounting to €310 million at the end of the first six months of 2020 to cover the possible impact of the COVID-19 crisis. The €310 million risk provision has been based on forecast financial conditions, taking into consideration announcements made by the various regulatory and supervisory bodies in relation to changes in macroeconomic scenarios in an uncertain and volatile environment such as the current one, weighing to a greater extent the more stable scenarios and the mitigating effects of the support measures announced, although the high degree of uncertainty regarding the development of macroeconomic scenarios and the effectiveness of support measures once implemented may require the creation of additional provisions in the future. Of the abovementioned €310 million extraordinary provision to cover possible impacts of COVID-19, €295 million relate to credit risk and €15 million relate to impairment of foreclosures.

•	In relation to dividend policy, on 27 March 2020 the Board of Directors of Bankia resolved that, given the potential impact of the COVID-19 situation, the Bank should be very prudent when establishing its shareholder remuneration policy. For this reason, it reviewed the capital distribution target set in the 2018-2020 Strategic Plan of the Group, forsaking any extraordinary distribution this financial year and anticipating extremely prudent criteria when proposing the eventual dividend against the 2020 financial year.

As at the end of June 2020, the main impact of the COVID-19 crisis has been on results, given that the €310 million extraordinary provision has caused the profit attributed to the dominant entity to fall 64.4% with respect to June 2019 to €142 million at the end of the six-month period.

In relation to risk management, the effects of COVID-19 have not yet materialised in the risk indicators for the first six months of 2020, which reflect doubtful debts amounting to €6,464 million, very much in line with the amount recorded in December of last year (€6,465 million), and a default ratio1 of 4.9% compared with 5% at the end of 2019.

With a view to the future, the outbreak of COVID-19 and its economic and social consequences, although still uncertain, could have a substantial negative effect on the results of operations and financial and asset position of the Group. In particular, the Group faces various risks, common to the whole banking sector, which are related to the future development of the pandemic, such as a decrease in the granting of new loans to private individuals, principally in consumer spending (which represents 4.3% of the gross credit investment of the Group as at 30 June 2020), a higher risk of deterioration in the value of its assets (including financial instruments valued at a reasonable value, which could suffer significant fluctuations, and securities held for liquidity purposes), a possible significant increase in default, as well as a negative effect on the cost of financing of the Group and on its access to financing (especially in an environment in which credit ratings are affected).

Furthermore, Bankia expects the decrease in production and consumption caused by the pandemic, as well as the support measures of the Government and of the entity itself to protect families, businesses and the self-employed, to have a negative effect on the results of operations and transactions, the main effect being greater losses due to deterioration associated with increased defaults. In this regard, the Group shall continue to continuously monitor its loan portfolios and its key risk indicators to anticipate possible effects of the crisis on the quality of its assets.

Without prejudice to the €310 million extraordinary provisions recorded at the end of the first six months of 2020 to cover the possible impact of the COVID-19 crisis, the development of the macroeconomic scenarios resulting from the pandemic

1 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). It is calculated as the percentage represented by doubtful debts over the average of gross credit to customers and contingent liabilities in the period.

could require additional provisions to be created in the future. In addition, the Group has not provided any additional guarantees in relation to derivative hedging instruments contracted due to the impact of COVID-19.

(ii)	Bankia’s financial activity is mainly concentrated in Spain, therefore the Spanish economy and financial system could affect its business and results

Bankia's commercial activity is primarily (99.9%) carried out in Spain, therefore general economic conditions in Spain are key to its business results.

Following the continued expansion of the Spanish economy in 2019, with a growth in GDP of 2%, barely 0.4% less than in 2018 (Source: Spanish National Statistical Institute (INE)), the beginning of 2020 suffered a negative shock from COVID-19, in view of the fact that extraordinary measures were adopted which restricted people’s mobility and paralysed a large part of production. The consequences of this shock, from an economic and social point of view, at a global level, and particularly in Spain, are subject to a high degree of uncertainty and will vary greatly depending on various factors: the development of the health situation itself, with the risk of new epidemic outbreaks; the degree of synchronisation in overcoming the pandemic at a global level; the effectiveness of economic policy measures adopted; and the ability to reactivate the areas of production most damaged by the cessation of activity (see “The decrease in economic activity and international trade as a result of COVID-19 could have a significant negative impact on the business of the Group”).

In any event, the magnitude of this disruption is very high and is caused by a sharp contraction in economic activity. As at the date of this Universal Registration Document, in the most positive scenario the Bank of Spain estimates a variation in Spanish GDP of -10.5% in 2020 and of +7.3% in 2021. In the most negative scenario, which envisages a greater intensity in outbreaks with the resulting impact on production and services, these changes would be -12.6% in 2020 and +4.1% in 2021. In addition, the impact of the crisis will be greater in Spain than in other countries due to the higher dependency of Spain’s production framework on tertiary activities, especially those relating to tourism (the most affected by social distancing measures), the small average size of businesses and the high degree of temporality in the employment market, despite the fact that the destruction of employment is being eased, at least in the short term, by the extensive use of furlough schemes (for more information relating to the latest economic data available, see section 10.2 of this Universal Registration Document).

The current crisis has highlighted the importance of having strong public finances, allowing a firm fiscal response without jeopardising future sustainability. In this regard, Spain starts from a more vulnerable fiscal position than other countries due to its high structural deficit and debt. The emergency measures put in place to deal with the current crisis, together with the role of automatic stabilisers, will generate significant increases in the deficit, as well as the debt of public administrations, therefore, after the crisis, the Spanish economy will foreseeably have to resume a strategy of strengthening its public finances. This strategy of fiscal consolidation will need to be accompanied by a programme of structural reforms to increase growth potential and, therefore, broaden tax bases.

Any adverse change affecting the Spanish economy and, in particular, the areas of Spain in which Bankia has a strong presence, or the European Economic Area, could reduce demand for the Group’s products and services, including deposits and loans, reducing the Group’s income and, therefore, its profitability.

(iii)	The Bankia Group’s exposure to the Spanish real estate sector makes the Group vulnerable to, among other matters, changes in the market price of property in Spain, especially that of foreclosed assets

One part of the Bankia Group’s business is linked to the Spanish real estate market, meaning that the Group is exposed, in various ways, to the risk associated with changes in the price of real estate and, in particular, of foreclosed real estate.

As at 30 June 2020, the balance of financial transactions for the acquisition of a home (business in Spain) amounted to €61,223 million, representing 48.8% of gross total loans of the Group at 30 June 2020 (€62,360 million and 51.7% at 31 December 2019; €66,472 million and 54.3% at 31 December 2018). Of these amounts, non-performing loans represented €2,032 million (or 3.3% of the financing for the acquisition of homes - business in Spain) at 30 June 2020 (€2,045 million or 3.3% at 31 December 2019; €3,518 million or 5.3% at 31 December 2018). Any default in mortgage payments by borrowers could have an adverse effect on the business, financial position or results of operations of the Group.

High unemployment rates, combined with high real estate prices, could have a negative impact on the ratio of Bankia’s non-performing mortgage loans, which could increase the Group’s real estate risk and have an adverse effect on the business, financial position and results of operations of the Group. In addition, some mortgaged loans are considered eligible for securing the issue of long-term mortgage-backed securities, therefore the Group’s financing ability will decrease. There is also a risk that the value at which Bankia’s existing real estate assets (and any other included in the future as a result of Bankia’s activity) are recorded in the balance sheet does not coincide with the value obtainable if they were sold, given the difficulties of performing valuations in a market with such poor liquidity as the current Spanish real estate market.

Real estate financing and development loans (business in Spain) amounted to €816 million at 30 June 2020 (€727 million at 31 December 2019 and €749 million at 31 December 2018), real estate development financing representing only 0.6%

of gross customer loans in both June 2020 and December 2019 and 2018. In addition, the figure for related impairment was €81 million in June 2020, €104 million in 2019 and €158 million in 2018. The progressive reduction in the impairment figure is associated with the process of reduction in non-performing loans, which have decreased by €160.7 million since December 2018. Thus, at the end of June 2020 the total figure for non-performing loans in this segment (€140 million) represented 17.2% of real estate development financing, compared with 23.8% (€173 million) in 2019 and 40.2% (€301 million) in 2018. This reduction in non-performing loans as a percentage of the portfolio has reduced the total coverage by way of impairments of its value.

The volume of foreclosed real estate assets net of associated provisions in Bankia’s balance sheet at 30 June 2020 was €1,837 million, accounting for 0.8% of total assets (€1,852 million, 0.9% of total assets, at 31 December 2019 and €2,800 million, 1.4% of total assets, at 31 December 2018). Of total foreclosed assets at 30 June 2020, 66.9% related to finished buildings and homes (67.3% at 31 December 2019; 67.1% at 31 December 2018) and the remaining 33.1% related to buildings under construction, land and other real estate assets received in payment of debt (32.7% at 31 December 2019; 32.9% at 31 December 2018).

In 2019 agreements were entered into with investors for the sale of foreclosed asset portfolios, with sales having a gross book value of €239 million pending closure at the end of 2019.

There is a risk that the values at which these assets are recorded in the balance sheet (and those which may be included in the future as a result of the Bank’s activity) would not match their realisable value if they had to be sold today on the Spanish real estate market.

(iv)	Sovereign risk within the European Union and adverse global economic conditions could have a material adverse effect on the business, financial position, results and prospects of Bankia and the Group

A return to recessionary conditions in the economies of Europe and, in particular, in Spain, would be likely to have a significant adverse impact on the Group's loan portfolio and, as a result, on its financial position, cash flows and results of operations.

Global economic conditions deteriorated significantly between 2008 and 2012 and Spain fell into a recession from which it is still recovering. Deterioration of the European economy or economies of the European countries remains, however, a risk and any such deterioration could adversely affect the cost and availability of funding of Spanish and European banks, including Bankia and the Group, and the quality of the Group's loan portfolio, and require the Group to create reserves on its exposure to the sovereign debt of one or more countries in the European Economic Area (EEA) or otherwise have a material adverse effect on its business, financial position, results of operations and prospects.

As at 30 June 2020, the gross direct exposure of the Bankia Group to sovereign debt amounted to €25,235 million, representing 11.55% of the total balance, of which the main exposures in Europe were Spain, Italy and France, with €19,347 million, €5,617 million and €270 million, respectively. Any payment default in sovereign debt held by the Group, whether by Spain or by any other state, could have a material adverse effect on the Group.

Furthermore, as at 30 June 2020, the Company held securities issued by regional and local authorities and official credit entities having a total nominal amount of €398 million, representing 0.18% of total assets (0.34% as at 31 December 2019).

Other factors or events, such as the exit of countries from the EEA, a sharp economic slowdown in China, a negative market reaction to interest rate increases by the United States Federal Reserve System, heightened geopolitical tensions, war, acts of terrorism, natural disasters or other similar events outside the Group's control, such as the outbreak of COVID-19, may also affect Spanish, European and global economic conditions, which could in turn have a material adverse effect on the Group's business, financial position, results and prospects.

(B)	Risks relating to the capital structure of the Bank and the planned merger with CaixaBank, S.A.

(i)	The interests of the FROB, as a state entity, may not coincide with those of Bankia and its minority shareholders

As at the date of this Universal Registration Document, the Fund for Orderly Bank Restructuring (Fondo de Reestructuración Ordenada Bancaria) (the “FROB”) indirectly holds, through BFA, 61.823% of the share capital of Bankia. Therefore, as at the date of this Universal Registration Document, BFA is Bankia’s controlling shareholder and can exercise a significant influence. In particular, the FROB, through BFA, has a sufficiently large shareholding in Bankia to approve corporate measures which require the approval of the shareholders (including the approval of dividend distributions, the appointment of directors, capital increases, structural modifications or changes to the bylaws). The board of directors of the Bank is composed of a majority of independent directors and has no proprietary directors.

In accordance with Spanish law, the FROB is ultimately required to divest its ownership interest in BFA and, indirectly, in the Bank. The initial deadline for this divestment was first extended until 2019 by way of Royal Decree-Law 4/2016, of 2 December, on urgent measures on financial matters. Further extensions may be approved by the Spanish Council of Ministers and, in this regard, on 21 December 2018, it approved an additional extension of two years until December 2021.

The FROB has expressed its interest in transferring its holding at the appropriate moment with the aim of maximising the recovery of state assistance.

On 18 September 2020, it was publicly announced, by way of the submission of Inside Information to the CNMV, that the boards of directors of Bankia, S.A. and CaixaBank, S.A., having both met on 17 September 2020, had prepared and signed a joint merger plan by way of absorption of Bankia, S.A. by CaixaBank, S.A. (for further information, see section 5.3 (G) of the Universal Registration Document). It has been made public that the Governing Committee of the FROB, meeting on 17 September 2020, acknowledged the information received in relation to the planned merger and, in particular, in relation to the eventual creation of value for shareholders and improved prospects for future divestments, and urged a detailed analysis of the merger plan approved by the Board of Directors of Bankia so that, in accordance with the legally applicable terms, it could decide its position and eventual vote in the General Shareholders’ Meeting.

The Bank cannot guarantee that the interests of the FROB as shareholder, particularly in the context of the planned merger with CaixaBank, S.A., will coincide with the interests of the other shareholders of Bankia. The interests of the FROB, as majority shareholder of the Bank, could conflict with the interests of other shareholders.

(ii)	The planned merger with CaixaBank, S.A. will involve the dissolution without liquidation of Bankia

If the merger between the Bank and CaixaBank, S.A. is eventually approved by their respective General Shareholders’ Meetings, upon completion of the relevant conditions precedent, Bankia (the absorbed entity) will be absorbed by CaixaBank, S.A. (the absorbing entity) and the former shall be extinguished, by dissolution without liquidation, and all its assets transferred in a block to the latter, which shall acquire by universal succession all of the rights and obligations of Bankia. As a result of the merger, the shareholders of Bankia will receive shares of CaixaBank in exchange.

The costs, benefits and synergies derived from the merger of both entities may not match those expected or may not materialise. The new group which Bankia will become a part of may have to face customer losses or terminate contracts with different counterparties and for different reasons, which could result in costs or losses of income which are unexpected or greater than expected. Similarly, the process of integration may cause alterations or redundancies, as well as costs or losses of income or additional or extraordinary expenses which require adjustments to the business or in the means of the entities. All these circumstances may require a high level of attention and dedication by management and staff of the new group to which Bankia will belong, decrease its resources or prevent them from being assigned to the pursuit of other activities.

(C)	Legal, regulatory and compliance risks

(i)	The Group is subject to extensive regulation which could negatively affect its business and operations

As a financial institution, the Group is subject to extensive regulation which considerably affects its business. The Group's operations have associated regulatory risks, among other reasons as a result of possible changes in laws, regulations, policies and interpretations in Spain and the other markets in which it operates. This is particularly the case in the current market environment, which is witnessing increased levels of government and regulatory intervention in the banking sector, that is expected to continue for the foreseeable future, and a changing regulatory framework which is likely to undergo further significant change. Furthermore, the interpretation and application by regulators of laws and regulations can change from time to time.

Any legislative or regulatory measure and any changes required to the Group's business operations as a result of such measures, as well as any deficiency in complying with them, could result in a significant loss of revenue for the Group, limit the Group's ability to pursue business opportunities and to offer certain products and services, affect the value of the Group’s assets, force an increase in prices and, therefore, reduce demand for its products and involve additional compliance costs and other possible negative effects on its business. In particular, the legislative or regulatory measures the results of which are improved prudential standards, especially regarding capital and liquidity, could impose a significant regulatory burden on the Bank or its subsidiaries and could limit the ability of the Bank’s subsidiaries to distribute capital and liquidity to the Bank and, therefore, have a negative impact on it. Future liquidity standards could require the Bank to keep a greater proportion of its assets in high-liquidity but low-yield financial instruments, which could negatively affect its net interest margin. The Group is also subject to other regulations, such as those relating to anti-money laundering and the prevention of terrorism, data protection and transparency in customer and user relations. There is no guarantee that future changes in laws and regulations or in their interpretation or application will not negatively affect the Group.

The regulations which most significantly affect the Group include, among others, regulations relating to prudential supervision, bank recovery and resolution, and capital and liquidity requirements, which have become increasingly stringent in the past few years (see “Increasingly onerous capital, solvency and liquidity requirements and potential new requirements could negatively affect the functioning of the Bankia Group and its business”, “If the Group were to suffer a lack of liquidity, it could be forced to pay more for its financing, change its lending practices or, ultimately, implement measures aimed at its bail-in, such as the redemption of its shares and certain debt issues”, as well as section 9 of this Universal Registration Document). In general, the regulatory reforms adopted or proposed as a result of the financial crisis have increased and could continue to significantly increase the Group’s operating expenses and negatively affect its business model.

(ii)	Increasingly onerous capital requirements and potential new requirements in relation to solvency and resolution could negatively affect the functioning of the Bankia Group and its business

In 2011, the framework known as Basel III, which is a full set of reform measures to gradually strengthen the regulation, supervision and risk management of the banking sector, was introduced with the aim of boosting the banking sector’s ability to absorb impacts caused by financial and economic stress, improve risk management and corporate governance, and improve banking transparency and disclosures (for further information, see section 9 of the Universal Registration Document).

The amendments to the solvency requirements of credit institutions and various transparency regulations, from the practical standpoint, grant priority to high-quality capital (Common Equity Tier 1 or “CET1”), introducing stricter eligibility criteria and more stringent ratios, in a bid to guarantee higher standards of capital adequacy in the financial sector. These changes, in particular the establishment of minimum capital ratios, together with required capital buffers for future contingencies, the leverage ratio and the liquidity requirements (see the following risk factor “If the Group were to suffer a lack of liquidity, it could be forced to pay more for its financing, change its lending practices or, ultimately, implement measures aimed at its bail-in, such as the redemption of its shares and certain debt issues”), among others, are having a negative impact on the business and profits of banks, which requires a redefinition of the banking business model, recapitalisation and cost adjustments based on efficiency.

In December 2019, the ECB established, with effect from 1 January 2020, for the Bankia Group a minimum common equity tier 1 (CET1) requirement of 9.25% of its risk weighted assets (“RWAs”), as well as a minimum total capital ratio of 12.75% of its RWAs. However, as a result of the COVID-19 crisis, the ECB has announced a series of easing measures, including bringing forward the entry into force of article 104 of Regulation 575/2013 of the European Parliament and of the Council, of 26 June 2013, on prudential requirements for credit institutions and investment firms (the “CRR”), so that the minimum common equity tier 1 capital requirements can be partially covered with additional tier 1 capital and with tier 2 capital. As at 30 June 2020, the Bankia Group had reached a phase-in2 common equity tier 1 (CET1) ratio of 14.32% (the same ratio as at 31 December 2019) and a phase-in total capital ratio of 18.34% (18.09% at 31 December 2019).

In addition, banks must maintain a minimum level of own funds and eligible liabilities with respect to risk weighted assets (the “MREL”). Bankia announced on 16 May 2019 that it had been formally notified by the Bank of Spain of the decision of the Single Resolution Board that it would, as from 1 July 2021, be required to reach 23.66% of RWAs calculated at the end of the 2017 financial year. As at 30 June 2020, the Bankia Group’s MREL ratio, calculated in accordance with the current calculation criteria of the Single Resolution Board, amounts to 21.74% of total RWAs.

There can be no assurance that the application of the existing capital requirements, standards or recommendations will not require the Bank to issue additional securities qualifying as own funds or eligible liabilities, to maintain a greater proportion of its assets in highly-liquid but lower-yielding financial instruments, to liquidate assets, to curtail business or to take any other measures, which could have a material adverse effect on the Bankia Group’s business, results of operations and/or financial and asset position.

Any failure by the Bankia Group to comply with its capital requirements could result in administrative sanctions, additional Pillar 2 requirements and the adoption of an early intervention or, ultimately, resolution measures, in accordance with Law 11/2015, of 18 June, on the recovery and resolution of credit institutions and investment firms (“Law 11/2015”).

Furthermore, any failure to meet the combined capital buffer requirement would require calculation of the so-called “Maximum Distributable Amount” (MDA) such that the entity could be subject to restrictions regarding (i) distributions in connection with CET1 capital, (ii) payments of variable remuneration or discretionary pension benefits and (iii) payments relation to additional tier 1 capital instruments, such discretionary payments being, from that moment, subject to the MDA limit calculated.

The current regulatory requirements, as well as potential new regulatory requirements, without prejudice to the easing measures taken by the competent bodies in the current context (see section 9 below), could have an adverse effect on the Bankia Group’s activities and operations, and most particularly affect the ability of Bankia to distribute dividends or make discretionary payments. Therefore, these regulations could have a material adverse effect on the Group’s business, results of operations and/or financial and asset position. For further information on the regulatory framework to which the Bankia Group is subject, see section 9 of the Universal Registration Document.

2 Although the "phase in" and "fully loaded" metrics have become equivalent with respect to minimum capital requirements, the transitional regime for the deduction of deferred tax assets in the Corporation Tax Law continues to apply, as mentioned in section 9 "Regulatory Framwork - "Deferred tax assets".

(iii)	Bankia is exposed to administrative, court and arbitral claims and proceedings

The Group is currently, and in the future may be, involved in various claims, disputes, legal proceedings and governmental investigations. These types of claims and proceedings may expose the Bankia Group to financial loss or damage, direct or indirect costs, financial loss, civil and criminal penalties, loss of licences or authorisations, or loss of reputation, as well as potential regulatory restrictions affecting the Group's business. These consequences could have a material adverse effect on the Group's business, as well as the financial position, results of operations and prospects of the Bank and the Group.

As at the date of this Universal Registration Document, the most relevant legal and regulatory proceedings in which the Bankia Group is involved are those described in section 18.6 of this Universal Registration Document. To cover the risk arising from claims and proceedings, as well as other legal, regulatory and tax risks, as at 30 June 2020 the Group had made balance sheet provisions of €188 million, representing 12.9% of all provisions recorded in the Group’s assets as at that date.

(a)	An adverse outcome for Bankia in the administrative, court and arbitral claims arising from the sale and management of hybrid instruments and the former restructuring plan of the BFA-Bankia Group could have a negative impact on the financial position of the Bank

As at the date of this Universal Registration Document, the group consisting of BFA Tenedora de Acciones, S.A.U. (“BFA”) and the Bankia Group (the “BFA-Bankia Group”) is subject to claims by investors in hybrid instruments. By way of these claims, certain investors allege that certain terms of the hybrid instruments are abusive and therefore request their annulment. As of 30 June 2020, the maximum risk exposure in relation to such claims amounted to €64 million, BFA having already paid a court deposit of €4.2 million.

Pursuant to an agreement entered into on 31 January 2014, BFA and Bankia agreed that Bankia’s liability in respect of the claims which are the subject of court proceedings should be limited to a maximum of €246 million and that BFA would compensate Bankia if it suffered any loss in relation to the hybrid instruments in excess of that amount (as described in section 18.6 of this Universal Registration Document). In this context, Bankia established a provision of €246 million in relation to the contingent loss relating to claims by investors in hybrid instruments (of which €230 million were provisioned in 2013 and the remaining €16 million in 2014), which was fully used in 2015. Furthermore, under the abovementioned agreement, BFA will assume the obligations arising from the enforcement of the arbitral indemnifications subject to arbitral proceedings, as well as the resulting costs of implementation and enforcement of those arbitral proceedings.

Up to 30 June 2020, the BFA-Bankia Group had created a provision of €1,851 million for legal contingencies, to cover costs arising from legal claims in relation to hybrid instruments, of which, as at that date, €1,746 million had been used. As at 30 June 2020, the total provision amounted to €105 million.

It is possible that other investors will join the current proceedings and/or commence additional proceedings in relation to similar claims. Such events could adversely affect the business of the Bankia-BFA Group, its financial position and the results of its operations and the business, financial position and results of operations of the Group.

Furthermore, the business of the BFA-Bankia Group, its financial position and its results of operations could be affected by other claims which may be brought in relation to compliance with the former restructuring plan of the BFA-Bankia Group, which was approved by the Bank of Spain and the European Commission on 27 and 28 November 2012 and which terminated in December 2017.

(b)	Risk of losses from procedures associated with the IPO

In relation to the civil proceedings arising from the subscription of Bankia's shares in the context of its IPO, on 27 January 2016 the Supreme Court notified Bankia of two judgments in favour of retail investors. On 17 February 2016 Bankia announced the agreement whereby it undertook to return the investment made by retail investors in exchange for the shares subscribed as part of the IPO.

In addition, Bankia has received requests from qualified investors, the most relevant of which are described in section 18.6 of this Universal Registration Document.

The total amount of provisions for current contingencies and liabilities relating to the IPO of Bankia was set at 1 million euros, based on information available at 30 June 2020. The assumptions made for the establishment of this provision are regularly reviewed and validated.

(c)	Risk deriving from elimination of floor clauses, clauses allocating the expenses deriving from constitution of mortgages and the Mortgage Loan Reference Index

Bankia is exposed to the risk arising from the elimination of the floor clauses. So-called “floor clauses” are those by virtue of which the borrower accepts a minimum interest rate to be paid to the lender regardless of the applicable reference interest rate. In 2013 the Supreme Court issued a ruling holding that the floor clauses of some Spanish banks that were not explained clearly and transparently were null and void. The Supreme Court concluded that the aforesaid 2013 ruling did not have retroactive effect, but in December 2016 the Court of Justice of the European Union (CJEU) rejected that decision. The CJEU ruled that Spanish consumers who signed a mortgage loan contract before the 2013 trial date were also entitled to obtain a refund of all amounts paid in excess to the banks.

Bankia has included floor clauses in certain asset transactions with customers. On 3 February 2017 Bankia set up a procedure allowing consumers with a mortgage that included a floor clause to apply a procedure for the review of the mortgage and the reimbursement of the amounts charged under that clause. To cover this contingency, Bankia made provisions for an amount related to the possible loss that could be reached by the reimbursement of the amounts unduly charged in application of the clauses declared invalid.

Apart from individual actions brought by specific customers, there is a proceeding derived from the exercise of a class action brought by the Association for the Défense of Consumers and Users of Banks, Savings Banks and Insurance Companies (“ADICAE”), currently pending resolution by the Supreme Court.

At 30 June 2020 the total estimated risk for exposure relating to this issue is €40 million, mainly related to mortgages granted by Banco Mare Nostrum S.A. (“BMN”). (See section 5.3 (E) “Merger by absorption of BMN by Bankia”).

Additionally, on 23 January 2019 the Supreme Court declared in five judgments that, in case of nullity of the expenses clause of a mortgage loan, the consumer can claim the return of half of the agency expenses and notary fees of the original of the public deed, and all the expenses derived from the registration of the mortgage in the Property Registry.

Apart from individual legal actions brought by customers, ten class actions by consumer associations have been notified to Bankia as of 30 June 2020. As of the date of this Universal Registration Document, six of these class actions have been dismissed by the courts. At 30 June 2020 the total estimated risk in terms of ongoing legal proceedings amounts to €15 million.

On 16 July 2020 the European Court of Justice of the European Union (CJEU) handed down a ruling which, in general terms, does not undermine the criterion upheld by the Supreme Court in the various questions analysed, without prejudice to the fact that there are elements which could be subject to varying interpretations by the lower courts.

In the area of mortgage expenses, the CJEU confirms the interpretation of the Supreme Court, since, without prejudice to the fact that an unfair term must be regarded as not having been stated without further modification, there is no need to reimburse the amounts paid when payment derives from provisions of national law imposing the obligation to pay all or part of those expenses on the consumer. In addition, the CJEU recalls that the action aimed at enforcing the restorative effects of the declaration of invalidity of a term as abusive may be subject to a limitation period.

As for the arrangement fee, the CJEU provides certain indications for the purpose of determining its validity, which in general terms are in line with the considerations on which the Supreme Court based itself to affirm that it is transparent and not abusive.

In relation to the official reference rate known as IRPH (Índice de Referencia de Préstamos Hipotecarios - Mortgage Loans Reference Index), the judgment of the CJEU of 3 March 2020 has resolved the question referred for a preliminary ruling by a Spanish court in relation to an alleged lack of transparency of the clause incorporated in mortgage loan contracts with consumers linked to IRPH. This judgment follows the judgment of the Spanish Supreme Court in December 2017, which confirmed that it was not possible to determine the lack of transparency of the interest rate due to its reference to a certain official reference rate, nor therefore its abusive nature. According to the CJEU, the clause itself is not abusive, and it is up to the Spanish judges and courts to determine in each case whether the information obligations provided for in the regulations in force at the time of the conclusion of the contract have been fulfilled. Therefore, the Spanish courts, after an individual assessment of each contract, will determine, if necessary, the lack of transparency and its consequences. As of 30 June 2020, the total amount of IRPH indexed mortgage loans with individuals was approximately €1,200 million (most, but not all, with consumers). In addition, the total amount corresponding to the residential and housing loan portfolios with IRPH as the reference index in the loan clauses not agreed between the consumer and the Bank but imposed by a legal provision applicable in accordance with the legal framework in force at the time the loans were contracted amounted, at 30 June 2020, to €1,500 million.

In view of the status of the proceeding and the prospects of the amounts claimed, as well as the related uncertainty, it has been considered a contingent liability with an uncertain outcome for Bankia. Following the recent ruling by the European Court of Justice, to date the Group has not made any provision for these mortgage loans.

(d)	Risk related to revolving card contracts

In March 2020 the Supreme Court issued a judgment in relation to revolving or deferred payment card contracts in a proceeding against Wizink Bank in which the Supreme Court found that a rate with an Annual Percentage Rate (“APR”) of 26.82%, agreed in the contract, is usurious, since the court understands that such a rate is significantly different from the average for this type of product, which is set at around 20%, and that, in application of the Usury Act of 23 July 1908, the consequence of providing for such a rate would be the nullity of the contract. It is likely that this ruling will have a significant impact on the banking sector.

The aforesaid judgment does not provide specific criteria or clear rules to determine with legal certainty what excess over the average interest rate applicable to these products may lead to the nullity of the contract and, therefore, the return of the interest charged. This uncertainty is likely to lead to litigation and a disparity in judicial criteria among the lower courts, the specific effect of which cannot be determined as of the date of this Universal Registration Document, which is why the Group has not yet made any accounting provision to cover this risk, which will be monitored and specifically managed.

(iv)	Risk of non-recovery of certain tax assets of the Bankia Group

At 30 June 2020 the Bankia Group had recorded deferred tax assets amounting to €10,449 million (€10,421 million at 31 December 2019) (see section 18.1).

As regards the recoverability of deferred tax assets, it should be considered that, in accordance with Royal Decree Law 14/2013 of 29 December 2013 on urgent measures to adapt Spanish law to the European Union regulations on the supervision and solvency of financial institutions, and the provisions of articles 11.12 and 130 of Companies Tax Act 27/2014 of 27 November 2014 (Ley del Impuesto sobre Sociedades, or “LIS”), at 30 June 2020 the Group has deferred tax assets amounting to €7,441 million (€7,466 million at 31 December 2019), which would comply with the provisions of the aforesaid regulation, so its future recovery is guaranteed through the monetisation mechanisms established in RDL 14/2013 and article 130 of the LIS, mentioned above, taking into account the modifications introduced, for tax periods starting on or after 1 January 2016, by Act 48/2015 of 29 October 2015 on the General State Budget for 2016, although for this purpose a financial contribution regulated by the new Thirteenth Additional Provision of the LIS must be paid. In this regard, the Company expects to pay the financial contribution included in the Thirteenth Additional Provision of the LIS in 2021, in July 2020 having paid the financial contribution corresponding to 2019, which amounted to €96 million.

Additionally, the future recovery by the Bankia Group of deferred tax assets other than those mentioned above is subject to various time limitations depending on their origin. Thus, a period of 15 years is established for the deductions to encourage the performance of certain activities, with the exception of the deduction for research and development and technological innovation activities, for which the setoff period is 18 years. On the other hand, there is no time limit for the recovery of timing differences, for the setoff of tax losses and for deductions to avoid double taxation. However, in the event that in the future: (i) the Bankia Group does not generate profits (or profits are insufficient) within the period allowed to offset the non-monetizable tax credits; (ii) the companies tax rate is reduced; (iii) errors are detected in the tax assessments made or discrepancies are detected as a result of verification by the Spanish tax authorities that reduce the tax assets or credits; or (iv) there are changes in current legislation or in the way in which it is applied or interpreted, the Bankia Group could be restricted, partially or fully, in the possibility of recovering the amount of these tax assets, in which case there could be a substantial negative impact on the business, results and/or the financial and equity position of the Bankia Group.

(D)	Financial risks

(i)	The Bankia Group is exposed to credit risk and, in this regard, mainly to counterparty and concentration risk, given that a significant percentage of its portfolio is particularly sensitive to unfavourable developments in the economy, leading to an increase in the risk profile of its lending activities

Credit risk is defined as the possibility of losses due to failure of customers and counterparties of the Bankia Group to pay in a timely and proper manner, and to losses of value from simple deterioration of the credit quality thereof. These obligations arise both in the retail financial activities and in the wholesale relations and trading activities of the Bankia Group, including loans, fixed-income instruments, as well as those resulting from the contracting of hedging derivatives. This risk is particularly relevant in adverse market situations such as the current ones, which are mainly caused by the COVID-19 pandemic (see “The decline in economic activity and international trade as a result of COVID-19 could have a substantial adverse impact on the Bankia Group's activities and results”).

The variables the Bank uses to measure credit risk are derived from internal models: probability of default, exposure at default and loss given default (severity). These variables allow an ex-ante analysis of the credit portfolio’s risk profile by calculating the expected loss and economic capital required.

The level of maximum exposure (net of impairment) to credit risk assumed by the Bankia Group at 30 June 2020, without deducting collateral or other credit enhancements received and without applying credit conversion factors as defined in the CRR, amounted to €227,038 million, which represented an increase of 6.2% compared to the maximum exposure level to credit risk assumed by the Group to Bankia at 31 December 2019. This increase was the result of purchases of public sector bonds for the portfolio at amortised cost and the higher volume of financing, financial guarantees and loan commitments granted to the corporate segment as a result of the crisis arising from COVID-19. At 30 June 2020 non-performing loans less associated provisions represented 1.3% of the maximum credit risk exposure assumed by the Bankia Group.

Non-performing loans and net unproductive assets

At 30 June 2020 the Bankia Group's NPL ratio stood at 4.9% (down 0.1% from 31 December 2019) and the NPL coverage ratio3 was 55.6%.

Gross receipts on non-performing loans, i.e. loans that have changed their status from normal to non-performing in the first half of 2020, amounted to €979 million (0.8% of the gross loan portfolio at 31 December 2019), while non-performing loans that have changed to defaulted status stood at €246 million (0.2% of the gross loan portfolio at 31 December 2019).

The number of off-balance-sheet defaulted loans in the Group at the end of the first half of 2020 amounted to €2,652 million, €263 million more than at 31 December 2019 (€2,389 million). On the other hand, as of 30 June 2020 the volume of non-performing assets (NPAs) (gross non-performing loans and gross foreclosed assets) amounted to €8,315 million (€8,350 million as of 31 December 2019), placing the NPA ratio4 at 6.2% and the coverage ratio5 at 50%.

Refinancing and restructuring

At 30 June 2020 refinancing transactions, refinanced and restructured without collateral, totalled a gross carrying amount of €921 million (€1,168 million less than at 31 December 2019), of which €433 million were considered “non-performing” transactions (61.9% less than those so considered as at 31 December 2019). In addition, at 30 June 2020 refinanced and restructured secured transactions totalled a gross carrying amount of €5,118 million (€473 million more than at 31 December 2019), of which €2,712 million were considered “non-performing” transactions (an increase of 26.1% with respect to those so considered at 31 December 2019).

Concentration, counterparty and sovereign risk

In relation to credit risk, the Group is exposed to concentration risk, which is defined as the possibility of material losses occurring as a result of the concentration of risk in a particular borrower, in a small group of interconnected borrowers, in a particular business sector or in a geographical area.

At 30 June 2020 the Bankia Group's assets consisted largely of loans to customers (56% of total consolidated assets) and fixed-income securities (21.8% of total consolidated assets). At 30 June 2020 hedging derivatives and trading portfolio instruments represented 4.3% of total consolidated assets. The balance sheet volume of credit to customers amounted to €122,310 million at 30 June 2020 (€4,865 million more than at 31 December 2019). At 30 June 2020 the Bankia Group's gross non-performing loans amounted to €5,907 million (€5,853 million as of 31 December 2019).

The Bankia Group's customer loan portfolio consists mainly of mortgage and consumer loans granted to individual customers (representing 58% of the total loan portfolio at 30 June 2020, down 3.6% from 31 December 2019), as well as loans to large companies and SMEs (representing 33% of the total loan portfolio at 30 June 2020, up 2.9% from 31 December 2019).

The Bankia Group is subject to Bank of Spain credit concentration limits, such that the exposure to any single non-consolidated economic group or borrower must not exceed 25% of eligible capital. In this regard, the Group regularly monitors large exposures to customers, which are reported at regular intervals to the Bank of Spain. At 30 June 2020 there are no exposures exceeding the concentration limit imposed by the Bank of Spain.

The deterioration of the quality of existing loans may result in an increase in nonperforming balances and, therefore, require additional increases of coverage under applicable regulations, which take account of the coverage ratios to be applied based on the term and type of security, applying reductions to the latter based on their nature. Similarly, inadequate credit risk management by Bankia could have an adverse effect on its business, operating results and financial position.

3 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the ratio of the Group's credit loss allowances to its non-performing loans.

4 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the gross book balance (before provisions) of non-performing loans and advances to customers, contingent liabilities and foreclosed assets (gross NPAs) over total gross loans and advances to customers (before provisions), contingent liabilities (before provisions) and gross foreclosed assets (before impairments).

5 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the book balance of impairment losses on loans to customers, advances to customers, contingent liabilities and foreclosed assets over the gross book balance of non-performing loans to customers, advances to customers, contingent liabilities and foreclosed assets.

(ii)	If the Group were to suffer a lack of liquidity, it could be forced to pay more for its financing, change its lending practices or, ultimately, implement measures aimed at its bail-in, such as the redemption of its shares and certain debt issues

Liquidity risk is defined as the probability of incurring losses by reason of not having sufficient liquid funds to meet committed payment obligations, both expected and unexpected, over a given period of time, assuming that the Group can liquidate its assets under acceptable terms of cost and time. This risk includes the danger of an unforeseen increase in the cost of funding, the risk of a massive withdrawal of deposits, the risk of mismatches between assets and liabilities at maturity, as well as the risk of inability to meet payment obligations on time and at a reasonable price due to liquidity problems.

In this regard, immediate access to funds is essential to any banking business and Bankia is no exception. The Bankia Group's ability to obtain or access funds may be impaired or limited by factors that are not intrinsic to its operations, such as general market conditions, a disruption in the financial markets, central bank monetary policies or a negative view of the prospects for the sectors to which it lends heavily, which in turn could lead to a negative view of the Bankia Group's liquidity among creditors and result in a downgrade in credit ratings, higher borrowing costs and reduced accessibility to funds. Given that a significant part of the Bankia Group's strategy for managing its liquidity involves access to the capital markets, the inability to guarantee the raising of funds in those markets (or at advantageous interest rates) could undermine the soundness of the Group's liquidity position, which could have a substantial negative impact on the business, results and/or financial and equity position of the Bankia Group. Without prejudice to the foregoing, with the main aim of enabling financial institutions to continue to provide financing to households and businesses in the current exceptional environment resulting from the COVID-19 pandemic, the ECB has announced a number of monetary policy decisions to, inter alia, safeguard liquidity conditions in the banking system through a series of long-term refinancing operations on favourable terms.

The Bankia Group's main source of funding is deposits from individuals. As of 30 June 2020 62.5% of Bankia's total consolidated liabilities were customer deposits (€128,318 million). In the first half of 2020, customer deposits grew by 2.8% compared to December 2019, and within this, individual funds increased by 1.7% due to the economic uncertainty derived from COVID-19, which has encouraged savings. However, in 2019 customer deposits recorded a 1.2% decline compared to 2018, concentrated in the public and business sectors. The level of retail deposits could fluctuate due to factors beyond the control of the Bankia Group such as loss of confidence.

On the other hand, at 30 June 2020 the Bankia Group's wholesale financing amounted to €18,579 million, which represents a decrease of 0.5% compared to 31 December 2019. At that date, the Bankia Group's financing with the ECB amounted to €22,919 million (up 66.7% compared to 31 December 2019, due to the draw up to the maximum capacity on the TLTRO III line), representing 11.2% of the Group's total liabilities. In addition, at 30 June 2020 the Bankia Group's highly liquid available assets amounted to €12,908 million (€2,630 million less than at 31 December 2019). Notwithstanding the fact that as of 30 June 2020 the Bankia Group was not highly dependent on wholesale funding, in the current economic context and in view of new developments that could affect the market, the Bankia Group's funding structure could change and, consequently, dependence on wholesale funding could be greater. However, as of 30 June 2020 the Bankia Group had a comfortable debt repayment profile, since the maturities of issues in 2020 and 2021 represented only 10% of the Group's total issues.

Therefore, a shortage of funds in the banking systems or money markets in which the Group operates or an alteration in their sources of liquidity (e.g. in connection with the extraordinary measures adopted by the ECB in recent years, which were recently reinforced in view of the potential impact of the coronavirus pandemic) or of economic expansion policies, or a sudden or unexpected withdrawal of deposits by Bankia Group customers, could mean that the Group is unable to maintain its current levels of financing without incurring higher costs or that it has difficulties in continuing to finance its business under the current conditions, which could also have a substantial negative impact on the business, results and/or financial and equity position of the Bankia Group.

At 30 June 2020 the Group’s Commercial Gap6 without mediation loans stood at -€5,366 million (-€6,363 million at 31 December 2019) and the Loan to Deposits (LTD)7 ratio was 92.3% (91% at 31 December 2019).

6 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the difference between net loans and advances to customers (less reverse repos) and the balance of customer deposits (less repos and special mortgage covered bonds) and funds received from the EIB and ICO for mediation loans

7 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the ratio of net customer loans on the balance sheet to the sum of customer deposits on the balance sheet plus the funds for mediation loans received from the EIB and the ICO.

The Liquidity Coverage Ratio8 (“LCR”) at 30 June 2020 stood at 181.1% (204.2% at 31 December 2019). Similarly, the net stable funding ratio9 (“NSFR”) at 30 June 2020 was 125.7% (123.9% at 31 December 2019). Both Bankia's LCR and its NSFR as of 30 June 2020 and 31 December 2019 were significantly above the regulatory 100%.

Therefore, in the current economic context, and without prejudice to the measures adopted by, inter alia, the ECB as a result of the coronavirus pandemic, Bankia cannot guarantee that it will be able to meet its liquidity needs or to do so without incurring higher funding costs or having to liquidate part of its assets in the event of pressure on its liquidity from any cause, which could have a negative impact on the Bankia Group's net interest income, as well as a substantial negative impact on its business, its results and/or its financial and equity position, including, ultimately, the application of bail-in measures because the competent resolution authorities conclude that the Bankia Group is not viable or that it is reasonably foreseeable that it will become so in the near future, such as the redemption of its shares and certain debt issues.

(iii)	The Bankia Group is exposed to market risk associated with price fluctuations of the financial instruments in which it invests and other market factors inherent to its business

The Bankia Group is exposed to the risk that arises from the possibility of incurring losses in value of positions maintained in financial assets, due to changes in market risk factors (interest rates, equity prices, exchange rates or credit spreads). This risk arises from the Cash and Capital Markets positions and can be managed by way of contracting other financial instruments.

The Board of Directors annually approves the limits and procedures for internal measurement of the risk of each of the products and markets in which the various business areas operate. The Market and Operational Risk Directorate, under the Corporate Risk Directorate, has the task of independent measurement, monitoring and control of the Bank’s market risk and the limits assigned by the Board of Directors. The methodologies used are VaR (Value at Risk) and sensitivity analysis by way of specifying differing scenarios for each type of risk.

Market risks are monitored daily, reporting to the control bodies on risk levels and compliance with the limits set for each unit. This gives awareness of changes in levels of risk by reason of changes in the prices of the financial products and their volatility.

The reliability of the VaR methodology used is checked using backtesting techniques to verify that the VaR estimates fall within the confidence level used. Backtesting is also extended to measure the effectiveness of hedging derivatives. During the first semester of 2020, there were no changes in the methods and assumptions used to make the estimates from those used in the prior year.

During the first six months of 2020 the Bankia Group maintained an average VaR of 1.28 million euros, with a maximum of 2.87 million euros and a minimum of 0.76 million euros (average VaR of 0.84 million euros during 2019, with a maximum of 1.31 million euros and a minimum of 0.52 million euros). In addition, risk-weighted assets associated with market risk amounted to €1,285 million in June 2020 (€1,080 million in December 2019).

The monitoring of the deterioration of the price of some assets is complex. Prolonged price declines in the market can drain market liquidity, hinder the sale of assets and make it possible to incur material losses. In addition, negative trends in financial markets may produce changes in the value of Bankia’s investment portfolio and operations.

(iv)	Bankia’s business is sensitive to interest rates

The structural interest rate risk (positions not included in the trading portfolio) of the balance sheet is a risk inherent in the banking business, and at the same time presents an opportunity for the generation of value. It is defined as the probability that losses will be generated because of adverse trends in market interest rates. Movements in interest rates affect the Group’s interest income, in the short and medium term, and its economic value, from a long-term point of view. The intensity of the impact depends largely on different schedules of maturities and repricing of assets, liabilities and off-balance sheet transactions. Interest rate fluctuations are driven by factors outside Bankia’s control, including financial sector regulation, the ECB’s monetary policies and the international economic and political situation.

In the current environment, with low interest rates, Bankia maintains a balance sheet structure with greater sensitivity to interest rate increases on the liabilities side than on the assets side. Inadequate management of interest rate risk by the Group could have an adverse effect on the business, results and its financial situation.

A possible increase in interest rates could weaken the income and balance sheets of some economic agents, which could translate into defaults in relation to Bankia and so is a risk to be taken into account.

8 Calculated in accordance with the recast text of Regulation No 575/2013 of the European Parliament and of the Council, of 26 June 2013, on prudential requirements for credit institutions and investment firms (CRR). The LCR measures the Group's liquidity risk profile, ensuring that it has high-quality, unencumbered assets that can be made liquid easily and immediately in the financial markets, without being susceptible to significant impairment.

9 Calculated in accordance with the recast text of Regulation No 575/2013 of the European Parliament and of the Council, of 26 June 2013, on prudential requirements for credit institutions and investment firms (CRR). The NSFR is a structural measure that aims to promote longer-term stability by encouraging banks to manage their maturity mismatches by financing long-term assets with long-term liabilities.

In accordance with Bank of Spain rules, the sensitivity of the net interest income and the value of assets and liabilities to parallel movements in interest rates (currently +/- 200 basis points) are monitored. Further, different sensitivity scenarios are prepared, based on implicit market rates, which are compared with non-parallel movements of the yield curves that alter the slope of the different measures of balance sheet items. Scenario analysis of the interest rate sensitivity of net interest income and the value of assets and liabilities yields the following results:

•	Impact on results. At 30 June 2020, the sensitivity of net interest income, excluding the trading portfolio and non-euro-denominated financial activity, in the more adverse scenario of a parallel downward shift of 200 b.p. of the rate curve on a one-year horizon with the floor located as instructed by the European Banking Authority (the ”EBA”) and in a balance sheet maintenance scenario, is -13.36% (-8.22% at 31 December 2019) and the sensitivity of the margin, excluding the trading book and non-euro-denominated financial activity, to a parallel shift of 200 b.p. of the rate curve on a one-year horizon and in a balance sheet maintenance scenario, is 29.72% (17.83% at 31 December 2019).

•	Impact on equity; understood to be the current net value of the future flows expected from the various assets comprising the balance sheet. At 30 June 2020, the sensitivity of the asset value, excluding the trading portfolio and non-euro-denominated financial activity, to the most adverse scenario of a parallel downward shift of 200 b.p. of the rate curve with the floor located as instructed by the EBA, is 1.03% on consolidated equity and 0.72% on the Group's economic value (-3.18% and -2.30%, respectively, at 31 December 2019) and the sensitivity of the equity value, excluding the trading portfolio and the non-euro-denominated financial activity, to the parallel shift scenario of a 200 b.p. rise of the rate curve is 11.82% on consolidated equity and 8.25% on the Group's economic value (10.94% and 7.95%, respectively, at 31 December 2019).

The sensitivity analysis was performed using static assumptions. Specifically, it is assumed that the structure of the balance sheet is maintained and that new rate differentials are applied to transactions that mature in relation to the European Interbank Offered Rate (“EURIBOR”) for an equivalent term. Unstable deposits are assumed to be refinanced at a higher cost.

The change in sensitivity is not due to a material change in the structure of assets and liabilities on the balance sheet, rather it is the result of the incorporation from March 2018 of behavioural models for demand accounts, time deposits, loan prepayments and revolving credit, in accordance with EBA regulations, the one with the greatest impact being that associated with demand accounts.

(v)	A downgrade in Bankia's credit rating could have a negative effect on its activities, financial situation and results of the Group

Bankia has the following ratings from the credit risk rating agencies indicated below:

Agency	Long Term	Outlook	Short term
Fitch Ratings España, S.A.U.(1)	BBB	RW Positive	F2
S&P Global Ratings Europe Limited, Sucursal en España(2)	BBB	CW Positive	A-2
DBRS Ratings GmbH(3)	BBB (high)	UR Positive	R-1 (low)
Scope Ratings GmbH(4)	BBB+	UR Upgrade	S-2

_____¨

(1) Rating as of 29 September 2020.

(2) Rating as of 23 September 2020.

(3) Rating as of 24 September 2020.

(4) Rating as of 21 September 2020.

Any downgrading of the credit rating of Bankia could drive up finance costs, restrict access to capital markets, negatively affect the sale or marketing of products, affect participation in the Bankia Group’s commercial transactions, and reduce its ability to retain customers. Any of these factors could affect the Group’s liquidity and may be detrimental to its businesses, financial position and results.

In the light of the difficulties in the financial services industry and financial markets, there is no guarantee that the rating agencies will maintain their current ratings or outlook. The Group's failure to maintain favourable ratings and outlooks could increase the cost of its financing and adversely affect net interest income and the results of the Group's operations.

(E)	Risks related to the sector of activity of the Bankia Group

(i)	Increased competition, even from non-traditional banking service providers such as technology companies, could adversely affect the Group's results

Increased competition could also require an increase in the rates offered for deposits or a decrease in the rates that the Group applies to loans, with the consequent negative impact on the Group's profitability, results, market shares and business prospects.

The Bankia Group faces significant competition in all areas of its business, including lending and deposit capture. Competition comes from other financial institutions, domestic or foreign, as well as from non-banking competitors such as consumer credit companies, brokerage firms, department stores (in the case of some credit products), leasing and factoring companies, companies specialising in investment funds and pension fund management, insurance companies or non-traditional providers of banking services, such as e-commerce providers through Internet platforms or mobile phone companies, which could offer and/or increase their offers of financial products and services directly to their customers. According to data from the Financial Stability Board (FSB) in its Global Monitoring Report on Non-Bank Financial Intermediation 2019, globally banks had a share of close to 40% of total financial assets and non-traditional providers 30% at the end of 2018.

These non-traditional providers of banking services currently have a competitive advantage over traditional providers because they are not subject to banking regulation. Some of these companies may have large customer portfolios, strong brand recognition and significant financial and marketing resources. These providers could offer more aggressive rates and prices, devote greater resources to technology, infrastructure and marketing, offer unique products or services or new approaches to traditional banking products. If the Group is unable to compete with its existing or new competitors, adapt its offerings to changing industry trends, emerging technologies or changes in customer behaviour, it could suffer an adverse effect on its commercial and competitive position.

In addition, the growing use of mobile and internet banking platforms in recent years may require changes in the Group's strategy that increase the costs of reconfiguring the facilities, equipment and employees of its commercial network. Failure to implement such changes could have a material adverse impact on the Bankia Group's competitive position.

(ii)	Operational risk and risks associated with outsourcing and IT security processes

Operational risk includes the potential loss that may occur as a result of the inadequacy or failure of the Bank's internal or external procedures, systems (including financial reporting and risk monitoring procedures) or security. Also, operational risk includes operational risks arising from external events or human failure, including legal risk (fraud and other criminal acts) and excluding strategic and reputational risk.

Inadequate management by the Bank of operational risk, including behavioural risks, could have an adverse effect on the business, results and financial situation of the Bankia Group. In addition, any failure in the security of the Group's systems could alter its business, leading to the disclosure of confidential information and generating significant exposure to financial and legal risks.

The Group's activities depend largely on its ability to effectively and accurately process and report a high volume of highly complex transactions involving numbers and diverse products and services. It therefore relies on highly sophisticated information technology (“IT”) systems for the transmission, processing and storage of data. IT systems are vulnerable to a range of problems, such as hardware and software malfunctions, computer viruses, piracy and physical damage to IT facilities.

The cybersecurity risks facing the sector have increased significantly in recent years as a result of two main factors. On the one hand, these risks have increased due to the proliferation of new technologies and the use of the Internet and new mobile channels to carry out financial operations. On the other hand, the foregoing risks have also been accentuated by the activities of criminal or terrorist organisations, hostile foreign governments, disgruntled employees or suppliers, activists and other external participants. These threats are increasingly sophisticated and the Group can give no assurance that the financial sector, including the Bank, will be capable of preventing all failures and attacks on its IT systems.

Bankia's exposure to such risks has increased significantly in recent years in view of the implementation of the Group's digital strategy within the framework of the 2018-2020 Strategic Plan, which set a digital sales target of 35% for 2020. According to data at 30 June 2020 Bankia's digital customers represented 57.1%10 of the Bank's customers, while digital sales reached 39.9% of the Group's total sales at that date, exceeding the aforesaid 35% target set by the Group's 2018-2020 Strategic Plan.

Any attack, failure or deficiency in the Group's systems could, inter alia, result in the misappropriation of funds from the Group's customers or from the Group itself and the disclosure, destruction or unauthorised use of confidential information, as well as prevent the normal functioning of the Group and could impair its ability to provide services and carry out its internal management. Likewise, the public perception of the success of an attack on the Bank's systems, regardless of whether or not this perception corresponds to reality, could have a negative impact on the Group's reputation. All this could have a material adverse effect on the Group’s ordinary activities and thus also on its financial position, results of operations and projections.

Although the Group devotes significant resources to maintaining and regularly updating its software security systems, networks and other technological assets, it cannot be guaranteed that all the security measures available to it will provide absolute security. Furthermore, the Group has outsourced certain functions to third parties and therefore depends on the adequacy of the internal processes, systems and security measures of these third parties. Any weakness or failure - actual

10 Active customers of legal age who in the last 12 months have connected at least once to digital channels (App, BOL and BOL-E). The denominator for the percentage is the number of active customers of legal age.

or apparent - detected in the systems, processes or security of the Group or of such third parties could damage the Group's reputation (including damage to customer confidence) or could have a significant adverse impact on its business, its financial situation and the results of its operations.

Capital requirements for Operational Risk are calculated once a year, after the financial statements have been prepared. Thus, the Bankia Group's capital requirements for operational risk at 31 December 2019 amounted to €445.16 million (€470.48 million at December 2018). In 2019, the Bankia Group used the standardised approach to calculate capital requirements for operational risk for the sixth year running, consolidating the associated management procedures. If the estimates or assumptions used prove to be incorrect, this could have a material adverse effect on the Group's results and financial position.

II.	REGISTRATION DOCUMENT

In compliance with point 1.1 of Annex 2 of the Delegated Regulation (EU) 2019/980 of the European Commission, of 14 March 2019, the information required for the equity securities registration documents established in Annex 1 of the aforementioned delegated regulation is included below, having included in point 1.5 below the statement referred to in point 1.2 of Annex 2.

1.	PERSONS RESPONSIBLE, information regarding third parties, experts’ reports and approval of the competent authority

1.1	Indication of the persons responsible for the information contained in the registration document

Mr. Leopoldo Alvear Trenor, Chief Financial Officer, in the name and on behalf of Bankia, S.A., as legal representative of the Bank, by virtue of the resolution adopted by the Board of Directors on 27 May 2020, assumes responsibility for the contents of this Registration Document.

1.2	Statement of those responsible for the Registration Document regarding the information contained in the Registration Document

Mr. Leopoldo Alvear Trenor, as legal representative of the Bank, declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Registration Document is, to the best of his knowledge, in accordance with the facts and does not omit anything likely to affect its import.

1.3	Statements or reports attributed to persons acting as experts included in the registration document

This Registration Document does not include any statement or report attributed to a person acting as an expert.

1.4	Statement about information from a third party included in the registration document

Not applicable.

1.5	Statement regarding the approval of the registration document by the competent authority

It is hereby placed on record that:

a)	This Registration Document has been approved by the Comisión Nacional de Mercado de Valores (“CNMV”) as competent Spanish authority in accordance with (EU) Regulation 2017/1129.

b)	The CNMV only approves this Registration Document to the extent that it meets the levels of exhaustiveness, consistency and intelligibility required by (EU) Regulation 2017/1129.

c)	This approval should not be considered as an endorsement of the issuer referred to in this Registration Document.

This Registration Document, including, if applicable, appropriate modifications and together with the corresponding securities note and, if applicable, a summarized note, approved in accordance with (EU) Regulation 2017/1129, may be used for a public security offering or for the admission to trading of securities in a regulated market.

2.	Statutory Auditors

2.1	Names and addresses of the issuer’s auditors for the period covered by the historical financial information

The individual accounts of Bankia and those of its consolidated Group for the years ended 31 December 2017, 31 December 2018 and 31 December 2019 were audited by Ernst & Young, S.L., with registered address at C/ Raimundo Fernández Villaverde, 65 - Torre Azca, 28003, holding Spanish taxpayer identification number (CIF) B--78.970.506, and registered in the ROAC registry of auditors under number S0530 and in the Companies Register of Madrid on sheet M-23123, folio 215, volume 12749, book 0, section 8 (“EY”).

The abovementioned financial statements and management reports of Bankia, as well as those of the Bankia Group, for financial years 2017, 2018 and 2019, together with their respective audit reports, have been deposited with the CNMV.

2.2	If auditors have resigned, been removed or not been re-appointed during the period covered by the historical financial information, indicate details if material

EY have not resigned or been removed from their duties as auditor of the accounts of Bankia and of its consolidated Group during the period covered by the historical financial information presented in this Registration Document (financial years 2017, 2018 and 2019).

EY was initially appointed as auditor of Bankia and of its consolidated Group, for 2013, 2014 and 2015, at the General Meeting of shareholders held on 25 June 2013. Following the proposal submitted to the Board of Directors by the Audit and Compliance Committee and approved by the Board, at the General Meetings held on 15 March 2016, 24 March 2017 and 10 April 2018, the shareholders voted to re-appoint Ernst & Young, S.L. as the auditor of Bankia and its consolidated Group for 2016, 2017 and 2018, respectively.

Following the proposal submitted to the Board of Directors by the Audit and Compliance Committee and approved by the Board, at the General Meeting held on 22 March 2019 the shareholders voted to re-appoint EY as the auditor of Bankia and its consolidated Group for 2019.

At the proposal of the Audit and Compliance Committee, the ordinary General Meeting of Shareholders held on 27 March 2020 resolved to appoint as auditors of the accounts of Bankia and of its consolidated Group for 2020, 2021 and 2022 the audit firm KPMG Auditores, S.L. with registered address at Torre de Cristal, Paseo de la Castellana, 259 C, 28046 Madrid, Spain, registered in the ROAC registry of auditors under number S0702 and in the Companies Register of Madrid on sheet 11.961, folio 90, section 8, sheet M188.007. Since their appointment as external auditors of Bankia and of its consolidated Group until the date of this Universal Registration Document, KPMG Auditores, S.L., have not resigned or been removed from their duties.

3.	RISK FACTORS

See part I (“Risk factors”) of this Universal Registration Document.

4.	INFORMATIONABOUT THE ISSUER

4.1	Legal and commercial name of the issuer

The full registered name of the Company is Bankia, S.A. and its commercial name is Bankia.

4.2	Issuer's place and number of registration and Legal Entity Identifier (LEI)

The Company is registered in the Commercial Registry of Valencia in volume 9341, book 6,623, folio 104, page V-17274, 183rd entry.

The Company is also registered in the Special Registry of Banks and Bankers of Bank of Spain under number 2038.

The Bank’s Legal Entity Identifier (LEI) is 549300685QG7DJS55M76.

4.3	Date of incorporation and the length of life of the issuer, except where indefinite

The Company was incorporated for an indefinite term under the name of Banco de Córdoba, S.A. in a public deed executed on 5 December 1963 before Granada notary Mr Antonio Tejero Romero, amended by subsequent deeds (which changed the name and amended the bylaws), and changed its registered company name to Altae Banco, S.A. in a deed attested by Valencia notary Mr Eduardo Llagaría Vidal on 10 July 1995 under number 2473 of his notary record.

On 29 April 2011, the, at the time, sole shareholder of the Company decided to change the name of the Company to its present one, Bankia, S.A.

The Company began operations from when it was registered in the Special Registry of Banks and Bankers of Bank of Spain. In accordance with the provisions of article 4 of its bylaws, Bankia carries out its activity for an indefinite period.

4.4	Legal form of the issuer, its country of incorporation, applicable legislation, the address of its registered office, telephone number and website

Bankia is a commercial company, incorporated in Spain in accordance with Spanish law as a limited company (sociedad anónima), with bank status and whose shares are admitted for trading on the stock exchanges of Barcelona, Bilbao, Madrid and Valencia through the stock exchange interconnection system (continuous market).

Consequently, it is subject to the regulations established by the recast Spanish Companies Act (Ley de Sociedades de Capital) enacted by Royal Decree Law 1/2010 of 2 July (the “LSC”), Law 3/2009, of 3 April, regarding the Structural Modifications of Commercial Companies, Legislative Decree Law 4/2015 of 23 October, enacting the recast Stock Market Act, and other related legislation, as well as the specific legislation applicable to credit institutions, principally Law 10/2014 of 26 June, regarding the regulation, supervision, and solvency of credit institutions (Law 10/2014) and other complementary and related legislation, as well as the supervision, control and regulations of the Bank of Spain. Also, in

2014, the Single Supervisory Mechanism (“SSM”) came into force, with the ECB assuming the functions of prudential supervisor from November 2014.

Bankia’s registered office is located in the city of Valencia, at Calle Pintor Sorolla 8, 46002 and it holds taxpayer identification number (NIF) A-14010342.

The following contact information is provided:

Contact telephone for shareholders and investors: 902 10 75 75

If calling from outside Spain: +34 91 787 75 75 (Monday to Friday, from 8:00 to 22:00 hours CET).

E-mail address of Shareholder’s Office: accionista@bankia.com

E-mail address of investor relations and analysts: ir@bankia.com

The Bank's corporate website address is www.bankia.com. The information available on Bankia's corporate website and the information available on other websites referred to in this Registration Document does not form part of this Registration Document and has not been examined or approved by the CNMV, with the exception of information that has been included for reference in this Registration Document.

5.	BUSINESS DESCRIPTION

5.1	Principal activities

5.1.1	A description of, and key factors relating to, the nature of the issuer’s operations and its principal activities, stating the main categories of products sold and/or services performed for each financial year for the period covered by the historical financial information

Bankia’s registered corporate purpose includes the pursuit of all types of activities, operations, acts, contracts and services which are proper to the banking business or which are directly or indirectly related to it and which Bankia is permitted to carry on under applicable law, including the provision of investment and ancillary services and the performance of insurance agency activities.

Bankia is the head of a Group that carries on its activity mainly in Spain, with activities centred on the traditional banking businesses of retail banking, wholesale banking and asset management, and private banking. At 30 June 2020 the Bankia Group was made up of 45 companies, consisting of 23 subsidiaries, 14 associated undertakings and 8 jointly controlled companies.

The retail banking, wholesale banking, asset management, and private banking activities are carried on in the Group through three main business lines belonging to three general subdivisions: (i) Retail Banking; (ii) Business Banking; and (iii) Asset Management and Investees. Other Group operations different to those mentioned above are included in the Corporate Centre.

For purposes of the segmentation of the financial information provided below, the condensed interim consolidated financial statements and the consolidated financial statements of the Bankia Group include asset management activities in the Retail Banking segment, while investees are included in the Corporate Centre segment that also includes non-current assets held for sale and other activities different to the three main business lines detailed above.

The following tables show the Bank’s total assets and liabilities by business segment at 30 June 2020 and 31 December 2019, 2018 and 2017:

Retail Banking (€ 000s)	30/06/2020	31/12/2019	31/12/2018(1)	31/12/2017	Chg. Jun 20-Dec 19	Chg. Dec 19-Dec 18	Chg. Dec 18-Dec 17
Financial assets measured at amortised cost - Loans and advances - Customers -	81,091,626	80,485,273	84,127,060	87,599,704	0.8%	(4.3%)	(4.0%)
Other assets	28,553,147	27,275,570	22,619,691	17,455,095	4.7%	20.6%	29.6%
Total assets	109,644,773	107,760,843	106,746,751	105,054,799	1.7%	0.9%	1.6%
Financial liabilities measured at amortised cost – Deposits – Customers	103,696,123	102,368,845	101,631,615	101,056,674	1.3%	0.7%	0.6%
Other liabilities	5,948,650	5,391,998	5,115,136	3,998,125	10.3%	5.4%	27.9%
Total liabilities	109,644,773	107,760,843	106,746,751	105,054,799	1.7%	0.9%	1.6%

Business Banking	30/06/2020	31/12/2019	31/12/2018(1)	31/12/2017	Chg. Jun 20-Dec 19	Chg. Dec 19-Dec 18	Chg. Dec 18-Dec 17
(€ 000s)
Financial assets measured at amortised cost - Loans and advances - Customers -	36,884,874	32,314,690	28,740,947	28,058,299	14.1%	12.4%	2.4%
Other assets	16,229,279	13,940,844	11,017,219	17,027,408	16.4%	26.5%	(35.3%)
Total assets	53,114,153	46,255,534	39,758,166	45,085,707	14.8%	16.3%	(11.8%)
Financial liabilities measured at amortised cost – Deposits – Customers	13,999,421	11,172,148	11,584,254	14,123,128	25.3%	(3.6%)	(18.0%)
Other liabilities	39,114,732	35,083,386	28,173,912	30,962,579	11.5%	24.5%	(9.0%)
Total liabilities	53,114,153	46,255,534	39,758,166	45,085,707	14.8%	16.3%	(11.8%)

Corporate Centre	30/06/2020	31/12/2019	31/12/2018(1)	31/12/2017	Chg. Jun 20-Dec 19	Chg. Dec 19-Dec 18	Chg. Dec 18-Dec 17
(€ 000s)
Financial assets measured at amortised cost - Loans and advances - Customers -	4,322,789	4,633,048	5,417,769	7,366,679	(6.70%)	(14.5%)	(26.5%)
Other assets	51,373,107	49,818,848	53,300,184	56,424,752	3.1%	(6.5%)	(5.5%)
Total assets	55,695,896	54,451,896	58,717,953	63,791,431	2.3%	(7.3%)	(8.0%)
Financial liabilities measured at amortised cost – Deposits – Customers	10,622,226	11,243,743	13,103,607	15,215,997	(5.5%)	(14.2%)	(13.9%)
Other liabilities	32,063,021	29,873,056	32,424,907	34,962,340	7.3%	(7.9%)	(7.3%)
Total liabilities	42,685,247	41,116,799	45,528,514	50,178,337	3.8%	(9.7%)	(9.3%)

_____

(1)	Reclassifications between segments have been made in the comparative information corresponding to 2018 with respect to the information included in the annual accounts for 2018, in order to make the identification of operations consistent with that made in 2019.

The income statements for the first half of 2020 and for the years ended 31 December 2019, 2018 and 2017 are shown below by segments:

30 June 2020 (€ 000s)	Retail Banking	Business Banking	Corporate Centre	Group
NET INTEREST INCOME	427,163	195,205	299,660	922,028
Dividend income	-	7	502	509
Share of results of entities accounted for using the equity method	-	-	24,449	24,449
Fee and commission income (expense)	462,182	100,953	20,671	583,806
+/- Gains or losses on financial assets and liabilities (1) and exchange differences	(88)	23,872	119,205	142,989
+/- Other operating income (expense) (2)	8,732	2,747	(78,525)	(67,046)
TOTAL OPERATING INCOME	897,989	322,784	385,962	1,606,735
Administrative expenses	(449,879)	(32,037)	(313,675)	(795,591)
Depreciation and amortisation	(46,562)	(1,107)	(46,792)	(94,461)
OPERATING PROFIT BEFORE PROVISIONS	401,548	289,640	25,495	716,683
Provisions or (-) reversal of provisions	(488)	8,663	(32,936)	(24,761)
Impairment losses or (-) reversal of impairment losses on financial assets not measured at fair value through profit or loss	(109,420)	(36,482)	(334,470)	(480,372)
Impairment losses on other assets (net) and other gains and losses	68	8	(42,109)	(42,033)
PROFIT (LOSS) BEFORE TAX	291,708	261,829	(384,020)	169,517

(1)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of the gains or losses obtained from the management of portfolios of financial assets and liabilities and accounting hedges, as these are shown in the income statement.

(2)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of other operating income and other operating expense items included in the income statement.

31 December 2019 (€ 000s)	Retail Banking	Business Banking	Corporate Centre	Group
NET INTEREST INCOME	1,283,839	398,767	340,421	2,023,027
Dividend income	-	185	17,249	17,434
Share of results of entities accounted for using the equity method	-	-	60,024	60,024
Fee and commission income (expense)	870,037	178,752	31,854	1,080,643
+/- Gains or losses on financial assets and liabilities (1) and exchange differences	524	40,398	272,387	313,309
+/- Other operating income (expense) (2)	(158,800)	(8,469)	(82,138)	(249,407)
TOTAL OPERATING INCOME	1,995,600	609,633	639,797	3,245,030
Administrative expenses	(934,499)	(61,675)	(619,554)	(1,615,728)
Depreciation and amortisation	(91,778)	(1,840)	(107,334)	(200,952)
OPERATING PROFIT BEFORE PROVISIONS	969,323	546,118	(87,091)	1,428,350
Provisions or (-) reversal of provisions	(3,523)	55,137	(66,166)	(14,552)
Impairment losses or (-) reversal of impairment losses on financial assets not measured at fair value through profit or loss	(287,760)	102,176	(277,357)	(462,941)
Impairment losses on other assets (net) and other gains and losses	(193)	-	(194,974)	(195,167)
PROFIT (LOSS) BEFORE TAX	677,847	703,431	(625,588)	755,690

______

(1)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of the gains or losses obtained from the management of portfolios of financial assets and liabilities and accounting hedges, as these are shown in the income statement.

(2)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of other operating income and other operating expense items included in the income statement.

31/12/2018(1)	Retail Banking	Business Banking	Corporate Centre	Group
(€ 000s)
NET INTEREST INCOME	1,140,778	389,748	518,531	2,049,057
Dividend income	-	104	10,692	10,796
Share of results of entities accounted for using the equity method	-	-	56,290	56,290
Fee and commission income (expense)	863,036	156,760	45,193	1,064,989
+/- Gains or losses on financial assets and liabilities (2) and exchange differences	273	46,615	378,472	425,360
+/- Other operating income (expense) (3)	(148,112)	(7,697)	(82,921)	(238,730)
TOTAL OPERATING INCOME	1,855,975	585,530	926,257	3,367,762
Administrative expenses	(964,966)	(59,822)	(671,535)	(1,696,323)
Depreciation and amortisation	(61,207)	(1,226)	(111,478)	(173,911)
OPERATING PROFIT BEFORE PROVISIONS	829,802	524,482	143,244	1,497,528
Provisions or (-) reversal of provisions	(11,963)	56,202	(54,213)	(9,974)
Impairment losses or (-) reversal of impairment losses on financial assets not measured at fair value through profit or loss	(251,128)	74,368	(249,746)	(426,506)
Impairment losses on other assets (net) and other gains and losses	59	(7)	(140,987)	(140,935)
PROFIT (LOSS) BEFORE TAX	566,770	655,045	(301,702)	920,113

_____

(1)	Reclassifications between segments have been made in the comparative information corresponding to 2018 with respect to the information included in the annual accounts for 2018 in order to make the identification of operations consistent with that made in 2019.

(2)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of the gains or losses obtained from the management of portfolios of financial assets and liabilities and accounting hedges, as these are shown in the income statement.

(3)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of other operating income and other operating expense items included in the income statement.

31 December 2017(1)	Retail Banking	Business Banking	Corporate Centre	Group
(€ 000s)
NET INTEREST INCOME	1,243,914	372,511	351,654	1,968,079
Dividend income	-	230	9,179	9,409
Share of results of entities accounted for using the equity method	-	-	39,778	39,778
Fee and commission income (expense)	854,579	149,273	(139,816)	864,036
+/- Gains or losses on financial assets and liabilities (2) and exchange differences	(4,954)	46,281	336,087	377,414
+/- Other operating income (expense) (3)	(143,971)	(6,611)	(43,704)	(194,286)
TOTAL OPERATING INCOME	1,949,568	561,684	553,178	3,064,430
Administrative expenses	(989,497)	(58,254)	(804,222)	(1,851,973)
Depreciation and amortisation	(64,221)	(1,318)	(108,751)	(174,290)
OPERATING PROFIT BEFORE PROVISIONS	895,850	502,112	(359,795)	1,038,167
Provisions or (-) reversal of provisions	987	24,404	9,072	34,463
Impairment losses or (-) reversal of impairment losses on financial assets not measured at fair value through profit or loss	(457,545)	(72,894)	201,868	(328,571)
Impairment losses on other assets (net) and other gains and losses	(9,267)	(1)	(109,848)	(119,116)
PROFIT (LOSS) BEFORE TAX	430,025	453,621	(258,703)	624,943

_____

(1)	Reclassifications between segments have been made in the comparative information corresponding to 2017 with respect to the information included in the consolidated annual accounts for 2017, after the conclusion of the integration and reassignment of segments to the asset portfolio originating from the BMN business combination.

(2)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of the gains or losses obtained from management of portfolios of financial assets and liabilities and accounting hedges, as these are shown in the income statement.

(3)	Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the sum of other operating income and other operating expense items included in the income statement.

The Group’s income statement by type of activity in the first half of 2020 and at 31 December 2019, 2018 and 2017 is as follows (Source: internal management data of the Bankia Group):

30 June 2020 (€ 000s)	Spanish financial institutions	International financial institutions	Insurance	Real estate companies	Rest of companies	Total
Net interest income	910,508	-	-	(15)	11,535	922,028
Total operating income	1,520,325	-	27,662	(1,079)	59,826	1,606,735
Profit or loss from operating activities	136,577	-	27,662	(1,410)	48,721	211,550
Profit before tax	101,669	-	27,662	(5,385)	45,572	169,517
Profit after tax	94,250	-	27,662	(9,934)	30,430	142,407

31 December 2019 (€ 000s)	Spanish financial institutions	International financial institutions	Insurance	Real estate companies	Rest of companies	Total
Net interest income	1,989,316	759	-	15	32,937	2,023,027
Total operating income	3,054,922	625	64,223	(2,094)	127,354	3,245,030
Profit or loss from operating activities	772,050	1,783	64,223	(3,847)	116,646	950,855
Profit before tax	557,733	1,946	64,223	(14,193)	145,981	755,690
Profit after tax	350,368	1,658	64,223	(20,070)	146,109	542,288

31 December 2018 (€ 000s)	Spanish financial institutions	International financial institutions	Insurance	Real estate companies	Rest of companies	Total
Net interest income	2,028,597	369	-	(113)	20,204	2,049,057
Total operating income	3,196,167	168	40,476	2,762	128,189	3,367,762
Profit or loss from operating activities	951,112	3	40,476	(2,194)	71,651	1,061,048
Profit before tax	795,829	3	40,476	(22,990)	106,795	920,113
Profit after tax	593,281	2	46,522	(32,088)	95,781	703,498

31 December 2017 (€ 000s)	Spanish financial institutions	International financial institutions	Insurance	Real estate companies	Rest of companies	Total
Net interest income	1,923,936	2,671	-	(1,780)	43,252	1,968,079
Total operating income	2,921,287	3,513	39,606	(2,144)	102,168	3,064,430
Profit or loss from operating activities	537,226	4,534	39,606	26,023	136,670	744,059
Profit before tax	411,254	4,534	39,606	(2,161)	171,710	624,943
Profit after tax	330,605	3,922	39,606	(11,367)	131,237	494,003

In the first half of 2020 and at year-end 2019, 2018 and 2017, the distribution of the Bankia Group’s workforce by business segment was as follows:

Bankia Group Employees	30/06/2020	31/12/2019	31/12/2018	31/12/2017
Retail Banking	12,375	12,499	12,493	13,458
Business Banking	750	756	721	694
Asset Management and Investees	336	325	325	540
Rest	2,486	2,455	2,385	3,065
TOTAL WORKFORCE	15,947	16,035	15,924	17,757
Source: internal management information of the Bank.

Description of the business lines and distribution network

A.	Retail Banking

The Retail Banking business encompasses the activity of retail banking with natural and legal persons (with annual turnover of less than €6 million), carried out through an extensive multi-channel network in Spain, and with a business model focused on client satisfaction and profitable management.

Retail Banking is a core business for Bankia, and at June 2020 it had a market share in households of 10.82% in lending (10.91% in December 2019; 11.46% in December 2018 and 11.79% in December 2017) and 10.69% in deposits (11.01% in December 2019; 11.21% in December 2018 and 11.39% in December 2017) (Source: Bankia Studies and Bank of Spain, market shares calculated on the outstanding balance of lending to households and household deposits of OMFI (Other Monetary Financial Institutions, according to the definition in the Bank of Spain’s statistical bulletin).

The commercial positioning of Bankia in Retail Banking puts the focus on the customer from three angles: proximity (personalised service), simplicity (simple products and services) and transparency (the products and services that are most suitable for each customer). Its goal is to build strong and lasting ties with customers by adding value to the products and services offered and to the advice and quality of customer care provided. In Retail Banking the strategy involves specialising in four different customer profiles: (i) private individuals, (ii) self-employed professionals, (iii) SMEs and retail establishments and (iv) select clients provided with financial advice (those with a net worth of over €75,000 or annual net income of more than €45,000). Customers can then be assigned to specific account managers, who will manage their relationship with the bank, so as to achieve higher satisfaction levels and generate new business opportunities. The Bank’s offering is centred on the products and services that are of most interest in each segment, thus reinforcing the acquisition of new customers and the loyalty of existing ones and improving and increasing the number of products sold to each customer.

B.	Business Banking

Business Banking is the Group division that serves companies with turnover of more than €6 million (Company Banking and Corporate Banking), and also includes the Capital Markets activity and teams specialising in business development.

The goal of the Business Banking area is to combine long-term profitability for the Bank and value creation for shareholders with good service to customers, in particular as regards the financing they need in order to carry out their business projects. The commercial policy has two main objectives: to offer minimum prices based on the cost of funds and the client company’s level of risk; and to actively pursue cross-selling opportunities, so that the customer benefits from as many of the Bank’s products and services as possible. The risk is assessed individually for each company by specialised teams at regional or national level, depending on the scale of each transaction and each customer.

This segment is divided into three main areas: (i) Company Banking, focused on companies and company Groups with annual turnover of between €6 and €300 million; (ii) Corporate Banking, which provides specialised banking services to companies with annual turnover of more than €300 million, through three corporate banking centres in Madrid, Barcelona and Palma de Mallorca; and (iii) Capital Markets, comprised of various specialised product areas that offer bespoke financial solutions, mainly for Company Banking and Corporate Banking clients.

Bankia is one of the main competitors in the business banking sector, with a base of more than 29,400 active customers (companies). The customer base in the large companies (Corporates) and SMEs sector is diversified across different sectors of the economy, including services, commerce and industry (which accounts for 48.8% of Business Banking’s total customer portfolio at 30 June 2020), as well as construction and public services.

In 2019, Bankia continued to make a significant effort to strengthen ties to customers through working capital funding. The amount paid out in 2019 to Business Banking clients exceeded €34,200 million, 16% more than in 2018. In the first half of 2020 the amount paid out in working capital funding was €13,350 million, 4.2% less than in the same period of 2019 due to the slowdown in economic activity resulting from the COVID-19 health crisis from March.

As part of its activity with companies, Bankia is developing a ‘Foreign Trade Line’, with which the Group provides support via a range of products and services for companies who carry out part of or all their business abroad. In 2019 Bankia increased its funding of the foreign trade activity of Spanish companies by 6% from the preceding year. The number of operations increased by 9.5%, to 258,718 executions. In the first six months of 2020 foreign trade activity amounted to €5,978 million, 7.2% less than in the first six months of 2019 due to the impact on economic activity of the COVID-19 crisis.

C.	Asset Management and Investees

This encompasses the activities of private banking, asset management, insurance, strategic partnerships and investees.

C.1 Private Banking

Private Banking addresses the customer segment made up of individuals, family-held holding companies and foundations, with high net worth or high income (a minimum of €500,000 contributed to the private banking contract). Bankia offers these customers a full range of products and services and a highly personalised, professional and confidential service, providing solutions tailored to their particular financial and tax needs. The main business lines of the private banking activity are wealth management and advice, the marketing of third-party financial products, securities trading services and advice in relation with securities markets.

C.2 Asset management

Asset management is carried out through Bankia Fondos and Bankia Pensiones, which provide the branch network with investment products related to investment funds and pension plans, respectively.

Bankia Fondos S.G.I.I.C., S.A. (Bankia Fondos), Bankia’s mutual fund management company, offers a wide range of products in all categories (money market, fixed-income, equity, mixed, guaranteed, global, etc.) and all geographical areas (national and international), designed for all segments of the Bankia network. Funds are marketed through Bankia’s branch network and also through remote channels. At 30 June 2020, Bankia Fondos managed total assets (including funds marketed for other managers) of €22,124 million in mutual funds (€22,329 million at December 2019). In June 2020, according to the Spanish Investment and Pension Fund Association (Inverco), Bankia Fondos ranked fourth among Spanish fund managers, with a market share of 7.38%, compared to the 7.05% share achieved in December 2019. (Source: Inverco and Bankia Studies).

Bankia Pensiones S.A.E.G.F.P. (Bankia Pensiones), a subsidiary of Bankia, is the Group's pension fund management company. It is responsible for managing the different types of pension plans: individual plans, employer pension plans and associated plans. Management is aimed at satisfying customers' needs and offering products adapted to their investment profiles and a time horizon based on their retirement age. At 30 June 2020, Bankia Pensiones managed €8,198 million of pension plan assets (€8,474 million at 31 December 2019) (Source: Inverco and Bankia Studies).

C.3 Bancassurance

The Bancassurance division is responsible for brokering insurance and providing specialist support to the branch network for the marketing of insurance products for both individuals (life, home, health, auto, health and savings) and businesses (retail multi-risk, credit insurance, civil liability and business multi-risk).

Net premiums written in the first half of 2020 amounted to €272 million, with a total of 2.5 million policies. The mathematical provisions for life savings insurance totalled €5,673 million at that date. In 2019 net premiums written amounted to €530 million (€525 million in 2018). At 31 December 2019, a total of 2.6 million policies were in force. The mathematical provisions for life savings insurance totalled €5,770 million at that date, with 56.8% of new production during 2019 concentrated in the life and home businesses (Source: internal management data of Bankia).

C.4 Strategic Partnerships and Investees

This division manages the corporate relationship framework with Bankia's strategic partners in the insurance and consumer finance businesses mainly at points of sale. Within this activity, the supervision and development of agreements entered into with partners (Mapfre and Credit Agricole Consumer Finance), is coordinated, ensuring mutual compliance of the commitments therein.

This division is also tasked with defining, managing and implementing disposal plans and the liquidation of the Group's investees and investment vehicles, as well as overseeing the ordinary and corporate management of the Group's subsidiaries. Its duties, in coordination with the business and innovation areas, include the responsible management of promoting, analysing and designing investment projects and to develop new businesses and partnerships in areas where the entity aims to strengthen its competitive position. It particularly focuses on digital businesses (Fintech) that can generate earnings for the entity.

D.	Distribution network

At 30 June 2020, the Bankia Group had a total of 2,267 offices, all located in Spain: 2,202 belonging to the retail network (including universal branches and agile branches for quick transactions), 45 business centres, 5 private banking offices and 15 recovery centres specialised in the management of non-performing loans. The Group also has three sales offices in China, Cuba and Morocco.

In addition to the office network, the Group has a complete range of online channels enabling clients to carry out transactions, and contract and manage products. These include the Bankia app, the “+ Valor” services (a model for approaching multi-channel clients with a weaker relationship with the bank), “Conecta con tu Experto” (aimed at digital clients who require a personalised service) and BOL-E (Bankia On-Line Empresas, enabling almost all a company’s transactions to be carried out). Digital banking is one of the mainstays of the Group’s commercial positioning. At 30 June 2020, digital channel sales accounted for 39.9% of total Group sales and 57.1%11 of clients operated through digital channels.

5.1.2	Significant new products and/or services that have been launched

In January 2016, Bankia started to implement a new competitive positioning, the first step being the waiver of all fees for customers who had their income (be it salary or pension) paid by direct deposit in Bankia.

The scope of the fee exemption was extended during the course of the year to include other customer groups. In May 2016 it was extended to all self-employed customers who paid their taxes or social security by direct debit through Bankia. In November 2016 the Bank launched the Cuenta ON account, which is completely free for customers who wish to interact with the Bank through digital channels.

On 11 January 2017, on the first anniversary of the start-up of the new positioning, Bankia took a further step with the launch of its Mortgage WITHOUT Fees. This product extends the principles of simplicity and transparency by eliminating the fees (arrangement, early repayment and redemption) traditionally associated with mortgage loans, the only requirement being that the customer have their income paid by direct deposit in Bankia, without any requirements to take up additional products.

At the end of March 2019 Bankia announced the marketing of its mortgage without expenses or fees, for which no additional product associated with the granting of the loan is required to be contracted other than the direct deposit of the borrower’s salary in a Bankia account. For these new mortgages, Bankia will bear the notary fees, registration fees, management fees, as well as the Stamp Duty Tax, with no opening or redemption fee, whether total or partial, with the client only paying the principal and corresponding interest.

In addition, in line with the target of promoting action against climate change and in favour of sustainable and inclusive economic growth, in July 2019 Bankia launched, together with the European Investment Bank (EIB), a ground-breaking for Europe €300 million line for granting green mortgages for the purchase of nZEB (Nearly Zero Energy Buildings) housing. The EIB granted Bankia a €150 million loan that Bankia completed with an additional contribution of a further €150 million. Those taking out these ‘green mortgages’ facilitated by Bankia will benefit from the favourable financing conditions of the EIB, which could represent a discount of up to 0.25% on the end rate.

The bank is focusing its efforts on improving its web applications, providing customers and non-customers alike with innovative, high value added tools. With the aim of boosting the Group’s digitalisation, in May 2020 the Board of Directors of Bankia approved the creation of the Technological and Innovation Committee, whose aim is to inform the Board of Directors for its approval, of the company’s policies and strategies in the areas of technology, innovation, cyber-security and data analysis, and to oversee and monitor the specific plans and projects of significance these generate.

In this respect, in 2019 the Group broadened the digital offer with the mortgage simulator and property valuation calculator, which enable users to calculate the costs of a mortgage including different interest rate or income scenarios, and also to obtain the value of any property in Spain. Also, Bankia Online includes features such as the contracting of the Mortgage On, the addition of other entities’ products, the single signature for contracting procedures, a renting simulator and one for pension plan features and contributions. In addition, there was the launch of a new channel, Bankia Online for the Self-Employed, the renovation of Bankia Online Companies, and the launch of the online contracting of auto insurance.

The bank's digital business has been further strengthened in 2020 with other products such as the fraccionador de seguros, which allows clients who have taken out insurance products with Mapfre and Bankia Mapfre Vida through the bank network to divide their insurance premium payments into 12 months and group them all in a single monthly instalment, or the financial aggregator aimed at digital clients, thanks to which users can incorporate all the financial positions they hold with the main Spanish banks.

At the end of 2019, Bankia updated its strategic positioning, adopting the slogan “Así de Fácil” (That Easy), which represents the beginning of a new era for the brand, and above all for the bank itself. The focus is firmly on the client and on the target of making Bankia society's favourite bank. Client satisfaction is one of the key elements, as established in the bank’s Strategic Plan for 2018-2020. The “Así de Fácil” concept encompasses three kinds of attributes: on the one hand, availability, operability and flexibility; and on the other, an efficient quality service. Lastly, the values of proximity and commitment.

All these initiatives are aimed at enhancing customer satisfaction and increasing the Bank’s ability to attract customers by offering the best service at the most competitive price possible.

Bankia’s goal is to preserve its leadership among the large banks in terms of efficiency and solvency and be more profitable than its competitors sustainably over time.

11 Active clients of legal age who in the last 12 months have connected, at least once, to the digital channels (App, BOL and BOL-E). The denominator for the percentage is the number of active clients of legal age.

5.2	Principal markets

The following table shows the business volume and number of full-time employees by country at year-end 2017, 2018 and 2019 and at 30 June 2020 on a consolidated basis. The figure for business volume is total operating income as shown in the consolidated income statement of the Group at year-end 2017, 2018 and 2019 and at 30 June 2020:

	Business volume				Number of employees (full-time)
(€ 000s)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	30/06/2020	31/12/2019	31/12/2018	31/12/2017
Spain	1,606,735	3,244,405	3,367,595	3,060,998	15,939	16,029	15,909	17,742
Portugal	-	-	-	-81	-	-	-	-
Rest of world	-	625	167	3,513	8	6	15	15
TOTAL	1,606,735	3,245,030	3,367,762	3,064,430	15,947	16,035	15,924	17,757

Source: internal management information of the Bank.

Bankia's activity is concentrated mainly in Spain, with total exposure, at 30 June 2020, of €187,899 million (the definition of exposure includes loans and advances, debt securities, equity instruments, derivatives -held for trading and as hedges-, investments in subsidiaries, joint ventures and associates, and guarantees given, regardless of the balance sheet item under which these are reported). Almost all the rest is located in the European Union (€14,645 million) and, to a lesser extent, in the rest of the world (€6,931 million). By geographical segment, 99.9% of total operating income is generated in Spain.

In Spain, the Bankia Group’s traditional markets are the self-governing regions (Autonomous Communities) in which the original Cajas operated, namely, Madrid, Valencia, Castilla y León (especially Ávila and Segovia), La Rioja, the Canary Islands and Catalonia, to which Andalusia, the Balearic Islands and Murcia must be added after the integration of BMN.

The sum of loans and deposits of the bank’s clients in the resident private sector amounted to €236,532 million at 30 June 2020 (€229,860 million at 31 December 2019). As regards loans and advances to customers in the resident private sector, Bankia reached a total figure of €114,949 million at 30 June 2020 (€110,899 million at 31 December 2019) representing a 10.49% market share, according to Bank of Spain data. Deposits of customers in the resident private sector reached a total figure of €121,583 million at 30 June 2020 (€118,961 million at 31 December 2019), representing a 10.04% market share. (Source: Bank of Spain, shares calculated as a percentage of banks and savings banks).

Details of the market shares of loans and deposits by self-governing region, along with the number of branches at 30 June 2020 are provided below (Source: Bank of Spain and Bankia Studies)

Market share by self-governing region. (1)	Deposits of ORS customers(2)	Loans and advances to ORS customers	Branches
Community of Madrid	15.64%	12.43%	21.66%
Community of Valencia	18.70%	15.11%	17.73%
Castilla y León	8.57%	8.16%	7.47%
La Rioja	20.05%	13.03%	18.48%
Catalonia	2.73%	6.57%	4.34%
Canary Islands	13.21%	12.14%	12.29%
Andalusia	6.18%	7.93%	8.15%
Balearics	18.09%	14.75%	22.52%
Murcia	20.30%	24.07%	22.53%

_____

(1) Market shares calculated on banks, savings banks and credit cooperatives.

(2) Other resident sectors

5.3	Important events in the development of the issuer’s business activity

(A)	Background information

Origins of the Bankia Group and public offering of shares

Bankia is the entity resulting from the merger of Caja de Ahorros y Monte de Piedad de Madrid, Caja de Ahorros de Valencia, Castellón y Alicante, Bancaja, Caja Insular de Ahorros de Canarias, Caja de Ahorros y Monte de Piedad de Ávila, Caixa d’Estalvis Laietana, Caja de Ahorros y Monte de Piedad de Segovia and Caja de Ahorros de La Rioja (the “Cajas”). This merger originated from the integration protocol signed on 14 June 2010, which established the basis for the formation of a contractual Group by the Cajas, built around an “institutional protection scheme” (sistema institucional de protección or “SIP”) and subsequently implemented through the signing of the integration agreement (the “Integration Agreement”) on 30 July 2010.

On 3 December 2010, the Central Company of the SIP was established under the name of Banco Financiero y de Ahorros, S.A. (“BFA”), which became the lead institution of the SIP and parent of the Banco Financiero y de Ahorros Group, of which the Cajas and their subsidiaries became members.

On 28 December 2010, BFA issued €4,465 million of convertible preferred participating securities (“CPPSs”), which were fully subscribed by the FROB, and subsequently, through the first spin-off, received all the banking and banking-related assets and liabilities of the Cajas under the spin-off agreements executed by the Cajas on 16 May 2011. On the same date as its formation, BFA spun off to Bankia the banking and financial business it had received from the Cajas, except for certain assets and liabilities that remained in BFA.

On 29 June 2011, Bankia registered with the CNMV a prospectus for a public offering of shares and admission to trading of shares. The public offering of shares was executed by increasing Bankia’s share capital by 824,572,253 shares at an issue price of €3.75 per share. Bankia’s shares began trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges on 20 July 2011, through the stock exchange interconnection system (continuous market).

Regulatory amendments as part of the financial sector restructuring

Royal Decree Law 2/2012 of 3 February on financial sector restructuring, published on 4 February 2012 (“RDL 2/2012”), imposed additional provisioning requirements (to cover impairment losses on real estate-related assets) and capital requirements (requiring financial institutions to hold additional surplus capital).

Royal Decree-Law 18/2012 of 11 May on the restructuring and sale of financial sector real estate assets, published on 12 May 2012 (“RDL 18/2012”) that established additional coverage requirements to those included in RDL 2/2012, regarding the impairment of financing associated with real estate activity classified as in a normal situation. It also established the conditions for the creation of capital companies, to which credit institutions would be required to transfer all the properties foreclosed or received in payment of real estate development and construction-related debts.

On 31 August 2012, Royal Decree-Law 24/2012 of 24 August on the restructuring and resolution of credit institutions (“RDL 24/2012”) was passed, setting out part of the commitments made by Spain with the European Union in the Memorandum of Understanding on the Financial Sector and Policy Conditionality of 20 July 2012 (MoU) and anticipating the basic guidelines of the regulations put together at the European level for managing crises in credit institutions.

Subsequently, Law 9/2012, enacted on 14 November 2012, apart from incorporating the provisions of RDL 24/2012 and some other additional changes, introduced new rules in relation to the disciplinary and supervisory regime of the Sociedad de Gestión de Activos Procedentes de la Reestructuración Bancaria (“SAREB”). In particular, it established certain infringements and the associated penalties and granted supervisory powers to the Bank of Spain.

Lastly, Law 11/2015 was passed that partially repealed Law 9/2012 and reinforced and completed the regulatory framework established in Law 9/2012. First, Law 11/2015 reinforced the preventive phase of resolution, as all institutions, not only failing institutions, were required to have recovery and resolution plans. Second, as regards loss absorption, Law 11/2015 affects all types of creditors. The previous law only affected up to what is referred to as subordinated debt, through the hybrids management instruments. For this purpose, Law 11/2015 provides for a new regime of maximum depositor protection. Furthermore, Law 11/2015 has created a specific resolution fund, funded by contributions from the private sector. Law 11/2015 is implemented through Royal Decree 1012/2015 of 6 November (“RD 1012/2015”). Lastly, Royal Decree-Law 11/2017 of 23 June on urgent measures in financial matters has amended Law 11/2015 to introduce the distinction between preferred and non-preferred ordinary claims.

Offer to buy back preferred participating securities and capital increase

Within the framework of the buyback performed by BFA of certain preferred participating securities or convertible preferred shares (CPSs) and subordinated debt, on 10 February 2012 Bankia’s Board of Directors resolved to carry out a cash capital increase without pre-emptive rights. The holders of such securities who accepted the repurchase offer would therefore undertake to reinvest the repurchase price in newly issued ordinary shares of Bankia. The par value of the total buyback was €1,155 million. The repurchase price was paid in four instalments and involved the issuance of 261,391,101 Bankia shares in total.

Acquisition of BFA by the FROB (request for state aid, capital increases, subordinated loan and issue of contingent convertible bonds in Bankia)

On 9 May 2012, BFA submitted a request to the FROB for the conversion of €4,465 million of the CPPSs subscribed by the FROB into BFA shares. On 14 May 2012, the FROB Steering Committee initiated the process of converting the CPSs into BFA shares.

On 23 May 2012, BFA notified the Bank of Spain and the Ministry of Economy and Competitiveness that it intended to request a capital contribution of €19,000 million from the FROB. BFA announced that once the contribution had been received, Bankia would carry out a pre-emptive rights issue in the amount of approximately €12,000 million, which would be underwritten in its entirety by BFA.

On 27 June 2012, the European Commission (“EC”) issued a temporary authorisation for conversion of the CPPSs and for the Spanish state to guarantee up to €19,000 million of Bankia debt, and so the conversion was carried out. As a result of the conversion, the Cajas ceased to be shareholders of BFA and the FROB become BFA’s sole shareholder. The FROB’s takeover was implemented by means of an “accordion operation”, i.e. a reduction of the capital to zero and simultaneous non-cash capital increase of €4,465 million with the conversion of the CPSs into shares.

On 31 August 2012, the financial statements of BFA, Bankia and their respective consolidated Groups for the first half of 2012 were published, reporting a net loss as a result of the provisions and write-downs made under the BFA-Bankia Group’s financial restructuring and recapitalisation plan. That restructuring plan was presented to the Bank of Spain on 28 June 2012 and was amended on 8 August 2012.

On 3 September 2012, the FROB Steering Committee agreed to inject €4,500 million of capital into the Group, as an advance on the requested €19,000 million, with the aim of restoring the Group’s solvency levels.

The capital injection was implemented on 12 September 2012 by means of a capital increase of €4,500 million in BFA, which was fully subscribed by the FROB through the contribution of Treasury Bills issued by the Spanish government and admitted to trading on the Spanish Book-Entry Government Debt Market. As consideration, BFA issued 4,500 million new ordinary registered shares with a nominal value of one euro per share, all of the same class and series as the shares then in issue.

On the same day, in order to continue the process of strengthening Bankia’s regulatory capital, BFA and Bankia entered into an agreement for a subordinated loan of €4,500 million to implement the contribution of capital by BFA to Bankia (the “Subordinated Loan Agreement”). On 23 May 2013, after receiving authorisation from the FROB, Bankia repaid the full amount of the subordinated loan, that is, €4,500 million, which were paid to BFA.

Furthermore, on 27 and 28 November 2012 the Bank of Spain and the EC approved the Restructuring Plan, which envisaged an additional capital injection of €13,459 million.

That additional capital injection was carried out on 28 December 2012 by means of a capital reduction and simultaneous non-cash capital increase in BFA in the amount of €13,459 million. The capital increase was fully subscribed by the FROB with bonds issued by the European Stability Mechanism (“ESM”) and admitted to trading on the Luxembourg Stock Exchange (the “ESM Bonds”). As consideration, BFA issued 13,459 million new ordinary registered shares with a nominal value of one euro per share, all of the same class and series as the shares then in issue.

And on 28 December 2012 Bankia issued €10,700 million of contingent bonds convertible into newly issued shares of Bankia, subscribed in their entirety by BFA with part of the ESM Bonds.

At the date of this Registration Document, the FROB, through BFA, holds an indirect interest of 61.823% in Bankia’s share capital.

Transfer of assets to SAREB

On 31 December 2012, in accordance with the Restructuring Plan, the BFA-Bankia Group transferred assets (real estate loans and foreclosed real estate assets) with a gross value of €57,400 million to SAREB, of which, €36,600 million were Bankia Group assets and €11,000 million belonged to BMN, in exchange for securities issued by SAREB and guaranteed by the Spanish state, thereby reducing the Group’s exposure to real estate market risk.

The transfer was performed at a price of €28,137 million, calculated using the measurement criteria specified in article 5 of Law 9/2012, and articles 13 and 14 and the First Transitional Provision of Royal Decree Law 1159/2012 of 15 November establishing the legal regime applicable for asset management companies.

The assets were transferred to SAREB for a net carrying amount of €27,579.2 million, €19,467 million of which related to assets belonging to Bankia and €8,112.2 million to assets belonging to BMN.

At 30 June 2020, the amount of SAREB bonds held by Bankia and its subsidiaries was €18,510 million.

Share capital reduction, reverse split and pre-emptive rights issue in Bankia

On 16 April 2013, the FROB Steering Committee agreed to carry out two capital reductions, a reverse split and a pre-emptive rights issue as described hereon:

First, the committee agreed on a share capital reduction, to be implemented by reducing the par value of the existing shares from two euros to one euro cent. The share capital was reduced from €3,987,926,708.18 to €19,939,633.54. The purpose of this transaction was to fund a voluntary, non-distributable reserve which can be used for absorbing losses subject to the same requirements as apply to capital reductions under article 335.c) of the LSC. Following this capital reduction, the committee agreed to reduce share capital by a further 0.54 euros (i.e., from €19,939,633.54 to €19,939,633), by cancelling 54 shares held by BFA.

Second, to facilitate the listing of the share, the committee agreed to a reverse split, in which the 1,993,963,300 shares of Bankia with a par value of one euro cent, all of the same class and series, were exchanged for new shares of Bankia in the proportion of 100 old shares for each new share, raising the par value of the shares from one euro cent to one euro per share.

Lastly, the FROB Steering Committee agreed to increase Bankia’s share capital in a cash amount of €10,700 million through a pre-emptive rights issue of 7,910,324,072 new ordinary shares with a nominal value of one euro per share, of the same class and series as those then in issue, with a premium of 0.35266266 euros per share, giving an issue price of 1.35266266 euros per share.

During the preferential subscription period between 30 April 2013 and 14 May 2013, a total of 3,899,658,746 new shares were subscribed (3,841,040,108 of which were acquired on exercising the pre-emptive rights assigned to BFA). The remaining 4,010,665,326 new shares were signed and paid up by BFA in fulfilment of its commitment to subscribe any shares that were not subscribed by the other shareholders during the preferential subscription period. The 7,851,705,434 shares subscribed by BFA amounted to 99.26% of the shares issued in the aforementioned capital increase.

BFA paid €10,620,708,757.89 for the shares subscribed in the Bankia capital increase with pre-emptive rights using the cash received from the early redemption of the contingent convertible bonds approved by the FROB Steering Committee on 16 April 2013 amounting to €10,700 million, referred to in section (B) below.

On 1 June 2017 the resolutions adopted on 24 March 2017 by which the General Meeting of Shareholders approved, with the majority required by the LSC and the Bylaws, the capital reduction agreement and the consequent modification of the Bylaws were registered with the Companies Register of Valencia:

•	Reduction of share capital by an amount of €6,334,531 thousand to increase voluntary reserves, by decreasing the par value of shares by 0.55 euros to 0.25 euros per share, based on the balance sheet closed at 31 December 2016.

•	A reverse split was implemented in which every four shares with a nominal value of 0.25 euros per share were converted, according to the value resulting from the capital reduction mentioned in the previous point, into one new share with a nominal value of 1 euro per share. The number of shares resulting from the reverse split was 2,879,332,136 shares, without change to the figure of the Company’s share capital.

(B)	Mandatory repurchase of hybrid capital instruments and subordinated debt

On 16 April 2013, the FROB Steering Committee agreed to carry out a mandatory repurchase of hybrid capital instruments and subordinated debt issued by the BFA-Bankia Group (or the Cajas), automatically applying the cash proceeds to the subscription of Bankia shares, except for the holders of subordinated debt with a maturity date, who could choose between subscribing for shares, opening a deposit or novating their debt instruments. To meet the needs of the subscription of shares of Bankia by the holders of the hybrid instruments and subordinated debt, the FROB Steering Committee agreed to a capital increase of up to €5,209,948,376, without pre-emptive rights, which is expected to be less than fully subscribed.

The period in which the holders of debt with a maturity date might exercise the choice to which they were entitled also ran from 30 April 2013 to 14 May 2013. By the end of this period:

(i)	A total of 433,536,417 new shares had been subscribed and paid up.

(ii)	Deposits held totalled €51,291,562.

(iii)	Obligations with a modified par value of €190,666,742.04 existed.

In addition, the holders of hybrid instruments and subordinated debt without a right of choice subscribed and paid up a total of 3,153,528,422 new shares.

This transaction was carried out in accordance with the burden-sharing principles established in Law 9/2012, so as to ensure that the holders of preferred participating securities and subordinated debt bear the restructuring losses after the shareholders, in accordance with the priority of claims established in the Bankruptcy Act (Law 22/2003 of 9 July).

(C)	Execution of capital increases

On 23 May 2013, the capital increases referred to in points (A) and (B) above were executed and completed and Bankia’s share capital was set at €11,517,328,544, represented by 11,517,328,544 issued and fully paid registered shares with a nominal value of one euro per share, all of the same class and series and each carrying the same rights. As a result of both capital increases, BFA took ownership of 68.39% of Bankia’s share capital. At the date of this Registration Document, BFA holds 61.823% of Bankia’s share capital.

(D)	Provisions recorded to cover the legal and arbitration proceedings over the Bankia IPO and preferred participating securities

As explained in more depth in section 19.8 of this Registration Document, Bankia is involved in multiple legal and arbitration proceedings in relation to the claims filed by holders of hybrid instruments of Bankia (preferred participating securities and perpetual subordinated debt) and by investors in relation to Bankia’s stock market flotation in 2011, as well as claims relating to subsequent purchases and claims by institutional investors, including qualified investors, for which the Bank has recorded certain provisions.

(E)	Merger by absorption of BMN by Bankia

On 15 March 2017, through a Material Disclosure, the FROB announced that its Governing Committee had decided that a merger of Bankia and BMN was the best strategy to optimise the capacity to recoup state aid in a future divestment process, calling on the two institutions to take whatever steps were required to implement the merger.

On 26 June 2017 the boards of directors of Bankia and BMN authorised and signed the Common Draft Terms of Merger for the merger by absorption of BMN by Bankia.

The proposed exchange ratio, set based on the real value of the two institutions’ assets and liabilities, was 1 ordinary share of Bankia, with a nominal value of one euro per share, for every 7.82987 ordinary shares of BMN, with a nominal value of one euro per share. Both banks applied to the Valencia Companies Register to appoint a single independent expert to prepare a single report on the Common Draft Terms of Merger in accordance with applicable laws and regulations.

On 14 September 2017, the General Meetings of Shareholders of Bankia and BMN approved the merger by absorption of BMN by Bankia, with the termination via dissolution without liquidation, of BMN and the en bloc transmission of all its assets to Bankia, which acquired by universal succession all the assets and the rights and obligations of the absorbed company, under the terms and conditions envisaged in the Common Draft Terms of Merger signed by the boards of directors of Bankia and BMN.

On 8 January 2018 the merger by absorption deed was registered with the Companies Register of Valencia, executed on 29 December 2017, in addition to the increase in the capital of Bankia via the issuance of 205.6 million new shares with a par value of one euro each that were delivered to the shareholders of BMN in order to execute the merger between the two entities. The date of the effective taking of control was 28 December 2017, with 1 December 2017 being taken as the date of convenience from which BMN's operations were considered to have been realised by Bankia for accounting purposes.

(F)	Conclusion of the Restructuring Plan and new Strategy Plan

At 31 December 2017, the Group concluded the measures and undertakings set out in the 2012-2017 Restructuring Plan approved by the European Commission, the Bank of Spain and the FROB.

Section 5.4 below of this Registration Document contains a description of Bankia’s current Strategy Plan.

(G)	Merger with CaixaBank, S.A.

On 18 September it was announced publicly by a Material Disclosure submitted to the CNMV that the boards of directors of Bankia, S.A. and CaixaBank, S.A. had drafted and signed a common draft of terms for the merger by absorption of Bankia, S.A. by CaixaBank, S.A. (the “Common Draft Terms of Merger”).

The proposed exchange ratio, which has been determined based on the real value of the two banks’ assets and after the appropriate revision and valuation work has been carried out, is, with no additional cash consideration, 0.6845 newly issued ordinary shares of CaixaBank, S.A., with a par value of one euro per share, for each ordinary share of Bankia, S.A., with a par value of one euro per share.

Caixabank will cover the exchange of shares with Bankia, as necessary, with new ordinary shares. Considering the total number of shares of Bankia outstanding at the date of the Merger Draft that could opt into the exchange (3,069,522,105 shares, with a par value of one euro per share, less 31,963,300 treasury shares, which will be held in treasury until the merger takes effect and so will not be exchanged), the maximum number of CaixaBank shares to be issued to cover the share exchange is 2,079,209,002 ordinary shares of CaixaBank with a par value of one euro per share, which represents a capital increase in a total maximum nominal amount of €2,079,209,002. The amount of the capital increase could decrease depending on Bankia’s treasury shares or CaixaBank’s holding of Bankia shares at the time of the merger.

The established exchange ratio implies that the shareholders of CaixaBank will initially represent 74.2% of the new entity’s capital, and Bankia’s shareholders 25.8%. CriteriaCaixa, an entity 100% controlled by “la Caixa” bank foundation, will remain CaixaBank’s core shareholder with around 30% of the shares, while the FROB will hold 16.1%.

José Ignacio Goirigolzarri will be the Chairman of the new entity, while Gonzalo Gortázar will be the CEO. The Board of Directors will be made up of 15 members, of which 60% will be independent. Women will account for 33% of board members.

As a result of the merger:

▪	Annual cost synergies of around €770 million are expected to be generated in addition to new annual revenue of around €290 million.

▪	The solvency targets of the new entity will be fixed at a CET1 ratio of between 11.0% and 11.5%, without taking into account IFRS9 transitional adjustments, and within a buffer of between 250 and 300 basis points above the SREP regulatory requirement.

▪	It is estimated that earnings per share for Bankia shareholders will increase by around 70% vs market estimates for 2022.

Once the mandatory procedures have been carried out, the Common Draft Terms of Merger will be submitted to the shareholders of Bankia, S.A. and CaixaBank, S.A. for their approval at respective extraordinary general meetings, that are expected to be held in November or December 2020.

The effectiveness of the operation will depend on obtaining the corresponding regulatory authorisations, with the merger expected to be completed in the first quarter of 2021. The Material Disclosure sent to the CNMV and the Common Draft Terms for the Merger of Caixabank and Bankia are available on the corporate website of Bankia, S.A. (link).

5.4	Strategy and objectives

Once the Restructuring Plan had ended in December 2017, the Bankia Group’s growth stage began with the 2018-2020 Strategic Plan (the “Strategic Plan”), approved on 22 February 2018, whose main objectives are to continue to increase earnings with a greater commercial dynamism, continue to improve the quality of the balance sheet and to advance shareholder remuneration. In order to achieve these objectives, the 2018-2020 Strategic Plan is underpinned by four main pillars:

▪	Execution of the integration with BMN. Bankia and BMN both had a retail-banking focused business model and similar client profiles, which resulted in potential synergies from the reduction of duplicate costs, keeping the integration risk low. In addition, the Strategic Plan envisaged a possible increase in revenue generation, mainly in net interest income and fees, as the integration of BMN, the leading franchise in regions where Bankia had little presence, would provide a significant increase in scale and in the customer base in these areas. The technological integration of processes and transactions was completed on 19 March 2018.

▪	Efficiency and cost control exploiting the synergies from the integration of BMN. Once the €312 million net of tax in restructuring costs from the integration of BMN were provisioned in 2017, the new Strategic Plan envisaged that the Group's efficiency would improve as the cost synergies generated by the merger with BMN would amount to €190 million, although by the end of 2019 not only had the Group achieved the level of synergies estimated for 2020, but these had increased to €220 million one year earlier than envisaged in the Strategic Plan.

▪	Increase in revenue through higher sales of high value products. The Bankia Group set a target of increasing its lending in the mortgage, consumer and company segments and generating fees in high value products (mutual funds, payment methods, insurance) to increase revenues and improve margins. In addition, the lifting of the restrictions set out in the Restructuring Plan, which ended in December 2017, allowed Bankia to begin new business lines that will contribute to meeting this objective. These business lines include funding real estate development, providing long-term financing to large corporations with access to capital markets, both inside and outside Spain, as well as other fee-generating products (financing of projects and acquisitions).

▪	Accelerated reduction of non-performing assets. Another of the main pillars of the Strategic Plan is the continued reduction of non-performing assets (gross NPLs + gross foreclosed assets) in an organic way and by the sale of portfolios with the aim of freeing up liquidity and resources in order to grant new loans in those segments in which Bankia wants to increase its market share. Higher lending volumes will be accompanied by further reductions in NPLs and foreclosed assets (€8,800 million estimated in 2017-2020) which, according to the new Strategic Plan, will leave the NPA ratio[12] below 6% at the end of 2020 (12.5% in 2017), while the NPL ratio will be 3.9%. At the end of 2019 the reduction in NPAs was 94% of the target in the Strategic Plan (€8,400 million of reduction since the beginning of the Plan) and the NPA ratio was 6.4%, only 0.4% above the target established in the Strategic Plan.

In summary, the Bank fixed the following financial objectives for 2020:

•	a ROTE of 11% (on the basis of a target CET1 ratio of 12%);

•	an efficiency ratio1 of below 47%;

•	ratio of NPAs as a percentage of total assets below 6% (NPA ratio2);

•	CET1 of at least 12%;

•	proportion of ordinary cash payments of 45% to 50%; and

•	additional capital actions to be considered when the CET1 ratio is higher than the target of 12%.

12 Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the gross amount in books (before provisions) of NPLs, advances to customers, contingent liabilities and foreclosed assets (gross NPAs) over total gross loans and advances to customers (before provisions), contingent liabilities (before provisions) and gross foreclosed assets (before impairments).

13 Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the ratio between administrative expenses and amortisation and depreciation for the period and gross income.

14 Alternative Performance Measure (APM) (see Annex 1 of this Registration Document). Calculated as the gross amount in books (before provisions) of NPLs, advances to customers, contingent liabilities and foreclosed assets (gross NPAs) over total gross loans and advances to customers (before provisions), contingent liabilities (before provisions) and gross foreclosed assets (before impairments).

In the current circumstances arising from the COVID-19 pandemic, Bankia has reviewed the capital distribution target established in the 2018-2020 Strategic Plan, deciding not to make any extraordinary distribution for the current year and anticipating prudent criteria when fixing the eventual dividend in respect of 2020.

5.5	Summary information regarding the extent to which the issuer is dependent on patents or licences, industrial, commercial or financial contracts or new manufacturing processes

Given the nature of its activity, the Bank’s business and profitability are not dependent on patents or licences, industrial, commercial or financial contracts or new manufacturing processes.

5.6	The basis for any statements made by the issuer regarding its competitive position

The information contained in sections 5.1 and 5.2 on Bankia’s positioning has been obtained from the public reports and databases of the companies, organisations and associates cited as reference.

5.7	Investments

The main investments made in 2020 (from 1 January until the date of this Registration Document) and during 2019, 2018 and 2017 are shown below.

5.7.1	Significant investments made by the issuer for each financial year for the period covered by the historical financial information up to the date of the registration document

On 29 May 2020 Bankia reached an agreement with Cecabank, S.A. to transfer its institutional investment fund depository and pension fund business, which, at the date of this Registration Document, included a volume in deposits of approximately €26,000 million. The agreement is subject to certain conditions precedent being met such as the obtaining of the mandatory regulatory authorisations.

Also, on 23 January 2020 Bankia signed a contract of sale with Helvetia Schweizerische Versicherungsgesellschaft AG for its shareholding in Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. (CASER), which represented about 15% of that company’s share capital, which was concluded in June 2020 after certain conditions precedent to which it was subject had been met. The final price of the sale of Bankia's stake in CASER was €181.82 million, without taking into account the effects of CASER treasury shares, and will have an estimated positive impact on the capital of the Bankia Group (Full Solvency) of 12 basis points.

As regards 2019, on 29 March, once the approval of the anti-trust authority had been obtained along with the non-opposition of the Dirección General de Seguros y Fondos de Pensiones, Bankia completed the sale to Mapfre Vida Sociedad Anónima de Seguros sobre la Vida Humana of 51% of the share capital of the insurance companies Caja Granada Vida, Compañía de Seguros y Reaseguros, S.A. and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A., for €110,306,000.

In 2018, the main financial investment was the agreement reached in May with Crédit Agricole, through its subsidiary Crédit Agricole Consumer Finance, for the creation of a joint venture with the aim of operating in the consumer finance business in Spain. The new company “CA CF – Bankia, S.A.”, 51% owned by Crédit Agricole Consumer Finance and 49% by Bankia, was incorporated in the second half of 2018, once the pertinent authorisations had been obtained from the regulatory and supervisory bodies.

In addition, in 2018 Bankia, S.A. acquired 50% of the insurance companies Caja Granada Vida Compañía de Seguros Reaseguros, S.A., from Ahorro Andaluz, S.A., and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A., from Aviva Europe, SE, that had been considered associates at 31 December 2017. After taking control of the companies, the Group’s intention was to transfer a majority shareholding in both companies’ capital, so they were classified as discontinued operations. This transfer was completed in March 2019 as described in the first paragraph of this section.

In 2017, the most significant investment was the merger with BMN (see section 5.3 (E) of the Registration Document).

Balances in equity instruments of the trading portfolios and of fair value at the end of 2019 and in previous years are comprised of shareholdings that individually are of little significance.

5.7.2	The issuer’s principal investments that are in progress or in relation to which firm commitments have been taken on, including the geographic distribution of these investments (home and abroad) and the method of financing (internal or external)

At the date of this Registration Document, there are no significant investments in progress, and Bankia’s management bodies have not assumed firm commitments to make significant investments in the future.

5.7.3	Information relating to the undertakings in which the issuer holds a proportion of the capital likely to have a significant effect on the assessment of its own assets and liabilities, financial position or profits and losses.

Section 6.2 of this Registration Document includes the names, activities, and registered addresses of Bankia Group companies and Bankia’s percentage stake in each. In addition, general information regarding their financial position, losses or profits is included in Bankia’s consolidated annual accounts.

5.7.4	Environmental issues that may affect the issuer’s utilisation of the tangible fixed assets.

There are no significant environmental issues that could affect Bankia’s utilisation of the tangible fixed assets. Bankia does not carry out any polluting activity so has not made any specific investment whatsoever to mitigate the potential environmental impact.

6.	ORGANISATIONAL STRUCTURE

6.1	Description of the Group and the position of the issuer within the group

Bankia is the parent company of the Bankia Group. At 30 June 2020 the scope of consolidation of the Group encompassed 45 companies, consisting of subsidiaries, associates and jointly-controlled entities engaged in diverse activities, among which are insurance, asset management, financing, services and real estate asset promotion and management. Some 23 of these companies are subsidiaries, 8 are jointly-controlled entities, and 14 associates. It should also be noted that, at 30 June 2020, of the total of 45 companies, the Bankia Group had stakes in 15 companies classified as non-current assets held for sale.

The most significant subsidiaries, jointly controlled entities and associates comprising the Bankia Group at 30 June 2020 are as follows:

MANAGEMENT OF ASSETS AND OTHER	CORPORATIONS	INSURANCE	REAL ESTATE
Bankia Pensiones, S.A. E.G.F.P. (100%)	Corporación Industrial Bankia (100%)	Bankia Mediación Operador de Banca Seguros Vinculado, S.A.U. (100%)	Bankia Habitat, S.L.U. (100%)
Bankia Fondos, S.G.I.I.C., S.A. (100%)		Bankia Mapfre Vida, S.A., de Seguros y Reaseguros (49%)
Avalmadrid, S.G.R. (25.36%)		Caja Granada Vida, Compañía de Seguros y Reaseguros, S.A. (49%)
Caja Murcia Vida y Pensiones de Seguros y Reaseguros, S.A. (49%)

6.2	A list of the issuer’s significant subsidiaries, including name, country of incorporation or residence, proportion of ownership interest and, if different, the proportion of voting power held

Details at 30 June 2020 of the entities included within the Bankia Group’s scope of consolidation (subsidiaries controlled by the Company, jointly-controlled entities, and associates in which Bankia directly or indirectly exercises significant control), along with their domicile and business, and the percentage ownership and percentage of voting rights held by Bankia in each are provided below. In the companies listed in the following tables there is no difference between the percent ownership and the percent of voting rights held. None of the following companies is in a situation that constitutes grounds for dissolution.

In the first place we show the most significant information on the subsidiaries, including those classified as “Non-current assets held for sale”, at 31 December 2012:

			% of Capital held by the Group
			Present % holding		Total interest
Company	Activity	Domicile	Direct	Indirect
ARRENDADORA DE EQUIPAMIENTOS FERROVIARIOS, S.A.	Purchase and lease of trains	Barcelona - Spain	85.00	-	85.00
BANKIA COMMERCE, S.L.U.	Marketing of products	Madrid - Spain	100.00	-	100.00
BANKIA FINTECH VENTURE S.A.U.	Business management	Madrid - Spain	100.00	-	100.00
BANKIA FONDOS, S.G.I.I.C., S.A.	Manager of collective investment schemes	Madrid - Spain	100.00	-	100.00
BANKIA HABITAT, S.L.U.	Real estate	Valencia - Spain	100.00	-	100.00
BANKIA MEDIACIÓN, OPERADOR DE BANCA SEGUROS VINCULADO, S.A.U.	Insurance Brokerage, Bancassurance Operator	Madrid - Spain	100.00	-	100.00
BANKIA PENSIONES, S.A., ENTIDAD GESTORA DE FONDOS DE PENSIONES	Pension funds manager	Madrid - Spain	100.00	-	100.00
CENTRO DE SERVICIOS OPERATIVOS E INGENIERIA DE PROCESOS, S.L.U.	Other independent services	Madrid - Spain	100.00	-	100.00
CORPORACIÓN FINANCIERA HABANA, S.A., EN LIQUIDACIÓN (1) (2)	Financing of industry, commerce and services	Ciudad de la Habana (La Habana) - Republic of Cuba	60.00	-	60.00
CORPORACIÓN INDUSTRIAL BANKIA, S.A.U.	Business management	Madrid - Spain	100.00	-	100.00
COSTA EBORIS, S.L.U., EN LIQUIDACIÓN (1)	Real estate	Valencia - Spain	-	100.00	100.00
ENCINA LOS MONTEROS, S.L.U., EN LIQUIDACIÓN (1)	Real estate	Valencia - Spain	-	100.00	100.00
GESTIÓN Y REPRESENTACIÓN GLOBAL, S.L.U.	Business management	Madrid - Spain	100.00	-	100.00
GESTIÓN GLOBAL DE PARTICIPACIONES, S.L.U.	Business management	Madrid - Spain	100.00	-	100.00
GESTION Y RECAUDACION LOCAL, S.L. (2)	Tax collection management	Atarfe (Granada) - Spain	-	99.75	99.75
INMOGESTIÓN Y PATRIMONIOS, S.A.	Business management	Madrid - Spain	0.10	99.90	100.00
INVERSIONES Y DESARROLLOS 2069 MADRID, S.L.U., IN LIQUIDATION (1)	Real estate	Madrid - Spain	100.00	-	100.00
NAVIERA CATA, S.A.	Purchase, lease and operation of ships	Las Palmas de Gran Canaria - España	100.00	-	100.00
PARTICIPACIONES Y CARTERA DE INVERSIÓN, S.L.	Holding company	Madrid - Spain	0.01	99.99	100.00
PUERTAS DE LORCA DESARROLLOS EMPRESARIALES, S.L.U., EN LIQUIDACIÓN (1)	Real Estate Development	Madrid - Spain	100.00	-	100.00
SEGURBANKIA, S.A.U., CORREDURÍA DE SEGUROS DEL GRUPO BANKIA	Insurance broker	Madrid - Spain	100.00	-	100.00
VALENCIANA DE INVERSIONES MOBILIARIAS, S.L.U.	Holding company	Valencia - Spain	100.00	-	100.00
VALORACIÓN Y CONTROL, S.L.	Holding company	Madrid - Spain	0.01	99.99	100.00
(1) Companies	in the process of liquidation.

(2) Companies classified as non-current assets and groups of items that have been classified as held for sale.

The main details of the associated undertakings and joint ventures at 30 June 2020 are as follows:

			% of Capital held by the Group			€ 000s (*)
			Present % holding		Total interest	2019
Company	Activity	Domicile	Direct	Indirect		Assets (*)	Liabilities (*)	P&L (*)
Associates
AVALMADRID, S.G.R.	Financing for SMEs	Madrid - Spain	25.36	-	25.36	110,607	46,349	-
BANKIA MAPFRE VIDA, S.A., DE SEGUROS Y REASEGUROS	Life insurance	Majadahonda (Madrid) - Spain	49.00	-	49.00	8,499,506	8,166,314	96,765
BILLIB, S.L.	Other independent services	Madrid - Spain	-	30.50	30.50
CAJA GRANADA VIDA, COMPAÑÍA DE SEGUROS Y REASEGUROS, S.A.	Life insurance	Majadahonda (Madrid) - Spain	49.00	-	49.00	269,297	224,661	5,104
CAJAMURCIA VIDA Y PENSIONES DE SEGUROS Y REASEGUROS, S.A.	Life insurance	Majadahonda (Madrid) - Spain	49.00	-	49.00	135,888	109,623	5,297
GRAMINA HOMES, S.L.	Real estate	Madrid - Spain	20.00	-	20.00	689,535	22,426	(5,151)
FINWEG, S.A.	Other independent services	Madrid - Spain	-	20.00	20.00
REDSYS SERVICIOS DE PROCESAMIENTO, S.L.	Payment Methods	Madrid - Spain	15.94	-	15.94	125,438	56,296	9,376
Joint ventures
CACF BANKIA CONSUMER FINANCE, EFC, S.A.	Consumer Finance	Madrid - Spain	49.00	-	49.00	22,090	3,654	(7,850)

(*) Unaudited, most recent data available

The most significant data on the joint ventures and associates classified as “Non-current assets and disposal groups classified as held for sale” at 30 June 2020 are as follows:

			% of Capital held by the Group			€ 000s (*)
			Present % holding		Total interest	2019
Company	Activity	Domicile	Direct	Indirect		Assets (*)	Liabilities (*)	P&L (*)
Associates
ALAZOR INVERSIONES, S.A., IN LIQUIDATION (1)	Ground transport auxiliary activities	Villaviciosa de Odon (Madrid) - Spain	-	20.00	20.00	1,086,675	1,324,938	-
ARRENDADORA FERROVIARIA, S.A.	Purchase and lease of trains	Barcelona - Spain	29.07	-	29.07	235,064	235,617	19

MURCIA EMPRENDE, SOCIEDAD DE CAPITAL RIESGO DE REGIMEN SIMPLIFICADO, S.A.	Venture Capital Firm	Murcia - Spain	28.68	-	28.68	3,202	46	(211)
NEWCOVAL, S.L.	Real estate	Valencia - Spain	-	50.00	50.00	739	653	-
NUEVA VIVIENDA JOVEN DE MURCIA, S.L. EN LIQUIDACIÓN (1)	Real estate development	Murcia - Spain	49.89	-	49.89	54	-	(4)
ROYACTURA, S.L.	Real estate	Las Rozas de Madrid (Madrid) - Spain	-	45.00	45.00	57,027	56,157	-
Joint Ventures
CARTERA PERSEIDAS, S.L.	Business management	Madrid - Spain	11.82	-	11.82	169	8	(43)
INMACOR DESARROLLOS, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) - Mexico	-	72.57	72.57	884	2	(9,047)
INMOBILIARIA PIEDRA BOLAS, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) - Mexico	55.93	16.64	72.57	45,367	138,713	69

PLAYA PARAISO MAYA, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) - Mexico	58.03	14.54	72.57	92,205	2,964	(3,569)
PROMOCIONES Y PROYECTOS MURCILOR, S.L., EN LIQUIDACIÓN (1)	Real estate development	Lorca (Murcia) - Spain	50.00	-	50.00	9,623	31,166	(1,922)
PROYECTOS Y DESARROLLOS HISPANOMEXICANOS. S.A., DE CV	Real estate	Playa del Carmen (Quintana Roo) - Mexico	-	72.57	72.57	59,948	56,747	(3,687)
SOL EDIFICAT PONENT, S.L.	Real estate development	Villafranca del Penedés (Barcelona) - Spain	50.00	-	50.00	11,330	36,526	-
(*) Unaudited, most recent data available
(1) Companies in liquidation

7.	OPERATIONAL AND FINANCIAL STUDY

7.1	Financial position

7.1.1	A fair review of the development and performance of the issuer's business and of its position over the period covered by the historical and interim financial information included in the registration document, including the causes of material changes

For information on the Issuer’s financial position and any changes in that position, see sections 8 of this Universal Registration Document. For the historical financial information of the Issuer see section 18.1 of this Universal Registration Document and for the interim financial information of the Issuer see section 18.2 of this Universal Registration Document.

Without prejudice to the foregoing, the main financial ratios and figures of the Bankia Group as of 30 June 2020 and 2019, and 31 December 2019, 2018 and 2017 are set forth below.

Balance sheet (€ 000s)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
Total assets	218,454,822	209,924,566	208,468,273	205,222,870	213,931,937
Loans and advances to customers (net)	122,309,609	120,346,853	117,444,266	118,294,937	123,024,682
On-balance-sheet customer funds	146,896,276	147,628,430	143,464,445	144,679,571	150,180,609
Customer deposits	128,317,770	130,562,872	124,784,736	126,319,476	130,395,799
Debt securities issued	18,578,506	17,065,558	18,679,709	18,360,095	19,784,810
Net worth	13,010,649	13,341,365	13,335,097	13,189,439	13,613,094
Solvency (%)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
CET 1 ratio - Phase-In	14.32%	14.08%	14.32%	13.80%	14.15%
Solvency ratio - Phase-In total capital ratio	18.34%	17.87%	18.09%	17.58%	16.84%
Fully Loaded CET 1 Ratio	13.27%	12.91%	13.02%	12.39%	12.66%
Risk management (thousands of euros and %)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
Total risks	133,075,635	130,810,238	128,156,293	129,791,970	136,353,002
Non-performing balances	6,464,021	7,513,777	6,465,461	8,415,700	12,117,260
Loan loss allowances	3,591,342	4,121,956	3,491,313	4,593,197	6,151,202
NPL ratio	4.9%	5.7%	5.0%	6.5%	8.9%
Coverage rate	55.6%	54.9%	54.0%	54.6%	50.8%
Profit and loss (€ 000s)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
Net interest income	922,028	1,017,768	2,023,027	2,049,057	1,968,079
Gross income	1,606,735	1,671,159	3,245,030	3,367,762	3,064,430
Core result (net interest income + fees - operating expenses) (1)	615,782	638,844	1,286,990	1,243,812	805,852
Pre-provision profit (2)	716,683	758,954	1,428,350	1,497,528	1,038,167
Result for the year	142,407	400,369	542,289	703,498	494,003
Profit attributed to the parent company	142,296	399,580	541,436	703,210	504,513
Additional Information	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
No. of employees	15,947	16,062	16,035	15,924	17,757
Branches	2,267	2,277	2,275	2,298	2,423

_________

(1)	Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as net interest income, plus net fees, minus administrative expenses and minus amortisations.

(2)	Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the gross income minus administrative expenses and amortisation expenses.

7.1.2	Likely future development of the issuer and research and development activities

Not applicable insofar as Bankia's individual and consolidated management reports for 2019, 2018 and 2017 (see section 18.1) and Bankia's consolidated interim management report for the six-month period ended 30 June 2020 (see section 18.2) have been incorporated by reference in this Universal Registration Document.

7.2	Results of operations

For the operating results of the Bankia Group, see section 18 of this Universal Registration Document.

7.2.1	Significant factors, including unusual or infrequent events or new developments, materially affecting the issuer's operating income

Other than as described in section I (“Risk Factors”), in particular risk factor (A).(i) relating to the COVID-19 health crisis and its economic and social consequences at a global level, which is currently uncertain, and in sections 18.1 and 18.2 of this Universal Registration Document, there have been no significant unusual or infrequent events that have affected or will significantly affect the Bankia Group's revenues. However, last 18 September it was publicly announced by means of a communication of Inside Information sent to the CNMV that the boards of directors of Bankia, S.A. and CaixaBank, S.A. had formulated and signed a joint plan for the merger by absorption of Bankia, S.A. by CaixaBank, S.A. (for more information, see section 5.3 (G) of the Universal Registration Document).

7.2.2	Significant changes in the net sales or net income of the issuer

See sections 18.1 and 18.2 of this Universal Registration Document.

8.	CAPITAL RESOURCES

8.1	Information about the issuer’s capital resources

Equity of the Bankia Group

The balance of the Bankia Group's equity at 30 June 2020 and 31 December 2019, 2018 and 2017 is as follows:

Net assets (thousands of euros)	30/06/2020	31/12/2019	31/12/2018	31/12/2017 (1)	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Own funds	12,882,862	13,141,770	13,029,511	13,222,423	(2.0%)	0.9%	(1.5%)
Capital	3,069,522	3,069,522	3,084,963	3,084,963	0.0%	(0.5%)	0.0%
Paid up capital	3,069,522	3,069,522	3,084,963	3,084,963	0.0%	(0.5%)	0.0%
Unpaid capital which has been called	-	-	-	-	-	-	-
Pro memoria: uncalled capital	-	-	-	-	-	-	-
Issue premium	619,154	619,154	619,154	619,154	0.0%	0.0%	0.0%
Reserves	9,101,096	8,962,001	8,718,830	9,093,630	1.6%	2.8%	(4.1%)
Reserves or accumulated losses of investments in joint ventures and associates	(111,331)	(138,669)	(158,969)	(131,457)	(19.7%)	(12.8%)	20.9%
Other	9,212,427	9,100,670	8,877,799	9,225,087	1.2%	2.5%	(3.8%)
(-) Own shares	(49,206)	(50,343)	(96,646)	(79,837)	(2.3%)	(47.9%)	21.1%
Profit or loss attributable to owners of the parent company	142,296	541,436	703,210	504,513	(73.7%)	(23.0%)	39.4%
(-) Interim dividends	-	-	-	-	-	-	-
Accumulated other comprehensive income	114,325	180,002	147,454	365,780	(36.5%)	22.1%	(59.7%)
Items that will not be reclassified to profit or loss	49,896	57,233	54,627	73,268	(12.8%)	4.8%	(25.4%)
Actuarial gains or (-) losses on defined benefit pension plans	34,056	34,056	29,939	48,764	0.0%	13.8%	(38.6%)
Non-current assets and disposal groups classified as held for sale	(13,488)	(9,347)	-	-	44.3%	-	-
Share of other recognised income and expense of investments in joint ventures and associates	583	4,219	3,183	8,714	(86.2%)	32.5%	(63.5%)
Changes in fair value of equity instruments measured at fair value with changes in other overall results	28,745	28,305	21,505	15,790	1.6%	31.6%	36.2%
Items that may be reclassified to profit or loss	64,429	122,769	92,827	292,512	(47.5%)	32.3%	(68.3%)
Foreign currency translation	(83)	(113)	(293)	(720)	(26.5%)	(61.4%)	(59.3%)
Hedging derivatives. Cash flow hedges [effective part]	4,684	(8,006)	(2,299)	(10,163)	(158.5%)	248.2%	(77.4%)
Changes in fair value of debt instruments measured at fair value with changes in other overall results	15,478	82,085	62,459	264,398	(81.1%)	31.4%	(76.4%)
Non-current assets and disposal groups classified as held for sale	2,845	(2,674)	4,187	(1,119)	(206.4%)	(163.9%)	(474.2%)
Share of other recognised income and expense of investments in joint ventures and associates	41,505	51,477	28,773	40,116	(19.4%)	78.9%	(28.3%)
Minority interests [non-controlling interests]	13,462	13,325	12,474	24,891	1.0%	6.8%	(49.9%)
Accumulated other comprehensive income	1,466	1,444	1,318	989	1.5%	9.6%	33.3%
Other items	11,996	11,881	11,156	23,902	1.0%	6.5%	(53.3%)
TOTAL EQUITY	13,010,649	13,335,097	13,189,439	13,613,094	(2.4%)	1.1%	(3.1%)
(1) The data at 31 December 2017 have been adapted to the financial reporting criteria of International Financial Reporting Standard (IFRS) 9, in order to facilitate comparison between the different financial years in homogeneous terms. Therefore, it is presented solely for comparison purposes and differs from those included in the consolidated financial statements for 2017.

On 1 June 2017 the resoltions adopted on 24 March at the General Meeting of Shareholders of the Company were registered with the Commercial Registry of Valencia, which approved, with the majority required by the Spanish Companies Act (Ley de Sociedades de Capital) and the Articles of Association, the resolution to reduce capital, as well as the consequent modification of the Articles of Association:

•	Reduction of share capital by €6,334.5 million to increase the voluntary reserves, by reducing the par value of all shares by 0.55 euros to 0.25 euros per share based on the balance sheet closed at 31 December 2016. Once these resolutions had been implemented, the Bank’s share capital amounted to €2,879.3 million, represented by 11,517,328,544 fully subscribed and paid-up registered shares with a nominal value of 0.25 euros per share.

•	Grouping of the number of outstanding shares or “reverse split” by converting every four shares with a par value of 0.25 euros, according to the value resulting from the capital reduction in the previous point, into a new share with a par value of 1 euro. The number of shares after the reverse split was 2,879,332,136 shares, with no change of the Company's share capital figure.

On 8 January 2018 the deed of merger by absorption of BMN by Bankia, S.A. was registered at the Commercial Registry of Valencia, granted on 29 December 2017, in accordance with the joint merger plan dated 26 June 2017 and as resolved by the Extraordinary General Meetings of shareholders of both companies held on 14 September 2017 and the increase in Bankia's capital of 205,630.814 newly issued shares of Bankia with a par value of 1 euro to proceed with exchange of the BMN shares, the subscription of which was reserved for holders of BMN shares. In accordance with article 304.2 of the Spanish Companies Act, there is no pre-emptive subscription right. These operations were carried out with accounting effect in December 2017.

At its meeting on 22 March 2019 the General Meeting of Bankia's shareholders approved a reduction of share capital through the redemption of own shares. Following the execution of this resolution and on the date of this Universal Registration Document, the Bank's share capital amounts to 3,069,522,105 euros, represented by 3,069,522,105 shares, fully subscribed and paid up, represented by book entries and with a par value of 1.00 euro each.

During the first half of 2020 and the years 2019, 2018 and 2017, no transaction costs were recorded for the issue or acquisition of own equity instruments.

Group’s capital

The Bankia Group’s equity funding is summarised below:

(€ 000s)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Capital	3,069,522	3,069,522	3,084,963	3,084,963	0.0%	(0.5%)	0.0%
Issue premium	619,154	619,154	619,154	619,154	0.0%	0.0%	0.0%
Reserves	9,101,096	8,962,001	8,718,830	9,093,630	1.6%	2.8%	(4.1%)
(-) Own shares	(49,206)	(50,343)	(96,646)	(79,837)	(2.3%)	(47.9%)	21.1%
Profit or loss attributable to owners of the parent company	142,296	541,436	703,210	504,513	(73.7%)	(23.0%)	39.4%
OWN FUNDS	12,882,862	13,141,770	13,029,511	13,222,423	(2.0%)	0.9%	(1.5%)

In December 2019 the ECB informed the Bankia Group of the minimum capital requirements applicable to it with effect from 1 January 2020. In this regard, the Bankia Group must maintain a minimum CET1 ratio of 9.25% of risk-weighted assets, made up of (i) 4.5% of Pillar 1 requirements; (ii) 2% of Pillar 2 requirements; and (iii) 2.75% of combined buffer requirements. It also notified a minimum total capital requirement of 12.75% of risk-weighted assets, made up of (i) 8% of Pillar 1 requirements; (ii) 2% of Pillar 2 requirements; and (iii) 2.75% of combined buffer requirements. The minimum requirements notified by the ECB for the year 2020 remain at the same levels as those set for the year 2019. In 2018 the minimum requirement in terms of phase-in common equity was 8.563% and in terms of total phase-in capital it was 12.063%. On 1 January 2019 the transitional period for the minimum capital requirements ended, so the requirements are equalised for phase-in and fully loaded metrics15.

With regard to the combined cushioning requirements, in addition to the capital conservation cushion common to all financial institutions (2.5%), Bankia has been identified by the Bank of Spain as a domestic systemically important institution (Other Entities of Systemic Importance or OESI), for this purpose setting a cushion of common equity Tier 1 elements of 0.25% of the total amount of its risk exposure on a consolidated basis. Finally, the Group's own countercyclical capital cushion, calculated on the basis of the geographical location of its exposures in effect at the date of registration of this document, is 0%.

Because of the current COVID-19 crisis, on 12 March 2020 the ECB announced, inter alia, the early entry into force of article 104(a) of the CRR, which provides for the possibility of using capital instruments not qualifying as common equity Tier 1 to meet the Pillar II requirement.

15 Although the "phase-in" and "fully loaded" metrics have been equated with respect to the minimum capital requirements, the transitional regime for the deduction of deferred tax assets provided for in the Corporate Income Tax Act (Ley del Impuesto sobre Sociedades) continues to apply, as indicated in section 9 "Regulatory Framework" - "Deferred tax assets".

Bankia Group capital requirements

SREP capital requirements, phase-in (in %)	2020(1) (3)	2019(1))	2018	2017
Common equity Tier I	8.38%	9.25%	8.56%	7.88%
Pillar I	4.50%	4.50%	4.50%	4.50%
Pillar II (2)	1.13%	2.00%	2.00%	2.00%
Combined buffer requirements, of which:	2.75%	2.75%	2.06%	1.38%
Capital conservation buffer	2.50%	2.50%	1.88%	1.25%
OESI buffer	0.25%	0.25%	0.19%	0.13%
Total capital	12.75%	12.75%	12.06%	11.38%

_________

(1)	In 2019 the transitional period applicable to the minimum capital requirements ended, so the requirements are equalised for phase-in and fully loaded metrics.

(2)	The Pillar II requirements do not include Pillar II Guidance.

(3)	The Pillar II requirements initially communicated by the Supervisor (9.25%) have been adjusted to reflect the early application of article 104 a) of the CRR.

SREP capital requirements, fully loaded (in %)	2020(1) (3)	2019(1)	2018	2017
Common equity Tier I	8.38%	9.25%	9.25%	9.25%
Pillar I	4.50%	4.50%	4.50%	4.50%
Pillar II (2)	1.13%	2.00%	2.00%	2.00%
Combined buffer requirements, of which:	2.75%	2.75%	2.75%	2.75%
Capital conservation buffer	2.50%	2.50%	2.50%	2.50%
OESI buffer	0.25%	0.25%	0.25%	0.25%
Total capital	12.75%	12.75%	12.75%	12.75%

_________

(1)	In 2019 the transitional period applicable to the minimum capital requirements ended, so the requirements are equalised for phase-in and fully loaded metrics.

(2)	The Pillar II requirements do not include Pillar II Guidance

(3)	The Pillar II requirements initially notified by the Supervisor (9.25%) have been adjusted to reflect the early application of article 104 a) of the CRR.

Key capital figures and ratios

The key capital figures and ratios achieved by the Bankia Group at 30 June 2020 and at 31 December 2019, 2018 and 2017, in accordance with the current prudential solvency rules known as Basel III (“BIS III”), in a phase-in regulatory scenario, are presented below and, as a guide, the fully loaded perspective is also shown. The excesses over the minimum requirement in force at each time for common equity Tier 1 and total capital are also presented, taking into account the required levels in force in each period, as shown in the table above.

At 30 June 2020 the Bankia Group achieved a BIS III phase-in common equity Tier 1 ratio of 14.32% (the same level as at 31 December 2019) and a total BIS III phase-in capital ratio of 18.34% (18.09% at 31 December 2019). These capital levels represent a surplus of €4,549 million at the level of common equity Tier 1 over the regulatory minimum, once the early entry into force of article 104 a) of the CRR is taken into account, of the 8.38% required during 2020 (at 31 December 2019 the excess was 3,939 million over the required regulatory minimum of 9.25%), and €4,276 million in total solvency over the regulatory minimum of 12.75% required during 2020 (at 31 December 2019 the excess was €4,144 million over the required regulatory minimum of 12.75%).

In the first half of 2020, the BIS III phase-in common equity Tier 1 ratio (14.32%) remained unchanged compared to December 2019. The main effects into which this evolution of Phase-In common equity Tier 1 is broken down are as follows:

•	The timing effect associated with the net tax credit deduction has had an impact of -26 basis points.

•	The organic generation of the year was +26 basis points, due to the contribution of the Group's attributable profit (+€142 million), not including the deduction for the payment of a dividend in 2020, and the reduction in risk-weighted assets, mainly due to credit risk, associated with the anticipation of the application of the CRR2 in relation to the SME correction factor, as well as the adjustment of the exposures to companies that finance or manage essential public infrastructure or services (see section 9.1 of this Universal Registration Document).

The total capital phase-in ratio increased by 25 basis points in the first half of 2020 to 18.34%, mainly due to the decrease in risk-weighted assets (RWA) mentioned above.

In addition, the foregoing ratios do not include the positive impact of the COVID measures included in Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020 (see section 9.1 of this Universal Registration Document), in relation to the prudential treatment of intangible assets originating from software, the application of a transitional schedule for the impact of first-time application of IFRS 9 on 1 January 2018, even if it had not been requested on that date, and finally the possibility of temporarily not including in capital the evolution of the unrealised gains of the fair value sovereign portfolio from 31 December 2019 (hereinafter, “Positive impact of the COVID measures included by Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020”). Overall, the implementation of all these measures, which will be included in the coming months, would have a positive impact on CET1 estimated at +68 basis points, bringing the BIS III phase-in common equity Tier 1 ratio to 15.00% and the Total Capital Phase-In ratio to 19.02% at 30 June 2020.

In 2019 the Bankia Group increased its common equity Tier 1 ratio by 52 basis points. The main effects into which the evolution of phase-in common equity Tier I is broken down in 2019 are as follows:

•	The effect of advancing the phase-in schedule with an impact of -24 basis points.

•	The entry into force of IFRS 16, with an impact of -10 basis points.

•	Organic generation for the year was up 86 basis points, mainly including the net result of the dividend (up €541 million), the increase in unrealised capital gains associated with the fair value portfolio and the decrease in risk-weighted assets.

At the level of phase-in total capital, in 2019 the Bankia Group increased its total capital ratio by 51 basis points to 18.09%, mainly due to the aforesaid evolution of common equity Tier 1, which offset the reduction in the year of the loan loss reserve, which is computable as Tier II capital. In this regard, it should be noted that in February 2019 a subordinated debt issue was made for €1,000 million, computable for total capital purposes, to replace the €1,000 million issue of subordinated debt with early redemption implemented later in May 2019.

Following are details of the different levels of capital and risk-weighted assets calculated in accordance with the provisions of the CRR and CRD IV at 30 June 2020 and at the end of 2019, 2018 and 2017, applying the transitional schedule required in each period.

PHASE-IN
Bankia Group Capital Adequacy	30/06/2020 (2) (3)		31/12/2019 (2) (3) (6)		31/12/2018 (2) (3)		31/12/2017 (2) (3)(5)
(figures in thousands of euros and %)	Amount	%	Amount	%	Amount	%	Amount	%
BIS III (CRR and CRD IV) (1)
CET1 instruments and reserves	12,945,155		12,928,234		12,779,545		13,136,880
(-) Deductions from Common Equity Tier 1	(1,987,859)		(1,808,215)		(1,412,894)		(963,427)
(-) Adjustment for excess deductions from Additional Tier I capital	-		-		-		-
Common equity Tier I	10,957,296	14.32%	11,120,019	14.32%	11,366,651	13.80%	12,173,453	14.15%
Instruments eligible as Additional Tier 1 capital	1,250,000		1,250,000		1,250,000		750,000
(-) Regulatory adjustments to Additional Tier 1 capital	-		-		-		(67,875)
(+) Adjustment for excess deductions from Additional Tier 1 capital	-		-		-		-
Tier 1 capital	12,207,296	15.95%	12,370,019	15.93%	12,616,651	15.31%	12,855,578	14.94%
Instruments eligible as Tier II capital (subordinated debt)	1,672,270		1,672,270		1,672,270		1,642,270
Rest of items eligible as Tier II capital	152,033		-		190,691		-
(-) Deductions from Tier II capital	-		-		-		(10,433)
Tier II capital	1,824,303	2.38%	1,672,270	2.15%	1,862,961	2.26%	1,631,837	1.90%
Total capital	14,031,599	18.34%	14,042,289	18.09%	14,479,612	17.58%	14,487,415	16.84%
Risk-Weighted Assets (4)	76,513,859		77,634,917		82,381,203		86,041,890
Minimum required CET1 ratio (7)	6,408,036	8.38%	7,181,230	9.25%	7,054,302	8.56%	6,775,799	7.88%
Surplus (shortfall) of CET1	4,549,260		3,938,789		4,312,349		5,397,654
Minimum Total Capital requirement	9,755,517	12.75%	9,898,452	12.75%	9,937,645	12.06%	9,787,265	11.38%
Surplus (Shortfall) of Total Capital	4,276,082		4,143,837		4,541,967		4,700,150

______

(1)	Solvency ratios calculated according to CRR and CRD IV.

(2)	The ratios shown include the profit for the year net of dividends in each period. In June 2020 no dividend is envisaged against the result generated in the period.

(3)	Since 31 December 2016 the data include the amount of capital gains associated with the sovereign fixed-income fair value portfolio, which since October 2016 are incorporated into the regulatory capital due to the entry into force of Regulation (EU) 2016/445 at a percentage of 100% in 2019 and 2018 and 80% in 2017, in phase-in terms.

(4)	Risk Weighted Assets means: “balance on which the regulatory capital requirements are calculated and which constitutes a measure of the assets weighted by their corresponding level of risk (on Pillar I risks: Credit Risk, Market Risk and Operational Risk), as established in the CRR and CRD IV.

(5)	The impact of the integration of BMN was -283 CET 1 phase-in basis points and -322 basis points at the Total Capital phase-in level (mainly due to capital increase, restructuring costs and 16,699 million of RWA from integration of BMN on the balance sheet.

(6)	Includes early repayment of €1,000 million of subordinated debt with implementation in May 2019.

(7)	The Pillar II requirements initially communicated by the Supervisor for 2020 (9.25%) have been adjusted to reflect the anticipated application of article 104(a) of the CRR.

In June 2020, the Bankia Group achieved a BIS III fully loaded common equity Tier 1 ratio of 13.27% (13.02% at 31 December 2019) and a BIS III fully loaded total capital ratio of 17.29% (16.78% at 31 December 2019). These capital levels represent a surplus of €3,746 million at the level of common equity Tier 1 over the regulatory minimum of 8.38% required during 2020, and after anticipating the entry into force of article 104 a) of the CRR (at 31 December 2019 the excess was €2,923 million over the regulatory minimum of 9.25%) and €3,472 million in total solvency over the regulatory minimum of 12.75% required during 2020 (at 31 December 2019 the excess was €3,128 million over the same required regulatory minimum).

The foregoing ratios do not reflect the positive impact of the COVID measures included by Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020. The application of these measures, which will be included in the next few months, would have a positive impact on CET1 estimated at +68 basis points, bringing the BIS III common equity Tier 1 ratio to 13.95% and the Phase-In Total Capital ratio to 17.96% at 30 June 2020.

FULLY LOADED
Bankia Group Capital Adequacy	30/06/2020 (2) (3)		31/12/2019 (2) (3) (6)		31/12/2018 (2) (3)		31/12/2017 (2) (3)(5)
(figures in thousands of euros and %)	Amount	%	Amount	%	Amount	%	Amount	%
BIS III (CRR and CRD IV) (1)
CET1 instruments and reserves	12,945,155		12,928,234		12,779,569		13,197,161
(-) Deductions from Common Equity Tier 1	(2,790,862)		(2,823,588)		(2,575,027)		(2,300,646)
Common equity Tier I	10,154,193	13.27%	10,104,646	13.02%	10,204,542	12.39%	10,896,515	12.66%
Instruments eligible as Additional Tier 1 capital	1,250,000		1,250,000		1,250,000		750,000
Tier 1 capital	11,404,193	14.90%	11,354,646	14.63%	11,454,542	13.91%	11,646,515	13.53%
Instruments eligible as Tier II capital (subordinated debt)	1,672,270		1,672,270		1,672,270		1,642,270
Rest of items eligible as Tier II capital	152,033		-		190,691		-
(-) Deductions from Tier II capital	-		-		-		-
Tier II capital	1,824,303	2.38%	1,672,270	2.15%	1,862,961	2.26%	1,642,270	1.91%
Total capital	13,228,496	17.29%	13,026,916	16.78%	13,317,503	16.17%	13,288,785	15.44%
Risk-Weighted Assets (4)	76,514,359		77,634,917		82,381,203		86,041,890
Minimum required CET1 ratio (7)	6,408,078	8.38%	7,181,230	9.25%	7,620,261	9.25%	7,958,875	9.25%
Surplus (shortfall) of CET1	3,746,116		2,923,416		2,584,281		2,937,640
Minimum Total Capital requirement	9,755,581	12.75%	9,898,452	12.75%	10,503,603	12.75%	10,970,341	12.75%
Surplus (Shortfall) of Total Capital	3,472,915		3,128,464		2,813,900		2,318,444

______

(1)	Solvency ratios calculated according to the CRR and CRD IV.

(2)	The ratios shown include the profit for the year net of dividends in each period. In June 2020 no dividend is envisaged against the result generated in the period.

(3)	Since 31 December 2016 the data include the amount of capital gains associated with the sovereign fixed-income fair value portfolio, which since October 2016 are incorporated into the regulatory capital due to the entry into force of Regulation (EU) 2016/445 at a percentage of 100% in Fully Loaded terms.

(4)	Risk Weighted Assets means: “balance on which the regulatory capital requirements are calculated and which constitutes a measure of the assets weighted by their corresponding level of risk (on Pillar I risks: Credit Risk, Market Risk and Operational Risk), as established in the CRR and CRD IV.

(5)	Includes impact of integration of BMN mainly by capital increase, restructuring costs and €16,699 million of RWA by integration of BMN on the balance sheet.

(6)	Includes early repayment of €1,000 million of subordinated debt with implementation in May 2019.

(7)	The Pillar II requirements initially communicated by the Supervisor for 2020 (9.25%) have been adjusted to reflect the anticipated application of article 104(a) of the CRR.

The BIS III phase-in common equity Tier 1 (CET1) includes share capital, reserves, profit or loss for the year or period net of the expected dividend to be allocated to reserves, capital gains on financial assets at fair value recorded as valuation adjustments in equity according to the applicable phase-in schedule, and minority interests computable at the level of common equity Tier 1 according to the applicable phase-in schedule; minus treasury shares, the first loss tranche from securitisations, tax assets that depend on future income and do not arise from net timing differences of their associated tax liabilities according to the phase-in schedule, expected loss from the equity portfolio and deficit of provisions versus expected loss according to the phase-in schedule, goodwill and other intangible assets according to the phase-in schedule and the amount of negative additional Tier I capital. In addition, from 2016 the additional valuation adjustment (AVA) is incorporated, and from December 2017 the deduction for irrevocable payment commitments to the single resolution fund. Sovereign gains from the fair value fixed-income portfolio are included in regulatory capital from October 2016, according to the applicable phase-in schedule (until this date only gains from financial assets at fair value in the non-sovereign portfolio were included).

BIS III phase-in Tier I capital includes common equity Tier 1 plus additional Tier I capital. Additional Tier 1 capital includes minority interests that qualify as additional Tier I capital according to the phase-in schedule, less any intangible assets and goodwill not deducted from common equity Tier I in accordance with the phase-in schedule, the expected loss on the equity portfolio in accordance with the phase-in schedule and issues of additional Tier I capital instruments.

In July 2017 and September 2018, the Bankia Group carried out two issues of perpetual contingent bonds convertible into ordinary shares of Bankia for an amount of 750 million and 500 million euros, respectively, computable as additional Tier

I capital. With these issues, Bankia maintains coverage of the minimum requirement demanded by the supervisor as part of Pillar I (1.5% of Tier I capital over risk-weighted assets by 2020).

Tier II capital includes mainly subordinated debt, eligible minority interests at the level of Tier II capital according to the phase-in schedule, the excess between provisions related to exposures calculated using the Internal Ratings-Based (“IRB”) approach and the expected losses corresponding thereto or if applicable the limit of 0.6% of the risk weighted assets (RWA) calculated using the IRB approach, differentiating between normal and non-performing portfolio, reduced by the expected loss of the equity portfolio according to the phase-in schedule and the requested limit of the Tier II capital instrument portfolio.

In order to complete the minimum Tier II capital requirements established by the supervisor as part of Pillar I (2% Tier II capital over risk weighted assets), the Bankia Group has made the following issues: (i) in March 2017, denominated “Bono Subordinado de capital de nivel II Bankia 2017-1”, in the amount of €500 million; (ii) in February 2019, denominated “Tier 2 Subordinated Fixed Reset Notes Due February 2029”, in the amount of €1,000 million, both classified by the Bank of Spain as Tier II capital instruments, which have contributed to increasing the capital base. This last issue replaced €1,000 million of subordinated debt with early redemption, authorised and executed in May 2019. After the merger with BMN, the Group included €175 million of subordinated bonds from BMN in its Tier II capital.

With these issues (additional Tier I capital and Tier II capital instruments), the Bankia Group has strengthened its capital base. The issuance policy and the active capital management carried out by the Group recently are aimed at optimising the Group’s funding structure and rationalising resources in anticipation of the need to comply with new standards, such as MREL.

Stable profit generation allowed the Group to pay dividends for the years 2014 to 2019. In 2015, out of profit for 2014, it paid the first dividend since the Group’s recapitalisation in 2012. Since then, the amount of the dividend has increased year on year with a cumulative volume of €1,862 million (see section 18.5 for more detail on the dividend policy and the amounts paid to shareholders for this item).

This dividend policy is also prudent, insofar as it reconciles shareholder and market expectations with strong capitalisation, which has cushioned the effect of the advancing Basel III phase-in schedule, improves coverage of the Group’s risks and strengthens and conserves capital against the adverse impact of future regulatory changes and possible adverse macroeconomic or market scenarios. All this testifies to the consolidation of a self-sustainable model for generating capital of the highest quality in terms of permanence, availability and loss-absorbing capacity.

On 27 March 2020 Bankia's Board of Directors decided that, given the potential impact of the situation arising from COVID-19, the institution should be very prudent in setting its shareholder remuneration policy. For this reason, it reviewed the capital distribution target set in the 2018-2020 Strategic Plan, waiving any extraordinary distribution for the current year and anticipating extremely prudent criteria when defining the possible dividend to be charged to the 2020 financial year.

Meanwhile, the Group’s risk-weighted assets have been reduced through a gradual process of balance sheet deleveraging and disposal of non-strategic assets, in fulfilment of the undertakings given in the BFA-Bankia Group Restructuring Plan approved by the European Commission in November 2012, which was completed at the end of 2017. At the end of 2017, the integration with BMN meant an increase in RWA of €16,699 million.

The Bankia Group has also improved the risk profile of its portfolio, with a positive impact on risk-weighted assets.

With regard to the leverage ratio, as can be seen in the following tables, the Bankia Group exceeds the minimum requirement of 3% established by the EU Banking Reforms. At the end of 2017, the merger with BMN increased exposure by approximately €35,200 million.

PHASE-IN
Leverage (€ 000s and %)	30/06/2020	31/12/2019	31/12/2018	31/12/2017
Basel III (CRR and Delegated Regulation 62/2015)
Common Equity Tier 1 - Basel III Phase-in (1) (2)	12,207,296	12,370,019	12,616,651	12,855,578
Total leverage ratio exposure, phase-in	221,826,106	210,098,403	207,077,825	213,504,901
Leverage ratio, phase-in	5.50%	5.89%	6.09%	6.02%

______

(1)	Tier I capital includes the result of the year net of dividends in each period, except for June 2020, which does not include the payment of dividends from the result generated in the period.

(2)	Since 31 December 2016 the data include the amount of capital gains associated with the sovereign fixed-income fair value portfolio, which since October 2016 are incorporated into the regulatory capital due to the entry into force of Regulation (EU) 2016/445 at a percentage of 100% in 2019 and 2018 and 80% in 2017, in phase-in terms.

FULLY LOADED
Leverage (€ 000s and %)	30/06/2020	31/12/2019	31/12/2018	31/12/2017
Basel III (CRR and Delegated Regulation 62/2015)
Tier 1 capital – Basel III fully loaded (1) (2)	11,404,193	11,354,646	11,454,542	11,646,515
Total leverage ratio exposure, fully loaded	221,024,022	209,083,029	205,915,716	212,248,861
Leverage ratio, fully loaded	5.16%	5.43%	5.56%	5.49%
______

(1)	Tier I capital includes the result of the year net of dividends in each period, except for June 2020, which does not include the payment of dividends from the result generated in the period.

(2)	Since 31 December 2016 the data include the amount of capital gains associated with the sovereign fixed-income fair value portfolio, which since October 2016 are incorporated into the regulatory capital due to the entry into force of Regulation (EU) 2016/445 at a percentage of 100% in Fully Loaded terms.

8.2	Sources and amounts of the issuer's cash flows

(A)       Liquidity and Asset-Liability Management

The Bankia Group’s statements of cash flows for the years ended 31 December 2019, 2018 and 2017 and June 2020 and the main changes are presented in section 18.1 below.

The Deputy General Directorate of Financial Management of Bankia manages the Company’s own structural portfolios, invested mainly in public debt and corporate bonds, and also brokers all kinds of risks, both those generated by the products that Capital Markets distributes among customers and the Company’s balance sheet management risks. It also manages the Bankia Group’s liquidity.

The activities of the Deputy General Directorate of Financial Management include

(i)	Public debt and own fixed income portfolios: the public debt and fixed income portfolios are managed so as to provide strategic support for the Bankia Group’s gross income generation and liquidity generation within the framework of the policies and strategies set by the Company’s Board Risk Committee and the Assets and Liabilities Committee (“ALCO”).

The debt securities recorded on the Bankia Group’s balance sheet at 30 June 2020 totalled €47,671 million. Stripping out the amount corresponding to the SAREB securities, the total was €29,161 million, 97.5% of which consisted of sovereign debt and the remaining 2.5% of corporate bonds and other regional and local public administrations.

(ii)	Liquidity management and portfolio financing.

(a)	Own issues. Funding structure:

-	The purpose of managing own issues is to capture the resources that exist in the capital market, proposing the financing structure to be chosen (unsecured senior bonds, mortgage covered bonds, hybrid capital instruments, loans, EMTNs, etc.), aimed mainly at the institutional investor in the capital markets. To do this, this segment maintains regular contact with the origination and syndication teams in international financial institutions and is ultimately responsible for negotiating and arranging the final terms of issues, based on market conditions and the terms approved by the governing bodies. The terms, currencies, rates and coverages for medium and long-term funding are decided based on general guidelines laid down by the ALCO.

-	Additionally, together with the investor relations area, the issuance area regularly conducts fixed-income investor roadshows, takes part as a panellist in conferences and roundtables to raise the Bank’s profile as an issuer, requesting new credit lines, and updating existing institutional investors regarding funding plans.

-	It proposes the various issuance programmes the Bank will use at both domestic and international levels to broaden access to different markets, currencies and investor types. The area has ultimate responsibility for creating and managing benchmark issues and the Bank’s credit risk curve.

-	It also designs, structures and executes the Bankia Group’s liability management transactions, in the form of repurchases of outstanding securities and the issue of new debt instruments.

(b)	Treasury and liquidity management: The Financing and Treasury Area manages liquidity and short-term funding, complying with the control and management requirements, both regulatory and those defined by the entity's internal policies. In collaboration with other areas, it keeps the market access channels that ensure execution of trades in wholesale markets constantly up to date.

As regards short-term issuance programmes, the note issuance programme and the commercial paper and certificate of deposit programme (registered in the London Stock Exchange) are two of the traditional sources of funding.

(c)	Portfolio funding: Treasury is responsible for the funding of public and private fixed-income investment portfolios. In previous years portfolio funding was strongly influenced by the market crisis in general and the sovereign debt crisis in particular, affecting most of the operations in Spain aimed at funding this type of asset.

In addition, Bankia has been a member of the Money Market Contact Group (MMCG) and the European Repo Council Committee (ERCC) for years. The MMCG was established in 1999 as the ECB's contact forum with money market banks in the euro zone. The ERCC committee acts under the umbrella of the International Capital Markets Association, and plays an important role in repo activity worldwide.

(B)       Fixed-income trading activity and management of derivatives books

Bankia has books of interest rate, inflation, equity and exchange rate derivatives for managing the risk arising from the derivatives entered into by its corporate, institutional and branch customers and the risks of the Company itself (issuance, portfolios, balance sheet management, etc.).

Bankia is also a market maker in Spanish government bills, bonds and debentures and a price provider for customers in issuing their own debt securities and for fixed income securities originated by the Bank. It has an active presence in the Spanish domestic market, distributing to the most important institutional customers in that market. It is a member of the MTS Spain trading platform and SENAF and MEFF.

Bankia is also a market maker in Spanish government bills, bonds and debentures and a price provider for customers in issuing their own debt securities and for fixed income securities originated by the Bank. It has an active presence in the Spanish domestic market, distributing to the most important institutional customers in that market. It is a member of the MTS Spain trading platform, the Electronic System for Financial Assets Trading (SENAF) and the Official Market for Financial Options and Futures in Spain (MEFF).

8.3	Borrowing requirements and the issuer's financing structure

An overview of the Bankia Group’s own funds and debt funding16 is given below:

(figures in thousands of euros and %)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Own funds	12,882,862	13,141,770	13,029,511	13,222,423	(2.0%)	0.9%	(1.5%)
Debt funding (1)	193,753,085	183,733,686	180,323,327	187,830,175	5.5%	1.9%	(4.0%)
Total own funds and debt funding	206,635,947	196,875,456	193,352,838	201,052,598	5.0%	1.8%	(3.8%)
(1) Financial liabilities measured at amortised cost, excluding Other Financial Liabilities

The percentage of own financial resources over total resources, both own funds and debt funding, was 6.2% in June 2020, 6.7% in 2019, 6.7% in 2018 and 6.6% in 2017. The reduction in the Bankia Group's equity in the first half of 2020 is mainly due to the payment of the dividend recorded in March against 2019 earnings (€352 million) and the result generated in the first half of 2020 (€142 million).

In line with its retail banking business model, the Bankia Group’s main source of external funding is customer deposits, supplemented by market funding, which the Group obtains through deposits from credit institutions, debt issuance in the capital markets and the balances it holds at the ECB.

16 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the financial liabilities at amortised cost on the balance sheet, from which other financial liabilities are excluded.

At 30 June 2020, the Group’s debt funding17 totalled €193,753 million, 5.5% more than at 31 December 2019.

(figures in thousands of euros and %)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Deposits from central banks	23,026,414	13,808,756	13,856,000	15,355,970	66.8%	(0.3%)	(9.8%)
Deposits from credit institutions	23,830,395	26,460,485	21,787,756	22,293,596	(9.9%)	21.4%	(2.3%)
Customer deposits	128,317,770	124,784,736	126,319,476	130,395,799	2.8%	(1.2%)	(3.1%)
Marketable debt securities	15,619,023	15,696,678	15,370,206	17,273,888	(0.5%)	2.1%	(11.0%)
Subordinated liabilities	2,959,483	2,983,031	2,989,889	2,510,922	(0.8%)	(0.2%)	19.1%
Debt funding	193,753,085	183,733,686	180,323,327	187,830,175	5.5%	1.9%	(4.0%)

At 30 June 2020, 66% of debt funding are customer deposits (68% at the end of 2019, 70% at the end of 2018 and 69% at the end of 2017).

As of the date of this Universal Registration Document, central bank deposits, within the framework of the programmes designed by the ECB to improve the financing of institutions, include €22,919 million in these programmes. Specifically, the entire amount currently down corresponds to Targeted Longer-Term Refinancing Operations (“TLTRO”) Programme III, which has been drawn to its maximum capacity as a preventive measure to ensure that liquidity is available at all times in order to be able to finance customer requirements that may arise from the situation caused by COVID-19.

Customer deposits

On-balance sheet customer deposits grew 2.8% in the first half of 2020 compared to the end of 2019. Total customer deposits stood at €128,318 million at the end of the first semester of 2020 (see section 18 of this Universal Registration Document).

(figures in millions of euros and %)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Public Sector	5,762,352	4,778,218	6,608,051	5,677,761	20.6%	(27.7%)	16.4%
Current accounts	5,562,792	4,249,765	5,826,475	4,488,059	30.9%	(27.1%)	29.8%
Term deposits	199,560	528,453	781,576	1,189,702	(62.2%)	(32.4%)	(34.3%)
Repo	-	-	-	-	-	-	-
Other financial companies	12,211,551	12,608,848	14,510,107	19,503,023	(3.2%)	(13.1%)	(25.6%)
Current accounts	5,611,420	4,926,023	5,730,785	5,743,326	13.9%	(14.0%)	(0.2%)
Term deposits	6,553,380	7,637,299	8,735,368	11,092,041	(14.2%)	(12.6%)	(21.2%)
Repo	46,751	45,526	43,954	2,667,656	2.7%	3.6%	(98.4%)
Non-financial companies	14,704,102	13,334,595	14,340,179	16,186,456	10.3%	(7.0%)	(11.4%)
Current accounts	14,181,310	12,167,650	12,033,995	12,408,062	16.5%	1.1%	(3.0%)
Term deposits	522,792	1,166,945	2,306,184	3,778,394	(55.2%)	(49.4%)	(39.0%)
Repo	-	-	-	-	-	-	-
Households	95,639,765	94,063,075	90,861,139	89,028,559	1.7%	3.5%	2.1%
Current accounts	72,856,136	67,515,663	59,632,449	53,677,080	7.9%	13.2%	11.1%
Term deposits	22,783,629	26,547,412	31,228,690	35,351,479	(14.2%)	(15.0%)	(11.7%)
Total customer deposits	128,317,770	124,784,736	126,319,476	130,395,799	2.8%	(1.2%)	(3.1%)

At 30 June 2020, the “Customer deposits” line item in the consolidated balance sheet included €4,817 million of non-negotiable special mortgage covered bonds issued by the Group.

-	Marketable securities and subordinated debt issued

At 30 June 2020, the nominal amount of own debt securities issued net of own securities held and own securities issued and retained was €22,328 million, a reduction of 2.5% compared to 2019. Between 2019 and 2018 there was a reduction of 3.6%. The details of this debt by type of security are as follows:

17 Alternative Performance Measure (APM) (see Annex I to this Universal Registration Document). It is calculated as the financial liabilities at amortised cost on the balance sheet, from which other financial liabilities are excluded.

Nominal balance of own issues (figures in thousands of euros and %)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Senior debt	2,636,043	2,637,363	1,140,014	1,380,367	(0.1%)	131.3%	(17.4%)
Mortgage bonds and mortgage covered bonds	15,540,508	15,958,425	18,087,604	20,423,292	(2.6%)	(11.8%)	(11.4%)
Subordinated debt	2,925,000	2,925,000	2,925,000	2,425,000	-	-	20.6%
Securitisations sold to third parties	1,226,132	1,369,538	1,601,774	1,841,011	(10.5%)	(14.5%)	(13.0%)
Commercial paper	-	-	-	-	-	-	-
Total own debt securities issued	22,327,683	22,890,326	23,754,392	26,069,670	(2.5%)	(3.6%)	(8.9%)
Figures: nominal values, net of own securities held and debt securities issued and retained.

At 30 June 2020 69.6% of own debt securities issued consisted of mortgage bonds and mortgage covered bonds, 13.1% of subordinated debt, 11.8% of senior debt and 5.5% of securitisations sold to third parties.

During the first half of 2020, there were no issues or relevant redemptions.

The maturity profile of these long-term debt issues at 30 June 2020 is as follows:

Maturity profile (thousands of euros)	2020	2021	2022	> 2022
Mortgage bonds and mortgage covered bonds	-	2,025,000	3,235,185	10,280,323
Senior debt	1,165	35,000	30,000	2,569,878
Subordinated, preferred and convertible securities	-	175,000	1,250,000	1,500,000
Securitisations sold to third parties	-	-	-	1,226,132
Total debt maturities	1,165	2,235,000	4,515,185	15,576,333
Figures: nominal values, net of own securities held and debt securities issued and retained.

-	Deposits from credit institutions and central banks

At 30 June 2020, the Bankia Group had deposits from credit institutions amounting to €23,830 million, recording a fall of 9.9% compared to December 2019.

The breakdown of deposits from credit institutions is detailed below:

(thousands of euros)	30/06/2020	31/12/2019	31/12/2018	31/12/2017	Change (%) Jun 20-Dec 19	Change (%) Dec 19-Dec 18	Change (%) Dec 18-Dec 17
Term accounts	3,391,244	3,712,983	3,769,763	3,403,959	(8.7%)	(1.5%)	10.7%
Repo	17,176,961	19,593,061	14,643,061	15,557,780	(12.3%)	33.8%	(5.9%)
Other accounts	3,260,891	3,160,113	3,370,364	3,324,527	3.2%	(6.2%)	1.4%
Sum	23,829,096	26,466,157	21,783,188	22,286,266	(10.0%)	21.5%	(2.3%)
Valuation adjustments	1,299	(5,672)	4,568	7,329	(122.9%)	(224.2%)	(37.7%)
Total	23,830,395	26,460,485	21,787,756	22,293,596	(9.9%)	21.4%	(2.3%)

At 30 June 2020 the deposits held at central banks totalled €23,026 million, compared to €13,809 million in December 2019, €13,856 million in December 2018 and €15,356 million in 2017. The evolution in June 2020 reflects the draw up to maximum capacity of the TLTRO III line with the ECB in the context of the liquidity measures adopted by the central bank in the context generated by the COVID-19 pandemic.

Issuance capacity

At 30 June 2020 the Group had marketable and non-marketable mortgage covered bonds in issue in a nominal amount of €23,488 million compared to €23,906 million in December 2019.

The amount of non-marketable bonds was €4,817 million at June 2020 (compared to €5,235 million at December 2019), included in customer deposits.

The aggregate nominal amount of the marketable and non-marketable mortgage covered bonds outstanding at 30 June 2020 and at 31 December 2019, 2018 and 2017 issued by the Group is shown below, classified by term to maturity and type of issue (with an offering and without):

Nominal amount of mortgage covered bonds	30/06/2020	31/12/2019	31/12/2018	31/12/2017
(thousands of euros)
Issued by public offering	10,035,500	10,035,500	12,035,500	14,095,500
Maturing before 3 years	4,750,000	3,750,000	3,000,000	4,060,000
Maturing between 3 and 5 years	2,000,000	1,000,000	3,750,000	3,750,000
Maturing between 5 and 10 years	1,285,500	3,285,500	3,285,500	4,285,500
Maturing after 10 years	2,000,000	2,000,000	2,000,000	2,000,000
Not issued by public offering	13,452,108	13,870,025	15,647,854	16,401,242
Maturing before 3 years	1,610,185	2,028,102	3,855,746	3,969,134
Maturing between 3 and 5 years	4,101,923	2,825,000	3,410,185	1,610,186
Maturing between 5 and 10 years	6,865,000	8,141,923	7,506,923	7,331,922
Maturing after 10 years	875,000	875,000	875,000	3,490,000
Total nominal amount of mortgage covered bonds	23,487,608	23,905,525	27,683,354	30,496,742

As regards lending transactions, the following table shows the Group’s issuance capacity at 30 June 2020 and at 31 December 2019, 2018 and 2017, calculated in accordance with the applicable regulations:

Nominal Value	30/06/2020	31/12/2019	31/12/2018	31/12/2017
(thousands of euros)
Total mortgage loans and credits	75,469,367	77,027,730	81,620,240	86,829,591
Of which:
Loans and credits that are eligible, under the limits imposed by art. 12 of RD 716/2009, for inclusion in the pool backing a securitisation issue	52,974,415	53,473,461	55,262,489	57,545,445
Of which:
Loans and advances made marketable through mortgage certificates (certificados de transmisión hipotecaria)	8,542,877	8,882,955	9,707,889	11,156,104
Mortgage security issuance capacity (margin)	18,891,924	18,873,244	16,526,637	15,539,614
Public sector covered bond issuance capacity (margin)	1,046,247	1,175,730	1,278,790	1,595,168
Total issuance capacity	19,938,171	20,048,974	17,805,427	17,134,782

Liquid assets

At 30 June 2020 the Group had €31,797 million in cash assets (€33,117 million at 31 December 2019, €31,938 million at 31 December 2018 and €32,827 million at 31 December 2017). Of these, €4,600 million are included in the pool at 30 June 2020 (€6,161 million at 31 December 2019, €11,339 million at 31 December 2018 and €10,918 million at 31 December 2017). At 30 June 2020 the liquidity surplus (banknotes and coins, plus balances at central banks, reduced by the amount of minimum reserves) amounted to €14,289 million (€11,418 million at December 2019, €2,921 million at 31 December 2018 and €2,206 million at 31 December 2017).

At June 2020, issue capacity was reduced by €1,320 million compared to December 2019 (as against an increase of €2,243 million in 2019 compared to 2018).

8.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations

Section 9 of this Universal Registration Document includes a summary of the main regulatory restrictions on capital resources that could directly or indirectly affect the Bankia Group's operations.

Except for the capital requirements mentioned in sections 9 and 8.3 of this Universal Registration Document, there is no restriction on the use of the capital resources, subject to supervisory authorisation as required under article 77 of the CRR.

8.5	Expected sources of the funds required to meet the commitments referred to in point 5.7.2

As of the date of this Universal Registration Document there are no significant investments in progress.

9.	REGULATORY FRAMEWORK

9.1	Regulatory framework in which the issuer operates and that may have a significant impact on its business activity, together with information on all administrative, economic, fiscal, monetary and political actions and factors that have, or may have, a significant direct or indirect impact on the issuer's operations

The following is a summary of the main aspects of the regulatory framework applying to the Bankia group and of the main factors that have had, or are having, a significant direct or indirect impact on Bankia group operations.

See also 4.4 and section I (Risk factors) of this Universal Registration Document, which includes the specific and relevant factors that in Bankia's opinion may have a significant impact on Bankia group operations.

Solvency regulations

Solvency regulations place significant requirements on the Bankia group that increase its capital and financing costs and may affect the current and future generation of profits, its business model, profitability and dividend distributions (see the risk factor Ever stricter capital and solvency regulations and possible new requirements may have a negative impact on Bankia group operations and business).

The following is a description of the main aspects of the solvency regulations applying to the Bankia group. Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms (CRR) came into force on 1 January 2014 - supplemented by various binding regulatory technical standards that are directly applicable in all EU Member States - and Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms (CRD IV). This regulatory package forms the current prudential solvency regulation known as Basel III (BIS III). CRD IV was transposed into Spanish law through Royal Decree Law 14/2013 of 29 November 2013 on urgent measures for the adjustment of Spanish law to European Union regulations on the supervision and solvency of financial institutions (RDL 14/2013), Law 10/2014 of 26 June 2014 on the regulation, supervision and solvency of credit institutions (Law 10/2014), its implementing regulation Royal Decree 84/2015 of 13 February 2015 and Bank of Spain Circulars 2/2014 of 31 January 2014 and 2/2016 of 2 February 2016 (Circular 2/2016). The entry into force of these regulations constituted a derogation from all incompatible parts of the Bank of Spain's own funds regulation and required the gradual adoption of BIS III, which was completed on 1 January 2019.

On 7 June 2019 the Official Journal of the European Union published a set of laws reforming: (i) CRD IV; (ii) CRR; (iii) Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms (BRRD); and (iv) Regulation (EU) 806/2014 of the European Parliament and of the Council (SRM Regulation), (the EU Banking Reforms). The EU Banking Reforms include measures for increasing bank resilience and financial stability and came into force on 27 June 2019. Their application will begin on 29 December 2020 except in the case of the CRR reform, where application will take place over 2 years from the time it first comes into force, with certain exceptions.

In accordance with CRR and CRD IV, Bankia must, at individual company and group levels, maintain minimum total regulatory capital of 8% of risk-weighted assets (RWA), at least 4.5% of which must be common equity Tier 1 (CET1) and 6% must be Tier 1 capital (Pillar I). In addition to compliance with Pillar I, from 1 January 2016 credit institutions must also comply with the 'combined capital buffer requirement'. This has introduced five new buffers that must be created using additional CET1: (i) a capital conservation buffer of up to 2.5% of RWA; (ii) a global systemically important banks (G-SIB or EISM) buffer of 1% to 3.5% of RWA; (iii) a countercyclical capital buffer specific to each institution of up to 2.5% of RWA (or more if required by the Bank of Spain); (iv) an other domestic systemically important banks buffer (D-SIB) of up to 2% of RWA; and (v) a systemic risk buffer to prevent macroeconomic and systemic risk, of at least 1% of RWA (as decided by the Bank of Spain).

While the capital conservation and G-SIB buffers are compulsory, the Bank of Spain has greater discretional powers when it comes to countercyclical capital, D-SIB and systemic risk buffers. Moreover, since the SSM came into force on 4 November 2014, the ECB can now make recommendations in this area. Since neither the Group nor Bankia have been classified as G-SIBs by the Financial Stability Board (FSB), the Bank of Spain or any other competent authority, unless otherwise decided by the FSB or the Bank of Spain in the future, they are under no obligation to maintain a G-SIB buffer.

Furthermore, article 104 of CRD IV, article 68 of Law 10/2014 and similarly article 16 of Council Regulation (EU) No. 1024/2013 of 15 October 2013 conferring specific tasks on the ECB concerning policies relating to the prudential supervision of credit institutions (the SSM Regulation) allow supervisory authorities to impose additional capital requirements in addition to minimum Pillar I capital requirements in order to protect against other risks that Pillar I does not cover (Pillar II capital requirements). Pillar II imposes add-ons to the Pillar I requirements set out in the CRR, at the top of which are additional capital buffers. Any failure by Bankia or the Bankia group to meet Pillar I capital requirements or Pillar II add-on requirements could lead to administrative action or penalties that could in turn have a significant impact on Group profits.

In accordance with the SSM Regulation, the ECB has now assumed in full its new supervisory responsibilities over Bankia and the Group. Once a year and as specified in Regulation (EU) No 468/2014 of the European Central Bank of 16 April 2014 establishing the framework for cooperation within the Single Supervisory Mechanism between the European Central Bank and national competent authorities and with national designated authorities, the ECB will perform a supervisory review and evaluation process (SREP) to set individual Pillar II capital requirements for each bank.

Any Pillar II own resources add-on requirement that the ECB may impose on the Bank and/or the Group following an SREP will mean that the Bank and/or the Group must maintain capital levels that are above Pillar I minimum capital and combined capital buffer requirements.

The EU Banking Reforms introduce new requirements that capital instruments must meet if they are to be considered additional tier I capital instruments or tier II capital instruments. The EU Banking Reforms introduce extension and transitory measures for existing additional tier I capital instruments and/or tier II capital instruments. However, since the extension and transitory measures will not apply to any new requirements when they are finally implemented, the capital eligibility of those instruments may be legally uncertain, possibly giving rise to a regulatory capital shortfall and, in a worst case scenario, capital requirements.

The EU Banking Reforms introduce a number of changes, including:

•	3% leverage ratio requirement to prevent institutions lending when they do not have sufficient capital

•	a compulsory and detailed net stable funding ratio (NSFR) requirement to force institutions to fund their long-term business from reliable sources of funds

•	a requirement that institutions that trade in securities and derivatives must perform a fundamental review of the trading book (FRTB)

•	implementation of total loss-absorbing capacity (TLAC) standards by systemically important banks, which at the time of this Universal Registration Document do not include Bankia

•	a review of the law on major exposures

•	a review of the focus of counterparty credit risk, of exposures to central counterparty institutions and of exposures to collective investment bodies

•	a review of the treatment of interest rate risk in the banking book (IRRBB).

Additionally, and pursuant to article 48 of Law 10/2014, under article 73 del RD 84/2015 and regulation 24 in Bank of Spain Circular 2/2016, institutions that do not meet its combined capital buffer requirement must calculate their maximum distributable amount (MDA) in accordance with that regulation. Until the MDA has been calculated and reported to the Bank of Spain (where relevant), the institution concerned will be subject to restriction on: (i) distributions of CET1 capital, (ii) payment of variable remuneration or discretional pension benefits; and (iii) payments tied to additional tier I capital instruments (discretional payments), and from that time those same discretional payments will be subject to the calculated MDA.

Pursuant to article 48 of Law 10/2014, Bank of Spain adoption of articles 68.2.h) and 68.2.i) of Law 10/2014, which aim to strengthen own funds or to restrict or prohibit the payment of dividends, will also limit discretional payments to the MDA. Under the EU Banking Reforms, the MDA can also be impacted by failure to meet MREL (as defined below).

Failure by the Bank or the Group to meet relevant capital requirements could lead to the imposition of additional Pillar II requirements and early action or, as a last resort, resolution by the resolution authorities under the current version of Law 11/2015 of 18 June 2015 on the recovery and resolution of credit institutions and investment services companies (Law 11/2015), which - together with Royal Decree 1012/2015 of 6 November 2015 implementing Law 11/2015 and amending Royal Decree 2606/1996 of 20 December 1996 on guarantee funds for credit institutions (RD 1012/2015) - transposes the BRRD into Spanish law, which could have a materially negative impact on the Group's business and activities.

These requirements, together with the regular inspection of required buffer capital levels set at the discretion of the supervisory authorities, are creating uncertainty over the future minimum capital requirements that will be imposed on the Bank and that consequently:

•	May restrict future capital distributions (dividends, payment of AT1 (additional tier 1 instrument) coupons and all variable payments)

•	Will affect the Bank's future results, business model and profitability.

Recovery and resolution regulations

The BRRD creates a framework for the recovery and resolution of credit institutions and investment companies and introduces the requirement that banks must at all times maintain an adequate level of own funds and eligible liabilities (i.e.

bail-in debt), known as the Minimum Requirements for Own Funds and Eligible Liabilities (MREL). The level of own funds and eligible liabilities required under MREL will be set by the resolution authority for each bank (and/or group) on the basis inter alia of the criteria set out in article 45.6 BRRD, including the systemic importance of the bank. Eligible liabilities may be senior or subordinate debt so long as inter alia they fall due within at least one year and, if they are governed by third country law, they must be written down or converted by the resolution authority of a Member State in accordance with that law (or a contract). The MREL came into effect on 1 January 2016, although the EBA has recognised its possible impact on banks' funding costs and systems and the Delegated Regulation on MREL provides that a suitable transition period (which must be as short as possible) will be set by the resolution authorities.

The BRRD (transposed in Spain by Law 11/2015 and RD 1012/2015) and the SRM Regulation are designed to give the authorities a set of mechanisms and instruments that allow them to take action with failing and solvency-challenged credit institutions and investment services companies early and fast enough to ensure they are able to continue their essential financial and economic functions, while at the same time minimising the impact of their failure on the economic and financial system. The BRRD also provides that Member States can only use additional financial stabilisation instruments to provide extraordinary public financial support as a last resort once they have assessed and exhausted the following resolution instruments while maintaining financial stability.

Consequently, if a resolution authority believes that an institution is or may be failing or if there is no reasonable prospect of any alternative private sector action that would prevent the failure within a reasonable timeframe, it may decide to use one or more of the tools and powers at its disposal, including:

•	The internal recapitalisation or bail-in tool, which enables resolution authorities to write down liabilities eligible for internal recapitalisation (i.e. all liabilities not specifically excluded by the regulation or the resolution authority) or convert them into shares or other capital instruments

•	The resolution authority will use the internal recapitalisation tool to absorb loss and cover the recapitalisation cost by writing down or reducing share value and/or writing down, reducing or converting capital instruments or eligible liabilities into capital in the following order:

a)	common equity tier I in proportion to loss, and where possible

b)	the principal amount of additional tier I capital instruments, where necessary and possible

c)	the principal amount of tier 2 capital instruments, where necessary and possible

d)	the principal amount of subordinated debt that is not additional tier 1 or 2 capital in accordance with the claims ranking set out in the 22/2003 Bankruptcy Act of 9 July 2003, where necessary and possible

e)	the principal or outstanding amount of eligible liabilities in accordance with the claims ranking set out in the relevant bankruptcy regulations.

Resolution tools and powers impact the securities holders concerned since the exercise of those powers by the resolution authorities can lead to the loss of all or part of holders' investments and/or to their receipt of other different, and markedly lower-value, securities.

Failure by a credit institution to meet the MREL will be treated in the same way as failure to meet minimum regulatory capital requirements, where the resolution authorities must intervene and resolve the credit institution concerned quickly if it is deemed, or expected to become, insolvent and there is no reasonable prospect of recovery.

If the resolution authority believes that the Bank and/or Group might create obstacles to resolution, it can increase the MREL. Neither the BRRD nor the Delegated Regulation on MREL detail the implications of failure by an institution to meet its MREL. The EU Banking Reforms do however provide that the competent authorities will deal with such situations by using their powers to address or remove the obstacles to resolution, exercising their supervisory powers under CRD IV, taking early action and imposing administrative penalties and other administrative measures.

The EU Banking Reforms also provide, with regard to an institution's own funds (which could be used to meet the combined capital buffer requirement), that an MREL shortfall will be deemed a failure to meet the combined capital buffer requirement, meaning that the own funds will automatically switch to meeting the institution's MREL instead of its combined capital buffer requirement. This could therefore limit discretional payments.

The EU Banking Reforms also create uncertainty over how Group subsidiaries will be treated in terms of the determination of the Bank's resolution group and MREL since a situation may arise in which the Bank's consolidated MREL does not fully reflect its multiple point of entry resolution strategy.

As a result, failure by the Group to meet its MREL could have a significant adverse effect on the Bank's business, financial position and profits and could lead to restrictions or bans on discretional payments (including dividends) being imposed on the Bank. There is also no certainty over the relationship between Pillar II additional own funds requirements, the combined capital buffer requirement, MREL and restrictions or bans on discretional payments.

Compliance with capital and leverage ratios

In December 2019 and with effect from 1 January 2020 the ECB set the Bankia group a minimum CET1 requirement of 9.25% above RWA and a minimum total capital ratio of 12.75% above its RWA. The 9.25% CET1 ratio includes: (i) the minimum CET1 ratio required under Pillar I (4.5%); (ii) the Pillar II additional own funds requirement (2%); (iii) the capital conservation buffer (2.5%); and (iv) D-SIB (0.25%). The 12.75% minimum total capital ratio includes: (i) the Pillar I minimum total capital ratio (8%); (ii) the Pillar II additional own funds requirement (2%); (iii) the capital conservation buffer (2.5%); and (iv) D-SIB (0.25%). In terms of the combined buffer requirement, in addition to the capital conservation buffer common to all financial institutions (2.5%), the Bank of Spain classed Bankia as a domestic systemically important bank (as an 'other systemically important institution' or OEIS), imposing on it a CET1 buffer of 0.25% of its total consolidated exposure to risk. Finally, the countercyclical capital buffer for the Group, calculated on the basis of the geographic location of its exposures at the registration date of this document, is 0%. On 29 June 2020 the Bank of Spain announced that the countercyclical capital buffer would be frozen at 0%, confirming that it does not intend to increase it for a significant period of time and at least until the main economic and financial impacts of the coronavirus pandemic have dissipated and there is a return to macroeconomic recovery.

Also as a result of the COVID-19 pandemic, the ECB published a series of measures that include the following:

•	On 12 March 2020 it allowed the early entry into force of article 104(a) CRR under which the Pillar II minimum requirement can be met, as with Pillar I, using tier 1 or tier 2 capital. The Bankia group's minimum CET1 requirement under article 104(a) for the 2020 financial year is 8.38% while its minimum total capital requirement remains 12.75%.

•	On 24 June 2020 the European Parliament and the Council published Regulation (EU) 2020/873 amending the CRR and CRR II as regards certain adjustments in response to the COVID-19 pandemic. This inter alia:

o	brings forward the entry into force of some of the most favourable treatments introduced by CRR II: the prudential treatment of certain software assets, the treatment of certain loans backed by pensions or salaries, a revised supporting factor for loans to small and medium-sized enterprises (SMEs) (the 'SME supporting factor') and a new adjustment to own funds requirements for credit risk for exposure to entities that operate or finance physical structures or facilities, systems and networks that provide or support essential public services (“the infrastructure supporting factor”);

o	defers the entry into force of the leverage ratio buffer for global systemically important institutions until 1 January 2023 and establishes the possibility of excluding certain exposures to central banks from the calculation of an institution's total exposure measure, as laid down in art 429 CRR;

o	allows greater flexibility in the application of Regulation (EU) 2017/2395 of the European Parliament and of the Council of 12 December 2017 on transitional arrangements for mitigating the impact of IFRS 9 in order to limit the possible volatility of regulatory capital that might occur if the COVID-19 pandemic results in a significant increase in expected credit loss provisions. Institutions are therefore allowed to add back to their common equity tier 1 capital any increase in new expected credit loss provisions on assets that are not credit-impaired (phase 1 – normal risk and phase 2 –normal risk under special supervision) and that they recognise in 2020 and 2021;

o	permits the temporary treatment of unrealised gains and losses measured at fair value through other comprehensive income, which allows the removal of the unrealised gains and losses accumulated since 31 December 2019 from the calculation of common equity tier 1: in the amount of 100% for 2020 but with a transitional timetable for full inclusion by 2023;

o	gives competent authorities additional flexibility to mitigate the impact of market volatility in 2020 and 2021 on the internal models they use to calculate own funds requirements to protect against market risk.

In the light of the regulatory changes caused by COVID-19, the Bankia group has adopted the following measures to mitigate the impact of the pandemic on Group solvency:

•	Following the supervisor's recommendations, on 17 July 2020 the Bankia group applied to pick up its option, which it had not done on 1 January 2018, for a progressive phase-in of the impact on own funds of the implementation of IFRS 9 in accordance with Regulation (EU) 2017/2395 of the European Parliament and of the Council of 12 December 2017. It also informed the supervisor that it would be implementing the transitional arrangements of Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020 amending art 473 bis CRR, which allows institutions to add back to their common equity tier 1 capital the own funds impact of any increase in new expected credit loss provisions that they recognise in 2020 and 2021. On 28 August 2020 permission was received to implement these measures.

•	On 17 July 2020 the Bankia group informed the supervisor that it intended to pick up the temporary treatment option contained in Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020 amending art 468 CRR that allows the Group to remove from CET1 all unrealised gains and losses since 31 December 2019 on its fair-value debt instrument portfolios that arise from exposures to central and regional governments and local authorities.

At 30 June 2020 the Bank's consolidated CET1 capital phase-in ratio, including the annual profit to be allocated to reserves, was 14.32% (unchanged since 31 December 2019) and its total capital phase-in ratio was 18.34% (18.09% at 31 December 2019). At individual entity level, the Bank's CET1 capital phase-in ratio, including the annual profit to be allocated to reserves, was 13.54% (13.77% at 31 December 2019) and its total capital phase-in ratio was 17.48% (unchanged since 31 December 2019). The June 2020 ratios do not take account of the positive impact of the COVID measures introduced by Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020. Implementation of these measures, which will be included over the next few months, will have an around +68 bp positive impact on CET1 that will give the Bankia group a BIS III CET1 capital phase-in ratio of 15% and a total capital phase-in ratio of 19. 02% at 30 June 2020.

The above ratios exceed current minimum regulatory requirements. There is however no certainty that future minimum requirements imposed on the Group by the ECB after an SREP will be higher than the existing capital levels at that time. There is also no guarantee of the outcome of future SREPs by the ECB or of whether they will lead to additional Pillar II capital requirements being imposed on the Bank or the Bankia group. At 30 June 2020 and 31 December 2019, 2018 and 2017 the Group had fully-loaded CET1 capital ratios of 13.27%, 13.02%, 12.39% and 12.66% respectively. For compliance with capital and leverage ratios, see 8.3 in this Universal Registration Document.

It should be noted that on 15 September 2020 Bankia received authorisation from the Governing Council of the European Central Bank to make a material change to the probability of default (PD) parameters it uses in its model for calculating credit risk capital requirements on its retail mortgage business, following a request it made in October 2018. The authorisation means that Bankia will be able to apply the above material change in the third quarter of the 2020 financial year along with the loss given default (LGD) and credit conversion factor (CCF) parameters to Bankia's entire retail mortgage portfolio, with the exception of those positions that were created by BMN before its merger with the Bankia group. Bankia believes that this will reduce risk-weighted assets (RWAs) by around €5970 million. It also hopes that once all relevant requirements have been met it will be able, in the final quarter of this financial year, to extend application of the same parameters to its portfolio of retail mortgages created by BMN, saving an estimated €2280 million in RWAs. The authorisation will therefore allow Bankia to reduce its RWAs by around €8250 million, with a 160 bp positive impact on its fully-loaded CET1 ratio (112 bp for Bankia and 48 bp for BMN) improving the second quarter's closing ratio (13.27%).

On 28 July 2020 as a result of the COVID-19 pandemic the European Central Bank published the aggregate results of a vulnerability assessment it had conducted on a representative sample of the European financial institutions it supervises in order to assess the impact of the COVID-19 pandemic on the financial and prudential positions of European banks. The analysis looks at how the economic impact of the COVID-19 pandemic could affect 86 European institutions, with the aim of making early identification of potential weaknesses in those same institutions over a three-year horizon. Overall, the results show that the Eurozone financial sector is able to withstand the stress of the COVID-19 pandemic.

The vulnerability assessment is based on one base-case or central macroeconomic scenario and on one adverse or worst-case scenario. The scenarios reflect the macroeconomic projections of ECB experts in June 2020 and take account inter alia of the impacts of the monetary, supervisory and fiscal policies introduced as a result of the COVID-19 crisis. They also take account of the more flexible capital measures approved at the start of the pandemic and mentioned above. The assessment includes the results of the EBA's EU-wide 2020 Stress Test base-case scenario, which was designed before the start of the COVID-19 pandemic and provides a benchmark against which to assess the impact of the pandemic on European banks.

The results of the vulnerability assessment show that in the base-case scenario the average fall in CET1 over the period concerned is -1.9 bp to 12.6% in 2022, meaning that banks can continue to operate normally and can continue lending to the economy. Under the worst-case scenario the average fall in CET1 is -5.7 bp to 8.8% in 2022, meaning that in this case several banks will need to take action to continue to meet minimum capital requirements but that the overall shortfall will be contained.

The results demonstrate the importance of the strengthening of bank positions over the last few years as a result of the regulatory changes made after the financial crisis. Extraordinary and coordinated political support measures have helped mitigate the impact of the pandemic on the economy. However, if the situation worsens in the direction of the worst-case scenario, authorities must be prepared to implement new measures to prevent banks deleveraging simultaneously, since this could deepen the recession and have a serious impact on the quality of their assets and their capital positions.

The vulnerability assessment is a useful tool for testing the general resilience of the European banking sector. Individual bank results have not been disclosed or discussed with the credit institutions but will be used for quality purposes in SREPs.

Compliance with resolution ratios

MREL is set by the Single Resolution Board under the SRM Regulation. After consulting the competent authorities, including the ECB, the Single Resolution Board will set an MREL for each institution that takes account of factors such as, inter alia, its size, funding model, risk profile and contagion risk to the financial system.

On 16 May 2019 Bankia announced that the Bank of Spain had formally notified it of the Single Resolution Board's decision on minimum requirements for own funds and eligible liabilities (MREL). In accordance with this notice, as of 1 July 2021 the Group must achieve own funds and eligible liabilities of at least 23.66% of its risk-weighted assets as calculated at closing of the 2017 financial year. MREL is therefore 10.02% of Bankia's total liabilities and own funds (TLOF).

At 30 June 2020 the Bankia group's MREL ratio, calculated using the Single Resolution Board's current computation criteria, was 21.74% of its total risk-weighted assets. This rises to 22.41% if we include the positive impact of the COVID measures introduced by Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020, which will come into effect in the next few months. The Bank's funding plan provides for the issue of sufficient MREL-eligible liabilities to enable the Group to meet its MREL.

Compliance with liquidity ratios

Liquidity management by the Bankia group includes compliance with its short-term LCR (liquidity coverage ratio) and NSFR (net stable funding ratio) by regularly providing the regulator with the necessary monthly and quarterly information.

The Group LCR ratio has always been firmly above 100% while Bankia's individual LCR ratio was 204.2% at 31 December 2019 and 181.1% at 30 June 2020.

Under the EU Banking Reforms, compliance with the net stable funding ratio (NSFR) will become compulsory on 27 June 2021. The ratio is nevertheless monitored internally (for the BFA group and for Bankia) and remains stable at over 100%. Bankia's NSFR ratio at 30 June 2020 was 125.7%.

The Fondo de Garantía de Depósitos and the Single Resolution Fund

Fondo de Garantía de Depósitos (Deposit Guarantee Fund - FGD)

The Group is a member of the FGD, which guarantees the return of guaranteed deposits if the depository declares an arrangement with its creditors or deposits are not repaid, so long as agreement has not already been given to start a resolution procedure for the institution, subject to the limit set in Royal Decree Law 16/2011 of 14 October 2011 creating the Fondo de Garantía de Depósitos de Entidades de Crédito (Deposit Guarantee Fund for Credit Institutions). The common annual contribution that institutions must make to the Fund is determined by the FGD Management Committee in accordance with Bank of Spain Circular 5/2016 of 27 May 2016 on the method used to calculate that contributions by the members of the Fondo de Garantía de Depósitos de Entidades de Crédito are in proportion to their risk profiles, as amended by Circular 1/2018 of 31 January 2018.

The total cost to the Bankia group of the contributions it made to FGD in the 2019 financial year was €167 million (€160 million in the 2018 financial year). At closing of the first half of 2020, the FGD Management Committee had not yet informed the Group of its annual contribution for the 2020 financial year.

Single Resolution Fund (SRF)

In March 2014 the European Parliament and the Council reached a political agreement on the creation of the second pillar of the banking union, the Single Resolution Mechanism (SRM). The principal aim of the SRM is to ensure that any future bank failures within the banking union will be managed efficiently and with minimum cost to the taxpayer and the real economy. The scope of the SRM is identical to the SSM, i.e. one central authority.

Banking union regulations ensure firstly that banks and their shareholders and, where necessary and in part bank creditors, will fund resolutions. An additional source of funding is however available if shareholder and bank creditor contributions prove insufficient. This is the Single Resolution Fund (SRF) administered by the Single Resolution Board (SRB), which takes the final decision on whether a bank should be resolved, while operating decisions are implemented through cooperation with national resolution authorities. The regulations provide that banks must make contributions to SRF over eight years.

The cost of Bankia group contributions to the SRF in the 2019 financial year was €75 million (€72 million in the 2018 financial year). In the first half of 2020 the Group made a €71 million contribution for the 2020 financial year.

Other non-prudential regulations

MiFID/MiFIR

The regulatory package - made up of: MiFID II as integrated in Directive 2014/65/EU (MiFID II) and its implementing regulation as transposed into Spanish law through Royal Decree Law 21/2017, Royal Decree Law 14/2018 and Royal Decree 1464/2018; Regulation 600/2014 (MiFIR) and its implementing regulation; and Regulation 1286/2014 (PRIIPs) and its implementing regulation - strengthen the regulatory framework for investment services and its implementation has led to major change in services to clients and market operations.

Real Estate Lending Act

Directive 2017/17/EU of the European Parliament and of the Council of 4 February 2014 introduces specific protection for consumers who are borrowers, guarantors or the holders of loan guarantees or loans secured by the mortgage of residential immovable property or taken out in order to purchase residential immovable property. Law 5/2019 of 15 March 2019 regulating real estate loan agreements transposes Directive 2014/17/EU. However, Law 5/2019 covers all physical persons regardless of whether they are consumers.

Financial transaction tax

The Financial Transaction Tax Bill, published in Boletín Oficial de las Cortes/121/000040 on 25 January 2019 and approved by the Spanish government on 21 February 2020, raises a 0.2% tax on all purchases of shares issued in Spain by listed companies with over €1,000 million market capitalisation. The tax would be payable by investment services firms and credit institutions acting on their own account.

PSD2

Directive (EU) 2015/2366 (the Payment Services Directive 2 - PSD2) creates a legal basis for the development of an integrated internal market in electronic payments within the EU. Partially transposed in Spain by Royal Decree Law 19/2018 of 23 November 2018 on payment services and other urgent financial measures, it establishes regulations and increases the competence of payment services. More specifically, the Directive sets strict security requirements for electronic payments and the protection of consumers' financial data, ensuring secure authentication, a reduced risk of fraud and transparent information conditions and requirements for payment services and establishing the rights and obligations of payment service users and providers.

10.	INFORMATION ON TRENDS

10.1	Most significant recent trends in production, sales and inventory and in sale costs and prices, from the end of the last financial year to the date of this Registration Document

The most significant trends in terms of the Bankia group's activities, income and expenses in the period from
1 January 2020 to 30 June 2020 are shown at 18.2 of this Universal Registration Document.

The risk factor entitled The reduction in economic activity and international trade as a result of COVID-19 may have a substantial negative impact on the business and profits of the Bankia group that forms part of section I (Risk factors) describes how the general uncertainty created by the global spread of COVID-19 may have a substantial negative impact on the profits and financial and asset positions of the Group.

Between 30 June 2020 and the date of this Universal Registration Document there has been no significant change in the Bankia group's activities, income or expenses as compared with those described in this document.

10.2	Known trends, uncertainties, questions, commitments and facts that can reasonably be expected to have a major impact on the issuer's prospects, at least during the current financial year

Section I (Risk factors) includes a detailed description of the factors and uncertainties that can be reasonably expected to have a direct or indirect major impact on the Bankia group's prospects and operations.

On 18 September it was publicly announced through the delivery of privileged information to CNMV that the boards of directors of Bankia, S.A. and CaixaBank, S.A. had drafted and signed a joint draft agreement for the takeover of Bankia, S.A. by CaixaBank, S.A. After completion of all required procedures, the draft merger will be submitted for approval to the Bankia, S.A. and CaixaBank, S.A. EGMs that are expected to be held in November 2020 and the merger is expected to be completed in the first quarter of 2021 (for further information see 5.3(G) of the Universal Registration Document).

A number of uncertainties are also presented below from the global and Spanish market viewpoints and these may have an impact on the issuer's prospects.

Global view

The wide spread of the COVID-19 virus, particularly in March and April, has led to a historic global recession that is the worst seen since the Second World War and is a result of the lockdown measures imposed to slow the epidemic. Despite the relaxation of restrictions on mobility and socialising from May and the strong general recovery enjoyed by business, global GDP fell by an estimated 5% in the second quarter of 2020 after dropping 3% in the first quarter. The recession is affecting all leading economies except China, which was hit by it in the first quarter and began recovering in March. In the USA and the EMU GDP suffered quarterly falls of 32.9% and 12.1% respectively, although in the case of Europe there were significant differences between countries, the biggest drops being seen in the countries most heavily dependent on tourism and those that have less financial muscle (France, Spain, Portugal and Italy) and the smallest in Germany.

Despite this very negative scenario, the situation is improving thanks to the extraordinary fiscal support measures applied (over $10 billion globally) and the most expansionist monetary policy ever. The Federal Reserve has produced a set of 11 measures covering almost all market segments and has increased the size of some of them, while the ECB has introduced new long-term funding for institutions and improved the terms of existing funding. It has also decided to expand the Pandemic Emergency Purchase Programme (PEPP) for the purchase of public and private-sector assets that began in March from €750,000 million to 1.35 billion and to continue it until June 2021 at least. The overall result has been that the balance sheets of both central banks have, in just one quarter, expanded significantly (+23% for the ECB and +35% for the Fed).

The effectiveness of these measures has been beyond question and has reduced tension on all markets - particularly on the interbank market. The rise in 12-month Euribor at the start of the crisis, caused among other factors by the higher risk premium, has been largely corrected. Peripheral bonds have been another big beneficiary of the ECB's strategy. The 10-year IRR on Spanish and Italian bonds fell in both cases by just over 20 pb, allowing both governments to meet their borrowing requirements easily.

Outlook for Spain

In Spain the crisis created by COVID-19 and the restrictions introduced to contain its spread have caused a historic collapse in business and jobs. The extraordinary fall in GDP in the first quarter of 2020 (-5.2% QoQ) was easily overtaken in the second quarter of the year (-18.5%) when containment measures had been in place for most of the time, compared to just two weeks in the previous quarter. Despite the cushioning effect of temporary redundancy plans (ERTEs), sign-ups dropped 4.9% in the quarter (950 000 fewer than in the first quarter), the worst figures ever. This is however in line with the unprecedented slump in GDP. On the positive side, families are now facing the crisis in a better financial position. Although their incomes grew more slowly in the first quarter of 2020, this was mitigated by support measures, while lockdown dealt consumption a major blow. The consequence has been an explosion in family savings levels (8.8% of gross disposable income - GDI - the highest level in eight years) and in financing capacity (2.3% of GDP, a historic high).

The banking sector ended the second quarter of 2020 by reflecting the impact of the health crisis. There is no doubt that banks are in a strong starting position for dealing with the crisis and are supported by better quality balance sheets and a significant improvement in their solvency over the last few years. Strong growth in loans to business indicates their very active use of State guarantees, while lending to households mirrors the change in the housing market and especially in consumption, where falls would have been even greater without the payment moratoria. In terms of inflows, household and business deposits are rising strongly, reflecting higher levels of saving and the search for low-risk assets. The positive market effect to some extent compensates for the deep adjustment in March to investment and pension fund assets. The operating, prudential and regulatory flexibility measures introduced to help the banks continue to function properly and the recommendations that dividend payments should be suspended and prudence maintained with respect to the variable portion of employee salaries were effective in channelling resources towards the strengthening of capital positions and in facilitating lending to the economy in recent months. The current very uncertain environment is dominated by the significantly increased downward pressure on the sector's profits as asset quality deteriorates, and means that additional effort is needed to reduce costs and improve efficiency while at the same time meeting the latest challenges presented by digitalisation and cyber security.

11.	PROFIT FORECASTS OR ESTIMATES

At the date of this Universal Registration Document, the Company has no published profit forecasts or estimates.

12.	ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES AND SENIOR MANAGEMENT

12.1	Name, business address and functions within the issuer of the members of the administrative, management or supervisory body and of senior management, and additional information about them

A.	Members of the administrative, management and supervisory bodies

(i)	Board of Directors

The composition of the Board of Directors of the Company at the date of this Universal Registration Document is as follows:

Name	Position	Type of director	Date first appointed	Term of office expires
Mr. José Ignacio Goirigolzarri Tellaeche	Chairman	Executive	09-05-2012 (1)	24-03-2021
Mr. José Sevilla Álvarez	Chief Executive Officer	Executive	25-05-2012 (2)	27-03-2024
Mr. Antonio Ortega Parra	Member	Executive	25-06-2014 (1)	24-03-2021
Mr. Joaquín Ayuso García	Member	Independent	25-05-2012 (2)	27-03-2024
Mr. Francisco Javier Campo García	Member	Independent	25-05-2012 (2)	27-03-2024
Ms. Eva Castillo Sanz	Lead Director	Independent	25-05-2012 (2)	27-03-2024
Mr. Jorge Cosmen Menéndez-Castañedo	Member	Independent	25-05-2012 (1)	24-03-2021
Mr. Carlos Egea Krauel	Member	Other Non-Executive (4)	14-09-2017	14-09-2021
Mr. José Luis Feito Higueruela	Member	Independent	25-05-2012 (1)	24-03-2021
Mr. Fernando Fernández Méndez de Andés	Member	Independent	25-05-2012 (1)	24-03-2021
Ms. Laura González Molero	Member	Independent	25-10-2018 (3)	24-03-2021
Mr. Antonio Greño Hidalgo	Member	Independent	15-03-2016 (2)	27-03-2024
Ms. Nuria Oliver Ramírez	Member	Independent	27-03-2020	27-03-2024

(1) Mr. José Ignacio Goirigolzarri, Mr. Antonio Ortega Parra, Mr. Jorge Cosmen Menéndez-Castañedo, Mr. José Luis Feito Higueruela and Mr. Fernando Fernández Méndez de Andés were re-elected as directors for the statutory term of four years by resolution of the General Meeting of Shareholders held on 24 March 2017.

(2) Mr. José Sevilla Álvarez, Mr. Joaquín Ayuso Garcia, Mr. Francisco Javier Campo García, Ms. Eva Castillo Sanz and Mr. Antonio Greño Hidalgo were re-elected as directors for the statutory term of four years by resolution of the General Meeting of Shareholders held on 27 March 2020.

(3) Ms. Laura González Molero was co-opted as a director under the resolution adopted by Bankia’s Board of Directors at its meeting on 25 October 2018 and ratified by the General Meeting held on 22 March 2019. Her term of office is the same as that of the director she replaced, Mr. Álvaro Rengifo Abbad.

(4) In accordance with article 529 of the LSC, directors who, while not performing executive functions, nevertheless cannot be considered to be proprietary or independent shareholders within the meaning of that article are classified as “other non-executive” directors.

Article 37 of Bankia’s Bylaws provides that the Board of Directors must have no fewer than 5 and no more than 15 members, the precise number of members within that range to be decided by the General Meeting. Under the second resolution passed at the General Meeting of Shareholders held on 27 March 2020, the number of members of the Board of Directors of Bankia has been set at 13. At that General Meeting, the shareholders approved the appointment of Ms. Nuria Oliver Ramírez as a director of the Company, with the status of an independent director, for the four-year term specified in the Bylaws.

Mr. Miguel Crespo Rodríguez and Mr. Antonio Zafra Jiménez respectively hold the posts of non-director secretary and non-director vice-secretary.

The business address of the Board members is Paseo de la Castellana 189, Torre Bankia, 28046, Madrid.

(ii)	Board committees

The Company’s Bylaws and Board of Directors Regulations provide for the following Board committees: (i) an Executive Committee, (ii) an Audit and Compliance Committee, (iii) an Appointments and Responsible Management Committee, (iv) a Remuneration Committee, (v) a Risk Advisory Committee, (vi) a Board Risk Committee and (vii) a Technology and Innovation Committee.

The Board Regulations allow the Board of Directors to create other committees, which will have such authority as the Board of Directors may determine. To that end, at its meeting on 27 May 2020 the Board of Directors resolved to amend the Board of Directors Regulations to create and regulate the Technology and Innovation Committee and appoint its members.

Below is a description of the structure and functions assigned to each committee, in accordance with the provisions of the Bylaws, the Board of Directors Regulations, the Audit and Compliance Committee Regulations, the Appointments and Responsible Management Committee Regulations and the Remuneration Committee Regulations.

(A)	Executive Committee

The Bylaws and the Board of Directors Regulations provide for the creation of an Executive Committee, to be made up of no fewer than five and no more than seven directors.

Currently it has not been formed, and the members thereof have not been appointed. The authority of the Executive Committee is exercised by the Board of Directors.

(B)	Board Risk Committee

On 16 June 2011, in accordance with the provisions of article 48 of the Company’s Bylaws and article 16 bis of the Company’s Board of Directors Regulations, a Board Risk Committee was formed.

The Board Risk Committee, which is an executive committee and therefore may make the necessary decisions within the scope of the authority delegated by the Board, is responsible for establishing and supervising compliance with the Company’s risk control mechanisms and will naturally be the body responsible for approving the most significant transactions and setting overall limits, so that lower-ranking bodies may approve all other transactions, without prejudice to the supervisory authority belonging by law to the Audit and Compliance Committee and the Risk Advisory Committee.

The Board Risk Committee will be made up of no fewer than three and no more than seven directors. The chairman of the Committee will be a director appointed by the Company’s Board of Directors.

Resolutions of the Board Risk Committee will be adopted by absolute majority of the members present at the meeting in person or by proxy. In the event of a tie, the chairman has a casting vote.

As at the date of this Registration Document, the Board Risk Committee is composed of the following members:

Board Risk Committee
Name	Position	Type of director
Mr. José Sevilla Álvarez	Chairman	Executive
Mr. Fernando Fernández Méndez de Andés	Member	Independent
Ms. Eva Castillo Sanz	Member	Independent

Secretary: Mr. Miguel Crespo Rodríguez

The Board Risk Committee met a total of 31 times in 2019 and a total of 20 times in the period from 1 January 2020 to 30 September 2020.

According to article 16 bis of the Board of Directors Regulations, the Board Risk Committee is responsible for approving risks within the scope of its authority and for overseeing and administering the exercise of delegated authority by lower-ranking bodies, all this is without prejudice to the oversight authority vested by law in the Audit and Compliance Committee. The Board Risk Committee has the following functions, among others:

a)	Adopt the corresponding decisions within the scope of the authority delegated by the Board of Directors regarding risks specifically contemplated in the delegation resolution of the Board of Directors, in effect from time to time.

b)	Define, within the scope of its authority, the overall preclassification limits for account holders or groups in relation to exposures by risk class.

c)	Report to the Board of Directors on risks that may affect the Company’s solvency, recurrent earnings, operations or reputation.

d)	The authority of the Board Risk Committee to approve risks other than credit risk will be as delegated by the Board of Directors from time to time.

(C)	Risk Advisory Committee

At its meeting on 22 October 2014, in accordance with article 38 of Law 10/2014, the Board of Directors agreed to establish a Risk Advisory Committee.

The Risk Advisory Committee will be made up of no fewer than three and no more than five directors, who must not be executive directors. The members of the Risk Advisory Committee must have the necessary knowledge, ability and experience to fully understand and control the Company’s risk strategy and risk appetite. At least one-third of its members must be independent directors. The position of chairman of the Committee must always be held by an independent director. The chairman of the Committee must be replaced every four years and may be re-elected one or more times for additional four-year terms. The members of the Risk Advisory Committee are appointed by the Board of Directors, taking into account their knowledge, aptitudes and experience and the Committee’s tasks.

Resolutions of the Risk Advisory Committee will be adopted by absolute majority of the members present at the meeting in person or by proxy. In the event of a tie, the chairman has a casting vote.

At the registration date of this Universal Registration Document, the Risk Advisory Committee is composed of:

Risk Advisory Committee
Name	Position	Type of director
Mr. Joaquín Ayuso García	Chairman	Independent
Mr. Fernando Fernández Méndez de Andés	Member	Independent
Ms. Laura González Molero	Member	Independent
Mr. Antonio Greño Hidalgo	Member	Independent

Secretary: Mr. Miguel Crespo Rodríguez

The Risk Advisory Committee met a total of 29 times in 2019 and a total of 16 times in the period from 1 January 2020 to 30 September 2020.

The Risk Advisory Committee performs the following functions:

a)	Advise the Board of Directors on the Company’s overall risk appetite, both present and future, and risk strategy and assist the Board in overseeing the implementation of that strategy. Nevertheless, responsibility for the risks taken by the Company rests with the Board of Directors.

b)	Ensure that the pricing of the assets and liabilities offered to customers takes the Company’s business model and risk strategy fully into account. Where this is not the case, the Risk Advisory Committee will present a plan to remedy the situation to the Board of Directors.

c)	Determine, together with the Board of Directors, the nature, quantity, format and frequency of the risk reports the Risk Advisory Committee and the Board of Directors are to receive.

d)	Collaborate in establishing rational remuneration policies and practices. For this purpose, without prejudice to the functions of the Remuneration Committee, the Risk Advisory Committee will monitor the remuneration system’s policy on bonuses to ensure that it gives proper consideration to risk, capital, liquidity and the probability and timing of profits.

e)	Present risk policies to the Board of Directors.

f)	Make proposals to the Board of Directors with respect to the Company’s and the Group’s risk control and risk management policy through the ICAAP Report, which should identify, in particular:

▪	The different types of risk, both financial and non-financial (including operational, technological, legal, social, environmental, political and reputational risk), facing the Company and the Group, including among the financial or economic risks any contingent liabilities and other off-balance-sheet risks.

▪	The internal reporting and control systems to be used to control and manage the above risks, including contingent liabilities and off-balance-sheet risks.

▪	The levels of risk that are acceptable to the Company.

▪	The corrective measures to mitigate the impact of the identified risks, should they materialise.

g)	Submit proposals to the Board of Directors regarding:

▪	Approval of policies for the assumption, management, control and reduction of risks to which the Company is or may be exposed, including those arising from the macroeconomic environment and the economic cycle.

▪	Approval of overall internal control strategies and procedures, about which the Committee will receive regular reports.

▪	Periodic reports on the results of verification and control functions undertaken by the Company’s units.

h)	Periodically monitor the credit quality of the Company and the Group with a view to making proposals to the Board of Directors aimed at bringing the actual level of risk taking into line with the established risk profile, paying particular attention to the main customers and the distribution of risk by business sector, geographical area and risk type.

i)	Periodically verify evaluation systems, processes and methodologies and criteria for approval of transactions.

j)	Make proposals to the Board of Directors for the assessment, monitoring and implementation of the instructions and recommendations issued by supervisory bodies in the exercise of their function and, where applicable, refer to the Board of Directors any proposals for actions to be taken, without neglecting to follow the instructions received.

k)	Verify that the Company’s risk reporting processes are appropriate for managing the risks taken and propose the improvements considered necessary in order to correct them.

l)	Make proposals to the Board of Directors in relation to the Company’s credit risk authority framework.

m)	Supervise the internal risk control and risk management function, whose head will submit an activity report to the Committee at the end of each year, and assess whether the risks unit has the necessary processes and technical and human resources to perform its functions independently, in accordance with the Company’s risk profile.

In particular, the Risk Advisory Committee will oversee the work of the risk unit to ensure that it:

▪	Assures the proper functioning of the risk control and risk management systems and, in particular, that all the major risks to which the Company is exposed are properly identified, managed and quantified.

▪	Takes an active role in preparing the risk strategy and major risk management decisions.

▪	Works to ensure that the risk control and risk management systems adequately mitigate risks, within the framework of the policy set by the Board of Directors.

To perform its functions, the Risk Advisory Committee will have unhindered access to information about the Company’s risk situation and, if necessary, to the risk management unit and specialised outside advice.

The head of the risk unit will be a senior manager, who must meet the requirements stated in applicable laws and regulations and who, in the performance of the functions of the post, will have direct access to the Board of Directors, the Board Risk Committee and the Risk Advisory Committee, and may be relieved from the post in accordance with applicable laws and regulations.

(D)	Audit and Compliance Committee

On 16 June 2011, in accordance with the provisions of article 46 of the Company’s Bylaws and article 14 of the Board of Directors Regulations, an Audit and Compliance Committee was formed.

The Audit and Compliance Committee is made up exclusively of non-executive directors, a majority of whom are independent, with no fewer than three and no more than five directors. In any event, the number of members of the Audit and Compliance Committee is determined directly by Board resolution or indirectly through the filling of vacancies or the appointment of new members, within the specified limits. The members of the Committee are appointed by the Board of Directors, taking into account their knowledge, aptitude and experience in accounting or auditing or both and the Committee’s tasks. Between them, the members of the Committee must have the abovementioned knowledge and experience, as well as relevant specialist knowledge of the banking industry.

A member of the Audit and Compliance Committee will be considered to have knowledge and experience in accounting, auditing or both when he or she has:

a)	Knowledge of accounting or auditing standards, or both.

b)	The ability to evaluate and interpret the application of accounting standards.

c)	Experience in preparing, auditing, analysing or evaluating financial statements of a similar degree of complexity to those of the Company or in supervising one or more people engaged in such tasks.

d)	An understanding of internal control mechanisms related to the financial reporting process.

The chairman of the Audit and Compliance Committee must be an independent director, who must also have knowledge, aptitudes and experience in accounting, auditing or risk management and who must be replaced every four years, although he or she may be re-elected after one full year out of office.

The Committee will have a secretary and, optionally, a vice-secretary, who need not be directors and may be other than the secretary and vice-secretary of the Board of Directors.

As at the date of this Registration Document, the Audit and Compliance Committee is composed of the following members:

Audit and Compliance Committee
Name	Position	Type of director
Mr. Francisco Javier Campo García	Chairman	Independent
Mr. Carlos Egea Krauel	Member	Other Non-Executive
Mr. José Luis Feito Higueruela	Member	Independent
Mr. Fernando Fernández Méndez de Andés	Member	Independent
Mr. Antonio Greño Hidalgo	Member	Independent

Secretary: Mr. Miguel Crespo Rodríguez

The Audit and Compliance Committee met a total of 18 times in 2019 and a total of 16 times in the period from 1 January 2020 to 30 September 2020.

Following the recommendations of the CNMV’s Technical Guide 3/2017 on Audit Committees at Public Interest Entities, the Board of Directors, at its meeting on 26 April 2018, agreed to approve specific regulations for the Audit and Compliance Committee.

Notwithstanding any other tasks that may be assigned to it from time to time by the Board of Directors, under article 14 of the Board of Directors Regulations and the Audit and Compliance Committee Regulations, the Audit and Compliance Committee has all the functions attributed to it by applicable law and, in particular, though without limitation, the basic responsibilities specified in Chapter III of the Committee Regulations, most notably the following:

I.	Supervision of financial and non-financial reporting:

a)	Supervise the preparation and presentation of the statutory financial statements and make recommendations and proposals to the Board of Directors aimed at safeguarding the integrity of the financial statements. In performing this task, the Committee must receive and analyse relevant reports from the heads of the internal control areas, especially internal audit, and must assess the level of trust and reliability of the system, developing proposals for improvement actions.

b)	Review the Company’s accounts to ensure compliance with legal requirements and proper application of generally accepted accounting principles and report on any proposals for changes to accounting standards and principles put forward by management, basing its opinion on internal audit reports, other expert reports, and management analysis and opinion, as well as information about the results of the statutory audit, although the Committee must use its judgement to draw its own conclusions. The Committee must also consider in what cases it makes sense and is feasible to involve the statutory auditors in the review of reports other than the financial statements. Additionally, in the interests of effective supervision, the Committee will hold individual meetings with management and internal audit and maintain fluid communication with the external auditor.

c)	Report on any draft amendments to accounting principles and criteria proposed by management.

d)	Report to the Board of Directors, before publication, on the financial and related non-financial information the Company is required to publish periodically, paying special attention to the clarity and integrity of the information.

e)	Review any issue prospectuses or periodic financial information the Board is required to disclose to the markets and their supervisory bodies.

f)	Ensure that the financial information published on the Company’s website is kept up-to-date and coincides with the information prepared by the Company’s directors and published on the website of the CNMV.

g)	Continuously review, analyse and discuss any relevant non-financial information with management, internal audit and the statutory auditor.

II.	Supervision of the internal control, regulatory compliance and risk management systems:

a)	Monitor the effectiveness of the Company’s internal control, regulatory compliance and financial and non-financial risk management systems, based on the periodic reports submitted to it by the Company’s managers and the conclusions reached in any tests carried out on those systems by the internal auditors or any other professional hired specifically for that purpose.

b)	Discuss with the statutory auditor any material weaknesses of the internal control system detected in the course of the audit, all this without impairing the auditor’s independence. Where necessary, the Committee may submit recommendations or proposals to the Board of Directors in this respect and advise on the monitoring period.

c)	Verify the appropriateness and integrity of the internal control systems and review the appointment and replacement of the persons responsible for them.

d)	Periodically review the internal control and risk management systems to ensure that the principal risks are properly identified, managed and disclosed.

e)	Assess all matters relating to the Company’s operational, technological and legal risks, independently of the risk oversight powers ascribed to the Risk Advisory Committee and other committees.

f)	Supervise the performance of the legal compliance unit, whose head will report directly to the Committee any incidents in the implementation of the annual work plan and at the end of each year will submit a report of activities.

g)	Establish and supervise a mechanism that allows staff to report, in confidence, any potentially serious irregularities, especially financial or accounting irregularities, that come to their notice in the Company, promoting compliance with the Code of Ethics and Conduct approved by the Company and monitoring the work of the Ethics and Conduct Committee, which at the end of each year must submit a report of activities to the Committee.

In its role as supervisor of the whistleblowing channel, the Ethics and Conduct Committee must report regularly to the Committee on the operation of the channel and, in particular, on the number of reports received, the sources of the reports, the types of behaviour reported, the results of any investigations and any proposals for action. Once it has analysed this information, if it considers it necessary, the Committee will propose the action to be taken to make the channel more effective and reduce the risk of irregularities in the future.

In particular, in relation to the risk management systems, the Committee will liaise and work closely with the risk advisory and board risk committees.

III.	Supervision of internal audit:

1.	The Committee must safeguard the independence and effectiveness of the internal audit function based on the information it receives directly from the head of audit about any incidents that have arisen and the report of activities the head must submit to the Committee at the end of each year.

2.	In particular, the Committee’s responsibilities are to:

a)	Make proposals for the selection, appointment, re-election and removal of the head of the internal audit functions.

b)	Ensure that internal audit staff have the right profile to preserve the unit’s objectivity and independence, in accordance with the Institute of Internal Auditors’ International Standards for the Professional Practice of Internal Auditing and the recommendations of the CNMV’s Good Governance Code of Listed Companies.

c)	Taking the principle of proportionality into account, review the internal audit unit’s annual work plan, which must be approved by the Board of Directors, ensuring that due consideration is given to the main risk areas and that a clear division of responsibilities is established between the internal audit unit, on the one hand, and the risk management and control, management control, regulatory compliance and external audit units, on the other.

d)	Monitor the internal audit unit’s annual work plan, ensuring that:

(i)	The business’s main risk areas identified in the plan, including the supervision of internal controls over the calculation of the APMs the Company use in its periodic reports, are adequately covered in practice.

(ii)	The unit works in a coordinated way with other assurance functions, such as risk management and control or regulatory compliance, as well as with the statutory auditor.

(iii)	The resources initially assigned – human, technological and financial resources, including the engagement or use of experts for audits that require special qualifications – are sufficient and appropriate.

(iv)	The head of internal audit has effective direct access to the Committee.

(v)	All material changes to the work plan are properly reported to the Committee.

(vi)	The conclusions reached by internal audit are appropriate, any action plans are implemented as agreed and the Committee receives timely information on their implementation.

(vii)	Any disagreements with management are resolved or else are submitted to the consideration of the Committee.

(viii)	Receive periodic reports on the unit’s activities, including presentations of the conclusions of its reports at the scheduled intervals and the preparation of reports in line with the annual workplan or in response to specific requests made or approved by the Committee. Those conclusions must include both the weaknesses or irregularities detected and the plans for resolving them and the monitoring of their implementation.

(ix)	Submit an annual activity report, which must contain, at a minimum, a summary of the activities carried out and the reports issued during the year, explaining any activities included in the plan that were not carried out and any activities carried out but not included in the plan, together with an inventory of the weaknesses, recommendations and action plans set out in the various reports.

e)	Submit to the Board of Directors, before the end of each year, a draft annual budget and annual resource plan for the internal audit directorate, for approval.

f)	Verify that Senior Management takes the conclusions and recommendations of internal audit reports into account. In particular, the internal audit function must respond to any requests for information it receives from the Committee in the performance of its tasks.

g)	Assess the functioning of the internal audit unit and the performance of its head, for which purpose the Committee must gather the opinions of other specialised committees and senior executives. The conclusions of the assessment carried out by the Committee must be reported to the head of internal audit and must be taken into account by the Company in determining the head’s annual variable remuneration.

3.	The chairman of the Committee may, at any time, apply to the senior manager responsible for the Company’s internal audit for information on internal audit activities. Similarly, regardless of established organisational reporting relationships, the head of internal audit must maintain continuous functional contacts with the Committee and its chairman. The Committee must in any case oversee the performance of the internal audit unit.

IV.	Responsibilities in relation to the external audit:

a)	Refer to the Board of Directors any proposals for the selection, appointment, re-election or replacement of the statutory auditor, taking responsibility for the selection process and the terms and conditions of the engagement.

In selecting the statutory auditor, the Committee must take into consideration the scope of the audit, the auditor or audit firm’s qualifications, experience and resources, the fees, the auditor’s independence, the effectiveness and quality of the audit services to be provided, as well as any criteria laid down in Spanish and EU laws and regulations or in the internal procedures for the hiring of the statutory auditor.

The Committee must weight the various criteria appropriately. Remuneration should not be the decisive criterion and the Committee should decide in advance which aspects are negotiable, discarding any offers that might be considered abnormal or disproportionate.

In relation to the preceding point, the Committee must define a statutory auditor selection procedure that specifies the criteria or parameters to be considered (the level of the fees not being the primary consideration), in relation to a sufficient number of auditors and audit firms invited to take part by the Committee.

b)	Assure the independence of the external auditor in the exercise of its functions and, to that end:

(i)	Request and obtain from the statutory auditor, each year, a statement of its independence from the Company and any entities directly or indirectly related to the Company, as well as detailed, individualised information on any additional services provided and the fees received by the auditor or persons or entities related to it from those entities, in accordance with auditing standards.

(ii)	Each year, prior to the issue of the auditor’s report, issue a report expressing an opinion on whether the auditor’s independence is compromised. This report must contain a reasoned assessment of any additional non-audit services provided, considered individually and in the aggregate, in terms of the auditor’s independence and compliance with auditing standards.

(iii)	Conduct relations with the statutory auditor in order to receive information about any matters that might jeopardise the auditor’s independence and assess the effectiveness of the safeguards put in place. Also, understand and assess, in aggregate, all the relationships between the Company and its related entities, on the one hand, and the statutory auditor and its network, on the other, that involve the provision of non-audit services or any other type of relationship.

(iv)	Ensure that the Company and the auditor comply with current regulations on the provision of non-audit services, the limits on the concentration of the auditor’s business and, in general, other requirements designed to safeguard the auditor’s independence.

(v)	Ensure that the remuneration of the statutory auditor for its work does not compromise its quality or independence, taking into account the rules on fees set out in auditing standards.

(vi)	Investigate the circumstances giving rise to the resignation of any outside auditor.

(vii)	Ensure that the Company reports any change of auditor as a material disclosure, accompanied by a statement as to whether there were any disagreements with the outgoing auditor and, where applicable, the nature of the disagreements.

(viii)	Establish internal sources, within the Company, to obtain relevant information on the independence of the statutory auditor, from financial management, other executive functions, internal audit, or other assurance functions such as regulatory compliance or risks, or external sources such as information supplied by the statutory auditor itself.

(ix)	Ask the statutory auditor for explanations about the internal quality control system it has in place to safeguard its independence, as well as information on internal practices regarding the rotation of the audit partner and audit team and whether those practices comply with applicable Spanish and EU regulations in this respect.

(x)	Analyse any changes in the overall remuneration of the statutory auditor.

c)	Serve as a channel of communication between the Board of Directors and the auditors (internal and external), assess the results of each audit and the management team’s response to the auditor’s recommendations and mediate in the event of disagreement between the auditors and the management team regarding the principles and criteria to be applied in preparing the financial statements. In particular, the Committee must ensure that the statutory auditor holds at least one meeting each year with the full Board of Directors to report on the work carried out and any changes in the Company’s accounting situation and risks.

d)	Once the audit has been completed, review with the statutory auditor any significant findings and the content of both the auditors’ report and the additional report for the Committee.

e)	To complete its supervisory tasks, the Committee must perform a final assessment of the work done by the auditor and how it has contributed to the quality of the audit and the integrity of the financial information, including, among others parameters, the auditor’s independence; its knowledge of the business; the frequency and quality of its communications; internal opinion about the auditor, both at corporate level and in each business unit and assurance area, including internal audit and regulatory compliance; the public results of the quality controls or inspections carried out by the Institute of Accounting and Auditing (ICAC), or other supervisors; and the auditor’s transparency reports and any other information available.

If, based on its assessment of the auditor, the Committee believes that there are matters for concern or unresolved issues as to the quality of the audit, it should consider the possibility of reporting its concerns to the Board of Directors and, if the Board so decides, notifying the supervisory authorities accordingly.

f)	Request information from the statutory auditor about the audit plan and its implementation and make sure that Senior Management takes its recommendations into account.

g)	Supervise the execution of the audit engagement, taking steps to ensure that the auditor’s opinion on the annual accounts and the main content of the audit are drafted clearly and precisely.

Communication between the auditor and the Committee must comply with the obligations set out in auditing legislation and auditing standards and must not impair the auditor’s independence or the effectiveness of the audit.

The Committee’s relations and communications with the statutory auditor must be fluid and continuous and should follow a plan of activities and an annual schedule of meetings, most of them without the presence of the Company’s management, in which any matters that may affect the audit opinion or the auditor’s independence should be discussed.

V.	Responsibilities in relation to the General Meeting of Shareholders:

The Committee must prepare a report on its activities which, in compliance with Recommendation 6 of the Code of Good Governance of Listed Companies, the Company must publish on its website sufficiently in advance of the Ordinary General Meeting for shareholders and other stakeholders to understand the work done by the Committee during the period in question.

VI.	Other responsibilities:

1.	Examine and supervise compliance with the Audit and Compliance Committee Regulations, the Board of Directors Regulations, the Company’s Internal Code of Conduct for the Securities Markets, the anti-money laundering manuals and procedures and the Company’s governance and compliance rules in general and make the necessary proposals to improve them.

2.	Supervise the strategy for communication and relations with shareholders and investors, including small and medium-sized shareholders.

3.	Periodically assess the adequacy of the Company’s corporate governance system to ensure that it fulfils its mission of promoting the Company’s best interests and takes the legitimate interests of stakeholders into account as appropriate.

4.	Receive information and, where appropriate, issue reports on any disciplinary action taken against directors or senior managers of the Company.

5.	Establish and supervise a system for preventing and detecting crimes that could result in criminal liability for the Company.

6.	Any other functions which have been assigned to it or for which it has been granted authority by the Board of Directors.

7.	Report to the Board of Directors on related-party transactions before the Board makes its decisions in this respect.

8.	Report to the Board of Directors on the creation of, or the acquisition of holdings in, special purpose vehicles or entities domiciled in countries or territories classified as tax havens, and any other transactions or operations of a comparable nature the complexity of which could impair the transparency of the Group.

9.	Report to the Board of Directors, in advance, on all matters within its remit provided for in law, the Bylaws or the Board of Directors Regulations.

10.	The Committee must be informed of any planned corporate transactions or changes to the corporate structure, so that it may analyse them and report to the Board of Directors on the economic terms and accounting impact of these transactions and, in particular, the proposed exchange ratio.

A meeting of the Audit and Compliance Committee is quorate if half or more of the Committee’s members are present in person or by proxy. Resolutions will be adopted by absolute majority of the Committee members present at the meeting in person or by proxy. In the event of a tie, the chairman has a casting vote.

The Audit and Compliance Committee will meet whenever a meeting is called by resolution of the Committee itself or its chairman, at least four times per year. The members of the Committee are obliged to inform themselves and properly prepare for meetings and any members of the Company’s management team or staff who are called to attend its meetings must do so and provide their cooperation and access to any information available to them. The external auditor also may be required to attend. The Committee must always meet on the occasion of the publication of annual or interim financial information and in these cases may request the presence of the internal auditor and, if it has issued any review report, the statutory auditor in relation to any agenda items for which they have been invited to attend. At least part of these meetings with the internal or statutory auditor must take place without the management team being present, so that any specific issues arising from the audit reviews can be discussed exclusively with them.

One of its meetings of necessity will be used to evaluate the efficiency of, and compliance with, the Company’s governance rules and procedures and to prepare the information the Board must approve and include in the annual public documentation.

At least twice a year, the Committee must hold joint sessions with the Risk Advisory Committee to discuss common concerns and any other matters that fall within the remit of both committees and so must be examined and supervised by both.

To help it perform its duties more effectively, the Audit and Compliance Committee may seek the advice of outside professionals on matters within its remit.

(E)	Appointments and Responsible Management Committee

As provided by Law 10/2014, at its meeting on 22 October 2014 the Board of Directors resolved to dissolve the previous Appointments and Remuneration Committee and create two new Board committees: (I) the Appointments Committee and (ii) the Remuneration Committee, which took over the functions and tasks assigned to the Appointments and Remuneration Committee in the Bylaws and the Board of Directors Regulations.

In February 2016 the Board of Directors resolved to give the Appointments Committee responsibility for monitoring, reviewing and assessing the Company’s corporate social responsibility policy and changed the Committee’s name to Appointments and Responsible Management Committee.

The Appointments and Responsible Management Committee will be made up of no fewer than three and no more than five non-executive directors, the majority of them independent. However, when the members of the Committee so decide and at the chairman’s invitation, other directors, including executive directors, as well as senior managers and employees may attend its meetings, exclusively to address the specific items on the agenda for which they have been called to attend. Except in specific cases where appropriate justification must be given in the minutes, guests must not attend the deliberation and voting phases of the meeting.

Where the Company has appointed an independent lead director, it will endeavour to appoint him or her a member of the Appointments and Responsible Management Committee.

The members of the Appointments and Responsible Management Committee will be appointed by the Board of Directors, taking into account their knowledge, aptitudes and experience and the Committee’s tasks. The members of the Committee must bring together knowledge and experience in the following areas:

a)	corporate governance;

b)	strategic human resource analysis and assessment;

c)	selection of directors and senior managers, including the assessment of any suitability requirements under Company regulations; and

d)	performance of senior management functions.

Efforts will be made to ensure diversity among the Committee’s members in terms of gender, professional experience, skills, personal capabilities and industry knowledge.

The Committee will be chaired by an independent director appointed by the Board of Directors. The chairman of the Committee must be replaced every four years but may be re-elected once or more times for additional four-year periods.

The Committee will have a secretary and, optionally, a vice-secretary, who need not be directors and may be other than the secretary and vice-secretary of the Board of Directors.

The Appointments and Responsible Management Committee will meet whenever a meeting is called by resolution of the Committee itself or its chairman, at least four times per year. Further, it also will meet whenever the Board of Directors or its chairman requests the issue of a report or the adoption of proposals.

In particular, where the situation so requires, joint meetings will be held with the Remuneration Committee and mechanisms will be put in place to coordinate the work of the two committees to ensure consistency in the policies and criteria applied by the Committee to attract and retain talent.

Meetings will be quorate when a majority of the directors who are members of the Committee are present in person or by proxy.

Resolutions will be adopted by absolute majority of the members present at the meeting in person or by proxy. In the event of a tie, the chairman has a casting vote.

At the date of registration of this Registration Document, the members of the Appointments and Responsible Committee are as follows:

Appointments and Responsible Management Committee
Name	Position	Type of director
Ms. Eva Castillo Sanz	Chairperson	Independent
Mr. Joaquín Ayuso García	Member	Independent
Mr. Francisco Javier Campo García	Member	Independent
Ms. Laura González Molero	Member	Independent
Secretary: Mr. Miguel Crespo Rodríguez

The Appointments and Responsible Management Committee met a total of 13 times in 2019 and a total of 10 times in the period from 1 January 2020 to 30 September 2020.

Following the recommendations of the CNMV’s Technical Guide 1/2019 on Appointments and Remuneration Committees, the Board of Directors at its meeting on 24 July 2019 agreed to approve specific Regulations for the Appointments and Responsible Management Committee.

The Appointments and Responsible Management Committee has general authority to propose and report on the appointment and removal of directors and senior managers. In particular, without prejudice to any other tasks that may be assigned to it by the Board of Directors, the role of the Appointments and Responsible Management Committee is to:

a)	Assess the competences, knowledge, ability, diversity and experience that is needed on the Board of Directors and, on that basis, define the functions to be performed and the abilities required of candidates for each vacancy, and assess the time and dedication required in order to perform the duties of the office effectively, ensuring that the non-executive directors devote sufficient time to their task to be able to perform their functions properly.

b)	Identify, recommend and make proposals to the Board of Directors regarding independent directors to be appointed by co-option or, where applicable, by resolution of the General Meeting of Shareholders, and proposals for the re-election or removal of such directors by the General Meeting.

c)	Identify, make recommendation and report to the Board of Directors on proposals for the appointment of other directors to be appointed by co-option or by resolution of the General Meeting of Shareholders, and make proposals for their re-election or removal by the General Meeting of Shareholders.

d)	At the initiative of the chairman, report, on a non-binding basis, on resolutions of the Board of Directors related to the appointment or removal of senior managers of the Group and the basic terms of their contracts, without prejudice to the authority of the Remuneration Committee regarding remuneration matters, and periodically review the Board of Directors’ policy on selection and appointment of members of Senior Management of the Group and make recommendations to the Board.

e)	Ensure that succession plans for the chairman, the vice-chairman, if any, and the CEO and senior managers of the Company are in place and are kept up to date and, where applicable, make proposals to the Board of Directors to ensure that succession takes place in an orderly and planned manner.

f)	Ensure the independence, impartiality and professionalism of the secretary and vice-secretary of the Board of Directors, reporting on their appointment and removal for approval by the full Board;

g)	Set a target for the representation of women on the Board of Directors and prepare guidance as to how to increase the number of women in order to meet that target. The Committee will also take steps to ensure that the selection procedures used to fill vacancies do not have implicit biases that prevent the selection of people of the less well represented gender.

h)	Regularly (at least once each year) evaluate the structure, size, composition and performance of the Board of Directors and making recommendations to the Board, where applicable, regarding possible changes.

i)	Regularly (at least once each year) evaluate the suitability of the various members of the Board of Directors and the Board as a whole and report the results of this evaluation to the Board of Directors.

j)	Report to the Board of Directors on the Company’s corporate governance in areas within the Committee’s remit (objectives, talent management, liability insurance, etc.) and make proposals to improve it.

k)	Propose the policy on director selection to the Board of Directors and annually verify compliance.

l)	Without prejudice to the functions of the Audit and Compliance Committee, periodically and at least at the end of each financial year the Ethics and Conduct Committee must submit to the Appointments and Responsible Management Committee a report on activities pursued in the discharge of its functions, in particular as regards oversight and monitoring of the Code of Ethics and Conduct.

m)	Review the Company’s corporate social responsibility policy, ensuring that it is oriented towards value creation.

n)	Monitor the corporate social responsibility strategy and practices and assess compliance.

o)	Monitor and evaluate relations with the various stakeholder groups.

p)	Assess all aspects of the Company’s social, environmental, political and reputational risks, irrespective of the powers attributed to the Risk Advisory Committee and other risk oversight committees. and

q)	Coordinate non-financial and diversity reporting, in accordance with applicable laws and regulations and international standards, independently of the powers attributed to other committees.

The Committee will consult the chairman and, where appropriate, the CEO of the Company, especially in matters concerning executive directors and senior managers.

To perform its functions more effectively, the Committee may use whatever resources it considers appropriate, including taking advice from outside professionals in matters within its remit, ensuring an appropriate alignment of interests and taking potential conflicts of interest into account when engaging such advice. The Commission will receive adequate funding for that purpose.

The chairman and any director may make suggestions to the Committee in relation to the matters within the scope of its authority and, in particular, may propose potential candidates to fill director vacancies.

In performing its duties, the Appointments and Responsible Management Committee will as far as possible give consideration, on a continuous basis, to the need to ensure that decision making by the Board of Directors is not dominated by any one individual or small group of individuals to the detriment of the interests of the Bank as a whole.

(F)	Remuneration Committee

The Remuneration Committee will be made up of fewer than three and no more than five non-executive directors, the majority of them independent. However, when the members of the Committee so decide and at the chairman’s invitation, other directors, including executive directors, as well as senior managers and employees may attend its meetings, exclusively to address the specific items on the agenda for which they have been called to attend. Except in specific cases where appropriate justification must be given in the minutes, guests must not attend the deliberation and voting phases of the meeting.

Where the Company has appointed an independent lead director, it will endeavour to appoint him or her a member of the Remuneration Committee.

The Committee’s members will be appointed by the Board of Directors, taking into account their knowledge, aptitudes and experience and the Committee’s tasks. The members of the Committee must bring together knowledge and experience in the following areas:

a)	corporate governance;

b)	strategic human resource analysis and assessment;

c)	performance of senior management functions; and

d)	design of remuneration policies and remuneration plans for directors and senior managers.

Efforts will be made to ensure diversity among the Committee’s members in terms of gender, professional experience, skills, personal capabilities and industry knowledge.

The Remuneration Committee will be chaired by an independent director appointed by the Board of Directors. The chairman of the Committee must be replaced every four years and may be re-elected one or more times for additional four-year terms.

The Remuneration Committee will have a secretary and, optionally, a vice-secretary, who need not be directors and may be other than the secretary and vice-secretary of the Board of Directors.

The Committee will meet whenever a meeting is called by resolution of the Committee itself or its chairman, at least four times per year. It also will meet whenever the Board of Directors or its chairman requests the issue of a report or adoption of proposals.

In particular, where the situation so requires, joint meetings will be held with the Remuneration Committee and mechanisms will be put in place to coordinate the work of the two committees to ensure consistency in the policies and criteria applied by the Committee to attract and retain talent.

At the registration date of this Registration Document, the Remuneration Committee is composed of:

Remuneration Committee
Name	Position	Type of director
Mr. Antonio Greño Hidalgo	Chairman	Independent
Mr. Joaquín Ayuso García	Member	Independent
Mr. Jorge Cosmen Menéndez-Castañedo	Member	Independent
Ms. Laura González Molero	Member	Independent

Secretary: Mr. Miguel Crespo Rodríguez

The Remuneration Committee met a total of 9 times in 2019 and a total of 8 times in the period from 1 January 2020 to 30 September 2020.

Following the recommendations of the CNMV’s Technical Guide 1/2019 on Appointments and Remuneration Committees, the Board of Directors at its meeting on 24 July 2019 agreed to approve specific regulations for the Remuneration Committee.

Notwithstanding any other functions that may be assigned to it by the Board of Directors, the Remuneration Committee will have general powers to gather information and to propose and report on matters relating to remuneration of directors and senior managers. In particular, the role of the Remuneration Committee is to:

a)	Make proposals to the Board of Directors regarding the policy on the remuneration of directors and general managers or senior managers who report directly to the Board, executive committees or the CEO, as well as the individual remuneration and other contractual terms of executive directors; and overseeing compliance.

b)	Report on senior management remuneration. In any event, the Committee will oversee the remuneration of the Audit, Risk and Legal Compliance directors.

c)	Periodically review the remuneration programmes, assessing their appropriateness and results, and the remuneration policy applied to directors and senior managers, including share-based compensation systems and their application, and ensure that each person’s remuneration is proportionate to what is paid to the other directors and senior managers of the Company.

d)	Ensure the transparency of remuneration and the inclusion of information on directors’ remuneration in the annual directors’ remuneration report and annual corporate governance report; and, to that end, submit to the Board any information that may be appropriate.

e)	Verify that the remuneration policy set by the Company is observed.

f)	Make proposals to the Board on any remuneration decisions to be made by the Board that may have an impact on risk and the Company’s risk management, taking the long-term interests of shareholders, investors and other stakeholders into account, as well as the public interest, all this without prejudice to the functions assigned to the Risk Advisory Committee in this matter.

g)	Ensure that conflicts of interest do not undermine the independence of any external advice the Committee may engage.

h)	Verify the information on directors’ and senior managers’ remuneration contained in the various corporate documents, including the annual report on directors’ remuneration, for which purpose the Committee will submit a report to the Board of Directors.

The Remuneration Committee will consult the chairman and, where appropriate, the CEO of the Company, especially in matters concerning executive directors and senior managers.

A meeting of the Remuneration Committee is quorate if a majority of the Committee’s members are present in person or by proxy. Resolutions will be adopted by absolute majority of the members of the Committee present at the meeting, in person or by proxy. In the case of a tie, the chairman has a casting vote.

The Committee will meet whenever a meeting is called by resolution of the Committee itself or its chairman, at least four times per year. It also will meet whenever the Board of Directors or its chairman requests the issue of a report or adoption of proposals.

To perform its functions more effectively, the Remuneration Committee may use whatever resources it considers appropriate, including taking advice from outside professionals in matters within its remit, ensuring an appropriate alignment of interests and taking potential conflicts of interest into account when engaging such advice. The Commission will receive adequate funding for that purpose.

(G)	Technology and Innovation Committee

At its meeting on 27 May 2020, the Company’s Board of Directors resolved to create the Technology and Innovation Committee as a Board committee. The Committee’s role is to:

a)	Know and report on, after submission to the Board of Directors for approval, the Company’s policies and strategies in matters of technology, innovation, cybersecurity and data analytics.

b)	Supervise and monitor any relevant specific plans and projects arising from those policies and strategies.

c)	Discuss these matters and propose initiatives to the executive for consideration.

The Technology and Innovation Committee is a standing committee of the Board of Directors, with a non-executive advisory role and with authority to report, supervise, advise and make proposals within its remit. It is governed by the rules contained in the law, the Bylaws and the Board of Directors Regulations.

The Technology and Innovation Committee will be made up of no fewer than three and no more than seven directors, although other directors, senior managers and employees may also attend its meetings when expressly so agreed by the

Committee’s members. The majority of the members of the Technology and Innovation Committee must be non-executive directors, reflecting, where appropriate, the composition of the Board.

The chairman of the Technology and Innovation Committee may be either an independent director or an executive director appointed by the Board of Directors. The chairman of the Committee must be replaced every four years but may be re-elected once or more times for additional four-year periods.

The members of the Technology and Innovation Committee will be appointed by the Board of Directors, taking into account their knowledge, aptitudes and experience and the Committee’s tasks.

The Committee will have a secretary and, optionally, a vice-secretary, who need not be directors and may be other than the secretary and vice-secretary of the Board of Directors.

At the registration date of this Registration Document, the Technology and Innovation Committee is composed of:

Technology and Innovation Committee
Name	Position	Type of director
Mr. José Ignacio Goirigolzarri Tellaeche	Chairman	Executive
Mr. Francisco Javier Campo García	Member	Independent
Ms. Eva Castillo Sanz	Member	Independent
Ms. Nuria Oliver Ramírez	Member	Independent
Mr. Antonio Ortega Parra	Member	Executive

Secretary: Mr. Miguel Crespo Rodríguez

From the time it was created, on 27 May 2020, until 30 September 2020, the Technology and Innovation Committee met a total of once.

The role of the Technology and Innovation Committee will be to:

a)	Assist the Board of Directors in fulfilling its supervisory and decision-making responsibilities in matters of technology with respect to the activities and strategies that affect the Bank’s business, with a cross-disciplinary outlook.

b)	Advise the Board of Directors on matters relating to the Bank’s innovation strategy and plans and any trends in respect of new business models, technologies and products.

c)	Know, supervise and monitor the implementation and development of any relevant specific plans and projects arising from those plans.

d)	Discuss the above matters and make recommendations and propose initiatives to the executive and the Board of Directors for their consideration.

By way of illustration, to fulfil its mandate and perform its functions the Technology and Innovation Committee will:

a)	Study and report on plans and actions in relation to computer systems.

b)	Study and report on plans and actions in relation to innovation:

•	know and report to the Council on relevant projects in the field of technological innovation and new business models.

•	assist the Board of Directors in setting the innovation agenda.

•	analyse the main threats to the status quo arising from new business models, disruptive technologies, processes and products.

•	analyse and report to the Board of Directors on the assessment of innovation capacities and conditions.

c)	Know, study and report on data analytics plans and their application in improving customer knowledge and experience and in new business solutions, fraud detection, risk modelling and other fields.

d)	Study and report on plans and actions in relation to the effectiveness, reliability and robustness of technological systems and cybersecurity management.

e)	Make proposals to the Board of Directors in relation to the Company’s technology framework and data management framework.

f)	Assist the Board of Directors in the analysis and approval of strategic lines of technology and innovation.

g)	Report to the Board of Directors on the annual systems plan.

h)	Assist the Board of Directors in assessing the quality of the technology service.

i)	Assist and collaborate with other Board committees whose responsibilities intersect with the fields of technology and innovation, particularly in the areas of risk, regulation and compliance.

To enable it to perform its tasks, the Committee will receive reports at the appropriate intervals from the executives responsible for technology activities and new business models based on digitisation, data analytics and artificial intelligence and from any other managers whose input may be required.

Those called upon to report to the meetings of the Technology and Innovation Committee will appear at the invitation of the chairman of the Committee and on the terms specified by the Committee and will be obliged to cooperate and provide access to any information available to them.

To fulfil its mandate and functions, the Technology and Innovation Committee will adopt an annual schedule of meetings, which will include at least four meetings. In any event, the Committee will meet as often as meetings are called by resolution of the Committee itself or its chairman.

A meeting of the Technology and Innovation Committee is quorate if half or more of the Committee’s members are present in person or by proxy and resolutions will be adopted by majority of those present at the meeting in person or by proxy. In the event of a tie the chairman has a casting vote. Members of the Committee may appoint other members as their proxy, although only a non-executive director may act as proxy for another non-executive director.

The Technology and Innovation Committee, through its chairman, will report on its activity and work to the Board of Directors. Also, the supporting documentation provided to the Technology and Innovation Committee and copies of the minutes of Committee meetings will be made available to all the directors.

(iii)	Senior management

Bankia has a Management Committee, the members of which constitute the Bank’s senior management team. The Management Committee is composed of the heads of the business areas indicated below. Besides the executive directors Messrs. Goirigolzarri, Sevilla and Ortega, the Management Committee is made up of the following persons:

Management Committee
Name	Position
Mr. Miguel Crespo Rodríguez	Deputy General Manager, General Secretariat
Ms. Amalia Blanco Lucas	Deputy General Manager, Communication and External Relations
Mr. Fernando Sobrini Aburto	Deputy General Manager, Asset Management and Investees
Mr. Gonzalo Alcubilla Povedano	Deputy General Manager, Business Banking
Mr. Leopoldo Alvear Trenor	Deputy General Manager, Financial Management
Mr. Manuel Galarza Pont	Deputy General Manager, Credit Risk
Mr. David López Puig	Deputy General Manager, People and Culture
Mr. Eugenio Solla Tomé	Deputy General Manager, Retail Banking
Mr. Carlos Torres García	Deputy General Manager, Digital Transformation and Strategy

The business address of all the senior managers for these purposes is Paseo de la Castellana 189, Torre Bankia, 28046, Madrid.

Based on the information provided to Bankia by the Board members and senior managers of Bankia, there is no family relationship between the persons mentioned in this section 12.1.

Listed below are the companies or associations, other than the Bank, in which the directors and senior managers of Bankia are or have been members of the administrative, management or supervisory bodies, or partners, at any time in the last five years, except for: (i) subsidiaries of the BFA-Bankia Group in which the person is also a member of the administrative, management or supervisory bodies or a partner; (ii) companies that are merely family businesses or family-held holding companies; (iii) shareholdings in publicly traded companies where those holdings do not qualify as significant holdings; (iv) any others that are of no significance for the purposes of the Bank’s activity.

Name of director	Name of the company	Post or functions
Mr. José Ignacio Goirigolzarri Tellaeche	Confederación Española de Cajas de Ahorros (CECA)	Vice chairman (current)
Mr. Antonio Ortega Parra	Cecabank, S.A.	Director (current)
Mr. Joaquín Ayuso García	Adriano Care Socimi, S.A.	Chairman (current)
	Ferrovial, S.A.	Vice chairman (current)
	National Express Group Plc	Director (former)
	Hispania Activos Inmobiliarios, S.A.	Director (former)
	Autopista del Sol Concesionaria Española, S.A.	Chairman (former)
Mr. Francisco Javier Campo García	Asociación Española de Codificación Comercial (Aecoc)	P.F. Representative Chairman (current)
	Meliá Hotels International, S.A.	Director (current)
	Cortefiel, S.A.	P.F. Representative Chairman (former)
	Grupo Empresarial Palacios Alimentación, S.A.	Partner (current)
	Exit Brand Management, S.L.	Partner (current)
	Tuera 16, S.A., S.C.R. de Régimen Simplificado	Partner (current)
Ms. Eva Castillo Sanz	Telefónica, S.A.	Director (former)
	Telefónica Deutschland, GmbH	Chairman of Supervisory Board (former)
	Visa Europe	Director (former)
	Fundación Comillas-ICAI	Member of the Board of Trustees (current)
	Fundación Entreculturas	Member of the Board of Trustees (current)
	Zardoya Otis, S.A.	Director (current)
Mr. Jorge Cosmen Menéndez-Castañedo	Brunolivia, S.L.	Partner (current)
	National Express Group Plc	Vice chairman (current)
	General Técnica Industrial, S.L.U.	P.F. Representative Director (current)
	Fundación Integra	Member of the Board of Trustees (current)
	Fundación Consejo España China	Member of the Board of Trustees (current)
Mr. Carlos Egea Krauel	Confederación Española de Cajas de Ahorros (CECA)	Secretary to the Board of Directors (former)
	Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. (Caser)	Director (former)
	Fundación Caja de Murcia	Chairman of the Board of Trustees (current)
	Banco Mare Nostrum, S.A.	Chairman (former)
Mr. José Luis Feito Higueruela	Mundigestión, S.L. Gestión Administrativa	Partner (former)
	Red Eléctrica Corporación, S.A.	Director (former)
Mr. Fernando Fernández Méndez de Andés	Red Eléctrica Corporación, S.A.	Director (former)
	Pividal Consultores, S.L.N.E.	Chairman (former)
Ms. Laura González Molero	Grupo Ezentis, S.A.	Director (current)
	Acerinox, S.A.	Director (current)
	Viscofan, S.A.	Director (current)
	Calidad Pascual, S.L.	Director (former)
Mr. Antonio Greño Hidalgo	Liberty Seguros, Compañía de Seguros y Reaseguros S.A.	Director (current)
Ms. Nuria Oliver Ramírez	ELLIS, The European Laboratory of Learning and Intelligent Systems (not-for-profit association)	Co-founder and member of the Board of Directors (current)
	OdiseIA, Observatorio del impacto social y ético de la Inteligencia Artificial (not-for-profit association)	Co-founder and member of the Board of Directors (current)

Name of Management Committee member	Name of company	Position
Ms. Amalia Blanco Lucas	A Contracorrientefilms, S.L.	Chairman (current)
Mr. Fernando Sobrini Aburto	Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. (Caser)	Representative of the director Gestión Global de Participaciones, S.L.U. (until 25 June 2020)
Mr. Gonzalo Alcubilla Povedano	Global Vía Infraestructuras, S.A.	Representative of the director Inmogestión y Patrimonios, S.A. (ceased to be a director in March 2016)
Mr. Leopoldo Alvear Trenor	Abitaria Consultoría y Gestión, S.A.	Joint and several director until September 2017
	Bankia Inversiones Financieras, S.A.U.	Joint and several director until September 2017
	Bancaja Emisiones, S.A.U.	Representative of the chairman of Inmogestión y Patrimonios, S.A. until November 2017, when he was appointed representative of the joint and several liquidator Inmogestión y Patrimonios, S.A. and Bancaja Emisiones, S.A.U. was extinguished.
	Caja Madrid Finance Preferred, S.A.	Representative of the chairman of Inmogestión y Patrimonios, S.A. until March 2019
	Caja de Seguros Reunidos, Compañia de Seguros y Reaseguros, S.A. (Caser)	Representative of the director Valoración and Control S.L. (until 25 June 2020)
	Mediación Y Diagnósticos, S.A.	Joint and several director until September 2017
	Sector de Participaciones Integrales, S.L.	Joint and several director until September 2017
Mr. Eugenio Solla Tomé	Servired, S.A.	Director (until September 2015)
Mr. Carlos Torres García	WedoIT Sociedad de Tecnologías de la Información, S.L.	Representative of the director Participaciones y Cartera de Inversión, S.L. (until November 2018)
Mr. David López Puig	Asociación Centro de Dirección de Recursos Humanos (Asociación Centro de AEDIPE)	Member of the Management Board (current)

Based on the information provided to the Bank by each director and senior manager, it is noted that no director or senior manager of the Bank: (i) has had any convictions in relation to fraudulent offences in at least the last five years; (ii) has been involved in any bankruptcy, receivership or liquidation of any company in which he or she has served as a director or senior manager in at least the last five years, except as specifically reported in the above tables in section A.5; or (iii) has been publicly and officially charged or sanctioned by any statutory or regulatory authority or disqualified by any court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer in at least the previous five years.

A brief curriculum vitae of each of Bankia’s directors and senior managers is included below.

Board of Directors

Mr. José Ignacio Goirigolzarri Tellaeche

Chairman

Born in 1954, Mr. Goirigolzarri holds a degree in Economics and Business Studies from Universidad Commercial de Deusto (Bilbao) and a degree in Finance and Strategic Planning from the University of Leeds (United Kingdom). He has been chairman of Bankia and of BFA, Tenedora de Acciones, S.A.U. since 9 May 2012. He is also chairman of the Technology and Innovation Committee.

He is vice-chairman of CECA, a trustee of CEDE, Fundación Pro Real Academia Española, and an honorary trustee of Fundación Consejo España-USA, chairman of Deusto Business School, chairman of the Advisory Board of the Instituto Americano de Investigación Benjamin Franklin and chairman of Fundación Garum. He is also chairman of Fundación Bankia por la Formación Dual.

He began his professional career in Banco de Bilbao in 1977, where he served as general director of BBV and as a member of the Management Committee, with responsibilities in commercial banking in Spain and operations in Latin America. Mr. Goirigolzarri was the head of retail banking at BBVA and served as managing director there until 2009.

During that period he also held directorships in BBVA-Bancomer (Mexico), Citic Bank (China) and CIFH (Hong Kong). He furthermore served as vice-chairman at Telefónica and Repsol and Spanish chairman of the Spain-USA Foundation.

Mr. José Sevilla Álvarez

Chief Executive Officer

Born in 1964, Mr. Sevilla holds a degree in Economics and Business Studies from CUNEF. He is chief executive officer of Bankia and chairman of the Board Risk Committee. He is also a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U.

Before joining Bankia he held various management positions in BBVA, where he served as general director of Risks and member of the Management Committee, head of the Office of the chairman and of the Division of Strategy and Finance for the Americas in BBVA. He also held a directorship in BBVA Bancomer. He is a director of Asociación para el Progreso de la Dirección (APD).

He began his professional career in the investment banking field, where he worked at Merrill Lynch and FG Inversiones Bursátiles.

Mr. Antonio Ortega Parra

Board member

Born in 1947, Mr. Ortega has a PhD in Business Studies from the Universidad Antonio de Nebrija and holds a degree in Law from the Universidad Nacional de Educación a Distancia. He is a member of the Board of Directors of Bankia and a member of its Technology and Innovation Committee. He has been general manager of People, Organisation and Technology at Bankia since 16 May 2012. He has also been a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U. since June 2012.

Before joining Bankia, he was director of the master’s programme in Human Resources at the Centro de Estudios Garrigues and a member of its Academic Board, a position he combined with business consulting activities and directorship of the School of Banking at the Virtual University of Instituto Tecnológico de Monterrey in Mexico.

A large part of his career has been spent at the BBVA Group, where he held various management positions. He has been a director of BBVA Bancomer and BBVA Continental, vice-chairman of Banca Nazionale del Lavoro, general manager of Human Resources and Quality at BBVA and a member of the BBVA Group’s Management Committee.

He is a trustee of Fundación Bankia por la Formación Dual. He is also a director of Cecabank, S.A.

Mr. Joaquín Ayuso García

Board member

Born in 1955, Mr. Ayuso holds a degree in Civil Engineering from Universidad Politécnica de Madrid. He is a member of the Board of Directors of Bankia and was Lead Director until March 2019. He is chairman of the Risk Advisory Committee and a member of the Appointments and Responsible Management Committee and the Remuneration Committee.

He developed his career in Ferrovial, where he was CEO and vice-chairman of the Board of Directors. He is currently chairman of Adriano Care Socimi. He has been a director of National Express Group, plc and Hispania Activos Inmobiliarios and chairman of Autopista del Sol Concesionaria Española. He is a member of the advisory board of the Instituto Benjamin Franklin at the Universidad de Alcalá de Henares and the advisory board of Kearney.

He is also vice-chairman of the management board of the Real Sociedad Hípica Española Club de Campo sporting club.

Mr. Francisco Javier Campo García

Board member

Born in 1955, Mr. Campo holds a degree in Industrial Engineering from Universidad Politécnica de Madrid. He is a member of the Board of Directors of Bankia, chairman of the Audit and Compliance Committee and a member of the Appointments and Responsible Management Committee and the Technology and Innovation Committee.

He is chairman of Asociación Española del Gran Consumo (AECOC), the Spanish association of major retail operators, and a director of Meliá Hotels International. He is also a member of the advisory board (senior advisor) of Kearney, Grupo de Alimentación Palacios and IPA Capital, S.L. (Pastas Gallo).

He is a director of Asociación para el Progreso de la Dirección (APD) and a trustee of Fundación Bankia por la Formación Dual, Fundación F. Campo and Fundación Iter.

Mr. Campo began his career at Arthur Andersen and served as worldwide chairman of the Día Group and as a member of the Worldwide Executive Committee of the Carrefour Group and chairman of the Zena and Cortefiel Groups.

Ms. Eva Castillo Sanz

Board member (Lead Director)

Born in 1962, Ms. Castillo holds a degree in Law and Business Studies from Universidad Pontificia de Comillas (E-3) in Madrid. She is a member of the Board of Directors of Bankia, chairman of the Appointments and Responsible Management Committee, a member of the Board Risk Committee and the Technology and Innovation Committee and Lead Director.

She is an independent director of Zardoya Otis, a member of the Economic Committee of the Holy See and a member of the Boards of Trustees of Fundación Comillas-ICAI and Entreculturas.

She has been a director of Telefónica, S.A. and chairman of the Supervisory Board of Telefónica Deutschland.

Previously she worked in Merrill Lynch, where she was eventually appointed to chair the Spanish subsidiary.

Mr. Jorge Cosmen Menéndez-Castañedo

Board member

Born in 1968, Mr. Cosmen holds a degree in Business Administration and an MBAi from IE Business School. He is a member of the Board of Directors of Bankia and a member of its Appointments Committee.

He is chairman of ALSA and vice-chairman of National Express Group, plc. He is also a member of Fundación Consejo España-China and Fundación Integra.

Previously he worked in companies in tourism, banking and international trade in Spain, Switzerland, Hong Kong and China.

He is also a member of the governing bodies of General Técnica Industrial, S.L.U. and Quintorge, S.L.

Mr. Carlos Egea Krauel

Board member

Born in 1947, Mr. Egea has a degree in Industrial Engineering from the Escuela Técnica Superior de Ingenieros Industriales in Madrid and a PhD in Economics and Business Studies from the Universidad Autónoma de Madrid. He is a member of the Board of Directors of Bankia and a member of its Audit and Compliance Committee.

He was vice-chairman of Ahorro Corporación, S.A., a director of Caser, Enagás, S.A. and Iberdrola Renovables, S.A. and secretary to the Board of Directors of the Confederación Española de Cajas de Ahorros (CECA).

He began his professional activity in the industrial sector, in the company Fraymon, and from there entered the financial sector through Banco Atlántico. In 1976 he joined Caja de Ahorros de Murcia and in 1983 was appointed CEO of Caja de Ahorros de Murcia and in 2008, chairman. Since June 2008 he has been chairman of Fundación Caja Murcia, of which he had been vice-chairman since it was first created in 2001.

From 2010 until the merger with Bankia, he was chairman of the Board of Directors of BMN, S.A.

Mr. José Luis Feito Higueruela

Board member

Born in 1952, Mr. Feito holds a degree in Economics and Business from Universidad Complutense de Madrid. He has been a member of the Board of Directors of Bankia and a member of its Audit and Compliance Committee since June 2012.

Qualified as a State Trade Expert and Economist and former ambassador of the Kingdom of Spain, at present he is a member of the Economic and Financial Policy Commission of the CEOE business confederation and a trustee of Fundación Carlos III. He has been chairman and CEO of the Instituto de Estudios Económicos (IEE) and an independent director of Red Eléctrica Corporación.

Previously he worked in the Spanish Ministry of the Economy, the International Monetary Fund, the OECD, the Bank of Spain and AB Asesores Bursátiles.

Mr. Fernando Fernández Méndez de Andés

Board member

Born in 1956, Mr. Méndez holds a PhD in Economics. He is a member of the Board of Directors of Bankia and a member of the Board Risk Committee, the Risk Advisory Committee and the Audit and Compliance Committee. He has been a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U.

He is a lecturer in economics at the IE Business School, specialising in macroeconomics, international economics and financial stability.

He has served as Chief Economist of the International Monetary Fund, chief economist and head of the research service at Banco Central Hispano and Banco Santander and a director of Red Eléctrica Corporación.

Mr. Antonio Greño Hidalgo

Board member

Born in 1956, Mr. Greño has a degree in Business Economics and is a Certified Public Accountant. He is a member of the Board of Directors of Bankia and is chairman of the Remuneration Committee and a member of the Audit and Compliance Committee and the Risk Advisory Committee.

Previously he was a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U.

He has spent a large part of his career at PricewaterhouseCoopers (PwC), where in 1995 he was appointed International Partner. From 2003 to 2010 he was the partner responsible for the financial sector at PwC España and was a member of the PwC EMEA (Europe, Middle East and Africa) financial sector management committee.

He is also an independent director of Liberty Seguros.

He has served as a director representing the Deposit Guarantee Fund in Catalunya Bank.

Ms. Laura González Molero

Board member

Born in 1965, Ms. González holds a degree in Pharmacy, Industrial Specialty, from Universidad Complutense de Madrid, an Executive MBA from IE Business School, a higher course in Marketing from CECO and a diploma in Innovation from IMD Lausanne. She is a member of the Board of Directors of Bankia and a member of the Appointments and Responsible Management Committee, the Remuneration Committee and the Risk Advisory Committee.

She has developed her career in large international corporations in the chemical and health sectors and was chair of Bayer HealthCare Latin America, chair of Merck Serono Latin America, CEO of Merck Group Spain and vice-chair of Serono Iberia & Nordic Countries.

She is currently an independent director of Acerinox, Grupo Ezentis and Viscofan. She is also chair of the Asociación para el Progreso de la Dirección (APD) and a member of the Board of Trustees of Fundación Adecco and the advisory board of ISS in Spain.

Ms. Nuria Oliver Ramírez

Board member

Born in 1970, Ms. Oliver holds an advanced degree in Telecommunications Engineering from Universidad Politécnica de Madrid and a PhD in Media Arts and Sciences from the Massachusetts Institute of Technology in the United States. She is a member of the Board of Directors of Bankia and a member of its Technology and Innovation Committee.

She has developed her career in large globally recognised corporations as a researcher, innovator and research director in artificial intelligence, interactive intelligent systems, mobile computing and big data. She has been a researcher at Microsoft Research, scientific director at Telefónica R&D and global director of data science research at Vodafone.

She serves as chief data scientist in Data-Pop Alliance and as an advisor to universities, governments and institutions including the European Commission and the World Economic Forum. She is co-founder of the European Laboratory of Learning and Intelligent Systems (ELLIS), a European network that promotes scientific excellence in artificial intelligence.

She holds an honorary doctorate from Universidad Miguel Hernández de Elche and is a full member the Royal Academy of Engineering.

She is also Commissioner of the Presidency of the Valencian Government for artificial intelligence, with special responsibility for the coordination of data intelligence in response to COVID-19 pandemic.

Senior Managers

Mr. Miguel Crespo Rodríguez

General Secretary

Born in 1961, Mr. Crespo holds a degree in Law from Universidad Complutense de Madrid and is qualified as state counsel. He has been General Secretary of Bankia since April 2011.

He is also a member of the advisory committee to the president of the consortium of Spanish bar associations, CGAE.

Before joining Bankia, he held various positions of responsibility in the ING Group in Spain, where he was member-secretary of the advisory board and the management committee, general secretary of the risk committee, and secretary of the country management committee and of the ING Group platform in Spain.

He has pursued much of his career in the public sector, having served as undersecretary of economy and as a member of the government’s executive committee for economic affairs, advisor to the second deputy prime minister’s office and state counsel in charge of the Spanish Tax Agency’s legal department.

Ms. Amalia Blanco Lucas

Deputy General Manager, Communication and External Relations

Born in 1961, Ms. Blanco holds degrees in Law and Business Administration (Icade-E3) from Universidad Pontificia de Comillas. She has been general manager of Communication and External Relations of Bankia and a member of the Bank’s Management Committee since May 2012.

She is also chairman of A Contracorriente Films and a member of the advisory board to Instituto Americano de Investigación Benjamin Franklin.

She has extensive experience in banking, having served as internal auditor and controller with Santander Investment and in communication in listed companies. Ms. Blanco has served as general manager of Communication and External Relations at Gamesa and Ferrovial, chief of staff of the chairman of Hidrocantábrico and director and general manager of Vértice 360º. She began her career in Arthur Andersen.

Mr. Fernando Sobrini Aburto

Deputy General Manager, Asset Management and Investees

Born in 1963 in Madrid, Mr. Sobrini holds degrees in Law and in Economics and Business Studies from ICADE (E-3).

He began his career in 1989 in the Large Corporates division at Bankinter. In 1994 he was appointed head of risk analysis.

In 1998 he joined the Bank as director of corporate business and in 2003 he was appointed head of the Madrid South business. Between 2008 and 2019 he was head of retail banking and was appointed Deputy General Manager, Retail Banking in July 2014. In January 2019 he was appointed Deputy General Manager, Asset Management and Investees. He has been a member of Bankia’s Management Committee since 25 June 2014. He chairs the Board of Bankia Pensiones and is a director of Caser.

He has been a director of companies including Mapfre Familiar, Mapfre Vida, NH Hoteles and chairman of Bankia Banca Privada and Bankia Fondos.

Mr. Gonzalo Alcubilla Povedano

Deputy General Manager, Business Banking

Born in 1968 In Madrid, Mr. Alcubilla holds a degree in Economics from Universidad Complutense Madrid.

He has spent his entire career in the Bank. He joined Caja Madrid in 1991 as a financial analyst and subsequently as head of market risks.

In 1997 he was appointed head of the investment portfolio. In 2001 became head of corporate finance, with responsibility for the structured finance and financial advisory product teams. In 2006 he was appointed head of corporate banking and in 2008, deputy general manager and head of business banking, serving in that position until March 2013, when he was appointed head of business banking, with responsibility for services to companies and capital market activities related to products and services for businesses. He has been Deputy General Manager, Business Banking and a member of Bankia’s Management Committee since 25 June 2014.

He has been a director of listed companies including Deoleo, Global Vía Infraestructuras and Indra Sistemas.

Mr. Leopoldo Alvear Trenor

Deputy General Manager, Finance

Born in Madrid in September 1971, Mr. Alvear holds a degree in Economics and Business Studies. In 1996 he joined the corporate finance area at Coopers & Lybrand (later PwC), where he remained until 2005, becoming senior manager of corporate finance, leading mergers and acquisitions, business valuations and strategic consulting.

In 2005 he joined Caja Madrid as head of equity capital markets, where he was responsible for mergers and acquisitions and public offerings and took part in capital raisings for investment and private equity funds, among others.

In 2010 he became head of Bankia’s financial and rating department, a position he held until, in 2012, he was appointed Bankia’s chief financial officer. In January 2019 he was appointed Deputy General Manager, Financial Management and a member of Bankia’s Management Committee.

Mr. Manuel Galarza Pont

Deputy Geneeral Manager, Credit Risk

Born in 1971 in Valencia, Mr. Galarza holds a degree in Economics and Business Studies from Universidad Valencia, with a special graduation award. He has completed a senior management programme at ESADE and has been a member of the faculty of several senior management and MBA programmes, including at ESADE.

He began his career in 1994 in the audit division at Arthur Andersen. In 2008 he was appointed CEO of Bancaja Inversiones, a holding company for listed companies of which Bancaja was a shareholder, along with other institutional investors.

He has served as a director of listed companies including Iberia, NH Hoteles, Deoleo, Realia and Metrovacesa.

In 2011, when Bankia was created, he was appointed head of industrial and financial subsidiaries and, in 2014, corporate head of wholesale risks. Between 2015 and January 2018 he was regional manager for Madrid East and in January 2018 he was appointed corporate head of credit risk and chairman of Bankia’s Risk Committee. In January 2019 he was appointed Deputy General Manager, Financial Management and a member of Bankia’s Management Committee.

Mr. David López Puig

Deputy General Manager, People and Culture

Born in Las Palmas de Gran Canaria in 1971, Mr. López holds a degree in Economics and Business Studies from Universidad de Las Palmas de Gran Canaria. He has worked in Spanish and multinational companies, with a notable stint at Arthur Andersen.

In 2001 he joined La Caja de Canarias as head of human resources and systems. The following year, he was appointed deputy general manager and sales manager of Caja Insular de Ahorros de Canarias.

In 2011, after La Caja Insular was taken over by Bankia, he was appointed, first, deputy sales manager and, subsequently, sales manager for the Canary Islands. Between 2012 and 2015, he was regional manager for the Canary Islands and, from July 2015, regional manager for Madrid Southwest. In January 2019 he was appointed Deputy General Manager, People and Culture and a member of Bankia’s Management Committee.

Mr. Eugenio Solla Tomé

Deputy General Manager, Retail Banking

Born in Huelva in 1976, Mr. Solla holds a degree in Business Administration from the Colegio Universitario de Estudios Financieros (CUNEF), a master’s degree in Credit Institution Management from UNED and an Executive MBA from IESE.

Early in his career he worked in institutions such as Bank of Spain, Argentaria and Bearingpoint España.

In 2004 he joined Caja de Ahorros de Ávila as head of organisation, a position he held until 2009, when he became head of integration. In 2011, he joined the Chairman’s Office at Bankia as head of strategic coordination and market analysis and, one year later, took over as head of the office. Between 2013 and 2015 he served as corporate head of marketing at Bankia and in July 2015 was appointed corporate manager of the Madrid North regional head office.

In January 2019 he was appointed Deputy General Manager, Retail Banking and a member of Bankia’s Management Committee.

Mr. Carlos Torres García

Deputy General Manager, Digital Transformation and Strategy

Born in Madrid in 1961, Mr. Torres holds a degree in Economics from Universidad Complutense de Madrid and a master’s degree in Financial Management from IE Business School.

He has developed his career in the banking sector, with successive responsibilities in the retail banking, business banking, risk and human resources divisions.

In 2007 he was appointed head of organisation, with responsibility for the design of the Bank’s operating processes and transformation projects and, subsequently, the technological integrations that gave rise to Bankia, during the 2010-2012 period.

In 2015 he became head of Bankia’s technology and organisation department and at the end of 2018 was appointed head of transformation and digital strategy. In January 2019 he was appointed Deputy General Manager, Transformation and Digital Strategy and a member of Bankia’s Management Committee.

12.2	Administrative, management and supervisory bodies and senior management conflicts of interest.

According to the information available to the Company, no member of the Board of Directors or Senior Management mentioned in section 12.1 above has any conflict of interest between their duties to the Company and their private interests of any kind.

Furthermore, in accordance with article 31 of the Board of Directors Regulations, which states the duty of loyalty, directors must exercise their office with the loyalty of a faithful representative, acting in good faith and in the best interest of the Company.

In particular, the duty of loyalty requires that directors:

a)	Not use their authority for any purposes other than those for which it has been granted.

b)	Keep secret all information, data, reports or records to which they may have access in the performance of their duties, even after they have left office, except where permitted or required by law.

c)	Refrain from deliberating or voting on resolutions or decisions in which they, or persons related to them, have a direct or indirect conflict of interest. Resolutions or decisions that affect a director in his or her capacity as director, such as those concerning a director’s appointment to or removal from positions on the Board or other such decisions, are excluded from the abovementioned obligation to refrain.

d)	Take the necessary steps to avoid falling into situations in which their own interests or those of other persons conflict with the interests of the Company and their duties to the Company.

e)	Perform their functions in accordance with the principle of personal responsibility, exercising their own judgement, independently of any instructions from or ties to third parties.

Article 32 of the Board of Directors Regulations, which specifies the duty to prevent the conflicts of interest referred to in paragraph d) of the previous article, places an obligation on directors:

a)	Not to enter into transactions with the Company, unless they are small-scale, ordinary transactions carried out on the standard terms for customers, that is to say, transactions that do not need to be reported in order to give a true and fair view of the Company’s assets and liabilities, financial position and results of operations.

b)	Not to use the Company’s name or their status as directors to unlawfully influence the execution of private transactions.

c)	Not to use the Company’s assets, including confidential information, for private ends.

d)	Not to exploit the Company’s business opportunities for their own benefit.

e)	Not to seek advantages or remuneration from parties other than the Company and its group through the performance of their duties, unless the advantages or remuneration consist of mere business courtesies.

f)	Not to carry on activities for their own account or on behalf of others that actually or potentially bring them into competition with the Company or that in any other way place them in permanent conflict with the interests of the Company.

The above provisions will also apply if the beneficiary of the prohibited actions or activities is a person related to a director.

In any case, directors will notify the Board of Directors of any direct or indirect conflict which they themselves or persons related to them may have with the interests of the Company. For these purposes, persons related to directors will be deemed to be those indicated in article 231 of the Corporations Act.

Directors’ conflicts of interest will be reported in the annual report.

The framework agreement signed between BFA, Tenedora de Acciones and Bankia on 28 February 2014 (the “Framework Agreement”), which replaces the one signed by the parties on 22 June 2011 that is referred to in section 20, regulates the procedure to be followed if a member of the Board of Directors of Bankia is involved in any direct or indirect conflict with the interests of BFA, Tenedora de Acciones. It establishes the obligation to disclose such situation of conflict and to refrain from participating in any deliberations and decisions on the matter. The Framework Agreement also provides that for as long as the agreement is in force, the members of the Board of Directors of Bankia must avoid all direct or indirect conflicts with the interests of BFA, Tenedora de Acciones, S.A.U. and, where a conflict cannot be avoided, must disclose it to the Board of Directors, so that the Board may decide on the matter. In the event of conflict, the director involved must leave the meeting room and refrain from participating in the Board’s deliberations and decisions on the matter to which the conflict relates. In all cases, proprietary directors representing BFA, Tenedora de Acciones, S.A.U., if appointed, must refrain from participating in the Bankia Board of Director’s deliberations and decisions on matters of related-party transactions and conflicts of interest, in accordance with the provisions of the Agreement. A director who sits on the Boards of both BFA, Tenedora de Acciones, S.A.U. and Bankia is duty-bound to abstain in all matters covered by the Framework Agreement.

No member of the Board of Directors or Senior Management of Bankia has been appointed under agreements or understandings with significant shareholders, customers, suppliers or others.

According to the information available to Bankia, none of the persons referred to in paragraph 12.1 above who holds Bankia shares or securities has assumed any temporary restriction on the free transfer of those shares or securities, notwithstanding the restrictions (i) provided for in applicable laws and regulations; and (ii) arising from the payment of variable annual remuneration (see paragraph 13.1 below).

13.	REMUNERATION AND BENEFITS

13.1	Remuneration paid (including any contingent or deferred compensation) and benefits in kind granted to the persons referred to in section 12.1 by the issuer or its subsidiaries for services of any kind provided by any person to the issuer or its subsidiaries

As regards the remuneration of directors and senior managers, the Company applies to directors, in their role as directors, the limitations on remuneration established in Royal decree Law 2/2012 of 3 February on financial sector restructuring (“RDL 2/2012”), Law 3/2012 of 6 July on urgent labour market reform measures (“Law 3/2012”) and Ministerial Order ECC/1762/2012 of 3 August (“Ministerial Order ECC/1762/2012”). The fixed remuneration, in respect of all items, of directors who have no executive duties is thus limited to €100,000 per annum. The fixed remuneration of executive directors, in respect of all items, may not exceed €500,000 per annum, including all remuneration received within the Group.

The remuneration received by the members of the Board of Directors in 2019 is set out below, broken down by remuneration item.

a)	Remuneration

Gross remuneration of the members of the Board of Directors

	Data for 2019 (In thousands of euros)
Name	Salary	Fixed remuneration	Short-term variable remuneration (1)	Long-term variable remuneration (1)	Remuneration for serving on Board committees	Compensation	Other items	TOTAL 2,019
Mr. José Ignacio Goirigolzarri Tellaeche	500		213	57	-	-	-	770
Mr. José Sevilla Álvarez	500		213	57	-	-	-	770
Mr. Antonio Ortega Parra	500		213	57	-	-	-	770
Mr. Joaquín Ayuso García	-	100	-	-	-	-	-	100
Mr. Francisco Javier Campo García	-	100	-	-	-	-	-	100
Ms. Eva Castillo Sanz	-	100	-	-	-	-	-	100
Mr. Jorge Cosmen Menéndez-Castañedo	-	100	-	-	-	-	-	100
Mr. José Luis Feito Higueruela	-	100	-	-	-	-	-	100
Mr. Fernando Fernández Méndez de Andés	-	100	-	-	-	-	-	100
Mr. Antonio Greño Hidalgo	-	100	-	-	-	-	-	100
Mr. Carlos Egea Krauel (2)	147	51	-	-	-	-	-	198
Ms. Laura González Molero		100	-	-	-	-	-	100

(1)	The figure for the variable remuneration earned by Messrs. Goirigolzarri, Sevilla and Ortega in 2019 is awaiting the authorisations and approvals required under applicable law.
(2)	On 26 March 2019, Carlos Egea Krauel resigned from his executive position while remaining a member of Bankia’s Board of Directors. The effects of this resignation from executive office were as provided for in the service agreement entered into between Bankia and Mr. Egea Krauel, who as of 28 June 2019 has the status of “other non-executive director”. The amounts shown relate to the period from 1 January to 27 June 2019 as an executive director and from 28 June to 31 December 2019 as a non-executive director.

None of the members of Bankia’s current Board of Directors has received any sums whatsoever in respect of remuneration for membership of Board committees, compensation or any other item.

Annual variable remuneration is paid 50% in cash and 50% in shares. Under RDL 2/2012, both the cash and the share-based portion of variable remuneration must be deferred for three years. At the same time, under the EBA Guidelines on sound remuneration policies, significant institutions, of which Bankia is one, should apply a deferral period of five years for executive directors and members of Senior Management in order to ensure that variable remuneration is aligned with the risk profile in the long term, allowing pro rata vesting. Taking the above into account, the procedure for the payment of annual variable remuneration for 2019 is as follows: 50% of the annual variable remuneration, both cash and shares, will be paid in 2023.

-	25% of the annual variable remuneration, both cash and shares, will be paid in 2024.

-	The remaining 25% of the annual variable remuneration, both cash and shares, will be paid in 2025.

Where applicable, 50% of the multiannual variable remuneration granted in 2019 and subject to compliance with multiannual objectives will be paid in cash and the remaining 50%,in shares in 2025.

Both the shares delivered as part of the payment of variable annual remuneration and the shares relating to multiannual variable remuneration will be delivered net of taxes and will be unavailable for a period of one year after delivery.

The deferred annual variable remuneration of executive directors may be reduced (malus clause) or taken back (clawback clause) in the circumstances described in section 4.2.2 of Bankia’s Directors Remuneration Policy, which may be consulted at (www.bankia.com). The information contained in the aforementioned website does not form part of the Universal Registration Document and has not been examined or approved by the CNMV, except for the information that has been incorporated by reference in the Universal Registration Document.

During 2019, no shares were delivered, as no amounts were paid in respect of variable remuneration. However, during the first half of 2020, shares were allocated to Messrs. Goirigolzarri, Sevilla and Ortega in an amount equivalent to 25% of the annual variable remuneration accrued to them in 2016.

Gross remuneration of the members of Senior Management

The remuneration of the senior managers other than executive directors shown in section 13.1 of this Universal Registration Document during 2019, that is, Mr. Miguel Crespo Rodríguez, Ms. Amalia Blanco Lucas, Mr. Fernando Sobrini Aburto, Mr. Gonzalo Alcubilla Povedano, Mr. David López Puig, Mr. Carlos Torres García, Mr. Leopoldo Alvear Trenor, Mr. Eugenio Solla Tomé and Mr. Manuel Galarza Pont, amounted to €5,250 thousand, of which €93 thousand consisted of remuneration in kind (vehicle, health insurance policy and subsidy applied to financial assistance, that is, the difference between the interest rate applied to financial assistance as an employee of Bankia and that which would apply as a customer). Of the abovementioned total of €5,250 thousand, €3,885 thousand relate to fixed remuneration and €1,365 thousand to variable remuneration (annual and multiannual). The total figure includes the remuneration of Messrs. Alvear, Galarza, López, Solla and Torres for the period from 24 January 2019 to 31 December 2019 and the amount accrued by Mr. Cánovas for the period from 1 January to 23 January 2019. It should also be noted that Mr. Cánovas did not receive any amount by way of compensation and has a two-year post-contractual non-compete agreement for an amount equivalent to two years’ fixed remuneration. Once the necessary authorisations for the variable remuneration for 2019 have been received, 100% of the accrued amount of that remuneration must be deferred as follows:

•	Annual variable remuneration

-	2023: 25% of the total amount will be received in cash and 25% in Bankia shares.

-	2024: 12.5% of the total amount will be received in cash and 12.5% in Bankia shares.

-	2025: 12.5% of the total amount will be received in cash and 12.5% in Bankia shares.

•	Multiannual variable remuneration: where applicable depending on achievement of multiannual objectives, 50% will be paid in cash and the remaining 50% in shares in 2025.

b)	Provisions on internal regulations and good practices of the Bank

In accordance with article 49 of Bankia’s Bylaws, the post of director is remunerated.

In 2019, the Board of Directors was entrusted with the task of ensuring that the remuneration policy applicable to directors was consistent with the limits established in RDL 2/2012, Law 3/2012, Ministerial Order ECC/1762/2012 and Law 10/2014. In this connection, the individual remuneration of non-executive directors, for all items, has not exceeded €100,000. The fixed remuneration of executive directors has not exceeded €500,000.

In accordance with the foregoing, the remuneration of non-executive directors is made up as follows:

-	Each director receives a fixed periodic amount. That amount is decided by the Board of Directors, within the maximum set by the General Meeting for the Board as a whole. Under no circumstances can it exceed the abovementioned limit of €100,000 for as long as the FROB continues to provide financial support to Bankia.

-	No provision is made for the payment of attendance fees in respect of meetings of the Board of Directors or of Board committees, although justified expenses are reimbursed.

Bankia has mechanisms in place to underwrite directors’ civil liability in conditions that are commensurate with the Company’s circumstances and situation. Specifically, in the period from June 2019 to June 2020 the premiums paid for civil liability insurance for directors, officers and the Company amounted to €1,277,726.

In relation to other remuneration components of the executive directors, the following should be noted:

-	Under article 4 of Ministerial Order ECC/1762/2012, the annual and multiannual variable remuneration of directors and officers of institutions that have received financial support from the FROB must not exceed 60% of the annual gross fixed remuneration.

-	No contributions have been made, or are planned to be made, to retirement or health insurance systems for current members of the Board of Directors.

-	In 2019, no sums were paid in respect of termination to any Board member. If any severance payment were to be made during 2020, it would in all cases be subject to the limits specified in RDL 2/2012, Law 3/2012, Law 10/2014 and their implementing regulations. The limit on severance pay under these regulations is the lower of the following amounts: one million euros, or two years of the agreed fixed remuneration. For Bankia’s executive directors, two years’ fixed remuneration is equal to €1 million. The others directors have no executive functions and so are not entitled to severance pay in the event of termination.

-	In accordance with the Bylaws and the Board of Directors Regulations, directors (both executive and non-executive) will not receive any remuneration in respect of their membership of the Board of Directors of Bankia if they receive remuneration from the Company’s majority shareholder, that is, from BFA.

In 2019, none of the members of the Board of Directors of Bankia received any remuneration on account of the duties they performed in BFA.

Multiannual variable remuneration plan for key executives and employees

Furthermore, the Ordinary General Meeting held on 24 March 2017 agreed to include Bankia’s executive directors, that is, Mr. José Ignacio Goirigolzarri, José Sevilla Álvarez and Mr. Antonio Ortega, in a variable remuneration plan with a multiannual accrual period (the “Multiannual Variable Remuneration Plan” or the “Plan”). The beneficiaries of the Plan are certain key executives and employees of Bankia who belong to the Bank’s Identified Staff. The Plan will allow beneficiaries, including Bankia’s executive directors (the “Beneficiaries”), to receive, after a certain period of time and provided certain annual and multiannual targets set by the Bank and the requirements specified in the Plan regulations are met, a certain number of ordinary shares of Bankia and a certain amount in cash, all this subject to the conditions and requirements set out in the Plan and its regulations.

Under the Plan, each Beneficiary will be assigned a certain target cash bonus (the “Target Bonus”), which will serve as the basis for setting the number of Bankia shares and the amount of cash to be delivered to each Beneficiary, based on the degree of achievement of certain goals. The conditional multiannual variable remuneration will be determined according to the degree of achievement of the annual variable remuneration goals, taking the Target Bonus the Beneficiaries may be entitled to receive as a basis. The conditional variable remuneration awarded will be the reference for determining the final multiannual variable remuneration based on compliance with the multiannual objectives.

The multiannual variable remuneration and the annual variable remuneration, taken together, must not exceed 60% of the executive directors’ gross base salary.

The conditional variable remuneration for each year will only be paid if certain multiannual indicators defined by Bankia’s Board of Directors are met in the three years following the award of each Target Bonus. The number of shares to be delivered and the corresponding amount in cash will constitute the final multiannual variable remuneration to be paid.

The shares and cash will be delivered five years after the conditional variable remuneration has been determined.

After consideration of a report by the Remuneration Committee, the Board of Directors will determine the indicators and the degree of achievement on which payment of the final multiannual variable remuneration will depend in each cycle.

c)	Compliance with laws and recommendations

As provided in applicable legislation and in the Bylaws, the yearly report on directors’ remuneration and the annual report will disclose the individual remuneration received by each director, specifying the sums paid in respect of each remuneration category. The remuneration corresponding to executive functions assigned to the executive directors of the Bank will also be stated in the report, individually and for each of the categories. Every year, that report is submitted to the General Meeting of Shareholders for a consultative vote. The General Meeting of Shareholders held on 27 March 2020 approved, on a consultative basis, the annual report on remuneration of members of the Board of Directors of Bankia for 2019.

13.2	The total amounts set aside or accrued by the issuer or its subsidiaries to provide for pension, retirement or similar benefits

During 2019 no contribution of any kind was made for pensions, retirement benefits or the like for members of the Board of Directors. The contributions made for members of the Management Committee was €287 thousand.

14.	MANAGEMENT PRACTICES

14.1	Date of expiration of the current term of office of the members of the issuer’s administrative, management and supervisory bodies, if applicable, and the period during which they have held that office

In accordance with article 39 of the Bankia’s Bylaws, the directors will hold their position for a period of four years and may be re-elected on one or more occasions for additional four-year periods. The date of first appointment and date of expiration of the current term of office of each of the directors is set out in section 12.1 of this Universal Registration Document.

14.2	Information about any contracts of the members of the administrative, management and supervisory bodies with the issuer or any of its subsidiaries that provide for benefits upon termination of services

As provided in Additional Provision Seven of Law 3/2012, in the event of termination of directors or senior management personnel who have an employment relationship with the Bank, Bankia is not permitted to pay compensation in excess of the lesser of the following amounts:

-           €1,000,000; or

-           two years of the agreed fixed remuneration.

Compensation for contract termination includes any amount of an indemnifying nature that the manager or director may receive as a result of termination of the contract, whatever the reason, source or purpose, so the sum of all amounts that may be received may not exceed the stated maximums.

The contracts of Messrs. Goirigolzarri, Sevilla and Ortega provide for compensation equal to one year’s fixed remuneration in the event of termination by unilateral decision of the Company or resulting from a change of control of the Company, as well as one year’s fixed remuneration under a post-contract non-competition clause. The contracts of Messrs. Sevilla and Ortega also provide for a notice period of three months, which is not provided for in Mr. Goirigolzarri’s contract. The maximum compensation payable to Mr. Egea during his tenure as executive director was two years’ fixed remuneration, decreasing gradually as his length of service increased. Once the two-year period was complete, no compensation was payable. In compliance with applicable laws and regulations, Bankia has adjusted the aforesaid contracts, establishing that any remuneration or amounts received by the executive directors will be in accordance with the provisions of RDL 2/2012, Law 3/2012 and Law 10/2014.

Members of Senior Management are entitled to compensation, for all items of remuneration, equal to two years’ fixed remuneration in the event of lawful termination, except for disciplinary dismissal upheld by a court. In compliance with the foregoing regulation, Bankia has adjusted the aforesaid contracts, establishing that any remuneration or amounts received by the executive directors will be in accordance with the provisions of RDL 2/2012, Law 3/2012 and Law 10/2014.

14.3	Information about the audit committee and the remuneration committee of the issuer, including the names of the members of the committees and a summary of their internal rules

See the Board committees section of section 12.1 above.

14.4	Statement as to whether the issuer complies with the corporate governance system applicable to the issuer

Bankia complies with current Spanish corporate governance regulations. The information relating to this heading is set out in sections F, “Risk monitoring and management systems in relation to the financial reporting (ICFR) process”, and G, “Degree of compliance with corporate governance recommendations”, of the Company’s Annual Corporate Governance Report for 2019, which is incorporated by reference in this Universal Registration Document under the provisions of article 19 of Regulation (EU) 2017/1129.

It should be noted, however, that Bankia complied with 58 of the 64 recommendations of the Code of Good Governance of Listed Companies (Código de Buen Gobierno de las Sociedades Cotizadas) in force at 31 December 2019. The other six recommendations are not applicable:

•	Recommendation 2: no subsidiary is listed.

•	Recommendation 10: no shareholder exercised the right to add items to the agenda or submit new resolution proposals before the holding of the General Meeting of Shareholders.

•	Recommendation 11: Bankia has made no provision to pay attendance bonuses at the General Meeting of Shareholders.

•	Recommendation 19: No proprietary directors have been appointed.

•	Recommendations 37 and 38: no executive committee has been formed.

On 26 June 2020, the CNMV published an amendment to certain principles and recommendations included in the Code of Good Governance. Bankia intends to review and consider these amendments and will report on the degree of compliance with the revised Code, as required under article 540 of the LSC, in its next Annual Corporate Governance Report.

In June 2010 the CNMV published a guide with recommendations on internal control of financial reporting by listed companies. This guide provided a set of recommendations and best practices, and identifies the benchmark indicators listed companies should use when reporting on their system of internal control over financial reporting (“SICFR”).

A general overview of the Bankia Group’s SICFR, with information on its main components, is provided in section F, “Risk monitoring and management systems in relation to the financial reporting (ICFR) process”, of the Annual Corporate Governance Report for 2019, the content of which has been reviewed by the external auditor. The report issued by the external auditor on the “Information concerning the system of internal controls over financial reporting (SICFR)” and attached to said corporate governance report states that “The procedures applied to the information concerning the SICFR have not brought to light any inconsistencies or issues that could affect said information”.

14.5	Foreseeable significant impacts on corporate governance, including future changes in the composition of the board of directors and committees

At the date of this Universal Registration Document, neither the General Meeting of Shareholders nor the Board of Directors of Bankia has agreed on any change relating to the Board of Directors or the Board committees that could have a significant impact on Bankia’s corporate governance.

15.	EMPLOYEES

15.1	Either the number of employees at the end of the period or the average for each financial year for the period covered by the historical financial information and up to the date of the registration document and additional information

The number of Bankia employees by gender and employee group (including the Bank’s executive directors and senior management, but not including part-time staff, because it is not a significant number) at 30 June 2020 and at 31 December 2019, 2018 and 2017 is as follows:

	Data as of 30 June 2020			Data as of 31 December 2019
	Men	Women	Year-end Workforce	Men	Women	Year-end Workforce
Directors	3	-	3	3	-	3
Senior management (2)	8	1	9	8	1	9
Other employees	6,808	8,702	15,510	6,823	8,774	15,597
Bankia Total	6,819	8,703	15,522	6,834	8,775	15,609
Other Group companies	189	236	425	187	239	426
Bankia Group total	7,008	8,939	15,947	7,021	9,014	16,035

	Data as of 31 December 2018			Data as of 31 December 2017 (1)
	Men	Women	Year-end Workforce	Men	Women	Year-end Workforce
Directors	4	0	4	3	-	3
Senior management (2)	4	1	5	3	1	4
Other employees	6,763	8,714	15,477	7,895	9,315	17,210
Bankia Total	6,771	8,715	15,486	7,901	9,316	17,217
Other Group companies	199	239	438	255	285	540
Bankia Group total	6,970	8,954	15,924	8,156	9,601	17,757
_____

(1) Staff information at 31 December 2017 includes the BMN Group staff.

(2) Executive directors are not deemed to be included in Senior Management.

Source: internal management information of the Company.

The following is a list of the Group's staff, segmented geographically according to the Company's internal management information:

Country/Region	30/06/2020	31/12/2019	31/12/2018	31/12/2017
Spain	15,939	16,029	15,909	17,742
Andalusia	1,732	1,719	1,741	2,020
Aragón	67	68	66	72
Asturias	58	56	57	61
Balearic Islands	781	785	797	1017
Canary Islands	666	675	658	704
Cantabria	79	82	74	83
Castilla y León	607	612	615	670
Castilla la Mancha	490	496	494	529
Catalonia	889	884	889	951
Ceuta	37	37	36	34
Community of Madrid	6,203	6,280	6,138	6,534
Community of Valencia	2,479	2,485	2,496	2,782
Extremadura	58	56	53	59
Galicia	128	125	125	128
La Rioja	267	270	266	295
Melilla	4	5	5	4
Murcia	863	863	867	1159
Navarra	15	16	16	17
Basque Country	91	89	88	93
Other Companies	425	426	428	530
Cuba	2	2	12	12
China	3	3	3	3
Morocco	3	1	-	-
Total	15,947	16,035	15,924	17,757

Source: internal management information of the Company.

As a result of the merger by absorption of BMN by Bankia, on 15 February 2018 a Workforce Agreement was signed with 92% of the Bank's union representation. This Workforce Agreement contained a series of measures including the group dismissal of a maximum of 2,000 Bank employees and geographical mobility, as well as the standardisation of working conditions for employees from BMN.

15.2	Shares and stock purchase options

Based on the information available to the Company at the date of this Universal Registration Document, the Bankia shares held by members of the Board of Directors are as follows:

Directors	Direct Holding		Indirect Holding		Total
	No. of shares	% of voting rights	No. of shares	% of voting rights	No. of shares	% of voting rights
Mr. José Ignacio Goirigolzarri Tellaeche	271,091	0.009%	0	0.000%	271,091	0.009%
Mr. José Sevilla Álvarez	66,933	0.002%	0	0.000%	66,933	0.002%
Mr. Antonio Ortega Parra	86,921	0.003%	0	0.000%	86,921	0.003%
Mr. Joaquín Ayuso García	55,015	0.002%	0	0.000%	55,015	0.002%
Mr. Francisco Javier Campo García	50,315	0.002%	0	0.000%	50,315	0.002%
Ms. Eva Castillo Sanz	25,000	0.001%	0	0.000%	25,000	0.001%
Mr. Jorge Cosmen Menéndez-Castañedo	21	0.000%	30,268	0.001%	30,289	0.001%
Mr. José Luis Feito Higueruela	49,452	0.002%	0	0.000%	49,452	0.002%
Mr. Fernando Fernández Méndez de Andés	16,358	0.001%	0	0.000%	16,358	0.001%
Mr. Antonio Greño Hidalgo	20,750	0.001%	0	0.000%	20,750	0.001%
Mr. Carlos Egea Krauel	15,595	0.001%	0	0.000%	15,595	0.001%
Ms. Laura González Molero	5,000	0.000%	0	0.000%	5,000	0.000%
Ms. Nuria Oliver Ramírez	0	0.000%			0	0.000%
Total	662,451	0.022%	30,268	0.001%	692,719	0.023%

Based on the information available to the Company at the date of this Universal Registration Document, the Bankia shares owned by members of senior management are as follows:

Senior Managers	Direct Holding		Indirect Holding		Total
	No. of shares	% of voting rights	No. of shares	% of voting rights	No. of shares	% of voting rights
Mr. Miguel Crespo Rodríguez	6,358	0.000%	0	0.000%	6,358	0.000%
Ms. Amalia Blanco Lucas	24,897	0.001%	0	0.000%	24,897	0.001%
Mr. Fernando Sobrini Aburto	21,969	0.001%	2	0.000%	21,971	0.001%
Mr. Gonzalo Alcubilla Povedano	21,922	0.001%	0	0.000%	21,922	0.001%
Mr. Leopoldo Alvear Trenor	49,252	0.002%	0	0.000%	49,252	0.002%
Mr. Manuel Galarza Pont	36,425	0.001%	0	0.000%	36,425	0.001%
Mr. David López Puig	30,730	0.001%	0	0.000%	30,730	0.001%
Mr. Eugenio Solla Tomé	31,758	0.001%	0	0.000%	31,758	0.001%
Mr. Carlos Torres García	55,035	0.002%	0	0.000%	55,035	0.002%
Total	333,360	0.011%	2	0.000%	333,362	0.011%

At the date of this Universal Registration Document, no member of the Board of Directors or Senior Manager holds options to purchase shares.

15.3	Description of any arrangements for involving the employees in the capital of the issuer

In accordance with the Annual and Multi-Year Variable Remuneration Plan for key executives and employees, described in section 13.1 of this Universal Registration Document, the Executive Directors and certain Senior Managers and employees of the Group are entitled to receive a part of variable remuneration in shares of Bankia.

In accordance with CRD IV and Act 10/2014, any variable remuneration of employees whose professional activities have a material impact on the Bank’s risk profile must be paid as follows:

-	At least 50% of the variable remuneration must be delivered in the form of shares.

-	At least 40% of the variable remuneration, in the form of both shares and cash, must be deferred for a minimum term of three years. This deferral, stipulated in CRD IV and Act 10/2014, is distributed as follows: one-third after 12 months from the first payment date (50% in cash and 50% in shares), one-third after 24 months from the first payment date (50% in cash and 50% in shares) and one-third after 36 months from the first payment date (50% in cash and 50% in shares). For executive directors, senior managers and the like, however, 100% of the variable remuneration will be deferred for five years from the date of accrual.

Nevertheless, applying the principle of proportionality established by Act 10/2014, the possibility of excluding professionals with non-significant amounts of variable remuneration from the payment-in-shares requirement, the deferral arrangements and the application of ex post adjustments may be considered.

For the managers in this group (the “Identified Group”), to whom the proportionality principle does not apply, the payment of annual variable remuneration will be made in accordance with the regulated scheme, which contemplates (i) deferral of a part thereof, payment of which will be subject to there being no circumstances resulting in reduction of remuneration, by way of “malus” clauses, as contemplated in the Special Conditions, and (ii) settlement in the form of a combination of cash and shares of Bankia. Pursuant to Act 10/2014, the Identified Group is deemed to include senior executives, risk takers, staff engaged in control functions and any staff receiving total remuneration that takes them into the same remuneration bracket as senior management and risk takers, whose professional activities have a material impact on the institution’s risk profile.

The settlement scheme for annual variable remuneration for year “n” is summarised as follows:

-	Executive Directors, Management Committee and Others treated as such:

(i)	“Deferred Variable Remuneration in Cash”: 25 per cent of the annual variable remuneration will be paid in cash in year “n+4” after three years have elapsed since the evaluation of the objectives. The remaining 25 per cent will be settled in halves in the years “n+5” and “n+6”.

(ii)	“Deferred Variable Remuneration in Shares”: 25 percent of the annual variable remuneration will be paid in shares in year “n+4” after three years have passed since the evaluation of the objectives. The remaining 25 per cent will be settled in halves in the years “n+5” and “n+6”. The shares may not be disposed of for a term of one year after delivery.

-	Rest of the Identified Group:

(i)	“Undeferred Variable Remuneration in Cash”: 30% of variable remuneration will be paid in cash, after evaluation of the objectives (that is, in year “n+1”).

(ii)	“Undeferred Variable Remuneration in Shares”: 30% of variable remuneration will be paid in shares, after evaluation of the objectives (that is, in year “n+1”). The shares may not be disposed of for a term of one year after delivery (until “n+2”).

(iii)	“Deferred Variable Remuneration in Cash”: 20% of annual variable remuneration will be paid in cash, by thirds, deferred over a period of three years (in years “n+2”, “n+3” and “n+4”).

(iv)	“Deferred Variable Remuneration in Shares”: 20% of annual variable remuneration will be paid in shares, by thirds, deferred over a period of three years (in years “n+2”, “n+3” and “n+4”). The shares may not be disposed of for a term of one year after delivery (until “n+5”).

In the case of the Executive Directors, the Management Committee and Others treated as such, while financial support is maintained the supervisor must expressly authorise the amount, vesting and payment of variable remuneration.

16.	MAJOR SHAREHOLDERS

16.1	Persons not belonging to the administrative, management or supervisory bodies who, directly or indirectly, have a declarable interest under the issuer's national law in the capital or voting rights of the issuer

The following is a list of significant holdings in the Bank's capital stock, excluding members of the Board of Directors and Senior Executives, if any, who were so considered:

Name of shareholder	Number of direct voting rights	Number of indirect voting rights	% of total voting rights
Artisan Partners Funds Inc. (1)	-	92,414,879	3.011%
FROB. (2)	-	1,897,659,433	61.823%

______

(1) Through Artisan Partners Limited Partnership.

(2) Through BFA Tenedora de Acciones, S.A., a company wholly owned by the FROB.

Source: Communications made to the CNMV (web page of the CNMV (link) consulted on the date of this Universal Registration Document.

Additionally, in accordance with the provisions of article 28 of Royal Decree 1362/2007 of 19 October 2007, which implements Securities Market Act 24/1988 of 28 July 1988, BlackRock, Inc. has reported that it indirectly holds financial instruments that would entitle it to acquire an additional 1.180% of the Company's share capital.

BFA, an entity wholly owned by the FROB, is the majority shareholder of Bankia, holding 61.823% of Bankia’s share capital at the date of this Universal Registration Document. As a result of that interest, BFA has decisive influence regarding all matters requiring a decision of a majority of the shareholders.

Apart from the interest of the BFA, the Bank is not aware of any other shareholder having a number of shares sufficient to allow it to appoint a member of the Board of Directors, as contemplated in article 243 of the LSC (which establishes the right to proportional representation on the Board of Directors).

There are no known individual shareholders with direct or indirect holdings of 3% or more of the share capital (or 1% in the event that the shareholder's tax domicile is in a tax haven) other than those contemplated in the above table.

Also, see section 15.2 of this Universal Registration Document regarding the participation of Senior Management and members of the Board of Directors in the voting rights of Bankia.

16.2	Explanation of whether the issuer’s major shareholders have different voting rights, or the corresponding negative statement

All shares of the share capital of Bankia have the same voting, financial and other rights; no shareholder has voting rights different from those of any other.

16.3	Statement as to whether the issuer is owned or controlled, directly or indirectly, by a third party

As stated in section 16.1 above, BFA, an entity wholly-owned by the FROB, is the majority shareholder of Bankia, holding 61.823% of its share capital at the date of this Universal Registration Document. As a result of the foregoing, BFA has decisive influence regarding all matters requiring a decision of a majority of the shareholders, including, among others, the appointment of directors (with the legal limitations of proportional representation established by Spanish law), any increase or reduction of capital and any amendment of the Bylaws.

BFA and Bankia and their respective subsidiaries have various commercial and financial relationships. Bankia and BFA have signed the Framework Agreement referred to in section 20 of the Universal Registration Document which, inter alia, regulates the scope of activity of the two companies and establishes mechanisms to prevent conflicts of interest. The Framework Agreement also includes the obligation that transactions between BFA and Bankia be undertaken at arm’s length and that entering into, amending or renewing them (as well as any material transactions that, by reason of those undertaking them, are treated as being related-party transactions) must be approved by the Board of Directors of Bankia, after a favourable report from the Audit and Compliance Committee, which must expressly decide regarding the essential proposed terms and conditions (term, purpose, price, etc.).

16.4	A description of any arrangements, known to the issuer, the operation of which may at a subsequent date result in a change in control of the issuer

Except as described in section 5.3 (G) above of this Universal Registration Document in relation to the plan for the merger by absorption of Bankia, S.A. into CaixaBank, S.A., the Bank is not aware of any other agreement the implementation of which may, at a later date, lead to a change in control of Bankia, or of the existence of a divestment plan defined by its majority shareholder.

17.	TRANSACTIONS WITH RELATED PARTIES

17.1	Details of related party transactions that the issuer has entered into during the period covered by the historical financial information and up to the date of the registration document

Bankia enters into transactions with related parties in the ordinary course of its businesses. All the transactions entered into by the Group with its related parties were entered into on normal market terms.

In addition, as of 31 December 2019 the FROB held, through BFA, a 61.80% stake (61.823% as of the date of this Universal Registration Document) in the capital of Bankia. The FROB, which carries out its activity under Act 9/2012, is a public entity 100% controlled by the Spanish State the purpose of which is to manage the restructuring and resolution processes of credit institutions. Given its indirect interest in Bankia, the Spanish State is therefore a related party under applicable laws and regulations.

Set forth below are the balances entered in the balance sheet and the results recorded in the consolidated income statement for the end of June 2020 that have their origin in transactions with related parties:

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
EXPENSES AND REVENUE
(Interest expense)	1	-	920	51	972
Leases	-	-	-	-	-
Receipt of services	-	-	-	-	-
Purchase of goods (finished or in progress)	-	-	-	-	-
Other expenses	-	(2)	4,839	-	4,837
Total	1	(2)	5,759	51	5,809
Financial income	188	2	905	30	1,125
Dividends received	-	-	-	378	378
Provision of services	86	53	540	59	738
Sale of inventory	-	-	-	-	-
Other revenue	-	-	-	-	-
Total	274	55	1,445	467	2,241

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
OTHER TRANSACTIONS
Financing agreements: credits and capital contributions (lender)	(121)	(723)	12,934	(3,051)	9,039
Financing agreements: credits and capital contributions (borrower)	(892)	558	(78,169)	(34,342)	(112,845)
Guarantees given	(966)	-	-	(1,065)	(2,031)
Guarantees received	-	-	-	-	-
Acquired commitments	-	5	2,743	11	2,759
Dividends and other profits distributed	(219,625)	-	-	-	(219,625)
Other transactions	(2,353)	-	-	-	(2,353)

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
YEAR-END BALANCES
Commercial customers and debtors	-	-	-	-	-
Loans and credits granted	564	4,338	111,655	5,279	121,836
Other receivables	-	-	-	-	-
Total debit balances	564	4,338	111,655	5,279	121,836
Suppliers and trade creditors	-	-	-	-	-
Loans and credits received	24,978	7,464	238,935	96,639	368,016
Other payment obligations	-	-	-	-	-
Total credit balances	24,978	7,464	238,935	96,639	368,016

Also set forth below are the amounts entered in the consolidated balance sheet and consolidated income statement at 31 December 2019 that originate in related-party transactions:

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
EXPENSES AND REVENUE
(Interest expense)	59	-	4,500	185	4,744
Leases	-	-	-	-	-
Receipt of services	-	-	-	-	-
Purchase of goods (finished or in progress)	-	-	-	-	-
Other expenses	-	-	(62,638)	45	(62,593)
Total	59	-	(58,138)	230	(57,849)
Financial income	2	7	1,727	100	1,836
Dividends received	-	-	-	5,882	5,882
Provision of services	3,790	117	1,118	477	5,502
Sale of inventory	-	-	-	-	-
Other revenue	-	-	-	-	-
Total	3,792	124	2,845	6,459	13,220

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
OTHER TRANSACTIONS
Financing agreements: credits and capital contributions (lender)	(100,231)	3,416	(97,866)	3,577	(191,104)
Financing agreements: credits and capital contributions (borrower)	(10,723)	4,296	(220,010)	11,347	(215,090)
Guarantees given	(264)	(9)	(10,426)	(1,477)	(12,176)
Guarantees received	-	-	-	-	-
Acquired commitments	-	36	(1,343)	67	(1,240)
Dividends and other profits distributed	(219,360)	-	-	-	(219,360)
Other transactions	728	-	-	-	728

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
YEAR-END BALANCES
Commercial customers and debtors	-	-	-	-	-
Loans and credits granted	564	4,338	111,655	5,279	121,836
Other receivables	-	-	-	-	-
Total debit balances	564	4,338	111,655	5,279	121,836
Suppliers and trade creditors	-	-	-	-	-
Loans and credits received	24,978	7,464	238,935	96,639	368,016
Other payment obligations	-	-	-	-	-
Total credit balances	24,978	7,464	238,935	96,639	368,016

Also set forth below are the amounts entered in the consolidated balance sheet and consolidated income statement at 31 December 2018 that originate in related-party transactions:

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
EXPENSES AND REVENUE
(Interest expense)	102	-	4,699	144	4,945
Leases	-	-	-	-	-
Receipt of services	-	-	-	-	-
Purchase of goods (finished or in progress)	-	-	-	-	-
Other expenses	-	-	231	(5)	226
Total	102	-	4,930	139	5,171
Financial income	52	1	6,054	27	6,134
Dividends received	-	-	-	-	-
Provision of services	21,650	109	918	614	23,291
Sale of inventory	-	-	-	-	-
Other revenue	-	-	-	-	-
Total	21,702	110	6,972	641	29,425

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
OTHER TRANSACTIONS
Financing agreements: credits and capital contributions (lender)	52,455	(62)	(29,966)	1,230	23,657
Financing agreements: credits and capital contributions (borrower)	27,578	1,770	323,120	40,434	392,902
Guarantees given	(205)	-	(1,150)	2,540	1,185
Guarantees received	-	-	-	-	-
Acquired commitments	-	30	1,548	153	1,731
Dividends and other profits distributed	219,360	-	-	-	219,360
Other transactions	919	-	(1,488)	-	(569)

CATEGORIES	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
YEAR-END BALANCES
Commercial customers and debtors	-	-	-	-	-
Loans and credits granted	100,795	922	209,521	1,702	312,940
Other receivables	-	-	-	-	-
Total debit balances	100,795	922	209,521	1,702	312,940
Suppliers and trade creditors	-	-	-	-	-
Loans and credits received	35,701	3,168	458,945	85,292	583,106
Other payment obligations	-	-	-	-	-
Total credit balances	35,701	3,168	458,945	85,292	583,106

Lastly, set forth below are the amounts recorded in the consolidated balance sheet and consolidated income statement at 31 December 2017 arising from related-party transactions:

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
EXPENSES AND REVENUE
(Interest expense)	504	4	1,508	52	2,068
Other expenses	-	-	481	-	481
Total	504	4	1,989	52	2,549
Financial income	1,995	2	2,646	1	4,644
Provision of services	6,153	89	303	44	6,589
Other revenue	-	-	-	-	-
Total	8,148	91	2,949	45	11,233

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
OTHER TRANSACTIONS
Financing agreements: credits and capital contributions (lender)	(76,650)	(311)	96,518	39	19,596
Financing agreements: credits and capital contributions (borrower)	(119,696)	(313)	82,958	(21,534)	(58,585)
Guarantees given	(3,365)	-	68	-	(3,297)
Guarantees received	-	-	-	-	-
Acquired commitments	-	(113)	761	30	678
Dividends and other profits distributed	211,061	-	-	-	211,061
Other transactions	(3,277)	-	1,488	-	(1,789)

CATEGORIES (€ 000s)	Major shareholders	Administrators and Officers	Group personnel, companies or entities	Other related parties	Total
YEAR-END BALANCES
Commercial customers and debtors	-	-	-	-	-
Loans and credits granted	48,340	984	239,487	472	289,283
Other receivables	-	-	-	-	-
Total debit balances	48,340	984	239,487	472	289,283
Suppliers and trade creditors	-	-	-	-	-
Loans and credits received	8,123	1,398	123,085	44,858	177,464
Other payment obligations	-	-	-	-	-
Total credit balances	8,123	1,398	123,085	44,858	177,464

Transactions undertaken, balances maintained and contracts signed with BFA

The most significant balances the Bank maintains with BFA (significant shareholder) at 30 June 2020 include the following:

-	the liability heading “Loans and credits received” includes a demand deposit of €24 million constituted by BFA;

-	“Other assets” includes the balance relating to the accrual of the fees and commissions referred to below;

-	“Guarantees given” includes the amounts drawn and drawable under the line of guarantees granted by Bankia to BFA.

-	“Fee income/expense”, in the income statement, includes income for services rendered by the Bank arising from the recovery of fully written off and defaulted assets belonging to BFA, calculated based on the total amount recovered, as well as the income from guarantees issued.

-	Lastly, the foregoing table of related parties at 30 June 2020 includes the interest income and expenses arising from remuneration paid and received in relation to the lending and borrowing transactions referred to under the preceding headings.

In addition, Bankia and BFA maintain the following contracts and agreements:

-	A Framework Agreement governing relations between the two entities.

-	A Services Agreement allowing BFA to undertake appropriate management of its business, using the human and tangible resources of Bankia, avoiding duplication.

-	A Framework Agreement for Financial Transactions (CMOF) covering the derivatives transactions between the two entities.

-	A Global Master Repurchase Agreement (GMRA) and an Agreement for Assignments as Security, tied to the fixed-income repo transactions.

-	A European Framework Agreement for Financial Transactions (FAFT), which covers the securities lending and fixed-income repo transactions.

-	An agreement for the distribution of the cost of any legal claims relating to preferred participating securities and subordinated debentures.

-	An agreement which establishes an access mechanism that allows BFA to access, through the Bank, the liquidity and funding mechanisms established by the European Central Bank for credit institutions, as well as private funding transactions by credit institutions.

-	An agreement for the distribution of the cost of any civil suits and claims in relation to the Bankia IPO.

-	BFA/Bankia collaboration protocol. Article 11 (2) of the CRR, which establishes rules to govern relations between BFA and Bankia as regards the definition and articulation of the necessary mechanisms and procedures to allow Bankia to comply with the obligations imposed by article 11.2 of the CRR and, in particular, verify that BFA complies with the capital requirements imposed by applicable law.

-	An agreement concerning the management of the indirect participation of the FROB, through BFA, in Bankia.

From 30 June 2020 to the date of this Universal Registration Document there has been no other significant transaction with related parties.

18.	FINANCIAL INFORMATION ON THE ASSETS AND LIABILITIES, FINANCIAL POSITION AND RESULTS OF THE ISSUER

18.1	Historical financial information

18.1.1	Audited historical financial information covering the last three financial years

As established in article 19 of Regulation (EU) 2017/1129, this Universal Registration Document incorporates the Company’s audited individual and consolidated annual financial statements and management reports for the 2019, 2018 and 2017 financial years, and the corresponding audit reports, accounting policies and explanatory notes thereto, which are available via the website of the CNMV and the website of Bankia. The information contained in said websites does not form part of the Universal Registration Document and has not been examined or approved by the CNMV, with the exception of the information included in the Universal Registration Document for reference purposes.

For the purposes of comparison the following must be taken into account:

1.	Merger with BMN: The merger between Bankia and BMN was completed for accounting purposes on 1 December 2017, and the Group’s balance sheet at 31 December 2017 therefore includes the assets and liabilities transferred from BMN. BMN's results were only consolidated in the Group's income statement from 1 December 2017, however. The Group's income statement for 2017 is therefore not directly comparable with the income statements for 2019 and 2018. To facilitate comparison, in this section the main income statement items for 2018 are stated on a like-for-like basis, that is, as if BMN’s profit or loss had been included in full in 2017.

2.	Presentation of comparative information: The annual financial statements of the Bankia Group for 2018 and 2019 are presented in accordance with the criteria for published financial information in IFRS-EU 9, which came into force on 1 January 2018. The Group has opted to apply prospectively the classification and measurement requirements contained in IFRS-EU 9, without restating the information for prior financial years, as allowed under said standard. However, the Bankia Group's financial statements for the 2017 financial year presented in this section have been adapted to the IFRS-EU 9 reporting criteria in order to facilitate like-for-like comparison between the different financial years.

The most material changes arising from the application of IFRS-EU 9 financial reporting criteria to 2017 are the replacement of the category of available-for-sale financial assets by financial assets at fair value through other comprehensive income, the elimination of the category of investments held to maturity and the replacement of the category of loans and receivables by assets at amortised cost.

The consolidated balance sheets, income statements, cash flow statements and statements of changes in net equity for the financial years ended 31 December 2019, 2018 and 2017, prepared in accordance with IFRS-EU 9, taking into account Bank of Spain Circular 4/2017, of 27 November, and other aspects of the regulatory framework on financial reporting applicable to the Group, are presented below.

(A)	Consolidated balance sheet

Consolidated balance sheets for the years ended 31 December 2019, 2018 and 2017
ASSETS	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
(€ 000s)
Cash, cash balances at central banks and other demand deposits	13,202,885	4,753,800	4,503,911	177.7%	5.5%
Financial assets held for trading	6,690,901	6,307,967	6,773,491	6.1%	(6.9%)
Derivatives	6,518,725	6,022,496	6,697,537	8.2%	(10.1%)
Equity instruments	1,381	3,901	73,953	(64.6%)	(94.7%)
Debt securities	170,795	281,570	2,001	(39.3%)	-
Loans and advances	-	-	-	-	-
Central banks	-	-	-	-	-
Credit institutions	-	-	-	-	-
Customers	-	-	-	-	-
Pro memoria: Provided as collateral with right to sell or pledge	67,682	590	-	-	-
Financial assets not held for trading mandatorily measured at fair value through profit or loss	34,755	9,348	-	271.8%	-
Equity instruments	-	-	-	-	-
Debt securities	237	187	-	26.7%	-
Loans and advances	34,518	9,161	-	276.8%	-
Central banks	-	-	-	-	-
Credit institutions	23,263	-	-	-	-
Customers	11,255	9,161	-	22.9%	-
Financial assets designated at fair value through profit or loss	-	-	-	-	-
Equity instruments	-	-	-	-	-
Debt securities	-	-	-	-	-
Loans and advances	-	-	-	-	-
Central banks	-	-	-	-	-

Consolidated balance sheets for the years ended 31 December 2019, 2018 and 2017
ASSETS	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
(€ 000s)
Credit institutions	-	-	-	-	-
Loans and advances to customers	-	-	-	-	-
Pro memoria: Provided as collateral with right to sell or pledge	-	-	-	-	-
Financial assets designated at fair value through other comprehensive income	11,981,872	15,635,715	22,744,890	(23.4%)	(31.3%)
Equity instruments	75,817	76,300	70,929	(0.6%)	7.6%
Debt securities	11,906,055	15,559,415	22,673,961	(23.5%)	(31.4%)
Pro memoria: Provided as collateral with right to sell or pledge	7,568,250	7,138,310	9,892,613	6.0%	(27.8%)
Financial assets at amortised cost	155,968,440	156,461,440	158,710,730	(0.3%)	(1.4%)
Debt securities	33,067,987	33,742,245	32,658,113	(2.0%)	3.3%
Loans and advances	122,900,453	122,719,195	126,052,617	0.1%	(2.6%)
Central banks	-	-	-	-	-
Credit institutions	5,467,442	4,433,419	3,027,935	23.3%	46.4%
Customers	117,433,011	118,285,776	123,024,682	(0.7%)	(3.9%)
Pro memoria: Provided as collateral with right to sell or pledge	25,284,204	23,310,362	23,443,829	8.5%	(0.6%)
Derivatives – hedge accounting	2,498,821	2,626,997	3,067,035	(4.9%)	(14.3%)
Fair value changes of the hedged items in portfolio hedge of interest rate risk	-	-	-	-	-
Investments in joint ventures and associates	454,902	305,887	320,597	48.7%	(4.6%)
Joint ventures	9,034	3,818	30,862	136.6%	(87.6%)
Associates	445,868	302,069	289,735	47.6%	4.3%
Assets under insurance and reinsurance contracts	-	-	-	-	-
Property, plant and equipment	2,617,290	2,189,693	2,423,634	19.5%	(9.7%)
Property, plant and equipment	2,135,988	1,669,319	1,757,510	28.0%	(5.0%)
For own use	2,135,988	1,669,319	1,757,510	28.0%	(5.0%)
Subject to operating lease	-	-	-	-	-
Used in Obra Social welfare and cultural projects (Cajas and credit cooperatives)	-	-	-	-	-
Investment properties	481,302	520,374	666,124	(7.5%)	(21.9%)
Of which: Leased out under operating leases	481,302	520,374	666,124	(7.5%)	(21.9%)
Pro memoria: acquired under lease	504,863	-	-	-	-
Intangible assets	401,406	297,554	237,499	34.9%	25.3%
Goodwill	88,462	90,862	93,262	(2.6%)	(2.6%)
Other intangible assets	312,944	206,692	144,237	51.4%	43.3%
Tax assets	10,863,999	11,088,695	11,004,862	(2.0%)	0.8%
Current tax assets	443,103	485,289	474,887	(8.7%)	2.2%
Deferred tax assets	10,420,896	10,603,406	10,529,975	(1.7%)	0.7%
Other assets	1,601,403	1,639,569	873,955	(2.3%)	87.6%
Insurance contracts linked to pensions	1,061,912	1,034,030	432,981	2.7%	138.8%
Inventories	-	-	-	-	-
Rest of other assets	539,491	605,539	440,974	(10.9%)	37.3%
Non-current assets and disposal groups classified as held for sale	2,151,599	3,906,205	3,271,333	(44.9%)	19.4%
TOTAL ASSETS	208,468,273	205,222,870	213,931,937	1.6%	(4.1%)
(1) The Bankia Group's balance sheet at 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years. It is presented therefore solely and exclusively for comparison purposes and differs from the balance sheet included in the consolidated financial statements for 2017.

Consolidated balance sheets for the years ended 31 December 2019, 2018 and 2017
LIABILITIES	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
(€ 000s)
Financial liabilities held for trading	6,750,111	6,046,596	7,420,991	11.6%	(18.5%)
Derivatives	6,478,878	5,924,515	7,077,562	9.4%	(16.3%)
Short positions	271,233	122,081	343,429	122.2%	(64.5%)
Deposits	-	-	-	-	-
Central banks	-	-	-	-	-
Credit institutions	-	-	-	-	-
Customers	-	-	-	-	-
Debt securities issued	-	-	-	-	-
Other financial liabilities	-	-	-	-	-
Financial liabilities designated at fair value through profit or loss	-	-	-	-	-
Deposits	-	-	-	-	-
Central banks	-	-	-	-	-
Credit institutions	-	-	-	-	-
Customers	-	-	-	-	-
Debt securities issued	-	-	-	-	-
Other financial liabilities	-	-	-	-	-
Pro memoria: subordinated liabilities	-	-	-	-	-
Financial liabilities at amortised cost	185,176,254	181,868,586	188,897,560	1.8%	(3.7%)
Deposits	165,053,977	161,963,232	168,045,365	1.9%	(3.6%)
Central banks	13,808,756	13,856,000	15,355,970	(0.3%)	(9.8%)
Credit institutions	26,460,485	21,787,756	22,293,596	21.4%	(2.3%)
Customers	124,784,736	126,319,476	130,395,799	(1.2%)	(3.1%)
Debt securities issued	18,679,709	18,360,095	19,784,810	1.7%	(7.2%)
Other financial liabilities	1,442,568	1,545,259	1,067,385	(6.6%)	44.8%
Pro memoria: subordinated liabilities	2,983,031	2,989,889	2,510,922	(0.2%)	19.1%
Derivatives – hedge accounting	87,402	183,189	378,454	(52.3%)	(51.6%)
Fair value changes of the hedged items in portfolio hedge of interest rate risk	-	-	-	-	-
Liabilities covered by insurance and reinsurance contracts	-	-	-	-	-
Provisions	1,754,035	1,922,116	2,034,575	(8.7%)	(5.5%)
Pensions and other defined benefit post-employment obligations	1,038,243	1,080,822	442,407	(3.9%)	144.3%
Other long-term employee remuneration	-	-	-	-	-
Pending legal issues and tax litigation	224,539	193,670	363,803	15.9%	(46.8%)
Loan commitments and guarantees	301,717	373,082	379,484	(19.1%)	(1.7%)
Other provisions	189,536	274,542	848,881	(31.0%)	(67.7%)
Tax liabilities	467,742	555,842	707,072	(15.8%)	(21.4%)
Current tax liabilities	129	43	1,624	200.0%	(97.4%)
Deferred tax liabilities	467,613	555,799	705,448	(15.9%)	(21.2%)
Share capital repayable on demand	-	-	-	-	-
Other liabilities	893,975	1,106,217	871,394	(19.2%)	26.9%
Of which: Obra Social and welfare funds (Cajas and credit cooperatives only)	-	-	-	-	-
Liabilities included in disposal groups classified as held for sale	3,657	350,885	8,797	(99.0%)	-
TOTAL LIABILITIES	195,133,176	192,033,431	200,318,843	1.6%	(4.1%)
(1) The Bankia Group's balance sheet at 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years. It is presented therefore solely and exclusively for comparison purposes and differs from the balance sheet included in the consolidated financial statements for 2017.

Consolidated balance sheets for the years ended 31 December 2019, 2018 and 2017
EQUITY	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
(€ 000s)
Own funds	13,141,770	13,029,511	13,222,423	0.9%	(1.5%)
Issued capital	3,069,522	3,084,963	3,084,963	(0.5%)	-
Paid-in capital	3,069,522	3,084,963	3,084,963	(0.5%)	-
Unpaid capital which has been called up	-	-	-	-	-
Pro memoria: uncalled capital	-	-	-	-	-
Paid-in surplus	619,154	619,154	619,154	-	-
Equity instruments issued other than capital	-	-	-	-	-
Equity component of compound financial instruments	-	-	-	-	-
Other equity instruments issued	-	-	-	-	-
Other items of equity	-	-	-	-	-
Retained earnings	-	-	-	-	-
Revaluation reserves	-	-	-	-	-
Other reserves	8,962,001	8,718,830	9,093,630	2.8%	(4.1%)
Reserves or accumulated losses of investments in joint ventures and associates	(138,669)	(158,969)	(131,457)	(12.8%)	20.9%
Other	9,100,670	8,877,799	9,225,087	2.5%	(3.8%)
(-) Treasury shares	(50,343)	(96,646)	(79,837)	(47.9%)	21.1%
Profit or loss attributable to shareholders of the parent company	541,436	703,210	504,513	(23.0%)	39.4%
(-) Interim dividends	-	-	-	-	-
Accumulated other comprehensive income	180,002	147,454	365,780	22.1%	(59.7%)
Items that will not be reclassified to profit or loss	57,233	54,627	73,268	4.8%	(25.4%)
Actuarial gains or (-) losses on defined benefit pension plans	34,056	29,939	48,764	13.8%	(38.6%)
Non-current assets and disposal groups classified as held for sale	(9,347)	-	-	-	-
Share of other recognised income and expense of joint ventures and associates	4,219	3,183	8,714	32.5%	(63.5%)
Changes in the fair value of equity instruments measured at fair value through other comprehensive income	28,305	21,505	15,790	31.6%	36.2%
Rest	-	-	-	-	-
Items that may be reclassified to profit or loss	122,769	92,827	292,512	32.3%	(68.3%)
Hedges of net investments in foreign operations [effective portion]	-	-	-	-	-
Foreign currency translation	(113)	(293)	(720)	(61.4%)	(59.3%)
Hedging derivatives. Reserve for cash flow hedges [effective portion]	(8,006)	(2,299)	(10,163)	248.2%	(77.4%)
Changes in the fair value of debt instruments measured at fair value through other comprehensive income	82,085	62,459	264,398	31.4%	(76.4%)
Hedging instruments [undesignated items]	-	-	-	-	-
Non-current assets and disposal groups classified as held for sale	(2,674)	4,187	(1,119)	-	-
Share of other recognised income and expense of investments in joint ventures and associates	51,477	28,773	40,116	78.9%	(28.3%)
Minority interests [non-controlling interests]	13,325	12,474	24,891	6.8%	(49.9%)
Accumulated other comprehensive income	1,444	1,318	989	9.6%	33.3%
Other items	11,881	11,156	23,902	6.5%	(53.3%)
TOTAL EQUITY	13,335,097	13,189,439	13,613,094	1.1%	(3.1%)
TOTAL LIABILITIES AND EQUITY	208,468,273	205,222,870	213,931,937	1.6%	(4.1%)
PRO MEMORIA: OFF-BALANCE-SHEET EXPOSURES	36,704,675	33,820,938	31,683,978	8.5%	6.7%
Loan commitments given	23,256,169	20,888,323	18,518,902	11.3%	12.8%
Financial guarantees given	376,728	427,621	415,095	(11.9%)	3.0%
Contingent commitments given	13,071,778	12,504,994	12,749,981	4.5%	(1.9%)
(1) The Bankia Group's balance sheet at 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years. It is presented therefore solely and exclusively for comparison purposes and differs from the balance sheet included in the consolidated financial statements for 2017.

Most significant movements in the balance sheet at 31 December 2019

At the end of 2019, the Bankia Group reported balance sheet assets of €208,468 million, up 1.6% on the assets recognised in 2018, mainly due to surplus liquidity deposited with the Bank of Spain.

Loans to customers shrank by 0.7% to €117,444 million due to the natural maturity of the mortgage portfolio and a sustained reduction in the amount of non-performing assets. The Bank continued to issue new loans at a good rate in 2019, helping to stabilise the Group's healthy lending investment balance.

On the customer funds side, customer deposits shrank by 1.2% to €124,785 million due to the maturity of single-certificate mortgage covered bonds and a decline in public sector deposits and term deposits. In contrast, there was an increase in the more liquid, lower-cost funds (current accounts) which continued to attract part of the savings transferred out of term deposits. With regard to funds managed off-balance-sheet, investment funds and pension plans grew by 15.1% and 6.3%, respectively, thanks to the Group’s strong acquisition performance and greater customer demand for these products.

The movements in the most significant items in the Group’s balance sheet for 2019 are summarised below:

-	Cash, cash balances at central banks and other demand deposits

The balance carried under this item rose by €8,449 million (+177.7%), reflecting the surplus liquidity generated in the year from the sale of assets (mainly fixed income portfolios) and short- and long-term funds acquired. This liquidity is deposited in cash accounts with the Bank of Spain.

-	Loans and advances

Loans and advances totalled €122,935 million, including financial assets at amortised cost and financial assets not held for trading purposes mandatorily measured at fair value through profit or loss, in line with the figure for the previous financial year (€122,728 million). Within loans and advances, loans to customers amounted to €117,444 million, a year-on-year drop of 0.7% due mainly to a reduction in non-performing loans and mortgage stocks, as households continued to deleverage.

Non-performing loans continued the downward trend seen in 2018, with a drop of €1,864 million (-24.2%) compared to the end of the previous year. The decrease was both organic (fewer new non-performing loans and recovery management) and due to the sale of loan portfolios in the year (€410 million), the sale of foreclosed assets, write-offs and the reclassification of loan portfolios as non-current assets held for sale following sales agreements signed with third parties.

The non-performing loan ratio was 5% at the end of 2019, 1.5 percentage points lower than at the end of 2018.

-	Investments in debt securities

The combined balance carried under “Financial assets held for trading”, “financial assets designated at fair value through other comprehensive income” and “financial assets at amortised cost” totalled €45,145 million, 9% less than at the end of December 2018. At €11,906 million, the amount of fixed income securities in the portfolio of financial assets at fair value through other comprehensive income at December 2019 was €3,653 million lower than at December 2018 (-23.5%). Debt securities in the portfolio of financial assets at amortised cost, meanwhile, fell by €674 million to €33,068 million in 2019 (-2%). In both cases the reductions were due to the sale of public debt during the year, both Spanish and foreign.

-	Non-current assets and disposal groups classified as held for sale

The balance under this item at the end of 2019 was €2,152 million, a year-on-year drop of €1,755 (-44.9%), mainly due to the agreement reached with the investor Lone Star XI in 2018 for the sale of unproductive assets (non-performing loans and foreclosed property assets).

-	Financial liabilities at amortised cost

In 2019 this item amounted to €185,176 million, a year-on-year increase of €3,308 million (+1.8%), mainly due to the greater liquidity obtained from temporary repurchase agreements with credit institutions.

Under this heading, customer deposits at the end of 2019 amounted to €124,785 million, a decrease of €1,535 million (-1.2%) compared to December 2018. This is due to single-certificate mortgage covered bonds maturing during the year (a reduction of €1,013 million, -16.2%) and a €522 million decrease (-0.4%) in customer deposits. Within customer deposits, the balance held in household current accounts increased by €7,883 million (+13.2%), partly due to transfers from term deposits, although this did not offset the decrease in funds deposited by the public sector and businesses (financial and non-financial companies).

Debt securities issued (loans and other marketable securities and subordinated liabilities) amounted to €18,680 at the end of 2019, with no significant change from the previous year (an increase of €320 million or +1.7%, due to new issues).

-	Provisions

Provisions recognised in the Group’s balance sheet totalled €1,754 million, down €168 million (-8.7%) compared with the end of 2018. This reduction was mainly due to the reversal of provisions for contingent risks in the period, and the use of provisions associated with employees’ pension funds and provisions for expenses related to consolidation processes following the merger with Banco Mare Nostrum (mainly staff restructuring expenses and the cost of terminating existing contracts).

-	Equity

Net equity at the end of 2019 totalled €13,335 million, an increase of €146 million (+1.1%) on 2018, due to higher reserves and the remeasurement of fixed income securities carried at fair value. Within net equity, shareholders’ capital amounted to €3,070 million, €15 million less than at December 2018 (-0.5%), as a result of the capital decrease effected by means of the redemption of treasury shares, filed in the Commercial Registry on 3 May 2019.

Most significant movements in the balance sheet at 31 December 2018

At the end of 2018 the Bankia Group had balance sheet assets of €205,223 million, 4.1% less than in 2017.

Following the merger with Banco Mare Nostrum in 2018, the commercial activities of the Bankia Group continued to perform well with regard to new lending, with a very sound financing structure based on using mainly customer funds to finance lending.

2018 was also a key year for clearing non-productive assets from the balance sheet (gross non-performing assets and gross foreclosures), both organically (fewer new non-performing loans and better recovery management) and via the sale of assets, notably via an agreement reached with the investor Lone Star XI for the sale of a portfolio of assets with a gross carrying amount of €3,070 million, mainly non-performing mortgages and foreclosed property assets.

Turning to accounting standards, IFRS-EU 9 came into force on 1 January 2018. The main impact of the first application of IFRS-EU 9 at 1 January 2018 was a €653 million increase in the impairment of financial assets at amortised cost due to the recognition of provisions based on expected losses, compared with the incurred losses model established in IAS 39. The new provisions were charged to reserves. At the same time, certain fixed income assets formerly held at amortised cost were reclassified as financial assets at fair value through other comprehensive income. The associated remeasurement of said assets increased net equity by €172 million.

The key movements in the Bankia Group's balance sheet in 2018 are noted below.

-	Loans and advances

The balance at year-end 2018 was €122,728 million, including financial assets at amortised cost and financial assets not held for trading purposes mandatorily measured at fair value through profit or loss, 2.6% less than at year-end 2017. The most significant component of this balance is customer loans, which at 31 December 2018 amounted to €118,295 million, a decrease of 3.8% on the previous year, mainly related to non-performing loans and the mortgage business.

Non-performing loans decreased by €3,588 million gross before impairments (-31.7%) compared with the end of 2017. This decrease was both organic (€903 million) and thanks to the sale of loan portfolios valued at €1,312 million and the transfer of non-performing mortgages to non-current assets held for sale amounting to €1,373 million (gross) following the aforementioned sale of non-productive assets (gross non-performing assets and gross foreclosures) to Lone Star XI.

This decrease in the amount of non-performing loans reduced the non-performing loan ratio to 6.5% in 2018, 2.4 percentage points lower than at December 2017.

-	Investments in debt securities

These totalled €49,583 million in 2018, compared to €55,334 million in December 2017. The largest movement in 2018 occurred in the portfolio of financial assets at fair value through other comprehensive income which, at €15,559 million, was €7,115 million lower than at December 2017 (-31.4%). This decrease was thanks to the sales carried out by the Group in the year in anticipation of forecast market interest rate rises. Debt securities in the portfolio of financial assets at amortised cost, meanwhile, increased by €1,084 (+3.3%) to €33,742 million following the execution of the reinvestment proposal approved by the Group in January 2018.

-	Financial liabilities at amortised cost

The balance under this item totalled €181,869 million, €7,029 million less (-3.7%) than at December 2017. The main reason for this is the maturity of wholesale and retail debt in the period and a decrease in the Group’s general financing requirements due to the liquidity obtained in the year from the divestment of fixed income assets.

Customer deposits totalled €126,319 million at the end of 2018 compared with €130,396 million at December 2017, a decrease of 3.1% due to lower volumes of repurchase agreements (€2,624 or 98.4% less) and single-certificate mortgage covered bonds (€1,251 million or 16.7% less). Excluding repurchase agreements and single-certificate mortgage covered bonds, customer deposits were stable in the year (-0.2%), with a notable increase in the year in public sector deposits of €930 million (+16.4%) and growth in the more liquid, lower cost funds (current accounts) of the retail network (households), which increased by €5,955 million (+11.1%).

Debt securities issued amounted to €18,360 million, €1,425 million less than at December 2017 (-7.2%) due to the maturity and redemption of wholesale instruments in the year, mainly mortgage covered bonds. Nevertheless, the Group issued new instruments in 2018, notably the second AT1 issue for €500 million in September, which was so well received by the institutional markets that it was five-times oversubscribed.

-	Provisions

Provisions totalled €1,922 million, €112 million less (-5.5%) than in 2017. This decrease was mainly due to the use of provisions associated with the refund of amounts linked to floor clauses and provisions for expenses related to consolidation processes following the merger with Banco Mare Nostrum.

-	Equity

Net equity amounted to €13,189 million, €424 million less (-3.1%) than at the end of 2017. This reduction was mainly concentrated in “Accumulated other comprehensive income” which fell by €218 million (-59.7%) due to the remeasurement of fixed income securities carried at fair value, and in own funds, which decreased by €193 million (-1.5%), including the impact on reserves of the application of IFRS-EU 9.

(A)	Consolidated income statement

Consolidated income statements for the years ended 31 December 2019, 2018 and 2017
(€ 000s)	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
Interest income	2,459,289	2,454,206	2,309,236	0.2%	6.3%
(Interest expense)	(436,262)	(405,149)	(341,157)	7.7%	18.8%
(Expenses on share capital repayable on demand)	-	-	-	-	-
A) NET INTEREST INCOME	2,023,027	2,049,057	1,968,079	(1.3%)	4.1%
Dividend income	17,434	10,796	9,409	61.5%	14.7%
Share of results of entities accounted for using the equity method	60,024	56,290	39,778	6.6%	41.5%
Fee and commission income	1,167,639	1,149,537	943,973	1.6%	21.8%
(Fee and commission expense)	(86,996)	(84,548)	(79,937)	2.9%	5.8%
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	288,744	399,555	309,649	(27.7%)	29.0%
Gains or (-) losses on financial assets and financial liabilities held for trading, net	19,870	40,060	87,350	(50.4%)	(54.1%)
Gains or (-) losses on financial assets not held for trading purposes mandatorily measured at fair value through profit or loss, net	905	(429)	-	-	-
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	-	-	-	-	-
Gains or (-) losses from hedge accounting, net	(11,531)	(28,534)	(29,627)	(59.6%)	(3.7%)
Exchange differences [gain or (-) loss], net	15,321	14,708	10,042	4.2%	46.5%
Other operating income	55,041	65,651	52,350	(16.2%)	25.4%
(Other operating expenses)	(304,448)	(304,381)	(246,636)	0.0%	23.4%
Of which: mandatory transfer to Obra Social and welfare funds (Cajas and credit cooperatives only)	-	-	-	-	-
Income from assets under insurance and reinsurance contracts	-	-	-	-	-
(Expenses from liabilities under insurance and reinsurance contracts)	-	-	-	-	-
B) TOTAL OPERATING INCOME	3,245,030	3,367,762	3,064,430	(3.6%)	9.9%
(Administrative expenses)	(1,615,728)	(1,696,323)	(1,851,973)	(4.8%)	(8.4%)
(Staff costs)	(1,119,420)	(1,160,842)	(1,389,897)	(3.6%)	(16.5%)
(Other administrative expenses)	(496,308)	(535,481)	(462,076)	(7.3%)	15.9%
(Depreciation and amortisation)	(200,952)	(173,911)	(174,290)	15.5%	(0.2%)
(Provisions or (-) reversal of provisions)	(14,552)	(9,974)	34,463	45.9%	-
(Impairment losses or (-) reversal of impairment losses on financial assets not measured at fair value through profit or loss and gains or (-) losses on novation, net)	(462,941)	(426,506)	(328,571)	8.5%	29.8%

Consolidated income statements for the years ended 31 December 2019, 2018 and 2017
(€ 000s)	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
(Financial assets designated at fair value through other comprehensive income)	552	(971)	1,838	-	-
(Financial assets at amortised cost)	(463,493)	(425,535)	(330,409)	8.9%	28.8%
C) OPERATING PROFIT OR LOSS	950,857	1,061,048	744,059	(10.4%)	42.6%
(Impairment or (-) reversal of impairment of investments in joint ventures and associates)	928	40,623	(3,000)	(97.7%)	-
(Impairment or (-) reversal of impairment on non-financial assets)	(20,244)	(30,632)	(10,504)	(33.9%)	191.6%
(Property, plant and equipment)	(14,544)	(22,724)	88	(36.0%)	-
(Intangible assets)	(5,700)	(7,865)	(6,389)	(27.5%)	23.1%
(Others)	-	(43)	(4,203)	(100.0%)	(99.0%)
(Gains or (-) losses on derecognition of non-financial assets, net)	4,414	4,508	8,901	(2.1%)	(49.4%)
Negative goodwill recognised in profit or loss	-	-	-	-	-
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	(180,265)	(155,434)	(114,513)	16.0%	35.7%
D) PROFIT OR (-) LOSS BEFORE TAX FROM CONTINUING OPERATIONS	755,690	920,113	624,943	(17.9%)	47.2%
(Tax expense or (-) income related to profit or loss from continuing operations)	(213,401)	(222,662)	(130,940)	(4.2%)	70.0%
E) PROFIT OR (-) LOSS AFTER TAX FROM CONTINUING OPERATIONS	542,289	697,451	494,003	(22.2%)	41.2%
Profit or (-) loss after tax from discontinued operations	-	6,047	-	(100.0%)	-
F) PROFIT OR LOSS FOR THE PERIOD	542,289	703,498	494,003	(22.9%)	42.4%
Profit/(loss) attributable to non-controlling interests	853	288	(10,510)	196.2%	-
Profit/(loss) attributable to the parent company	541,436	703,210	504,513	(23.0%)	39.4%
(1) The Bankia Group's income statement for the year ended 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years.

Most significant movements in the income statement in 2019

At the end of 2019 the Bankia Group reported profits attributable to the parent company of €541 million, 23% less than for 2018, mainly due to lower gains on financial assets and liabilities (lower revenues from the turnover and sale of fixed income portfolios) and to the provisions recognised as part of the process of reducing non-productive assets carried out in the last financial year. However, the positive impact of the merger with BMN and the implementation of various cost control plans cut administrative expenses by 4.8% compared with 2018, pushing the Group’s “core”18 results (net interest income and net commission income less administrative expenses and amortisation and depreciation) up by 3.5% to €1,287 million in 2019.

The movements in the most significant items in the Group’s income statement for 2019 are summarised below:

-	Net interest income

This item totalled €2,023 million in 2019, down 26 million (-1.3%) year-on-year as a result of lower yields from fixed income securities following the sale of portfolios in 2019 and 2018, the finance expenses derived from the application of IFRS 16 to leases from January 2019 and higher finance expenses associated with the surplus liquidity deposited at the Bank of Spain bearing negative interest rates.

Interest income was in line with that earned in 2018 (up €5 million) as lower revenues due to interest rates (down €22 million due to lower returns on operations with financial institutions and from the turnover and sale of fixed income portfolios) were offset by higher volume-based revenues (up €27 million from short-term market financing granted to other financial institutions).

Interest expenses increased by 7.7% (€31 million), mainly due to higher negative interest income on surplus liquidity balances lent to other institutions or deposited with the Bank of Spain (calculated as an interest expense with financial institutions), the higher cost of discounting pension commitments to employees and the application of IFRS 16 to leases from January 2019 (higher expense linked to “Other interest-bearing liabilities”).

18 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated as net interest income and commissions less administrative expenses and amortisation and depreciation.

Net interest income represented 62.3% of the Group’s gross margin in 2019.

-	Net fee and commission income[19]

Net fee and commission income (fee and commission income less fee and commission expense) amounted to €1,081 million, up 1.5% on the previous year. Increased commission income from securities brokerage (+20.3%), the structure and design of corporate transactions (+30.4%) and the sale of financial products (+2% on pension funds and insurance policies) offset lower commission income from the management of impaired assets and contingent risks.

-	Gains or losses on financial assets and liabilities (net)

Net gains on financial assets and liabilities totalled €298 million in 2019, 27.4% less than in 2018, because of the lower volume of sales of fixed-income securities in the year.

-	Other operating income and expenses[20]

Other operating income and expenses represented a net expense of €249 million in the year, an increase of €11 million (+4.6%) on the figure reported in December 2018. The movement under this item in 2019 mainly corresponds to higher annual contributions to the Deposit Guarantee Fund and the Single Resolution Fund, up 4% and 5% respectively.

-	Administrative expenses

Administrative expenses totalled €1,616 million, 4.8% less than in 2018, due to synergies obtained following the merger with BMN and the implementation of cost control plans in the year. These lower expenses are in line with the Group's key strategic goal of controlling costs and managing efficiency. The Group did not implement any workforce restructuring plans or early retirement schemes in 2019.

The Group's efficiency ratio21 at the end of December 2019 was 56%, compared with 55.5% in December 2018. The increase of 0.5 percentage points was thanks to the decrease in net margin in the year of €123 million (-3.6%).

-	Net income before provisions[22]

Operating income and expenses produced a net margin before provisions of €1,428 million in 2019, €69 million less than reported in 2018 (-4.6%), as cost savings in the year did not entirely offset the lower gains on financial assets and liabilities.

-	Provisioning and write-downs

Net provisions, including provisions recorded to cover pending legal issues, tax litigation and loan commitments and guarantees, and other provisions, recognised in 2019 amounted to €15 million, mainly associated with funds set aside by the Group for legal proceedings in progress. The amount taken to this heading in 2018 was €10 million.

Allowances for impairment on financial assets not measured at fair value through profit or loss increased by €36 million (+8.5%) to €463 million at the end of 2019, mainly reflecting provisions in the year for costs associated with efforts to reduce the non-performing loan portfolio.

Impairments of investments in joint ventures and associates were reversed by €1 million in 2019, compared with reversals of €41 million recognised in 2018 following the remeasurement of the Group's investment in Caser.

Impairment losses on non-financial assets, principally goodwill, property, plant and equipment, investment properties and inventory, totalled €20 million, 33.9% less than in the previous year thanks to reduced impairment losses on investment properties.

-	Loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

This item basically reflects impairment losses on the Group’s non-current assets held for sale (mainly foreclosed real estate assets) and extraordinary gains or losses on the sale of these assets The loss reported at the end of 2019 was €180 million, €25 million (+16%) more than in 2018 due to revaluations and provisions for expected losses.

19 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated as the net of the amounts recorded under Fee and commission income and Fee and commission expense in the income statement.

20 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated as the net of the amounts recorded under Other operating income and Other operating expenses in the income statement.

21 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated by dividing administration expenses plus amortisation and depreciation for the period by gross margin.

22 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Gross margin less administrative expenses and amortisation and depreciation.

-	Profit or loss before tax and attributable profit

In 2019 the Bankia Group generated profit before tax from continuing operations of €756 million, 17.9% less than in 2018 due to reduced gains on financial assets and liabilities and to provisions in the year for costs associated with efforts to reduce the non-performing loan portfolio and foreclosed assets. After corporate income tax and non-controlling interests, the profit attributable to the shareholders of the parent company was €541 million, 23% less than in 2018.

Most significant movements in the income statement in 2018

At the end of 2018 the Bankia Group reported profits attributable to the parent company of €703 million, €199 million more than for 2017 (+39.4%). Factors in this improvement include the full consolidation of the results of BMN, together with the initial savings generated following the merger of the two institutions and the absence of the extraordinary staff costs incurred in 2017 linked to the merger (€445 million).

Key aspects of the movements in the Bankia Group's income statement in 2018 are discussed below.

-	Net interest income

Net interest income for the year totalled €2,049 million, €81 million (+4.1%) higher than in 2017 due to the consolidation of BMN. On a like-for-like basis, had a full year of BMN results been included in 2017, the Group's net interest income would have fallen by around 9.6% year-on-year under the impact of the lower return on fixed income after portfolio sales and turnover, as well as natural maturities in the stock of loans and the still negative repricing of part of the mortgage portfolio in the first half of the year.

Net interest income represented 60.8% of the Group’s gross margin in 2018.

-	Net fee and commission income[23]

This item amounted to €1,065 in 2018, 23.3% higher than in 2017 as a result of the full consolidation of BMN and increased customer activity and loyalty. The strong performance of the collection and payments (cards) business and asset management business (mainly sales of investment funds and insurance policies and the management of impaired BFA assets) particularly contributed to this increase, offsetting lower commission income generated from the structure and design of corporate transactions. On a like-for-like basis, had a full year of BMN results been included in 2017, the year-on-year growth in net fee and commission income would have been around 3.4%.

-	Gains or losses on financial assets and liabilities (net)

Net gains amounted to €411 million, an increase of 11.8% on 2017 and mainly correspond to the sale of fixed income securities in the year in anticipation of forecast market interest rate rises. On a like-for-like basis, had a full year of BMN results been included in 2017, net gains on financial assets and liabilities would have fallen by 5.2% year-on-year.

-	Other operating income and expenses

Other operating income and expenses represented a net expense of €238 million in the year, an increase of €43 million (+22.1%) on the figure reported in the previous year, mainly due to higher contributions to the Deposit Guarantee Fund (+8%) and an increase in the tax on deposits after the merger with BMN.

-	Administrative expenses

Administrative expenses amounted to €1,696 million in 2018, down 8.4% year-on-year due to the emergence of synergies following the merger with BMN and the recognition of extraordinary staff costs totalling €445 million in 2017 to cover restructuring costs associated with the merger. It should be noted that the redundancy plan agreed with the workforce after the merger with BMN was completed in November 2018, involving the layoff of 2,000 employees. The Group's efficiency ratio24 at the end of 2018 was 55.5%, compared with 66.1% in December 2017.

-	Net income before provisions[25]

Operating income and expenses produced a net margin before provisions of €1,498 million in 2018, €459 million (+44.2%) more than reported in 2017. On a like-for-like basis, had a full year of BMN results been included in 2017, net income before provisions would have decreased by an estimated 9.1%.

23 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated as the net of the amounts recorded under Fee and commission income and Fee and commission expense in the income statement.

24 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated by dividing operating expenses (administration expenses and amortisation and depreciation) by the gross margin.

25 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Gross margin less administrative expenses and amortisation and depreciation.

-	Provisioning and write-downs

Net provisions taken to income in 2018 amounted to a reversal of €10 million associated with the restructuring of the Group’s insurance activities, compared with a positive provision of €34 million in the previous financial year.

Allowances for impairment on financial assets not measured at fair value through profit or loss increased by €98 million (+29.8%) to €427 million at year-end 2018. This figure includes the impact of losses on the sale of portfolios of non-productive assets (gross non-performing loans and gross foreclosed assets) to Lone Star XI.

€31 million was taken to income in respect of the impairment of non-financial assets, €20 million (+191.6%) more than in 2017, mainly associated with the Group’s investment properties.

Net reversals to provisions for impairment losses on investments in joint ventures and associates amounted to €41 million in 2018, compared with net impairments of €3 million in 2017, reflecting the release of provisions made in 2018 following the remeasurement of certain shareholdings.

-	Loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

The loss reported at the end of 2018 amounted to €155 million compared with €115 million for 2017 as the results of the earlier year included a gain of €47 million arising from the deferred payment for the sale of Globalvia.

-	Profit or loss before tax and attributable profit

Following the consolidation of BMN, in 2018 the Bankia Group generated profit before tax from continuing operations of €920 million, 47.2% more than in 2017. The profit attributable to the shareholders of the parent company totalled €703 million, up 39.4% on 2017, when profits were reduced by the extraordinary restructuring expenses recognised as a result of the merger while BMN’s contribution to profit for the year only covered one month.

This attributable profit included profit from discontinued operations amounting to €6 million, including the results of Cajamurcia Vida and Caja Granada Vida after the acquisition of 100% of the share capital of both companies on 10 July 2018. Prior to that date, the results of these two companies were consolidated using the equity method.

(B)	Consolidated statement of recognised income and expense and consolidated statement of changes in total equity

Following the changes introduced by Bank of Spain Circular 6/2008, the former statement of changes in net equity was replaced by two new statements providing additional information: “The consolidated statement of recognised income and expense and consolidated statement of changes in total equity”, disclosing details of the movements in equity from December 2017.

Consolidated statements of recognised income and expense for the years ended 31 December 2019, 2018 and 2017
(€ 000s)	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
Profit or loss for the period	542,289	703,498	494,003	(22.9%)	42.4%
Other comprehensive income	32,674	(390,355)	(124,667)	-	213.1%
Items that will not be reclassified to profit or loss	2,606	(18,641)	26,428	-	-
Actuarial gains or (-) losses on defined benefit pension plans	5,881	(26,893)	8,774	-	-
Non-current assets and disposal groups held for sale	(13,353)	-	-	-	-
Share of other recognised income and expense of investments in joint ventures and associates	1,036	(5,531)	5,021	-	-
Changes in the fair value of equity instruments at fair value through other comprehensive income	9,714	8,164	21,807	19.0%	(62.6%)
Gains or (-) losses from hedge accounting for equity instruments measured at fair value through other comprehensive income, net	-	-	-	-	-
Changes in the fair value of equity instruments measured at fair value through other comprehensive income (hedged items)	-	-	-	-	-
Changes in the fair value of equity instruments measured at fair value through other comprehensive income (hedging instruments)	-	-	-	-	-
Change in fair value of financial liabilities measured at fair value through profit or loss attributable to changes in credit risk	-	-	-	-	-
Income tax relating to items that will not be reclassified	(672)	5,619	(9,174)	-	-
Items that may be reclassified to profit or loss	30,068	(371,714)	(151,095)	-	146.0%
Hedges of net investments in foreign operations [effective portion]	-	-	-	-	-
Valuation gains or (-) losses taken to equity	-	-	-	-	-
Transferred to profit or loss	-	-	-	-	-
Other reclassification adjustments	-	-	-	-	-
Foreign currency translation	257	608	(1,772)	(57.7%)	-
Translation gains or (-) losses taken to equity	257	608	(1,772)	(57.7%)	-
Transferred to profit or loss	-	-	-	-	-
Other reclassification adjustments	-	-	-	-	-
Cash flow hedges [effective portion]	(8,153)	11,234	(13,161)	-	-
Valuation gains or (-) losses taken to equity	(8,153)	11,234	(13,161)	-	-
Transferred to profit or loss	-	-	-	-	-
Transferred to initial carrying amount of hedged items	-	-	-	-	-
Other reclassification adjustments	-	-	-	-	-
Hedging instruments [undesignated items]	-	-	-	-	-
Valuation gains or (-) losses taken to equity	-	-	-	-	-
Transferred to profit or loss	-	-	-	-	-

Consolidated statements of recognised income and expense for the years ended 31 December 2019, 2018 and 2017
(€ 000s)	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
Other reclassification adjustments	-	-	-	-	-
Debt instruments designated at fair value through other comprehensive income	28,037	(534,710)	(190,051)	-	181.4%
Valuation gains or (-) losses taken to equity	241,175	(136,676)	(13,587)	-	905.9%
Transferred to profit or loss	(213,138)	(398,034)	(176,464)	(46.5%)	125.6%
Other reclassification adjustments	-	-	-	-	-
Non-current assets and disposal groups held for sale	(7,406)	7,697	(8,191)	-	-
Valuation gains or (-) losses taken to equity	(7,406)	7,697	(8,191)	-	-
Transferred to profit or loss	-	-	-	-	-
Other reclassification adjustments	-	-	-	-	-
Share of other recognised income and expense of investments in joint ventures and associates	22,704	(11,343)	(806)	-	-
Income tax relating to items that may be reclassified to profit or loss	(5,371)	154,800	62,886	-	146.2%
Total comprehensive income for the year	574,963	313,143	369,336	83.6%	(15.2%)
Attributable to minority interests (non-controlling interests)	979	617	(11,922)	58.7%	-
Attributable to shareholders of the parent company	573,984	312,526	381,258	83.7%	(18.0%)
(1) The Bankia Group’s statement of recognised income and expense for the year ended 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years.

Consolidated statement of changes in total equity

The main movements in consolidated net equity in 2019 were linked to the payment of an ordinary dividend against 2018 profits and a capital decrease effected in May in order to redeem treasury shares and which was charged to voluntary reserves.

BANKIA, S.A. AND SUBSIDIARIES COMPRISING THE BANKIA GROUP
Consolidated statement of changes in equity for the year ended 31 December 2019
(€ 000s)
												Non-controlling interests
Sources of equity changes	Issued capital	Paid-in surplus	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to shareholders of the parent company	(-) Interim dividends	Accumulated other comprehensive income	Accumulated other comprehensive income	Other elements	Total
Opening balance at 31/12/2018 [prior to restatement]	3,084,963	619,154	-	-	-	-	8,718,830	(96,646)	703,210	-	147,454	1,318	11,156	13,189,439
Effects of corrections of errors	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Effects of changes in accounting policies	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Opening balance [current period]	3,084,963	619,154	-	-	-	-	8,718,830	(96,646)	703,210	-	147,454	1,318	11,156	13,189,439
Total comprehensive income for the year					-	-	-		541,436		32,548	126	853	574,963
Other changes in equity	(15,441)	-	-	-	-	-	243,171	46,303	(703,210)	-	-	-	(128)	(429,305)
Issuance of ordinary shares	-	-			-	-	-						-	-
Issuance of preference shares	-	-	-		-	-	-						-	-
Issuance of other equity instruments			-		-	-	-						-	-
Exercise or expiration of other equity instruments issued			-		-	-	-						-	-
Conversion of debt to equity	-	-	-	-	-		-	-					-	-
Capital reduction	(15,441)	-			-	-	(34,559)	50,000	-				-	-
Dividends (or remuneration to shareholders)	-	-	-	-	-	-	(353,515)	-		-			-	(353,515)
Buy-back					-	-	-	(64,971)				-	-	(64,971)
Sale or cancellation of treasury shares					-	-	(12,143)	61,274				-	-	49,131
Reclassification of financial instruments from equity to liability	-	-	-	-									-	-
Reclassification of financial instruments from liability to equity	-	-	-	-									-	-
Transfers among components of equity			-	-	-	-	703,210		(703,210)	-	-	-	-	-
Equity increase or (-) decrease resulting from business combinations	-	-	-	-	-	-	-	-			-		-	-
Share-based payments	-	-		-				-					-	-
Other increase or (-) decrease in equity			-	-	-	-	(59,822)	-	-	-	-	-	(128)	(59,950)
Of which: discretionary transfer to Obra Social and welfare funds (Cajas and credit cooperatives only)					-		-							-
Closing balance at 31/12/2019 [current period]	3,069,522	619,154	-	-	-	-	8,962,001	(50,343)	541,436	-	180,002	1,444	11,881	13,335,097

BANKIA, S.A. AND SUBSIDIARIES COMPRISING THE BANKIA GROUP
Consolidated statement of changes in equity for the year ended 31 December 2018
(€ 000s)
												Non-controlling interests
Sources of equity changes	Issued capital	Paid-in surplus	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to shareholders of the parent company	(-) Interim dividends	Accumulated other comprehensive income	Accumulated other comprehensive income	Other elements	Total
Opening balance at 31/12/2017 [prior to restatement]	3,084,963	619,154	-	-	-	-	9,093,630	(79,837)	504,513	-	365,780	989	23,902	13,613,094
Effects of corrections of errors	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Effects of changes in accounting policies	-	-	-	-	-	-	(487,047)	-	-	-	172,358	-	-	(314,689)
Opening balance [current period]	3,084,963	619,154	-	-	-	-	8,606,583	(79,837)	504,513	-	538,138	989	23,902	13,298,405
Total comprehensive income for the year					-	-	-		703,210		(390,684)	329	288	313,143
Other changes in equity	-	-	-	-	-	-	112,247	(16,809)	(504,513)	-	-	-	(13,034)	(422,109)
Issuance of ordinary shares	-	-			-	-	-						-	-
Issuance of preference shares	-	-	-		-	-	-						-	-
Issuance of other equity instruments			-		-	-	-						-	-
Exercise or expiration of other equity instruments issued			-		-	-	-						-	-
Conversion of debt to equity	-	-	-	-	-		-	-					-	-
Capital reduction	-	-			-	-	-	-	-				-	-
Dividends (or remuneration to shareholders)	-	-	-	-	-	-	(338,015)	-		-			-	(338,015)
Buy-back					-	-	-	(122,241)				-	-	(122,241)
Sale or cancellation of treasury shares					-	-	(6,429)	105,432				-	-	99,003
Reclassification of financial instruments from equity to liability	-	-	-	-									-	-
Reclassification of financial instruments from liability to equity	-	-	-	-									-	-
Transfers among components of equity			-	-	-	-	504,513		(504,513)	-	-	-	-	-
Equity increase or (-) decrease resulting from business combinations	-	-	-	-	-	-	-	-			-		-	-
Share-based payments	-	-		-				-					-	-
Other increase or (-) decrease in equity			-	-	-	-	(47,822)	-	-	-	-	-	(13,034)	(60,856)
Of which: discretionary transfer to Obra Social and welfare funds (Cajas and credit cooperatives only)					-		-							-
Closing balance at 31/12/2018 [current period]	3,084,963	619,154	-	-	-	-	8,718,830	(96,646)	703,210	-	147,454	1,318	11,156	13,189,439

BANKIA, S.A. AND SUBSIDIARIES COMPRISING THE BANKIA GROUP
Consolidated statement of changes in equity for the year ended 31 December 2017 (1)
(€ 000s)
												Non-controlling interests
Sources of equity changes	Issued capital	Paid-in surplus	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to shareholders of the parent company	(-) Interim dividends	Accumulated other comprehensive income	Accumulated other comprehensive income	Other elements	Total
Opening balance at 31/12/2016 [prior to restatement]	9,213,863	-	-	-	-	-	2,329,558	(44,758)	804,163	-	489,035	2,401	42,930	12,837,192
Effects of corrections of errors	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Effects of changes in accounting policies	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Opening balance [current period]	9,213,863	-	-	-	-	-	2,329,558	(44,758)	804,163	-	489,035	2,401	42,930	12,837,192
Total comprehensive income for the year					-	-	-		504,513		(123,255)	(1,412)	(10,510)	369,336
Other changes in equity	(6,128,900)	619,154	-	-	-	-	6,764,072	(35,079)	(804,163)	-	-	-	(8,518)	406,566
Issuance of ordinary shares	-	-			-	-	-						-	-
Issuance of preference shares	-	-	-		-	-	-						-	-
Issuance of other equity instruments			-		-	-	-						-	-
Exercise or expiration of other equity instruments issued			-		-	-	-						-	-
Conversion of debt to equity	-	-	-	-	-		-	-					-	-
Capital reduction	(6,334,531)	-			-	-	6,334,531	-	-				-	-
Dividends (or remuneration to shareholders)	-	-	-	-	-	-	(315,957)	-		-			-	(315,957)
Buy-back					-	-	-	(132,559)				-	-	(132,559)
Sale or cancellation of treasury shares					-	-	8,645	97,480				-	-	106,125
Reclassification of financial instruments from equity to liability	-	-	-	-									-	-
Reclassification of financial instruments from liability to equity	-	-	-	-									-	-
Transfers among components of equity			-	-	-	-	804,163		(804,163)	-	-	-	-	-
Equity increase or (-) decrease resulting from business combinations	205,631	619,154	-	-	-	-	-	-			-		-	824,785
Share-based payments	-	-		-				-					-	-
Other increase or (-) decrease in equity			-	-	-	-	(67,310)	-	-	-	-	-	(8,518)	(75,828)
Of which: discretionary transfer to Obra Social and welfare funds (Cajas and credit cooperatives only)					-		-							-
Closing balance at 31/12/2017 [current period]	3,084,963	619,154	-	-	-	-	9,093,630	(79,837)	504,513	-	365,780	989	23,902	13,613,094

(1) The Bankia Group’s consolidated statement of changes in equity at 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years.

(C)           Consolidated statement of cash flows

Consolidated statements of cash flows for the years ended 31 December 2019, 2018 and 2017
(€ 000s)	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
A) CASH FLOWS FROM OPERATING ACTIVITIES	7,447,535	1,394,580	1,843,410	434.0%	(24.3%)
Profit or loss for the period	542,289	703,498	494,003	(22.9%)	42.4%
Adjustments to obtain the cash flows from operating activities	722,019	501,737	801,882	43.9%	(37.4%)
Depreciation and amortisation	200,952	173,911	174,290	15.5%	(0.2%)
Other adjustments	521,067	327,826	627,592	58.9%	(47.8%)
Net increase (decrease) in operating assets	3,724,907	5,505,835	8,700,465	(32.3%)	(36.7%)
Financial assets held for trading	113,295	(687,523)	(6,575)	-	-
Financial assets not held for trading mandatorily measured at fair value through profit or loss	(24,502)	(1,281)	-	-	-
Financial assets designated at fair value through profit or loss	-	-	-	-	-
Financial assets designated at fair value through other comprehensive income	3,905,283	8,247,718	6,810,684	(52.7%)	21.1%
Financial assets at amortised cost	408,583	(397,819)	2,609,448	-	-
Other operating assets	(677,752)	(1,655,260)	(713,092)	(59.1%)	132.1%
Net increase (decrease) in operating liabilities	2,315,570	(5,547,119)	(8,318,400)	-	(33.3%)
Financial liabilities held for trading	207,286	(221,348)	(1,220)	-	-
Financial liabilities designated at fair value through profit or loss	-	-	-	-	-
Financial liabilities at amortised cost	2,493,225	(5,625,310)	(8,016,874)	-	(29.8%)
Other operating liabilities	(384,941)	299,539	(300,306)	-	-
Income tax paid (refunded)	142,750	230,629	165,460	(38.1%)	39.4%
B) CASH FLOWS FROM INVESTING ACTIVITIES	1,195,425	620,244	1,081,285	92.7%	(42.6%)
Payments	(227,931)	(389,335)	(214,685)	(41.5%)	81.4%
Property, plant and equipment	(63,794)	(16,789)	(107,132)	280.0%	(84.3%)
Intangible assets	(163,373)	(123,312)	(104,376)	32.5%	18.1%
Investments in joint ventures and associates	(17)	(5,276)	(3,000)	(99.7%)	75.9%
Subsidiaries and other business units	(3)	-	-	-	-
Non-current assets and liabilities classified as held for sale	(744)	(243,958)	(177)	(99.7%)	-
Other payments related to investing activities	-	-	-	-	-
Receipts	1,423,356	1,009,579	1,295,970	41.0%	(22.1%)
Property, plant and equipment	40,445	29,417	19,444	37.5%	51.3%
Intangible assets	-	-	-	-	-
Investments in joint ventures and associates	54,594	138,977	49,952	(60.7%)	178.2%
Subsidiaries and other business units	1,153	-	633,593	-	(100.0%)
Non-current assets and liabilities classified as held for sale	1,327,164	841,185	592,981	57.8%	41.9%
Other receipts related to investing activities	-	-	-	-	-
C) CASH FLOWS FROM FINANCING ACTIVITIES	(193,875)	(1,764,935)	(1,274,540)	(89.0%)	38.5%
Payments	(4,378,006)	(2,863,938)	(2,630,665)	52.9%	8.9%
Dividends	(353,515)	(338,015)	(315,957)	4.6%	7.0%
Subordinated liabilities	(1,006,860)	-	-	-	-
Cancellation of own equity instruments	-	-	-	-	-
Acquisition of own equity instruments	(64,971)	(122,241)	(132,919)	(46.9%)	(8.0%)
Other cash paid in relation to financing activities	(2,952,660)	(2,403,682)	(2,181,789)	22.8%	10.2%
Receipts	4,184,131	1,099,003	1,356,125	280.7%	(19.0%)
Subordinated liabilities	1,000,000	500,000	1,250,000	100.0%	(60.0%)
Issuance of own equity instruments	-	-	-	-	-
Disposal of own equity instruments	49,131	99,003	106,125	(50.4%)	(6.7%)
Other receipts related to financing activities	3,135,000	500,000	-	527.0%	-
D) EFFECT OF CHANGES IN EXCHANGE RATES	-	-	-	-	-
E) NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS (A+B+C+D)	8,449,085	249,889	1,650,155	-	(84.9%)

Consolidated statements of cash flows for the years ended 31 December 2019, 2018 and 2017
(€ 000s)	31/12/2019	31/12/2018	31/12/2017 (1)	Chg. (%) 2019/2018	Chg. (%) 2018/2017
F) CASH AND CASH EQUIVALENTS AT THE START OF THE PERIOD	4,753,800	4,503,911	2,853,756	5.5%	57.8%
G) CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	13,202,885	4,753,800	4,503,911	177.7%	5.5%
PRO MEMORIA
COMPONENTS OF CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD
Cash	951,826	929,837	878,210	2.4%	5.9%
Cash equivalent balances held with central banks	11,672,642	3,309,613	2,614,513	252.7%	26.6%
Other financial assets	578,417	514,350	1,011,188	12.5%	(49.1%)
Less: bank overdrafts repayable on demand	-	-	-	-	-
Total cash and cash equivalents at the end of the period	13,202,885	4,753,800	4,503,911	177.7%	5.5%
Of which: held by group entities but not available to the group	-	-	-	-	-
(1) The Bankia Group’s consolidated statement of cash flows for the year ended 31 December 2017 is in accordance with IFRS-EU 9 reporting criteria to allow like-for-like comparison between financial years

Most significant movements in statement of cash flows in 2019

The cash flows generated by the Bankia Group are mainly linked to the Bank’s normal financial activity.

In 2019 the Group increased its cash balances by €8,449 million to €13,203 million at year-end. This increase was due mainly to cash flows from operating activities (€6,053 million) and, to a lesser extent, from financing activities (€1,571 million) and divestments (€575 million). The main changes in cash during the year are discussed below:

-	Cash flows from operating activities increased from €1,395 million in 2018 to €7,448 million in 2019, an increase of €6,053 million, mainly due to the higher volume of short-term financing obtained from other financial institutions.

Cash flows from profit for the year (€542 million), adjusted for income and expenses that did not entail any cash inflow or outflow (depreciation and amortisation of €201 million, and impairment losses, provisions, exchange differences and other unrealised gains and losses totalling €521 million), produced an aggregate cash inflow of €1,264 million, €59 million higher than in 2018.

Operating assets generated cash flows of €3,725 million in 2019, a decrease of €1,781 million compared to 2018, due to the lower volume of sales of fixed-income securities from the portfolio of financial assets at fair value through other comprehensive income.

Operating liabilities gave rise to a cash inflow of €2,316 million in 2019, compared to the cash outflow of €5,547 million the previous year, which represents an increase in cash and cash equivalents of €7,863 million during the year, concentrated mainly in financial liabilities at amortised cost. This increase reflects the higher volume of funding obtained in 2019 from other credit institutions through repurchase agreements, in contrast to the outflow of funds in 2018 as a result of the early redemption of the ECB’s TLTRO I programme, the maturities of single-certificate mortgage covered bonds and the decrease in short-term financing from other banks.

The changes described above, combined with the cash inflow relating to taxes (€143 million), resulted in a cash flow of €7,448 million generated by the Bankia Group in 2019.

-	In investing activities, in 2019 the Bankia Group generated cash inflows of €1,195 million, €575 million more than in 2018, due to the execution of the agreement for the sale of non-performing assets (non-performing loans and foreclosed assets recorded as non-current assets held for sale) entered into the previous year with the investor Loan Star XI.

-	The Group made net cash payments totalling €194 million in relation to financing activities, including a dividend of €354 million paid out of profit for the previous year and other receipts and payments in relation to debt issues, maturities and transactions in treasury shares. The total amount of cash paid for financing activities in 2019 was €1,571 million less than in 2018 because in the previous year the total inflow of cash from new debt issues did not fully cover redemptions and maturities.

Most significant movements in statement of cash flows in 2018

In 2018 the Group’s balance of cash and cash equivalents was €4,754 million, an increase of €250 million (+5.5%) compared to 2017. The main movements that gave rise to this decrease were as follows:

-	In 2018, the cash inflow from operating activities reached €1,395 million, compared to €1,843 million in 2017.

The consolidated profit for 2018 was €703 million. Adjusted for income and expenses that did not entail any cash inflow or outflow (depreciation and amortisation of €174 million, and impairment losses, allowances and provisions, exchange differences and unrealised gains and losses, totalling €328 million), the aggregate inflow of cash and cash equivalents was €1,205 million, compared to €1,296 million in 2017.

The proceeds from sales of operating assets (mainly fixed-income securities from the portfolio of financial assets at fair value through other comprehensive income) generated a cash inflow of €5,506 million for the Bankia Group, compared to €8,700 million in 2017. This cash inflow covered all the outflows (€5,547 million) due to redemptions and expirations of operating liabilities during the year (mainly financial liabilities measured at amortised cost, i.e., ECB funding, repurchase agreements and single-certificate mortgage covered bonds included in customer deposits).

The movements in these items, combined with the cash inflows arising from other operating activities (taxes amounting to €231 million), gave rise in 2018 to a net cash increase of €1,395 million from the aforementioned operating activities.

-	The cash generated from investing activities in 2018 amounted to €1,010 million, mainly from sales of non-current assets and associated liabilities held for sale (€841 million). This is less than in 2017 (€1,296 million) when the cash flows in the year included cash inflows of €634 million resulting from the consolidation of BMN’s cash balances. The cash generated covered the payments associated with investing activities (€389 million in property, plant and equipment, intangible assets and non-current assets held for sale), resulting in a net increase of €620 million in cash from investing activities during the year. In 2017, investing activities generated a cash flow of €1,081 million.

-	In 2018, financing activities generated a cash outflow of €1,765 million, basically due to redemptions of wholesale issues (€2,404 million) and dividends paid out of profit for 2017 (€338 million), which, taken together, exceeded the amount of funds raised through new issues (€500 million in new mortgage covered bonds issued and €500 million in perpetual bonds contingently convertible into newly issued ordinary shares of Bankia) and sales of treasury shares (€99 million). In 2017, the Group posted a cash outflow of €1,275 million from financing activities.

Accounting policies and explanatory notes

The accounting policies used and the explanatory notes can be found in the Bankia Group’s consolidated annual financial statements for 2019, 2018 and 2017, which are available as described in paragraph 22 below.

18.1.2	Change of accounting reference date

Bankia has not changed its accounting reference date in the period covered by the historical financial information included in this Universal Registration Document.

18.1.3	Accounting standards

Bankia’s historical financial information for 2019, 2018 and 2017 included in this Universal Registration Document has been prepared in accordance with International Financial Reporting Standards as endorsed in European Union regulations (IFRS or IFRS-EU), taking relevant circulars and subsequent amendments into account.

18.1.4	Changes in accounting framework

Bankia does not intend to adopt a new framework of accounting standards in the next financial statements it publishes.

18.1.5	Where the audited financial information is prepared according to national accounting standards, the financial information must include at least the following: (a) the balance sheet; (b) the income statement; (c) a statement showing all the changes in equity; (d) the cash flow statement; and (e) the accounting policies used and explanatory notes.

As indicated in point 18.1.3 of this Universal Registration Document, Bankia’s historical financial information included in this Universal Registration Document has been prepared in accordance with IFRS-EU, taking relevant circulars and subsequent amendments into account.

18.1.6	Consolidated financial statements

Bankia’s consolidated financial statements are included in section 18.1.1 of this Universal Registration Document.

18.1.7	Age of financial information

The balance sheet date of the last year of audited financial information (2019) is not older than 18 months from the date of this Universal Registration Document.

18.2	Interim and other financial information

The consolidated interim financial statements of Bankia for the six-month period ended 30 June 2020, prepared in accordance with International Accounting Standard (IAS) 34, Interim Financial Reporting, are included below.

Pursuant to article 19 of Regulation (EU) 2017/1129, this Universal Registration Document incorporates for reference purposes Bankia’s audited consolidated interim financial statements for the six-month period ended 30 June 2012 and the consolidated interim management report, as well as the associated audit reports, which may be consulted on the CNMV's website and on Bankia's website. The information contained in said websites does not form part of the Universal Registration Document and has not been examined or approved by the CNMV, with the exception of the information included in the Universal Registration Document for reference purposes.

Audited consolidated balance sheet at 30 June 2020

Consolidated balance sheets at 30 June 2020 and 31 December 2019
ASSETS	30/06/2020	31/12/2019	Change (%)
(€ 000s)
Cash, cash balances at central banks and other demand deposits	15,982,034	13,202,885	21.0%
Financial assets held for trading	7,161,570	6,690,901	7.0%
Derivatives	6,889,856	6,518,725	5.7%
Equity instruments	872	1,381	(36.9%)
Debt securities	270,842	170,795	58.6%
Loans and advances	-	-	-
Central banks	-	-	-
Credit institutions	-	-	-
Customers	-	-	-
Pro memoria: Provided as collateral with right to sell or pledge	38,545	67,682	(43.0%)
Financial assets not held for trading mandatorily measured at fair value through profit or loss	10,509	34,755	(69.8%)
Equity instruments	-	-	-
Debt securities	189	237	(20.3%)
Loans and advances	10,320	34,518	(70.1%)
Central banks	-	-	-
Credit institutions	-	23,263	(100.0%)
Customers	10,320	11,255	(8.3%)
Financial assets designated at fair value through profit or loss	-	-	-
Equity instruments	-	-	-
Debt securities	-	-	-
Loans and advances	-	-	-
Central banks	-	-	-
Credit institutions	-	-	-
Loans and advances to customers	-	-	-
Pro memoria: Provided as collateral with right to sell or pledge	-	-	-
Financial assets designated at fair value through other comprehensive income	9,700,706	11,981,872	(19.0%)
Equity instruments	76,490	75,817	0.9%
Debt securities	9,624,216	11,906,055	(19.2%)
Pro memoria: Provided as collateral with right to sell or pledge	6,688,204	7,568,250	(11.6%)
Financial assets at amortised cost	165,840,979	155,968,440	6.3%
Debt securities	37,775,735	33,067,987	14.2%
Loans and advances	128,065,244	122,900,453	4.2%
Central banks	253	-	-
Credit institutions	5,765,702	5,467,442	5.5%
Customers	122,299,289	117,433,011	4.1%
Pro memoria: Provided as collateral with right to sell or pledge	23,681,968	25,284,204	(6.3%)
Derivatives – hedge accounting	2,432,327	2,498,821	(2.7%)
Fair value changes of the hedged items in portfolio hedge of interest rate risk	-	-	-
Investments in joint ventures and associates	451,113	454,902	(0.8%)
Joint ventures	17,547	9,034	94.2%
Associates	433,566	445,868	(2.8%)
Assets under insurance and reinsurance contracts	-	-	-
Property, plant and equipment	2,593,370	2,617,290	(0.9%)
Property, plant and equipment	2,113,505	2,135,988	(1.1%)
For own use	2,113,505	2,135,988	(1.1%)
Subject to operating lease	-	-	-
Used in Obra Social welfare and cultural projects (Cajas and credit cooperatives)	-	-	-
Investment properties	479,865	481,302	(0.3%)
Of which: leased out under operating leases	479,865	481,302	(0.3%)
Pro memoria: acquired under lease	503,490	504,863	(0.3%)
Intangible assets	468,861	401,406	16.8%
Goodwill	87,262	88,462	(1.4%)
Other intangible assets	381,599	312,944	21.9%
Tax assets	10,693,385	10,863,999	(1.6%)
Current tax assets	243,976	443,103	(44.9%)
Deferred tax assets	10,449,409	10,420,896	0.3%
Other assets	1,369,856	1,601,403	(14.5%)
Insurance contracts linked to pensions	812,658	1,061,912	(23.5%)
Inventories	-	-	-
Rest of other assets	557,198	539,491	3.3%
Non-current assets and disposal groups classified as held for sale	1,750,112	2,151,599	(18.7%)
TOTAL ASSETS	218,454,822	208,468,273	4.8%

Consolidated balance sheets at 30 June 2020 and 31 December 2019
LIABILITIES	30/06/2020	31/12/2019	Change (%)
(€ 000s)
Financial liabilities held for trading	6,984,531	6,750,111	3.5%
Derivatives	6,731,975	6,478,878	3.9%
Short positions	252,556	271,233	(6.9%)
Deposits	-	-	-
Central banks	-	-	-
Credit institutions	-	-	-
Customers	-	-	-
Debt securities issued	-	-	-
Other financial liabilities	-	-	-
Financial liabilities designated at fair value through profit or loss	-	-	-
Deposits	-	-	-
Central banks	-	-	-
Credit institutions	-	-	-
Customers	-	-	-
Debt securities issued	-	-	-
Other financial liabilities	-	-	-
Pro memoria: subordinated liabilities	-	-	-
Financial liabilities at amortised cost	195,699,902	185,176,254	5.7%
Deposits	175,174,579	165,053,977	6.1%
Central banks	23,026,414	13,808,756	66.8%
Credit institutions	23,830,395	26,460,485	(9.9%)
Customers	128,317,770	124,784,736	2.8%
Debt securities issued	18,578,506	18,679,709	(0.5%)
Other financial liabilities	1,946,817	1,442,568	35.0%
Pro memoria: subordinated liabilities	2,959,483	2,983,031	(0.8%)
Derivatives – hedge accounting	99,104	87,402	13.4%
Fair value changes of the hedged items in portfolio hedge of interest rate risk	-	-	-
Liabilities covered by insurance and reinsurance contracts	-	-	-
Provisions	1,453,342	1,754,035	(17.1%)
Pensions and other defined benefit post-employment obligations	796,276	1,038,243	(23.3%)
Other long-term employee remuneration	-	-	-
Pending legal issues and tax litigation	187,829	224,539	(16.3%)
Loan commitments and guarantees	288,783	301,717	(4.3%)
Other provisions	180,454	189,536	(4.8%)
Tax liabilities	429,662	467,742	(8.1%)
Current tax liabilities	701	129	443.4%
Deferred tax liabilities	428,961	467,613	(8.3%)
Share capital repayable on demand	-	-	-
Other liabilities	775,650	893,975	(13.2%)
Of which: Obra Social and welfare funds (Cajas and credit cooperatives only)	-	-	-
Liabilities included in disposal groups classified as held for sale	1,982	3,657	(45.8%)
TOTAL LIABILITIES	205,444,173	195,133,176	5.3%

Consolidated balance sheets at 30 June 2020 and 31 December 2019
EQUITY	30/06/2020	31/12/2019	Change (%)
(€ 000s)
Own funds	12,882,862	13,141,770	(2.0%)
Issued capital	3,069,522	3,069,522	0.0%
Paid-in capital	3,069,522	3,069,522	0.0%
Unpaid capital which has been called up	-	-	-
Pro memoria: uncalled capital	-	-	-
Paid-in surplus	619,154	619,154	-
Equity instruments issued other than capital	-	-	-
Equity component of compound financial instruments	-	-	-
Other equity instruments issued	-	-	-
Other items of equity	-	-	-
Retained earnings	-	-	-
Revaluation reserves	-	-	-
Other reserves	9,101,096	8,962,001	1.6%
Reserves or accumulated losses of investments in joint ventures and associates	(111,331)	(138,669)	(19.7%)
Other	9,212,427	9,100,670	1.2%
(-) Treasury shares	(49,206)	(50,343)	(2.3%)
Profit or loss attributable to shareholders of the parent company	142,296	541,436	(73.7%)
(-) Interim dividends	-	-	-
Accumulated other comprehensive income	114,325	180,002	(36.5%)
Items that will not be reclassified to profit or loss	49,896	57,233	(12.8%)
Actuarial gains or (-) losses on defined benefit pension plans	34,056	34,056	0.0%
Non-current assets and disposal groups classified as held for sale	(13,488)	(9,347)	-
Share of other recognised income and expense of joint ventures and associates	583	4,219	(86.2%)
Changes in the fair value of equity instruments at fair value through other comprehensive income	28,745	28,305	1.6%
Rest	-	-	-
Items that may be reclassified to profit or loss	64,429	122,769	(47.5%)
Hedges of net investments in foreign operations [effective portion]	-	-	-
Foreign currency translation	(83)	(113)	(26.5%)
Hedging derivatives. Reserve for cash flow hedges [effective portion]	4,684	(8,006)	(158.5%)
Changes in the fair value of debt instruments at fair value through other comprehensive income	15,478	82,085	(81.1%)
Hedging instruments [undesignated items]	-	-	-
Non-current assets and disposal groups classified as held for sale	2,845	(2,674)	-
Share of other recognised income and expense of investments in joint ventures and associates	41,505	51,477	(19.4%)
Minority interests [non-controlling interests]	13,462	13,325	1.0%
Accumulated other comprehensive income	1,466	1,444	1.5%
Other items	11,996	11,881	1.0%
TOTAL EQUITY	13,010,649	13,335,097	(2.4%)
TOTAL LIABILITIES AND EQUITY	218,454,822	205,222,870	6.4%
PRO MEMORIA: OFF-BALANCE-SHEET EXPOSURES	41,892,080	36,704,675	14.1%
Loan commitments given	28,895,893	23,256,169	24.3%
Financial guarantees given	346,699	376,728	(8.0%)
Contingent commitments given	12,649,488	13,071,778	(3.2%)

Most significant changes in the balance sheet in the first half of 2020

The Group ended June 2020 with total assets of €218,455 million, 4.8% higher than in December 2019, as a result of new lending during the COVID-19 crisis (mainly ICO-backed loans to companies), purchases of fixed-income securities during the period and cash deposited with the Bank of Spain.

The loans and advances to customers carried under “Financial assets not held for trading purposes mandatorily measured at fair value through profit or loss” and “Financial assets at amortised cost” totalled €122,310 million, including financial assets at amortised cost and financial assets not held for trading mandatorily measured at fair value through profit or loss, an increase of 4.1% on the balance at the end of December 2019. This growth is concentrated in the businesses segment and relates to increasing amounts drawn under credit facilities and new ICO-backed lending to meet companies' working capital needs in the next few quarters, offsetting the decline in new consumer lending in this new economic scenario and the shutdown that followed the outbreak of the COVID-19 pandemic. Non-performing loans recorded a slight increase of €54 million in the half-year (+0.9%) due to the reclassification under this heading of approximately €306 million (gross) of non-current assets held for sale as these assets are no longer expected to be sold within one year of their date of classification as non-current assets held for sale, given the current market situation arising from the COVID-19 crisis.

The Group’s customer deposits totalled €128,318 million, an increase of €3,533 million (+2.8%) over the six-month period, reflecting the decline in activity since the state of alarm was declared and the economic uncertainty resulting from the COVID-19 crisis, which have encouraged saving. Off-balance-sheet customer funds also fell in the first half (-1.6%), mainly due to the decline in new investment and adverse market behaviour due to the effects of COVID-19 in the first quarter, albeit with a marked recovery in the second quarter. The Group’s market share in mutual funds reached 7.38% at the end of June 2020 (+33 basis points in the half-year) (Source: Bankia Research and Bank of Spain).

Cash, cash balances at central banks and other demand deposits increased by 21% to €15,982 million, reflecting the surplus cash generated in the half-year following take-up of the maximum amount available under the ECB’s TLTRO III facility, which increased deposits at central banks by €9,217 million (+66.8%).

The debt securities included in the portfolio of financial assets at fair value through other comprehensive income decreased by 19.2% to €9,624 million in the half-year due to sales and maturities, while those included in the portfolio of financial assets at amortised cost increased by 14.2% to €37,776 million as a result of purchases of public debt during the period.

Non-current assets and disposal groups held for sale decreased by €402 million (-18.7%) to 1,750 million due to the aforementioned sale of the investment in Caser and the reclassification of non-performing loans totalling €306 million gross to the portfolio of financial assets at amortised cost.

Provisions (€1,453 million) decreased by €301 million (-17.1%) due to the use of provisions associated with litigation in progress and employee pension funds (in this latter case as a result of closure of the sale of Caser, which meant that the post-employment commitments insured by that company, recorded until 31 December 2019, were presented net of the assets set aside to cover them, in accordance with applicable regulations, and also entailed a decrease of 14.5% in the “Other assets” item in the balance sheet, which includes insurance contracts linked to pensions).

Within equity, accumulated other comprehensive income totalled €114 million, 36.5% less than in December 2019, due to the decrease in unrealised gains in the portfolio of fixed-income securities at fair value.

Unaudited consolidated income statement at 30 June 2020

Consolidated income statements for the periods ended 30 June 2020 and 2019
(€ 000s)	30/06/2020	30/06/2019	Change (%)
Interest income	1,108,063	1,233,015	(10.1%)
(Interest expense)	(186,035)	(215,247)	(13.6%)
(Expenses on share capital repayable on demand)	-	-	-
A) NET INTEREST INCOME	922,028	1,017,768	(9.4%)
Dividend income	509	14,131	(96.4%)
Share of results of entities accounted for using the equity method	24,449	28,906	(15.4%)
Fee and commission income	617,504	575,385	7.3%
(Fee and commission expense)	(33,698)	(42,104)	(20.0%)
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	138,256	143,096	(3.4%)
Gains or (-) losses on financial assets and financial liabilities held for trading, net	1,863	7,956	(76.6%)
Gains or (-) losses on financial assets not held for trading purposes mandatorily measured at fair value through profit or loss, net	(901)	758	-
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	-	-	-
Gains or (-) losses from hedge accounting, net	(9,121)	(12,243)	(25.5%)
Exchange differences [gain or (-) loss], net	12,892	7,182	79.5%
Other operating income	25,629	28,045	(8.6%)
(Other operating expenses)	(92,675)	(97,721)	(5.2%)
Of which: mandatory transfer to Obra Social and welfare funds (Cajas and credit cooperatives only)	-	-	-
Income from assets under insurance and reinsurance contracts	-	-	-
(Expenses from liabilities under insurance and reinsurance contracts)	-	-	-
B) TOTAL OPERATING INCOME	1,606,735	1,671,159	(3.9%)
(Administrative expenses)	(795,591)	(813,312)	(2.2%)
(Staff costs)	(539,505)	(570,630)	(5.5%)
(Other administrative expenses)	(256,086)	(242,682)	5.5%
(Depreciation and amortisation)	(94,461)	(98,893)	(4.5%)
(Provisions or (-) reversal of provisions)	(24,761)	(44,897)	(44.8%)
(Impairment losses or (-) reversal of impairment losses on financial assets not measured at fair value through profit or loss and gains or (-) losses on novation, net)	(480,372)	(141,417)	239.7%
(Financial assets designated at fair value through other comprehensive income)	168	3	-
(Financial assets at amortised cost)	(480,540)	(141,420)	239.8%
C) OPERATING PROFIT OR LOSS	211,550	572,640	(63.1%)
(Impairment or (-) reversal of impairment of investments in joint ventures and associates)	-	-	-
(Impairment or (-) reversal of impairment on non-financial assets)	(7,642)	(9,343)	(18.2%)
(Property, plant and equipment)	(4,793)	(6,493)	(26.2%)
(Intangible assets)	(2,849)	(2,850)	(0.0%)
(Others)	-	-	-
(Gains or (-) losses on derecognition of non-financial assets, net)	1,220	4,602	(73.5%)
Negative goodwill recognised in profit or loss	-	-	-
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	(35,611)	(27,888)	27.7%
D) PROFIT OR (-) LOSS BEFORE TAX FROM CONTINUING OPERATIONS	169,517	540,011	(68.6%)
(Tax expense or (-) income related to profit or loss from continuing operations)	(27,110)	(139,642)	(80.6%)
E) PROFIT OR (-) LOSS AFTER TAX FROM CONTINUING OPERATIONS	142,407	400,369	(64.4%)
Profit or (-) loss after tax from discontinued operations	-	-	-
F) PROFIT OR LOSS FOR THE PERIOD	142,407	400,369	(64.4%)
Profit/(loss) attributable to non-controlling interests	111	789	(85.9%)
Profit/(loss) attributable to the parent company	142,296	399,580	(64.4%)

Most significant changes in the income statement in the first half of 2020

The Bankia Group ended the first half of 2020 with profit attributable to the parent company of €142 million, 64.4% less than for the first half of 2019. This decline is due mainly to the extraordinary provisions of €310 million set aside to face the situation created by the COVID-19 crisis.

Net interest income totalled €922 million, down 9.4% compared to June 2019, due to the impact of the interest rate curve (decline in 12-month Euribor) on the return of the loan portfolio (mainly mortgage loans) and the decrease in interest income from fixed-income securities and non-performing loans, bringing the customer margin26 to 1.49% at the end of June 2020, 14 basis points below the level recorded in June 2019 (1.63%). Net interest income represented 57.4% of the Group’s gross margin in the first half of 2020.

Net fee and commission income totalled €584 million (36.3% of total operating income), 9.5% more than in the first half of 2019, thanks to the increase in fee and commission income from the more recurring banking business with customers and income from the wholesale business (structuring and design of corporate operations), which offset the decrease in fee and commission income from cards, foreign exchange and sales of financial products (insurance) resulting from the reduced activity in April and May.

Net gains on financial assets and liabilities27 totalled €130 million, 6.8% less than at June 2019, because of the lower volume of sales of fixed-income securities in the first six months of the year.

The items above, together with the income received from dividends, share of results of equity-accounted investees, exchange differences and other operating income and expenses, brought the Group’s total operating income to €1,607 million, 3.9% less than in the first half of 2019.

Administrative expenses (staff costs and other general expenses) totalled €796 million, down 2.2% compared to June 2019, due to lower staff costs as a result of lower variable remuneration, temporary lay-offs and lower costs due to COVID-19.

Net provisions and reversals thereof, mainly provisions recorded for pending legal issues, tax litigation and loan commitments and guarantees given, increased by €25 million in June 2020, 44.8% less than the increase recorded in the first half of 2019, mainly due to the release of provisions for contingent risks and commitments given to third parties.

Impairment losses on financial assets not measured at fair value through profit or loss totalled €480 million, €339 million more than in June 2019, as a result of the increase in recurring provisions and, above all, the extraordinary provision of €295 million for credit risk recorded in the first half of the year to cover the potential impact of the crisis caused by COVID-19. This provision was recorded in compliance with applicable accounting standards (IFRS-EU 9), under which the calculation of provisions includes prospective macroeconomic information on the future effects of changes in variables to which credit risk models are sensitive. The provision has been recorded using the overlay approach, based on the expected deterioration of economic conditions under the impact of the pandemic and taking the mitigating effects of state and industry-sponsored support measures in response to the crisis into account. However, the future development of the macroeconomic situation and the effectiveness of the support measures remain highly uncertain, so additional provisions may be required in the future.

Recurring provisions for credit risk (excluding the extraordinary COVID-19 provision) bring the group’s ordinary cost of risk28 to 0.27% at the end of June 2020. If the extraordinary COVID-19 provision is included, the cost of risk rises to 0.73%.

Losses from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations totalled €36 million, €8 million more than in the first half of 2019, as they include an extraordinary provision of €15 million for impairment losses on foreclosed assets to cover possible impacts arising from COVID-19.

As a result of all the above, the profit or loss attributable to the parent company for the first half of 2020 was €142 million, €258 million less than in the same period of 2019.

26 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document) It is calculated as the difference between the average interest rate charged on loans and advances to customers and the average interest rate paid on customer deposits.

27 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated as the sum of all the gains or losses obtained from managing the portfolios of financial assets and liabilities and accounting hedges, as recorded in the income statement.

28 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). It is calculated as the Group’s provisions for non-performing loans as a percentage of total credit and contingent risks.

Audited consolidated statement of cash flows at 30 June 2020

Consolidated statements of cash flows for the period ended 30 June 2020 and 2019
(€ 000s)	30/06/2020	30/06/2019	Change (%)
A) CASH FLOWS FROM OPERATING ACTIVITIES	3,189,969	3,667,745	(13.0%)
Profit or loss for the period	142,407	400,369	(64.4%)
Adjustments to obtain the cash flows from operating activities	494,040	277,536	78.0%
Depreciation and amortisation	94,461	98,893	(4.5%)
Other adjustments	399,579	178,643	123.7%
Net increase (decrease) in operating assets	(7,682,907)	(1,531,571)	401.6%
Financial assets held for trading	(99,538)	101,748	-
Financial assets not held for trading mandatorily measured at fair value through profit or loss	23,345	(383)	-
Financial assets designated at fair value through profit or loss	-	-	-
Financial assets designated at fair value through other comprehensive income	2,206,800	1,540,504	43.3%
Financial assets at amortised cost	(9,965,304)	(2,372,681)	320.0%
Other operating assets	151,790	(800,759)	(119.0%)
Net increase (decrease) in operating liabilities	10,200,506	4,478,117	-
Financial liabilities held for trading	(136,711)	211,275	-
Financial liabilities designated at fair value through profit or loss	-	-	-
Financial liabilities at amortised cost	10,718,067	4,668,801	129.6%
Other operating liabilities	(380,850)	(401,959)	(5.3%)
Income tax paid (refunded)	35,923	43,294	(17.0%)
B) CASH FLOWS FROM INVESTING ACTIVITIES	165,046	332,304	(50.3%)
Payments	(122,679)	(113,983)	7.6%
Property, plant and equipment	(9,340)	(29,901)	(68.8%)
Intangible assets	(90,304)	(84,039)	7.5%
Investments in joint ventures and associates	(10,780)	-	-
Subsidiaries and other business units	(2)	-	-
Non-current assets and liabilities classified as held for sale	(12,253)	(43)	-
Other payments related to investing activities	-	-	-
Receipts	287,725	446,287	(35.5%)
Property, plant and equipment	5,942	13,302	(55.3%)
Intangible assets	-	-	-
Investments in joint ventures and associates	20,030	-	-
Subsidiaries and other business units	-	1,153	(100.0%)
Non-current assets and liabilities classified as held for sale	261,753	431,832	(39.4%)
Other receipts related to investing activities	-	-	-
C) CASH FLOWS FROM FINANCING ACTIVITIES	(575,866)	(636,697)	(9.6%)
Payments	(591,014)	(3,136,579)	(81.2%)
Dividends	(352,110)	(353,515)	(0.4%)
Subordinated liabilities	(23,548)	-	-
Cancellation of own equity instruments	-	-	-
Acquisition of own equity instruments	(24,981)	(36,100)	(30.8%)
Other cash paid in relation to financing activities	(190,375)	(2,746,964)	(93.1%)
Receipts	15,148	2,499,882	(99.4%)
Subordinated liabilities	-	1,000,000	(100.0%)
Issuance of own equity instruments	-	-	-
Disposal of own equity instruments	15,148	24,882	(39.1%)
Other receipts related to financing activities	-	1,475,000	(100.0%)
D) EFFECT OF CHANGES IN EXCHANGE RATES	-	-	-
E) NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS (A+B+C+D)	2,779,149	3,363,352	(17.4%)
F) CASH AND CASH EQUIVALENTS AT THE START OF THE PERIOD	13,202,885	4,753,800	177.7%
G) CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	15,982,034	8,117,152	96.9%
PRO MEMORIA
COMPONENTS OF CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD
Cash	824,170	797,870	3.3%
Cash equivalent balances held with central banks	14,666,479	6,827,080	114.8%
Other financial assets	491,385	492,202	(0.2%)
Less: bank overdrafts repayable on demand	-	-	-
Total cash and cash equivalents at the end of the period	15,982,034	8,117,152	96.9%
Of which: held by group entities but not available to the group	-	-	-

In the first half of 2020, the change in cash flows was positive by €2,779 million (in the first half of 2019, it was positive by €3,363 million). A brief explanation of the most significant changes in flows during the half-year is set out below:

-	Operating activities generated a cash inflow of €3,190 million (in the first half of 2019, the inflow was €3,668 million).

The main cash inflow from operating activities was from the group’s financial liabilities at amortised cost, which generated an inflow of €10,718 million (€4,669 million in the first half of 2019), due to the larger volume of financing obtained from the ECB through the TLTRO programme compared to the first half of 2019.

Operating assets generated a cash outflow of €7,683 million (an outflow €1,532 million in June 2019), concentrated mainly in financial assets at amortised cost (€9,965 million compared to €2,373 million in the first half of 2019), as a result of the increase in loans to customers, which was driven by new ICO-backed loans during the COVID-19 pandemic and purchases of public debt during the half-year. This cash outflow was partially offset by the inflow of cash from other operating assets (€152 million), resulting from the decrease in tax assets and non-current assets and disposal groups held for sale (the outflow from other operating assets in the first half of 2019 was €801 million).

-	Investing activities gave rise to a cash inflow of €165 million, compared to €332 million in the first half of 2019. The decrease is associated mainly with the higher volume of cash received in the first half of the previous year from the sale of equity investments in Group insurance companies that were classified as assets held for sale.

-	In the first half of 2020, the cash paid out for financing activities by the Group reached a net total of €576 million, including a dividend of €352 million paid out of profit for 2019 and other receipts and payments in relation to debt maturities and transactions in treasury shares. In the first half of 2019, the cash paid out for financing activities totalled €637 million.

As a result of the changes described above, cash and cash equivalents at the end of June 2020 stood at €15,982 million, representing a cash inflow of €2,779 million in the half-year (as against €3,363 million in the first half of 2019).

Audited consolidated statement of changes in total equity at 30 June 2020

BANKIA, S.A. AND SUBSIDIARIES COMPRISING THE BANKIA GROUP
Consolidated statement of changes in equity for the six months ended 30 June 2020 (€ 000s)
												Non-controlling interests
Sources of equity changes	Issued capital	Paid-in surplus	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to shareholders of the parent company	(-) Interim dividends	Accumulated other comprehensive income	Accumulated other comprehensive income	Other elements	Total
Opening balance at 31/12/2019 [prior to restatement]	3,069,522	619,154	-	-	-	-	8,962,001	(50,343)	541,436	-	180,002	1,444	11,881	13,335,097
Effects of corrections of errors	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Effects of changes in accounting policies	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Opening balance [current period]	3,069,522	619,154	-	-	-	-	8,962,001	(50,343)	541,436	-	180,002	1,444	11,881	13,335,097
Total comprehensive income for the period					-	-	-		142,296		(65,677)	22	111	76,752
Other changes in equity	-	-	-	-	-	-	139,095	1,137	(541,436)	-	-	-	4	(401,200)
Issuance of ordinary shares	-	-			-	-	-						-	-
Issuance of preference shares	-	-	-		-	-	-						-	-
Issuance of other equity instruments			-		-	-	-						-	-
Exercise or expiration of other equity instruments issued			-		-	-	-						-	-
Conversion of debt to equity	-	-	-	-	-		-	-					-	-
Capital reduction	-	-			-	-	-	-	-				-	-
Dividends (or remuneration to shareholders)	-	-	-	-	-	-	(352,110)	-		-			-	(352,110)
Buy-back					-	-	-	(24,981)				-	-	(24,981)
Sale or cancellation of treasury shares					-	-	(10,970)	26,118				-	-	15,148
Reclassification of financial instruments from equity to liability	-	-	-	-									-	-
Reclassification of financial instruments from liability to equity	-	-	-	-									-	-
Transfers among components of equity			-	-	-	-	541,436		(541,436)	-	-	-	-	-
Equity increase or (-) decrease resulting from business combinations	-	-	-	-	-	-	-	-			-		-	-
Share-based payments	-	-		-				-					-	-
Other increase or (-) decrease in equity			-	-	-	-	(39,261)	-	-	-	-	-	4	(39,257)
Of which: discretionary transfer to Obra Social and welfare funds (Cajas and credit cooperatives only)					-	-	-							-
Closing balance at 30/06/2020 [current period]	3,069,522	619,154	-	-	-	-	9,101,096	(49,206)	142,296	-	114,325	1,466	11,996	13,010,649

18.3	Auditing of historical annual financial information

18.3.1	Statement that the historical financial information has been audited

The Bankia Group’s individual and consolidated annual financial statements for 2019, 2018 and 2017 have been audited by EY, with an unqualified opinion in all three years.

18.3.2	Any other information in the Registration Document which has been audited by the auditors

Except for (i) the Bankia Group’s consolidated annual financial statements for 2019, 2018 and 2017, which were audited by EY, and (ii) Bankia’s consolidated interim financial statements for the six-month period ended 30 June 2020, which have been audited by KPMG, there is no other information in this Universal Registration Document that has been audited by the Company's auditors.

18.3.3	Where financial data in the registration document has not been taken from the issuer’s audited financial statements, the issuer must state the source of the data and that the data is unaudited

Except for the data extracted from the annual financial statements and interim financial statements, which are the subject of the audit reports cited in paragraph 18.3.2 above, as well as those in which the source is expressly mentioned, the other figures and information about the Company and the Group contained in this Universal Registration Document have been extracted from the Company’s internal accounting records and management information system, which have not been independently audited.

18.4	Pro forma financial information

Not applicable.

18.5	Dividend policy

18.5.1	Description of the issuer’s policy on dividend distributions and any restrictions thereon

Dividend payments are decided by the General Meeting of Shareholders, based on proposals put forward by the Board of Directors.

The Bank’s ability to pay dividends is subject to the recommendations and requirements of the Bank’s supervisors and its subsidiaries. Specifically, in the context of the situation created by COVID-19, the ECB issued a recommendation on 27 March 2020 under number ECB/2020/19 recommending that, at least until 1 October 2020, no dividends be paid out and no irrevocable commitments to pay out dividends be undertaken by credit institutions for financial years 2019 and 2020 and that institutions refrain from share buy-backs aimed at remunerating their shareholders. In relation to this point, as reported to the CNMV in the Inside Information submitted on 27 March 2020 with registry number 122, Bankia’s Board of Directors decided that, given the potential impact of the situation resulting from COVID-19, the Bank should exercise great prudence when setting shareholder remuneration. For this reason, the Board revised the capital distribution target set in the 2018-2020 Strategic Plan, forgoing any extraordinary distribution for the current year and assuming the application of extremely prudent criteria when setting the dividend, if any, to be paid out of profit for 2020.

Likewise, on 27 July 2020 the ECB issued a further recommendation (ECB/2020/35), repealing the previous recommendation (ECB/2020/19) and extending the recommendation on dividend distributions until 1 January 2021. The ECB considers that the level of economic uncertainty due to the COVID-19 pandemic remains high and, consequently, that credit institutions face difficulties in forecasting accurately their medium-term capital needs. The ECB also considers that there is an ongoing need in this environment of exceptional systemic uncertainty and stressed economic conditions for prudent capital planning, which includes preserving credit institutions’ capital position by postponing or cancelling distributions. While this measure has a temporary nature that is warranted only by these exceptional circumstances, the ECB intends to decide in the fourth quarter of 2020 on the approach to be followed after 1 January 2021, taking into account the economic environment, the stability of the financial system and the level of certainty around capital planning.

18.5.2	The amount of the dividend per share for each financial year for the period covered by the historical financial information

The following table shows the dividends distributed by Bankia during the years covered by the historical financial information and up to the date of this Universal Registration Document:

DIVIDENDS	2,020	2,019	2,018	2,017
Payment date	02/04/2020	11/04/2019	20/04/2018	31/03/2017
Ex dividend date	31/03/2020	09/04/2019	18/04/2018	29/03/2017
Gross amount (€)	0.11576	0.11576	0.11024	0.02756
Net amount (€)	0.0937656	0.0937656	0.0892944	0.0223236
Type	Ordinary	Ordinary	Ordinary	Ordinary
Item	Results 2019	Results 2018	Results 2017	Results 2016

The amounts referred to in this section have been paid at the number of shares outstanding in each period (see sections 8.1 and 19.1.7, which detail the changes in Bankia’s share capital since 2017).

The dividend paid in 2020 was approved by the General Meeting of Shareholders held on 27 March 2020. The cash dividend of €0.11576 per share (gross) was paid out of profit for 2019 and was the same amount per share as that paid out of 2018 profits.

The total dividend of €352,109,750.87 was paid out in cash on 2 April 2020 to the holders of shares with rights to dividends at that date, excluding treasury shares which do not collect dividends. The pay-out ratio29 in terms of the profit attributed to the Bankia Group for 2019 was therefore 65.6%.

18.6	Court and arbitration proceedings

Except for the proceedings summarised below and without prejudice to what is established in the “Bankia’s exposure to claims and administrative, judicial and arbitral proceedings” risk factor, contained in section I (“Risk factors”), in the 12 months prior to the date of this Universal Registration Document, neither Bankia nor any Bankia Group company is currently involved in any administrative, judicial or arbitral proceedings that may have, or have recently had, a significant impact on Bankia Group’s position or financial profitability.

The Bankia Group estimates that it has recorded the necessary provisions for different types of risks. Specifically, for taxes and other legal contingencies, the Bankia Group has accounted for provisions at 30 June 2020 amounting to €188 million.

Below is a list of the lawsuits that are ongoing against Bankia or its investee companies, and against BFA (if applicable), which are outstanding or have ended during the 12 months prior to the date of this Universal Registration Document, and which may have or have had a significant impact on the Bank, or on the position or financial profitability of the Company or Group.

a) Court proceedings related to Bankia’s IPO

Bankia’s IPO, launched in July 2011, has resulted in various civil and criminal proceedings, described below.

With regard to the civil proceedings, on 27 January 2016 Bankia was notified by the Spanish Supreme Court of two judgments in favour of retail investors who subscribed for Bankia’s shares in the context of its IPO. On 17 February 2016, Bankia announced the settlement of claims of retail investors, in exchange for the return of their shares to the issuer.

In addition, a total of 98 civil claims have been filed against Bankia by institutional investors, 91 from the primary market and 7 from investors who acquired Bankia shares on the secondary market. As regards primary market acquisitions, at 30 June 2020 a total of 84 rulings were issued at first instance, 24 of which were favourable and 60 unfavourable to Bankia. At second instance, 43 rulings were issued, 13 favourable and 30 unfavourable to Bankia. With respect to secondary market acquisitions, at 30 June 2020 a total of 7 rulings were issued at first instance, 6 favourable to Bankia and 1 not favourable to Bankia, whereas at second instance 4 favourable ruling were issued.

As of 30 June 2020, a total of 211 civil proceedings were ongoing in relation to shares derived from the IPO and subsequent purchases, and certain out-of-court claims. The total estimated risk for these proceedings amounts to €41 million, of which €37 million relate to claims filed by institutional investors (primary market).

As of 30 June 2020, the Group has used provisions amounting to €1,884 million, of which €780 million related to Bankia and €1,104 million to BFA in application of the agreement entered into between the two institutions, whereby Bankia assumed a first-loss tranche of 40% of the estimated cost and BFA the remaining 60%. As a result, the contingency associated to retail investors who subscribed shares in the IPO is considered to be practically resolved. The total risk for the BFA-Bankia Group is currently estimated at €1 million, based on information available as of June 2020.

In relation to the criminal proceedings related to Bankia’s listing on the stock market and a reformulation of its 2011 financial statements, being examined by Central Court of Instruction (Juzgado Central de Instrucción) number 4 of the

29 Alternative Performance Measure (APM) (see Annex I of this Universal Registration Document). Calculated by dividing dividends paid by the profit attributed to the Group.

National Court (Audiencia Nacional), on 17 November 2017 the Central Court of Instruction No. 4 of the National Court issued an order opening the oral trial phase. The order agreed to the opening of oral proceedings for the crimes of falsification in the annual accounts, foreseen in article 290 of the Criminal Code, and investors fraud established in article 286 bis of the Criminal Code, against certain former directors and executives of Bankia and BFA, the external auditor (Deloitte) and against BFA and Bankia as legal entities. The trial phase began on 26 November 2018 and was submitted for decision on 5 October 2019. Judgment was handed down on 29 September 2020, acquitting all the accused parties, including Bankia and BFA as legal entities, thereby cancelling any kind of subsidiary civil liability (responsabilidad civil subsidiaria).

b) Claims related to hybrid instruments (preferred securities and subordinated debt)

Bankia’s former Restructuring Plan provided for management actions of hybrid instruments (preferred securities and subordinated debt), which were implemented within the context of the principles and objectives related to the sharing of the restructuring costs of the financial institutions established in Act 9/2012. In May 2013, as part of the Restructuring Plan, the process of exchange of hybrid instruments and subordinated debt of the BFA-Bankia group was completed. The amount of capital actually generated by hybrid management actions was, as forecasted, €6.7 billion at the BFA-Bankia Group level, of which €4.9 billion was new capital in Bankia.

On 31 January 2014, BFA and Bankia agreed that Bankia’s liability in respect of the claims which are the subject of court proceedings should be limited to a maximum amount of €246 million and that BFA will compensate Bankia if it suffers any loss in respect of the hybrid instruments in excess of this figure. Also, in accordance with such agreement, BFA will assume the obligations derived from the enforcement of the arbitral awards which are the subject of arbitral proceedings, as well as the expenses resulting from the implementation and enforcement of such arbitral proceedings.

Based on the claims made and in consideration of the agreement with BFA limiting Bankia’s liability, as well as the agreement of the FROB’s steering committee, Bankia established a provision regarding its contingent liability in respect of the claims of investors in hybrid instruments of €246 million (of which €230 million was provisioned in 2013 and the remaining €16 million in 2014), which was used in full during 2015.

On 31 December 2015, BFA established an additional provision of €415 million regarding its contingent liability in respect of any potential claims of investors in hybrid instruments. As of 30 June 2020, BFA’s total provision amounted to €105.9 million.

At the date of this Universal Registration Document, the BFA-Bankia Group is subject to claims from a number of investors in hybrid instruments. Through these claims, some investors are claiming that certain terms of such hybrid instruments are abusive and are therefore seeking a nullity declaration. As of 30 June 2020, the maximum risk exposure in relation to this contingency amounted to €64 million, and BFA has already paid €4.2 million as a court deposit.

The following proceedings are currently ongoing in relation to hybrid instruments:

▪	Preliminary Proceedings no. 59/2012 before Central Court of Instruction no. 4 of the National Court: This criminal proceeding investigates Bankia’s IPO and the reformulation of its 2011 financial statements. It was brought by, amongst others, Unión Progreso y Democracia (UPyD) against Bankia, BFA and former members of their respective Boards of Directors in respect of charges of fraud, misappropriation, falsification of accounts, fraudulent management and artificial price disruption (alteración artificial del precio de las cosas).

▪	Collective actions seeking the cessation of certain features of preferred securities and subordinated debt, gathered in the offering circulars, alleging that these are abusive: These claims have been brought by ADICAE and by subscribed holders of preferred securities or subordinated debt (a total of 6 claims), requesting the nullity of certain clauses alleged to be abusive, in the offering circulars of several Cajas (preceding Bankia), related to perpetuity or long-term maturity; the issuer’s right to call for redemption upon expiry of a 5-year term and the linkage of coupons or return to profitability. Of the six claims initially brought, two have already ended due to dismissing the appeals for reversal lodged by ADICAE; the main petitions upheld by the plaintiff in these collective actions were definitively dismissed.

▪	Other proceedings. There are a significant number of proceedings ongoing in several courts involving requests, among others, for the nullity of the subscription contracts and the mutual restitution of benefits by the holder of the hybrid instruments and subordinated debentures issued by the Savings Banks or vehicle companies.

c) Other legal proceedings

In addition, certain proceedings and claims are ongoing against the Bankia Group arising from the ordinary course of its operations:

(i)	Claims requesting the nullity of floor clauses: As of 30 June 2020, a total of 5,263 court proceedings are ongoing against Bankia, requesting the nullity of its floor clauses, with a total estimated risk of €40 million.

(ii)	Proceedings related to cost allocation clauses: As of 30 June 2020, a total of 14,717 lawsuits are ongoing against Bankia, with a total estimated risk of €13 million.

(iii)	Proceedings related to derivatives: As of 30 June 2020, there are a total of 106 suits ongoing against Bankia, requesting the nullification of derivatives agreements. The total estimated risk in relation to these proceedings amounts to €81 million.

(iv)	Claims brought under Act 57/68 by cooperative members, whether jointly or individually. As of 30 June 2020, the total estimated risk amounts to €37 million.

(v)	Contentious-administrative appeals against the forfeiture of construction and operation surety bonds issued to four toll road concessionaires. As regards three of these (Ciralsa, R2 and R3/R5), the Supreme Court has delivered judgment ordering a forfeiture of the operation surety bond, but has partly upheld Bankia’s appeals and has voided the Resolutions of the Council of Ministers as regards the construction surety bond (although it has expressly indicated for two of these toll roads- the R2 and R3/R5- that the Administration may withhold an amount equivalent to the 1% reserve imposed on public works contracts to cover cultural needs (1% cultural)). As regards the procedure affecting the Eje-Aeropuerto Motorway, which only had an operation surety bond, the Supreme Court has upheld a forfeiture of this surety bond. The Administration has filed a procedural nullity incident for CIRALSA, against the Supreme Court’s decision to cancel forfeiture of the construction surety bond.

(vi)	Claim (querella) brought by Asociación de Pequeños Accionistas del Banco de Valencia “Apabankval”. In 2012, Apabankval (an association made up of Banco de Valencia shareholders) brought a claim against the members of Banco de Valencia’s Board of Directors and Deloitte S.L. in respect of accusations of corporate crimes. Apabankval’s claim has resulted in Preliminary Proceedings 65/2013-10 examined by Central Court of Instruction no. 1 of the National Court.

Subsequently, a joinder was made with a second claim brought by Mr. Jacobo Carlos Ríos-Capapé Carpí et al. In an order dated 6 June 2016, Central Court of Instruction no. 1 of the National Court has admitted a joinder to Preliminary Proceedings 65/2013-10 of a new claim brought by Mr. Jacobo Carlos Ríos-Capapé Carpí, Ms. Elena Gans García, Mr. Sebastián and Ms. María Miguela Carpí Cañellas, shareholders of Banco de Valencia, against various directors of Banco de Valencia, the auditing firm Deloitte and Bankia (substituting Bancaja) for a corporate crime of falsification of accounting documents set forth under article 290 of the Criminal Code. These new plaintiffs seek joint compensation of €9.9 million.

On 13 March 2017, the Criminal Chamber, Section 3, of the National Court issued a decree confirming that (i) Bankia cannot be held criminally liable for the facts, and (ii) that Bankia may only be held subsidiarily and civilly liable.

On 2 December 2019, Central Court of Instruction no. 1 issued a Transformation Order whereby it agreed to continue these preliminary proceedings for the processing of a summary procedure for the alleged participation in a continued corporate crime of false accounts of Banco Valencia for the 2009-2010 financial years, against the members of the board of directors of Banco Valencia and against different companies, claiming their subsidiary civil liability, including BFA, Bankia, Bankia Habitat and VAIMOSA.

On 27 December 2019, the Public Prosecutor’s Office presented an accusation brief seeking the opening of an oral trial for the alleged commission of a continued corporate crime of falsehood in the annual accounts and corporate governance reports of the 2009-2010 financial years of Banco Valencia, and against 18 natural persons.

The Public Prosecutor’s Office has requested compensation for those Banco de Valencia shareholders who did not belong to its Board of Directors in 2009 and 2010, in the amount that is proven from the evidence conducted during the Oral Trial, in addition to compensation requested by the aforementioned persons, under direct civil liability, to include Bankia, BFA, VAIMOSA and Deloitte, S.L.

The appeals for amendment lodged by the defence attorneys were dismissed in an Order dated 12 June 2020, and Bankia and BFA have each filed a remedy of appeal before the Criminal Chamber of the National Court.

18.7	Material changes in the issuer’s financial position

18.7.1	Description of any material change in the group’s financial position, arising since the end of the last financial period for which there are audited financial statements or intermediate financial reports.

Between 30 June 2020 and the date of this Universal Registration Document, no material changes have taken place in the Company’s financial or commercial position, other than those included in this Universal Registration Document.

19.	ADDITIONAL INFORMATION

19.1	Capital stock

19.1.1	Total capital stock issued and additional information

Pursuant to the provisions established in article 5 of the Company By-laws, at the date of this Universal Registration Document Bankia’s capital stock totals €3,069,522,105.00 and is represented by 3,069,522,105 shares, fully subscribed and paid up, with a face value each of €1.00 and belonging to the same class and series. All the shares vest the same rights on their holders.

a)	Number of authorised shares

The Ordinary General Shareholders Meeting held on 27 March 2020 empowered the Board of Directors to increase the capital stock, up to a maximum of 50% of the subscribed capital, once or several times and at any time within a maximum of 5 years, through monetary contributions, with the right (if applicable) to order an exclusion of preferential subscription rights up to a limit of 20% of the capital stock, revoking the authorisation conferred by the previous General Meeting.

b)	Number of shares issued and fully paid up, and number of shares issued but not fully paid up

All the issued shared are fully paid up.

c)	Face value per share, or shares with no face value

All the shares into which the Bank’s capital stock is divided have a face value each of €1.00.

d)	Number of shares in circulation at the start and end of the 2019 financial year

At 1 January 2019, the Bank’s total circulating stock amounted to 3,084,962,950 shares, with a face value each of €1.00.

At 31 December 2019, the Bank had a total of 3,069,522,105 circulating shares, with a face value each of €1.00. The fall in the number of circulating shares during the 2019 financial year was a result of a capital decrease carried out with a buy-back of own shares, described in section 8.1 above.

No more than 10% of the capital stock has been paid with assets other than cash, during the period subject to historic financial reporting, i.e. 2017, 2018 and 2019.

19.1.2	Shares not representing capital stock, with their number and main features

There are no shares other than those representing the Bank’s capital stock.

19.1.3	Number, book value and face value of the shares currently held by the issuer or on behalf of the issuer itself or its subsidiaries

At closing of the stock market session of 15 October 2020, the total number of own shares in Bankia’s treasury shares amounted to 31,965,304 securities, representing 1.041% of the capital stock. Bankia’s Ordinary General Meeting held on 27 March 2020 decided to empower the Board of Directors, in the broadest possible terms, to buy back Bankia’s own shares, either directly or through Group companies, subject to the following limits and requirements:

a)	Forms of acquisition: acquisition under a sale and purchase, through any other inter vivos transaction for consideration, or any other permitted by law, even if debited to year profits and/or unrestricted reserves.

b)	Maximum number of shares for purchase: acquisitions may be eventually completed once or several times, up to the maximum figure permitted by law.

c)	The price or countervalue will range between a minimum equivalent to the face value of the shares or 75% of their listed price on the acquisition date, whichever is lower, and a maximum equivalent to up to 5% of the maximum price exchanged for the shares in free trading conditions (block markets included) in Continuous Market sessions, on the acquisition date.

d)	Length of the authorisation: five years as of the date of the agreement.

Furthermore, when carrying out these operations, any provisions on the matter contained in Bankia’s Internal Rules of Conduct will be followed.

The General Meeting also authorised the Board of Directors to dispose of any acquired shares or to assign any acquired own shares, in whole or in part, to execute remuneration programmes that seek or entail a delivery of shares or share option rights, as foreseen in section 1.a), article 146, of the Spanish Companies Act (Ley de Sociedades de Capital).

19.1.4	Amount of any convertible security, exchangeable security or warrants

At the date of this Universal Registration Document, Bankia has the following outstanding issuances of share-convertible debentures:

–	Issuance of perpetual bonds, contingently convertible into ordinary Bankia shares, for €750 million, paid up on 18 July 2017, with a 6% coupon payable each quarter during the first 5 years. The bond conversion price will be the greater of (i) the average of the average weighted prices by daily volume of Bankia stock during the 5 listed days prior to the announcement of the conversion event in question; (ii) €2.98 and (iii) the face value of Bankia stock at the conversion date.

–	Issuance of perpetual bonds, contingently convertible into ordinary Bankia shares, for €500 million, paid up on 19 September 2019, with a 6.375% coupon payable each quarter during the first 5 years. The bond conversion price will be the greater of (i) the average of the average weighted prices by daily volume of Bankia stock during the 5 listed days prior to the announcement of the conversion event in question (ii) €2.20; and (iii) the face value of Bankia stock at the conversion date.

Both issuances, after being authorised by the supervisory authorities, constitute additional tier I capital. The bonds issued in both issuances are perpetual. However, redemption is possible in certain cases at Bankia’s choice and, in any case, will be converted into newly issued ordinary Bankia shares if Bankia or the Group reflect a Common Equity Tier 1 or CET1 ratio, calculated according to the CRR, which is less than 5.125%.

Aside from the indicated issuances, at the date of this Universal Registration Document Bankia has no other outstanding convertible or exchangeable securities.

On 27 March 2020, the Ordinary General Meeting agreed to authorise the Board of Directors, pursuant to the general rules governing the issuance of debentures and pursuant to articles 286, 297, 401, 417 and 511 of the Spanish Companies Act and article 319 of the Commercial Registry Regulations, as well as articles 13, 17, 18 and 21 of the Company By-laws, to issue debentures and bonds, once or several times, exchangeable for Bankia or other company shares (whether or not belonging to its Group), and/or convertible into Bankia shares, as well as warrants (options to subscribe new Bankia shares or to acquire former shares in Bankia or in any other company, whether or not belonging to its Group), or other equivalent securities, directly or indirectly entitling the holder to subscribe or acquire Company shares.

The total maximum amount covered by an issuance or issuances of securities further to this delegated power will be one thousand five hundred million (1,500,000,000) euros or its equivalent in another currency. When calculating this ceiling, in the case of warrants the sum of all premiums and warrant strike prices will be taken into account, in any issuances ordered further to this delegated power.

This delegated power to the Board of Directors replaces the one conferred by the Company’s General Shareholders Meeting, held on 22 March 2019, which is consequently revoked.

19.1.5	Information and terms of any acquisition right and/or obligations with respect to authorised but not issued capital stock, or a capital increase commitment

At the date of this Universal Registration Document, no acquisition rights and/or obligations exist with respect to authorised but not issued capital stock, or commitments to increase the capital stock.

19.1.6	Information on the capital of any group member that is subject to an option or which has been agreed to be subject to an option, conditionally or unconditionally, and details of such options, including the persons to whom these options are addressed

At the date of this Universal Registration Document, no Group member has any capital subject to an option, or which has been conditionally or unconditionally agreed to be subject to an option.

19.1.7	Capital stock track record during the historic financial reporting period

The following table itemises the variations in capital stock registered since 1 January 2017:

Item	Nominal value (€)	Shares issued	No. of resulting shares	Resulting nominal value/unit (€)	Resulting capital stock
Capital decrease (1) (01/06/2017)	6,334,530,699.20	--	11,517,328,544	0.25	2,879,332,136
Grouping of number of circulating shares (counter split) (05/06/2017)	--	2,879,332,136	2,879,332,136	1.00	2,879,332,136
Capital increase to hand over Bankia shares to BMN shareholders further to the merger swap (02/01/2018)	205,630,814.00	205,630,814	3,084,962,950	1.00	3,084,962,950
Capital decrease following a buy-back of treasury shares (10/05/2019)	15,440,845		3,069,522,105	1.00	3,069,522,105

(1) The purpose of this capital decrease for a total of €6,334,530,699.20 involved increasing the Company’s unrestricted voluntary reserves. By executing this capital decrease, Bankia intended to base its net worth structure on parameters that were comparable to other leading credit institutions in Spain. This capital decrease was executed by the Company’s board of directors on 16 May 2017, upon expiry of the timeframe for objection from the creditors, and its associated public deed was registered on 1 June 2017.

19.2	Public deed of incorporation and by-laws

19.2.1       Registration and entry number. Description of the corporate object and purposes of the issuer and where the updated by-laws and public deed of incorporation may be found

The Company is registered at the Commercial Registry of Valencia in tome 9.341, book 6.623, folio 104, sheet V-17.274, 183rd entry.

Pursuant to what is established in article 2 of Bankia’s Company By-laws:

“1. The following constitutes the Company’s corporate object:

a) the carrying out of all kinds of activities, operations, acts, contracts and services related to the general banking business, or directly or indirectly related thereto, as permitted by current law, to include the provision of investment and auxiliary services and activities related to the insurance agency business, on an exclusive or associated basis, without it being possible to simultaneously exercise both; and

b) the acquisition, enjoyment and disposal of all types of securities to include, without limitation, a holding in other credit institutions, investment services companies or insurance companies or brokers, to the extent permitted by current law.

2. The activities constituting the corporate object may be carried out in whole or in part, indirectly, in any of the forms permitted by law and, in particular, by holding shares or a stake in companies or other institutions whose object is identical or similar, accessory or complementary to such activities.”

The current by-laws are available on the Bankia Group website (link). As explained in section 4.3 above, Bankia was incorporated as “Banco de Córdoba, S.A.” by means of a public deed executed by the Notary Public in Granada Mr. Antonio Tejero Romero, on 5 December 1963. The incorporation deed is registered at the Commercial Registry of Valencia. Furthermore, due to BFA’s spin-off in favour of Bankia, described in section 5.3 of the Universal Registration Document, on 16 May 2011, before the Notary Public in Madrid Mr. Javier Fernández Merino, an associated spin-off deed was executed, which is registered at the Commercial Registry of Valencia. Both public deeds are available at the Commercial Registry of Valencia and at Bankia’s registered address.

19.2.2	Description of rights, preferences and restrictions related to each class of existing shares

All the Company shares grant their holders the same rights and obligations. In accordance with what is established in article 6 of the Company By-laws, each share vests shareholder status on its legitimate owner, as well as the rights recognised in the Act and in the By-laws, to particularly include the following:

a)	a right to participate in the distribution of capital gains and equity resulting from a liquidation;

b)	a preferential right in the issuance of new shares or share-convertible debentures;

c)	a right to attend and vote at general meetings, pursuant to what is foreseen in the Company By-laws;

d)	a right to challenge corporate resolutions; and

e)	a right of information.

As regards the right to attend and vote at general meetings and as established in article 32.2 of the Company By-laws, all those in attendance at a general meeting will have a right to one vote for each share held or represented.

19.2.3	Brief description of any provision in the by-laws or internal regulations of the issuer, seeking to delay, defer or prevent a change of control in the issuer

There are no by-law provisions or internal regulations that seek to delay, defer or prevent a change of control in the Company.

20.	MATERIAL CONTRACTS

20.1	Please provide a summary of (i) each material contract, aside from any contracts executed as part of regular business activity, to which the issuer or any group member is party, signed during the 2 years immediately prior to publication of the registration document; and (ii) any other contract (other than a contract executed further to regular business activity) signed by any group member, containing a clause whereby any group member holds an obligation or right that is material for the group, at the date of the registration document

During the two years preceding the date of this Universal Registration Document, no company of the Bankia Group has signed any material contracts other than those related to its own ordinary activity.

In turn, during this period of time, no Bankia Group companies have executed any contract containing clauses whereby any Bankia Group company holds an obligation or right that is material for the Bankia Group, except for the contracts signed with BFA and described below:

Relevant contracts between Bankia and BFA

The most relevant contracts signed by the Bank and BFA, outside their ordinary course of business, are described below:

(i)	Framework Agreement signed between Bankia and BFA in order to establish a general context of transparency and diligence in which to face the risks derived from any operations executed between them, formalised on 28 February 2014.

The Framework Agreement signed by Bankia and BFA, formalised on 28 February 2014, seeks to establish a general context of transparency and diligence in which to face the risks derived from any operations executed between them. This agreement, which foresees that, after BFA’s unbanking, the Framework Agreement will still apply to the “unbanked” institution, i.e. BFA Tenedora de Acciones, S.A.U., revokes the initial Framework Agreement formalised between the parties on 22 June 2011.

BFA and Bankia have signed the Framework Agreement in order to regulate their mutual relations, as well as relations between the companies of their respective groups (as these are defined in the Framework Agreement). The main objectives of the Framework Agreement consist of defining the necessary devices to secure an adequate level of coordination between Bankia/BFA and the group companies; to handle and minimize any potential conflicts of interests between both institutions; and to guarantee due respect and protection of BFA and Bankia shareholder interests, following a principle of transparency in their mutual relations. By virtue of this agreement, Bankia provides services to BFA (amongst others) related to financial and banking activity for the BFA-Bankia Group. The most relevant operations between both groups are described in the Bank’s Annual Corporate Governance Report.

(ii)	Services agreement signed between Bankia and BFA, executed on 31 October 2014.

With respect to the principles set in the Framework Agreement, BFA and Bankia signed a services agreement on 31 October 2014, allowing BFA to adequately manage its activity; for this, to the extent necessary, it will use Bankia’s material and human resources, avoiding redundant costs within the consolidable group of which it is the parent company and optimizing the resources of the BFA-controlled group; at the same time, this will comply with the obligations imposed by article 16 of the Corporate Income Tax Act (the “Services Agreement”).

BFA and Bankia consider that any intra-group service or operation should always have a contractual base; without prejudice to what is provided in each specific agreement, all related operations should be governed by the following general principles:

(a)	transparency and the execution or provision of services at arm’s length;

(b)	preferential treatment, determined by the Parties’ commitment to mutually offer the most favourable conditions currently being offered for the operation or service in question to third parties on the market, at a given time;

(c)	the Parties’ commitment to provide their services with the utmost care and with all possible means within their reach;

(d)	the Parties’ commitment to keep any information confidential, and to not disclose any information they may access as a consequence of Related Operations;

(e)	upholding the corporate interest, albeit prioritizing the other party’s interests (in similar conditions) over those of third parties; and

(f)	the right to terminate each provision of services by providing reasonable prior notice and subject to ascertaining good faith and payment by the Parties of any breakage costs derived from an early termination, in the event of a change of control.

(iii)	Agreement for the allocation of costs incurred in arbitration proceedings and judicial claims, related to preferred securities and subordinated debt, between BFA and Bankia, signed on 31 January 2014.

By virtue of this Agreement, BFA has undertaken the payment obligations derived from any enforcement of arbitral awards derived from the specifically conceived consumer arbitral procedure, and any expenses derived from the application and start-up of such arbitral procedure; Bankia may recover from BFA any payments and expenses it may have incurred for these purposes.

In turn, Bankia will pay any amounts derived from the enforcement of unfavourable judgments, delivered in various proceedings brought against it due to the issuance of preferred securities and subordinated debt, issued by the Cajas making up the Group, and expenses up to a maximum of €246 million. Given that such amount has been exceeded, BFA must bear such payments or must duly reimburse Bankia for any payments made.

(iv)	Agreement for the allocation of costs incurred in civil suits and claims related to Bankia’s IPO, signed on 27 February 2015, and addenda dated 23 December 2015 and 17 February 2016

Based on existing information, including the contrast made by an independent expert, BFA and Bankia have estimated the costs associated to civil suits filed by retail clients and claims related to Bankia’s IPO, which total €780 million. This estimate was based on various hypotheses related to the type of potential claimant, the estimated number of claims that could be filed, their potential outcome, associated judicial costs and default interest (if applicable).

As a consequence of the foregoing, BFA and Bankia signed an agreement whereby Bankia undertook a first-loss tranche of 40% of the estimated cost, with BFA bearing the other 60%, in relation to the estimates made in accordance with the hypotheses assumed, which will be regularly reviewed, updated and validated.

On 23 December 2015 and 17 February 2016, two addenda were signed to amend the Transactional Agreement of 27 February 2015, to allocate the cost between BFA and Bankia of any civil suits and claims related to Bankia’s IPO. BFA and Bankia, in light of the rising number of civil proceedings initiated by retail investors against BFA and/or Bankia due to placement of shares on the primary market during Bankia’s IPO, agreed to increase their estimate of associated costs to €1,840 million.

(v)	Treasury Services Agreement between Bankia and BFA, signed on 28 February 2014.

By virtue of this agreement, Bankia has made available to BFA a facility line, thus entitling BFA, through Bankia, to apply for the liquidity and financing systems established by the ECB for Eurozone credit institutions, as well as other private loans inherent to credit institution operations. As a result of carrying out the operations described, risk or maximum exposure lines between BFA and Bankia need to be gauged, as well as cash collateralisation devices.

Any financing transaction executed by Bankia in BFA’s favour as a consequence of this agreement will be carried out at arm’s length.

(vi)	Agreement related to the management of FROB’s indirect stake, BFA Tenedora de Acciones, S.A.U., signed on 25 January 2019

By virtue of this agreement signed between FROB, BFA Tenedora de Acciones, S.A.U. and Bankia on 25 January 2019, the terms are specified that will govern the parties’ relationship for FROB’s management of its stake in Bankia, through BFA, in such a way that this management seeks to encourage the recovery of aid granted to the Bank, ensuring an efficient use of public resources and safeguarding the stability of the financial system, pursuant to applicable regulations on the winding up of credit institutions. These objectives will be encouraged through responsible monitoring and the submittal of reports on investment in Bankia and non-intervention by FROB in Bankia’s administration, allowing Bankia’s directors to operate independently and promoting best practices in the securities market.

In accordance with Spanish law, FROB is ultimately obliged to divest in BFA and, indirectly, in the Company. The initial divestment term was extended for the first time until 2019 through Royal Decree-Law 4/2016, of 2 December, on urgent measures in financial matters. In addition, the Council of Ministers may order additional extensions; as a consequence, on 21 December 2018 it ordered an additional two-year extension until December 2021 (see Section I “Risk factors”, section entitled “Change of control as a consequence of FROB’s future divestment”).

21.	AVAILABLE DOCUMENTS

Next, indicated below are the documents that may be viewed on the web pages provided, whilst this Universal Registration Document remains valid (12 months after it is duly recorded).

Available documents	Bankia (1) website	CNMV(2) website
Public deed recording BFA’s spin-off to Bankia	No	No
Company by-laws (link)	Yes	No
Board of Directors Regulations (link)	Yes	Yes
Regulations of the General Shareholders Meeting (link)	Yes	Yes
Internal Rules of Conduct on Securities Markets (link)	Yes	Yes

(1) www.bankia.com

(2) www.cnmv.es

With respect to the Bank’s public deed of incorporation, please refer to section 19.2.1 of this Universal Registration Document.

22.	DOCUMENTS INCORPORATED BY REFERENCE

Whilst this Universal Registration Document remains in force, the following Company documents may be viewed by following each access link.

Documents	Link
Consolidated annual statements, management report and auditing report for the 2019 financial year	(link)
Consolidated annual statements, management report and auditing report for the 2018 financial year	(link)
Consolidated annual statements, management report and auditing report for the 2017 financial year	(link)
Consolidated annual statements, intermediate management report and auditing report at 30 June 2020	(link)
Consolidated annual statements, intermediate management report and auditing report at 30 June 2019	(link)
Annual corporate governance report of listed joint stock companies for the 2019 financial year	(link)
Annual corporate governance report of listed joint stock companies for the 2018 financial year	(link)
Annual corporate governance report of listed joint stock companies for the 2017 financial year	(link)
Annual report on directors’ remuneration in listed joint stock companies for the 2019 financial year	(link)
Annual report on directors’ remuneration in listed joint stock companies for the 2018 financial year	(link)
Annual report on directors’ remuneration in listed joint stock companies for the 2017 financial year	(link)

(1) www.bankia.com

(2) www.cnmv.es

In Madrid, on 20 October 2020.

For and on behalf of the Company, this Universal Registration Document is hereby signed by

________________________________________

Mr. Leopoldo Alvear Trenor

Deputy General Manager, Financial Management

ANNEX I:

ALTERNATIVE PERFORMANCE MEASURES

This Universal Registration Document includes financial figures and ratios treated as alternative performance measures pursuant to the Guidelines of the European Securities and Markets Authority published on 5 October 2015 and which Bankia has applied in the preparation thereof.

The Group considers that the APMs included in this Universal Registration Document comply with the ESMA Guidelines. The APMs have not been audited and are in no way a substitute for the financial information prepared in accordance with IFRS-UE. Moreover, the definition the Group uses for these APMs could differ from similar measures calculated by other companies and so may not be comparable.

The Company considers that it follows and complies with the ESMA's recommendations on APMs. The components and calculation methods used by the Company for the APMs are detailed in section 4 of its consolidated management report for the year ended 31 December 2019 (link), 2018 (link) and 2017 (link), and in the glossary contained in the consolidated management report for the first half of 2020 (link), which is included in this Universal Registration Document for reference purposes.

The APMs used in this Universal Registration Document are as follows: Customer margin, Net fee and commission income, Gains on financial assets and liabilities, Other operating income and expenses, “Core” results, Debt funding, Net income before provisions, Efficiency ratio, Cost of risk, NL ratio, NPL coverage ratio, NPA ratio, NPA coverage ratio, Commercial gap, LTD ratio and pay-out ratio.

The breakdown of the APMs used in this Universal Registration Document and the reconciliation thereof to the consolidated financial statements is disclosed below.

Description of APMs used

Alternative performance measures (APM)	Description
Customer margin

The average interest rate charged on loans to customers less the average cost of customer deposits, calculated as follows:

•

Average interest rate charged on loans to customers: interest income on loans and advances to customers recognised in the period divided by the average month-end balances of loans and advances to customers in the period.

•

Average cost of customer deposits, calculated as follows: interest expense for the period divided by the average month-end balances of customer deposits in the period.

If this measure is calculated at a date prior to the end of the reporting period, the interest income and expense is annualised.

Net fee and commission income	The sum of the fee and commission income and fee and commission expense items in the income statement.
Gains or losses on financial assets and liabilities

These are the results obtained from the management of the financial asset and liability portfolios and accounting hedges.

The sum of:

•

Gains or losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net.

•

Gains or losses on financial assets and financial liabilities held for trading, net.

•

Gains or losses on financial assets not held for trading that are mandatorily measured at fair value through profit or loss, net.

•

Gains or losses on financial assets and liabilities designated at fair value through profit or loss, net.

•

Gains or losses from hedge accounting, net.

Other operating income and expenses	The sum of the amounts recorded under Other operating income and other operating expenses in the income statement.
Core results	Interest income plus net fee and commission income, less administrative expenses and amortisation and depreciation.
Debt funding	The financial liabilities measured at amortised cost recognised in the balance sheet excluding other financial liabilities.
Net income before provisions	Gross income less administrative expenses and depreciation and amortisation
Efficiency ratio	Operating expenses (administration expenses and amortisation and depreciation) divided by gross income.
Cost of risk	The sum of impairment losses on financial assets and allowances for contingent liabilities recorded under “Provisions (net)” in the statement of financial position divided by average gross loans and advances to customers (before provisions) and contingent liabilities for the period. Non-recurring extraordinary provisions are deducted from impairment losses on financial assets and from any movement in impairment losses recognised on fixed income instruments. If this measure is calculated at a date prior to the end of the reporting period, an annualised numerator is used.

NPL ratio	Non-performing assets divided by the Group’s total assets, principally loans and advances to customers.
NPL coverage ratio	Allowances for losses divided by the Group’s non-performing loans. Allowances for losses include all provisions made by the Group to cover non-performing loans. Non-performing loans include both non-performing loans and advances to customers and non-performing contingent risks, receivables from credit institutions and receivables from fixed income securities.
NPA ratio

Gross book amount (before provisions) of non-performing loans and advances to customers, contingent liabilities and foreclosed assets (gross NPAs) as a percentage of gross total loans and advances to customers (before provisions), contingent liabilities (before provisions) and gross foreclosed assets (before impairments).

Foreclosed assets corresponding to portfolios whose sale has been agreed but is pending completion are deducted from the balance of foreclosed assets, as are assets ceded to the Social Housing Fund and rented assets which generate a profit.

NPA coverage ratio

Book amount of allowances for impairment of loans to customers, contingent liabilities and foreclosed assets as a percentage of the gross book amount of non-performing loans to customers, advances to customers, contingent liabilities and foreclosed assets.

Impairments of foreclosed assets corresponding to portfolios whose sale has been agreed but is pending completion are deducted from the balance of impairments of foreclosed assets, as are those of assets ceded to the Social Housing Fund and rented assets which generate a profit.

Commercial gap	The difference between loans and advances to customers (less repurchase agreements) and the balance of customer deposits (less repurchase agreements and single-certificate mortgage covered bonds) and funds received for intermediary loans from the EIB and ICO.
LTD ratio	Net loans and advances to customers in the balance sheet divided by customer deposits plus funds received for intermediary loans from the EIB and ICO. Loans and advances to customers on the balance sheet are calculated net of reverse repurchase agreements and customer deposits on balance sheet are calculated net of repurchase agreements.
Pay-out ratio	Dividends paid divided by the profit attributed to the Group.

Reconciliation of APMs

Alternative performance measures (APM)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
(figures in thousands of euros, except percentages)
Customer margin = A - B	1.49%	1.63%	1.63%	1.56%	1.58%
A. Average interest rate charged on loans to customers (%) (b/c)	1.56%	1.73%	1.73%	1.68%	1.68%
(a) interest income on loans and advances to customers recognised in the period	920,810	1,013,096	2,042,282	2,017,654	1,745,814
(b) annualised interest income on loans and advances to customers recognised in the period	1,851,739	2,042,984	2,042,282	2,017,654	1,745,814
(c) Average month-end balances of loans and advances to customers	118,708,030	118,134,599	118,373,032	120,281,930	104,182,891
B. Average rate paid on customer deposits (%) (e/f)	0.07%	0.10%	0.09%	0.12%	0.10%
(d) interest expense on customer deposits recognised in the period	43,581	63,799	121,293	152,783	103,379
(e) annualised interest expense on customer deposits recognised in the period	87,641	128,655	121,293	152,783	103,379
(f) Average month-end balances on customer deposits	124,671,047	127,438,612	127,738,630	125,872,734	103,818,318
Net fee and commission income = (a)+(b)	583,806	533,281	1,080,643	1,064,989	864,036
(a) Fee and commission income	617,504	575,385	1,167,639	1,149,537	943,973
(b) Fee and commission expense	(33,698)	(42,104)	(86,996)	(84,548)	(79,937)
Gains or losses on financial assets and liabilities = (a)+(b)+(c)+(d)+(e)	130,097	139,567	297,988	410,652	367,372
(a) Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	138,256	143,096	288,744	399,555	309,649
(b) Gains or (-) losses on financial assets and financial liabilities held for trading, net	1,863	7,956	19,870	40,060	87,350
(c) Gains or (-) losses on financial assets not held for trading purposes mandatorily measured at fair value through profit or loss, net	(901)	758	905	(429)	-

Alternative performance measures (APM)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
(figures in thousands of euros, except percentages)
(d) Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	-	-	-	-	-
(e) Gains or (-) losses from hedge accounting, net	(9,121)	(12,243)	(11,531)	(28,534)	(29,627)
Other operating income and expenses = (a)+(b)	(67,046)	(69,676)	(249,407)	(238,730)	(194,286)
(a) Other operating income	25,629	28,045	55,041	65,651	52,350
(b) Other operating expenses	(92,675)	(97,721)	(304,448)	(304,381)	(246,636)
Net income before provisions = (a)+(b)+(c)	716,683	758,954	1,428,350	1,497,528	1,038,167
(a) Gross income	1,606,735	1,671,159	3,245,030	3,367,762	3,064,430
(b) Administrative expenses	(795,591)	(813,312)	(1,615,728)	(1,696,323)	(1,851,973)
(c) Depreciation and amortisation	(94,461)	(98,893)	(200,952)	(173,911)	(174,290)
Core results = (a)+(b)+(c)+(d)	615,782	638,844	1,286,990	1,243,812	805,852
(a) Net interest income	922,028	1,017,768	2,023,027	2,049,057	1,968,079
(b) Net fee and commission income (fees and commissions received less fees and commissions paid)	583,806	533,281	1,080,643	1,064,989	864,036
(c) Administrative expenses	(795,591)	(813,312)	(1,615,728)	(1,696,323)	(1,851,973)
(d) Depreciation and amortisation	(94,461)	(98,893)	(200,952)	(173,911)	(174,290)
Debt funding = (a)+(b)	193,753,085	184,889,910	183,733,686	180,323,327	187,830,175
(a) Financial liabilities at amortised cost	195,699,902	186,261,598	185,176,254	181,868,586	188,897,560
(b) (-) Other financial liabilities	(1,946,817)	(1,371,688)	(1,442,568)	(1,545,259)	(1,067,385)
Efficiency ratio (%) = -(a)/(d)	55.4%	54.6%	56.0%	55.5%	66.1%
(a) Operating expenses (b+c)	(890,052)	(912,205)	(1,816,680)	(1,870,234)	(2,026,263)
(b) Administrative expenses	(795,591)	(813,312)	(1,615,728)	(1,696,323)	(1,851,973)
(c) Depreciation and amortisation	(94,461)	(98,893)	(200,952)	(173,911)	(174,290)
(d) Gross income	1,606,735	1,671,159	3,245,030	3,367,762	3,064,430
Cost of risk (%) = -(f)/(g)	0.27%	0.22%	0.30%	0.23%	0.27%
(a) Total impairments (b+c+d+e)	(173,839)	(140,614)	(389,386)	(310,513)	(314,719)
(b) Impairment losses on financial assets (net)	(480,372)	(141,417)	(462,941)	(426,506)	(328,571)
(c) (-) Change in impairments of fixed income financial instruments	(1,321)	521	1,509	(16)	(5,559)
(d) (+) Net increase/(decrease) in provisions for contingent liabilities	12,854	282	72,046	51,009	19,411
(e) (-) Extraordinary allowances (1)	295,000	-	-	65,000	-
(f) Total annualised impairments	(349,588)	(283,559)	(389,386)	(310,513)	(314,719)
(g) Average loans and advances to customers and contingent liabilities.	129,759,097	129,336,417	129,266,635	132,956,104	116,906,364
NPL ratio (%) = (a)/(e)	4.9%	5.7%	5.0%	6.5%	8.9%
(a) Non-performing loans (b+c+d)	6,464,021	7,513,777	6,465,461	8,415,700	12,117,260
(b) Loans and advances to customers	5,906,991	6,856,265	5,852,871	7,716,438	11,304,377
(c) Contingent liabilities	545,294	644,471	599,542	683,950	795,411
(d) Credit institutions and fixed income securities	11,736	13,041	13,048	15,312	17,472
(e) Total loans (f+g+h)	133,075,635	130,810,238	128,156,293	129,791,970	136,353,003
(f) Loans and advances to customers	124,344,022	122,154,417	119,440,410	121,464,276	127,456,239
(g) Contingent liabilities	8,719,877	8,642,780	8,702,835	8,312,382	8,879,292
(h) Credit institutions and fixed income securities	11,736	13,041	13,048	15,312	17,472
NPL coverage ratio (%) = (a)/(b)	55.6%	54.9%	54.0%	54.6%	50.8%
(a) Allowances for losses	3,591,342	4,121,956	3,491,313	4,593,197	6,151,202
(b) Non-performing loans	6,464,021	7,513,777	6,465,461	8,415,700	12,117,260
NPA ratio (%) = A / B	6.2%	7.5%	6.4%	8.2%	11.9%
(A). Gross NPAs (a+b)	8,314,573	9,928,014	8,349,898	10,878,181	16,856,463
(a) Non-performing loans	6,464,021	7,513,777	6,465,461	8,415,700	12,117,260
(b) Adjusted foreclosed assets (c+d+e+f)	1,850,552	2,414,237	1,884,437	2,462,481	4,739,203
(c) Adjusted gross assets	2,581,348	4,213,568	2,600,804	4,330,536	5,115,203
(d) (-) Sales pending completion	(253,591)	(1,361,444)	(253,538)	(1,422,033)	-

Alternative performance measures (APM)	30/06/2020	30/06/2019	31/12/2019	31/12/2018	31/12/2017
(figures in thousands of euros, except percentages)
(e) (-) Assets ceded to the Social Housing Fund	(211,800)	(188,300)	(199,600)	(314,268)	(228,000)
(f) (-) Profit-generating rented assets	(265,405)	(249,587)	(263,229)	(131,754)	(148,000)
(B) Total NPLs and foreclosed assets (g+h)	134,926,187	133,224,475	130,040,730	132,254,451	141,092,206
(g) Total NPLs	133,075,635	130,810,238	128,156,293	129,791,970	136,353,003
(h) Adjusted foreclosed assets	1,850,552	2,414,237	1,884,437	2,462,481	4,739,203
NPA coverage ratio (%) = A / B	50.0%	48.6%	48.7%	48.2%	46.8%
(A). NPA provisions (a+b)	4,157,450	4,822,902	4,068,100	5,242,546	7,890,860
(a) Allowances for losses	3,591,342	4,121,956	3,491,313	4,593,197	6,151,202
(b) Impairments to adjusted foreclosed assets (c+d+e+f)	566,108	700,946	576,787	649,349	1,739,658
(c) Gross impairments to adjusted foreclosed assets	743,927	1,509,701	749,272	1,532,169	1,835,658
(d) (-) Impairments to sales pending completion	(77,225)	(725,588)	(77,099)	(770,000)	-
(e) (-) Impairment of assets ceded to the Social Housing Fund	(54,900)	(46,300)	(52,100)	(76,854)	(52,000)
(f) (-) Impairment of profit-generating rented assets	(45,694)	(36,867)	(43,286)	(35,966)	(44,000)
(B). Gross NPAs	8,314,573	9,928,014	8,349,898	10,878,181	16,856,463
Commercial gap (A-B)	(5,365,756)	(7,472,044)	(6,362,785)	(5,669,908)	(467,079)
(A) Loans and advances to customers (a+b+c)	122,252,559	120,332,250	117,428,869	118,281,319	122,769,033
(a) Loans and advances to customers (financial assets not held for trading)	10,320	10,286	11,255	9,161	-
(B) Loans and advances to customers (financial assets at amortised cost)	122,299,289	120,336,567	117,433,011	118,285,776	123,024,682
(c) (-) Less: reverse repurchase agreements	(57,050)	(14,603)	(15,397)	(13,618)	(255,649)
(B) Customer deposits and funds received for intermediary loans (d-e+f+g)	127,618,315	127,804,294	123,791,654	123,951,227	123,236,112
(d) Customer deposits	128,317,770	130,562,872	124,784,736	126,319,476	130,395,799
(e) (-) Less: repurchase agreements	(46,751)	(884,159)	(45,526)	(43,954)	(2,667,656)
(f) (-) Less: single-certificate mortgage covered bonds	(4,817,108)	(6,197,854)	(5,235,025)	(6,247,854)	(7,499,242)
(g) Funds received for intermediary loans from the EIB and ICO	4,164,404	4,323,435	4,287,469	3,923,559	3,007,211
Loan-to-deposit (LTD) (%) = (A)/(B)	92.3%	89.8%	91.0%	90.8%	93.9%
(A) Loans and advances to customers (a+b-c)	122,252,559	120,332,250	117,428,869	118,281,319	122,769,033
(a) Loans and advances to customers (financial assets not held for trading)	10,320	10,286	11,255	9,161	-
(b) Loans and advances to customers (financial assets at amortised cost)	122,299,289	120,336,567	117,433,011	118,285,776	123,024,682
(c) (-) Less: reverse repurchase agreements	(57,050)	(14,603)	(15,397)	(13,618)	(255,649)
(B) Customer deposits and funds received for intermediary loans (d-e+f)	132,435,423	134,002,148	129,026,679	130,199,081	130,735,354
(d) Customer deposits	128,317,770	130,562,872	124,784,736	126,319,476	130,395,799
(e) (-) Less: repurchase agreements	(46,751)	(884,159)	(45,526)	(43,954)	(2,667,656)
(f) Funds received for intermediary loans from the EIB and ICO	4,164,404	4,323,435	4,287,469	3,923,559	3,007,211
Pay-out ratio (%) = (a)/(b)	-	-	65.0%	50.3%	67.0%
(a) Dividends paid	-	-	352,110	353,515	338,015
(b) Profit attributable to the parent company	-	-	541,436	703,210	504,513